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MIDLAND FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 11, 2017

Registration No. 333-216708

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDLAND STATES BANCORP, INC.
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	37-1233196 (I.R.S. Employer Identification Number)

1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey G. Ludwig
Executive Vice President
Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
(217) 342-7321
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Dennis R. Wendte Bill Fay Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Douglas J. Tucker Senior Vice President and Corporate Counsel Midland States Bancorp, Inc. 1201 Network Centre Drive Effingham, Illinois 62401 (217) 342-7321	Mark B. Ryerson Jude M. Sullivan Howard & Howard Attorneys PLLC 200 S. Michigan Ave. Suite 1100 Chicago, Illinois 60604 (312) 456-3406

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 11, 2017

PROXY STATEMENT	PROSPECTUS

Merger Proposal—Your Vote Is Important

            On January 26, 2017, Midland States Bancorp, Inc. (which we refer to as "Midland"), Centrue Financial Corporation (which we refer to as "Centrue"), and Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland (which we refer to as "Merger Sub"), entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") pursuant to which Midland has agreed to acquire Centrue through the merger of Centrue with and into Merger Sub (which we refer to as the "merger"). Immediately following the merger or at such later time as Midland may determine in its sole discretion, Centrue Bank, an Illinois state-chartered bank and wholly owned subsidiary of Centrue, will merge with and into Midland States Bank, an Illinois state-chartered bank and wholly owned subsidiary of Midland.

            In the merger, each issued and outstanding share of Centrue common stock will be converted into the right to receive, at the election of the shareholder, either (a) $26.75 in cash, (b) 0.7604 shares of Midland common stock, or (c) a combination of $9.3625 in cash and 0.4943 shares of Midland common stock, in each case subject to possible adjustment, including a possible reduction to the extent that Centrue's adjusted stockholders' equity at closing is less than $125.9 million, and with cash paid in lieu of fractional shares. As of December 31, 2016, Centrue's total stockholders' equity was approximately $126.9 million. Each share of Centrue's Series B Preferred Stock will be converted into the right to receive a share of a newly created series of Series G Preferred Stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions, and each share of Centrue's Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D will be converted into the right to receive a share of a newly created series of Series H Preferred Stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions. Centrue equity awards will vest and be settled in cash at the effective time of the merger based on a value of $26.75 per share, subject to possible adjustment as described herein, at an estimated total expense of $[    •    ] based on the Centrue equity awards expected to be outstanding at the effective time of the merger.

            In the aggregate, 35% of the outstanding shares of Centrue common stock will be converted into the right to receive cash consideration and 65% of the outstanding shares of Centrue common stock will be converted into the right to receive shares of Midland common stock. Accordingly, holders of Centrue common stock who elect to receive cash consideration or share consideration may instead receive a combination of cash and shares of Midland common stock if necessary to maintain the aggregate mix of consideration described above. In addition, holders of Centrue common stock who do not properly make an election will receive a combination of cash and shares of Midland common stock, to be determined based on the elections made by other shareholders.

            Among other termination rights described in this joint proxy statement/prospectus, Centrue is entitled to terminate the merger agreement if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the receipt of applicable regulatory approvals (i) is less than $29.02 per share and (ii) represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration.

            Based on the number of shares of Centrue capital stock outstanding as of [    •    ], 2017, the latest practicable date before the printing of this joint proxy statement/prospectus, Midland expects to pay an aggregate of $[    •    ] million in cash and issue an aggregate of approximately [    •    ] shares of Midland common stock, 209 shares of Series G Preferred Stock and 2,635.5462 shares of Series H Preferred Stock in the merger, reflecting an estimated total value of $[    •    ] million based on the $[    •    ] closing price of Midland common stock on [    •    ], 2017, the latest practicable date before the date of this joint proxy statement/prospectus, and the aggregate book value of Centrue's outstanding preferred stock. The closing price of Midland common stock on January 26, 2017, which was the close of trading immediately preceding the public announcement of the merger agreement, was $34.72 per share. Upon closing of the merger the former shareholders of Centrue are expected to own approximately [    •    ]% of Midland's outstanding common stock, based on the number of shares of Midland common stock and Centrue common stock outstanding as of [    •    ], 2017.

            Midland's common stock currently trades on the NASDAQ Global Select Market under the symbol "MSBI." Centrue's common stock currently trades on the NASDAQ Capital Market under the symbol "CFCB." The shares of Midland common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended, and will trade on the NASDAQ Global Select Market.

            We cannot complete the merger unless we obtain the necessary governmental and regulatory approvals and approvals from the common shareholders of both companies as described herein. Accordingly, we are asking our common shareholders to vote on these matters at our respective special meetings of shareholders, the details of which are set forth below.

For shareholders of Midland:	For shareholders of Centrue:
[•]	[•]

            This joint proxy statement/prospectus contains a more complete description of the merger agreement and the special meetings. You should read this entire joint proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read the information under the section entitled "Risk Factors" beginning on page [32]. You may also obtain information about Midland and Centrue from documents that each has filed with the Securities and Exchange Commission (which we refer to as the "SEC").

            The board of directors of Midland unanimously recommends that the Midland shareholders vote "FOR" approval of the issuance of shares of Midland common stock in connection with the merger and "FOR" the Midland adjournment proposal described herein. The board of directors of Centrue unanimously recommends that the Centrue shareholders vote "FOR" adoption of the merger agreement and "FOR" the approval of the Centrue adjournment proposal described herein.

            YOUR VOTE IS IMPORTANT.    Whether or not you plan to attend your company's meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at your company's special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Leon J. Holschbach President and Chief Executive Officer Midland States Bancorp, Inc.	Kurt R. Stevenson President and Chief Executive Officer Centrue Financial Corporation

            Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

            This joint proxy statement/prospectus is dated [    •    ], 2017, and is first being mailed to Midland's and Centrue's shareholders on or about [    •    ], 2017.

Notice of Special Meeting of Shareholders

Date:    [    •    ], 2017

Time:    [    •    ], local time

Place:    [    •    ]

Dear Fellow Shareholders:

        NOTICE IS HEREBY GIVEN that Midland States Bancorp, Inc. (which we refer to as "Midland") will hold a special meeting of shareholders on [    •    ], 2017 at [    •    ], local time, at [    •    ]. The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to approve the issuance of shares of Midland common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Midland, Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland, and Centrue Financial Corporation (which we refer to as the "Midland share issuance proposal"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Midland share issuance proposal (which we refer to as the "Midland adjournment proposal").

        Holders of record of Midland common stock at the close of business on [    •    ], 2017 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the Midland share issuance proposal and the Midland adjournment proposal will each require the affirmative vote of a majority of the shares represented at the meeting.

        The board of directors of Midland unanimously recommends that you vote "FOR" approval of the Midland share issuance proposal and "FOR" approval of the Midland adjournment proposal.

        Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

Leon J. Holschbach President and Chief Executive Officer

Effingham, Illinois
[    •    ], 2017

Notice of Special Meeting of Shareholders

Date: [    •    ], 2017

Time: [    •    ], local time

Place: [    •    ]

Dear Fellow Shareholders:

        NOTICE IS HEREBY GIVEN that Centrue Financial Corporation (which we refer to as "Centrue") will hold a special meeting of shareholders on [    •    ], 2017 at [    •    ], local time, at [    •    ] (which we refer to as the "Centrue special meeting"). The purpose of the meeting is to consider and vote on the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Centrue, Midland States Bancorp, Inc. (which we refer to as "Midland") and Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland, a copy of which is attached as Annex A, as such agreement may be amended from time to time (which we refer to as the "merger agreement"); and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Centrue adjournment proposal").

        Holders of record of Centrue capital stock at the close of business on [    •    ], 2017 are entitled to receive this notice, and holders of Centrue common stock as of such time are entitled to vote at the special meeting and any adjournments or postponements thereof. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the Centrue special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Centrue common stock entitled to vote. Approval of the Centrue adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Centrue common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum).

        The board of directors of Centrue unanimously recommends that you vote "FOR" adoption of the merger agreement and "FOR" approval of the Centrue adjournment proposal.

        Your vote is important.    Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the internet or by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this joint proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the internet. Submitting a proxy will ensure that your shares are represented at the meeting.

        We will send you the election form and letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.

        Under Delaware law, if the merger is completed, Centrue shareholders of record who do not vote to adopt the merger agreement, and otherwise comply with the applicable provisions of Delaware law pertaining to objecting shareholders set forth in this joint proxy statement/prospectus, will be entitled to exercise rights of appraisal and obtain payment in cash for the fair value of their shares of Centrue common stock. A copy of the section of the Delaware General Corporation Law pertaining to objecting shareholders' rights of appraisal is included as Annex D to this joint proxy statement/prospectus.

By Order of the Board of Directors,

Kurt R. Stevenson President and Chief Executive Officer

Ottawa, Illinois
[    •    ], 2017

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Centrue from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, please see "Incorporation of Certain Centrue Documents by Reference." No information regarding Midland has been incorporated by reference into this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Midland or Centrue, free of charge, from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus by Centrue, free of charge, by written or oral request by contacting the appropriate company at the following address:

Midland States Bancorp, Inc.	Centrue Financial Corporation
1201 Network Centre Drive	122 West Madison Street
Effingham, Illinois 62401	Ottawa, Illinois 61350
Telephone: (217) 342-7321	Telephone: (815) 431-8400

        The section of this joint proxy statement/prospectus entitled "Where You Can Find More Information" has additional information about obtaining copies of documents that Centrue has filed with the SEC.

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your special meeting. This means that documents relating to Centrue must be requested by [    •    ], 2017, to receive them before the special meeting of shareholders of Centrue (which we refer to as the "Centrue special meeting") or by [    •    ], 2017, to receive them before the special meeting of shareholders of Midland (which we refer to as the "Midland special meeting").

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Midland (File No. 333-216708), constitutes a prospectus of Midland under Section 5 of the Securities Act of 1933, as amended (which we refer to as the "Securities Act") with respect to the shares of common stock, par value $0.01 per share, of Midland (which we refer to as "Midland common stock") to be issued pursuant to the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Midland, Merger Sub and Centrue. This document also constitutes a proxy statement of each of Midland and Centrue under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"). It also includes notices with respect to the Midland special meeting and the Centrue special meeting. These proxy materials are furnished in connection with proxy solicitations being conducted by the board of directors of Midland and the board of directors of Centrue.

        Midland has supplied all information contained in this joint proxy statement/prospectus relating to Midland, and Centrue has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Centrue.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [    •    ], 2017, and, unless otherwise indicated, you should assume that the information in this document is accurate only as of such date and that the information incorporated by reference into this document is accurate only as of the date of such incorporated document.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See "Where You Can Find More Information."

Q:
What is the proposed transaction?

A:
Midland States Bancorp, Inc. (which we refer to as "Midland"), Centrue Financial Corporation (which we refer to as "Centrue"), and Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland (which we refer to as "Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of January 26, 2017 (which we refer to as the "merger agreement"), that provides for the merger of Centrue with and into Merger Sub (which we refer to as the "merger"). The merger is anticipated to be completed mid-year 2017, subject to the satisfaction or waiver of the conditions described in this joint proxy statement/prospectus. Following the completion of the merger, Midland intends to merge Centrue Bank, Centrue's wholly owned bank subsidiary (which we refer to as "Centrue Bank"), with and into Midland States Bank, Midland's wholly owned bank subsidiary, with Midland States Bank as the surviving bank (which we refer to as the "bank merger"). At such time, Centrue Bank's banking offices will become banking offices of Midland States Bank.

Q:
What will Centrue shareholders be entitled to receive in the merger?

A:
If the merger is completed, each share of Centrue common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Centrue, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive, at the election of the shareholder, either (a) $26.75 in cash, (b) 0.7604 shares of Midland common stock (which we refer to as the "exchange ratio") or (c) a combination of $9.3625 in cash and 0.4943 shares of Midland common stock, subject to certain adjustments and proration, as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. The merger consideration will be adjusted downward to the extent that Centrue's adjusted stockholders' equity at closing is less than $125.9 million. As of December 31, 2016, Centrue's total stockholders' equity as computed in accordance with generally accepted accounting principles in the United States (which we refer to as "GAAP") was approximately $126.9 million.

  Each share of Centrue's Series B Preferred Stock (which we refer to as "Series B Preferred Stock") will be converted into the right to receive a share of Series G Preferred Stock of Midland (which we refer to as "Series G Preferred Stock"), a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series B Preferred Stock. Each share of Centrue's Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D (which we refer to as "Series D Preferred Stock") will be converted into the right to receive a share of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H, of Midland (which we refer to as "Series H Preferred Stock"), a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series D Preferred Stock.

  Shares held by Centrue shareholders who elect to exercise their appraisal rights (which we refer to as "dissenting shares") will not be converted into the applicable merger consideration.

  See "Description of the Merger Agreement—Merger consideration" for more detailed information about the merger consideration.

Q:
Will the exchange ratio adjust based on the trading price of Midland common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease solely due to changes in the trading price of Midland common stock prior to the closing of the merger. However, the merger agreement includes what is commonly referred to as a "double-trigger termination provision," which permits Centrue to terminate the merger agreement if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the receipt of applicable regulatory approvals (i) is less than $29.02 per share and (ii) represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37. If this occurs and Centrue seeks to terminate the merger agreement, then Midland will have the option to cure either of these deficiencies by increasing the exchange ratio accordingly. See "Description of the Merger Agreement—Termination."

Q:
How will Centrue shareholders elect to receive cash, stock or mixed consideration?

A:
Subject to proration procedures described below, Centrue common shareholders will be offered the opportunity to elect to receive their merger consideration in the form of cash, Midland common stock or a combination of cash and stock. Centrue shareholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an "election form") that is expected to be mailed between 30 and 45 days prior to the estimated closing date of the merger. For an election to be valid, a properly executed election form must be received by the exchange agent before the election deadline, which is 5:00 p.m., Eastern time, on the 25th day following the mailing of the election form, or such other date as Centrue and Midland may agree (we refer to this date as the "election deadline") in accordance with the instructions set forth on the election form. The form of merger consideration actually paid to Centrue shareholders is subject to proration in certain cases and may differ from their elections. See "Summary—Election and Allocation of Cash Consideration or Stock Consideration" and "Description of the Merger Agreement—Election and Exchange Procedures" for a description of the election mechanics and the distribution of merger consideration.

Q:
How will the aggregate cash consideration and stock consideration be distributed among Centrue shareholders?

A:
The form of merger consideration actually paid to Centrue shareholders is subject to proration in certain cases and may differ from their elections. In the aggregate, 35% of the outstanding shares of Centrue common stock will be converted into the right to receive cash consideration and 65% of the outstanding shares of Centrue common stock will be converted into the right to receive shares of Midland common stock. Accordingly, holders of Centrue common stock who elect to receive cash consideration or share consideration may instead receive a combination of cash and shares of Midland common stock if necessary to maintain the aggregate mix of consideration described above. In addition, holders of Centrue common stock who do not properly make an election will receive a combination of cash and shares of Midland common stock, to be determined based on the elections made by other shareholders. The amount of cash and/or Midland common stock actually received by a Centrue shareholder will depend primarily upon the cash and stock elections made by all Centrue shareholders. See "Summary—Election and Allocation of Cash Consideration or Stock Consideration" and "Description of the Merger Agreement—Election and Exchange Procedures" for a description of the election mechanics and the distribution of merger consideration.

Q:
If I am a Centrue shareholder, what happens if I don't make an election for cash or Midland common stock by the election deadline?

A:
If you fail to make a proper election prior to the election deadline, you will be deemed to have made an election to receive cash and stock consideration in amounts that will depend on the amount of cash consideration and stock consideration that remains available after taking into account the elections by shareholders making elections. See "Description of the Merger Agreement—Merger Consideration—Non-election" for a description of the merger consideration to be received if an election is not properly made.

Q:
Is the merger consideration subject to adjustment?

A:
The merger consideration is subject to potential adjustment in three circumstances:

•
If the consolidated balance sheet of Centrue as of the business day immediately preceding the closing date of the merger reflects total stockholders' equity, as adjusted pursuant to the merger agreement, of less than $125.9 million, then the cash and stock components of the merger consideration will each be reduced proportionately to the extent of such deficiency. As of December 31, 2016, Centrue's total stockholders' equity as computed in accordance with GAAP was approximately $126.9 million.

•
If the volume-weighted average closing price of Midland common stock over the 20-day period prior to the date on which all required regulatory approvals have been received, disregarding any regulatory waiting period (which date we refer to as the "determination date") (i) is less than $29.02 per share and (ii) represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, then Centrue will have the right to terminate the merger agreement unless Midland elects to cure either of these deficiencies by increasing the exchange ratio.

•
If, prior to the effective time of the merger, shares of Midland common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, an appropriate adjustment will be made to the exchange ratio so as to provide the holders of Centrue common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Q:
What is the value of the per share merger consideration?

A:
The per share value of the merger consideration for Centrue shareholders who receive only cash is $26.75. The per share value of the merger consideration for Centrue shareholders who receive only Midland common stock or a mix of cash and Midland common stock will fluctuate as the market price of Midland common stock fluctuates before the completion of the merger. This price will not be known at the time of the Centrue special meeting and may be more or less than the current price of common stock or the price of Midland common stock at the time of the special meeting. Based on the $34.72 closing stock price of Midland common stock on the NASDAQ Global Select Market on January 26, 2017, which was the close of trading immediately preceding the public announcement of the merger, the value of the per share merger consideration for shareholders who receive only Midland common stock would be $26.40, and the value of the per share merger consideration for shareholders who elect to receive the combination of cash and Midland common stock would be $26.52. Based on the $[    •    ] closing stock price of Midland common stock on the NASDAQ Global Market on [    •    ], 2017, the latest practicable date before the mailing of this joint proxy statement/prospectus, the value of the per share merger consideration for Centrue

  shareholders who receive only Midland common stock would be $[    •    ], and the value of the per share merger consideration for Centrue shareholders who elect to receive the combination of cash and Midland common stock would be $[    •    ]. We cannot estimate the per share merger consideration for shareholders who do not properly make an election because that will depend on the elections made by other shareholders. We urge you to obtain current market quotations for shares of Midland common stock and Centrue common stock.

Q:
How will stock options, shares of restricted stock, restricted stock units and the deferred compensation plans of Centrue be treated as a result of the merger?

A.
All stock options of Centrue, whether vested or unvested, will be cancelled by Centrue at the effective time of the merger, and Midland will provide a cash payment in respect of such cancellation in an amount equal to the product of the number of shares of Centrue common stock subject to such options and the excess, if any, of $26.75 over the exercise price of the stock option, minus tax withholdings. Centrue will also cause the shares of restricted stock of Centrue to vest on the date of the effective time of the merger, and such shares will be considered outstanding shares of Centrue common stock, with the right to receive the merger consideration provided pursuant to the merger agreement. In addition, Centrue will cause the restricted stock units of Centrue to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Centrue in an amount equal to $26.75. Centrue's deferred compensation plans will be terminated and liquidated in cash prior to the effective time of the merger.

Q:
What will Midland shareholders receive in the merger?

A:
If the merger is completed, Midland shareholders will not receive any merger consideration and will continue to hold the shares of Midland common stock that they currently hold. Following the merger, shares of Midland common stock will continue to be traded on the NASDAQ under the symbol "MSBI."

Q:
Why do Centrue and Midland want to engage in the merger?

A:
Centrue believes that the merger will provide Centrue shareholders with substantial benefits, and Midland believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see "The Merger—Centrue's reasons for the merger and recommendation of the board of directors" and "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Q:
In addition to approving the Midland share issuance proposal, what else are Midland shareholders being asked to vote on?

A:
In addition to the Midland share issuance proposal, Midland is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the Midland special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Midland adjournment proposal"). Completion of the merger is not conditioned upon approval of the Midland adjournment proposal.

Q:
What does the Midland board of directors recommend?

A:
Midland's board of directors has determined that the merger agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders. Midland's board of directors unanimously recommends that you vote "FOR" the approval of the Midland share issuance proposal and "FOR" the approval of the Midland adjournment proposal. To review Midland's reasons for the merger in more detail, see "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Q:
What vote is required to approve each proposal at the Midland special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the Midland share issuance proposal and the Midland adjournment proposal each require the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against these proposals. Shares not voted and broker non-votes will have no effect on these proposals, although they may prevent Midland from obtaining a quorum and require Midland to adjourn the Midland special meeting to solicit additional proxies.

Q:
In addition to the proposal to adopt the merger agreement, what else are Centrue shareholders being asked to vote on?

A:
In addition to the adoption of the merger agreement, Centrue is soliciting proxies from holders of its common stock with respect to a proposal to approve one or more adjournments of the Centrue special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement (which we refer to as the "Centrue adjournment proposal"). Completion of the merger is not conditioned upon approval of the Centrue adjournment proposal.

Q:
What does the Centrue board of directors recommend?

A:
Centrue's board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of Centrue and its shareholders. Centrue's board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement and "FOR" the approval of the Centrue adjournment proposal. To review Centrue's reasons for the merger in more detail, see "The Merger—Centrue's reasons for the merger and recommendation of the board of directors."

Q:
Do any of Centrue's executive officers or directors have interests in the merger that may differ from those of the Centrue shareholders?

A:
The interests of some of the directors and executive officers of Centrue may be different from those of Centrue shareholders, and directors and officers of Centrue may be participants in arrangements that are different from, or are in addition to, those of Centrue shareholders. The members of Centrue's board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Centrue's common shareholders vote in favor of adopting the merger agreement. See "The Merger—Interests of certain persons in the merger."

Q:
What vote is required to approve each proposal at the Centrue special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Centrue common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Centrue adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Centrue common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the Centrue adjournment proposal.

  Brokers may generally vote on routine matters, such as the ratification of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption of a merger agreement or the Centrue adjournment proposal, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting. We therefore encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker, bank or other fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by Centrue's shareholders and the Midland share issuance proposal is approved by Midland's shareholders. If you are a Centrue shareholder and you fail to submit a proxy or vote in person at the Centrue special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. If you are a Midland shareholder and you fail to submit a proxy or vote in person at the Midland special meeting, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, it may prevent Midland from obtaining a quorum and require Midland to adjourn the Midland special meeting to solicit additional proxies. The boards of directors of Midland and Centrue both unanimously recommend that their respective shareholders vote for "FOR" the proposals described in this joint proxy statement/prospectus and set forth on their respective proxy cards.

Q:
What do I need to do now? How do I vote?

A:
If you are a Midland shareholder, you may vote at the Midland special meeting if you owned shares of Midland common stock of record at the close of business on the record date for the special meeting, [    •    ] , 2017. If you are a Centrue shareholder, you may vote at the Centrue special meeting if you owned shares of Centrue common stock of record at the close of business on the record date for the special meeting, [    •    ], 2017. Please review the instructions for each of your voting options described on your proxy card. After you have carefully read and considered the information contained in this joint proxy statement/prospectus, please vote or submit your proxy to vote by a method described on your proxy card. This will enable your shares to be represented at your company's special meeting. You may still attend and vote in person at your company's special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in "street name" by my broker, bank or other fiduciary, will my broker, bank or other fiduciary automatically vote my shares for me?

A:
No. Your broker, bank or other fiduciary cannot vote your shares without instructions from you. If your shares are held in "street name" through a broker, bank or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to Midland or Centrue, or by voting in person at the Midland special meeting or the Centrue special meeting, unless you provide a "legal proxy," which you must obtain from your broker, bank or other fiduciary. Further, brokers, banks or other fiduciaries who hold shares of Midland common stock or Centrue common stock on behalf of their customers may not give a proxy to Midland or Centrue to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your broker, bank or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement and against the Centrue adjournment proposal for Centrue shareholders.

Q:
How will my proxy be voted?

A:
If you properly submit your proxy to vote by a method described on your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted "FOR" approval of each of the proposals set forth on your proxy card.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Centrue or Midland, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this joint proxy statement/prospectus carefully, including the risks discussed in the section titled "Risk Factors."

Q:
What if I oppose the merger? Do I have appraisal rights?

A:
Centrue shareholders may assert appraisal rights in connection with the merger and, upon complying with the requirements of the General Corporation Law of the State of Delaware (which we refer to as the "DGCL"), receive cash in the amount of the "fair value" of their shares of Centrue stock instead of the merger consideration. This "fair value" could be more than the merger consideration but could also be less. See "The Merger—Centrue shareholder appraisal rights." A copy of the applicable section of the DGCL is attached as Annex D to this document. Midland shareholders are not entitled to appraisal rights with respect to the proposed merger.

Q:
What are the material tax consequences of the merger to U.S. holders of Centrue common stock?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer as the "Internal Revenue Code"), and it is a condition to Midland's and Centrue's obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither Centrue nor Midland has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. The U.S. federal income tax consequences of the merger to a U.S. holder of Centrue common stock will depend on the relative mix of cash and Midland common stock received by such U.S. holder of Centrue common stock. U.S. holders of Centrue common stock should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Centrue shares solely for shares of Midland common stock in the merger, except with respect to cash received in lieu of fractional shares of Midland common stock. U.S. holders of Centrue common stock will recognize gain or loss if they exchange their Centrue shares solely for cash in the merger. U.S. holders of Centrue common stock will recognize gain, but not loss, if they exchange their Centrue shares for a combination of Midland common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. The tax consequences of the merger to holders of Centrue's Series B Preferred Stock and Series D Preferred Stock will depend on the personal circumstances of the shareholder and the treatment of the applicable shares of Centrue preferred stock exchanged and the Midland preferred stock series received by such holders. You may wish to consult with your tax advisor for the specific tax consequences of the merger to you. See "Material U.S. Federal Income Tax Consequences of the Merger."

Q:
When and where are the special meetings?

A:
The Midland special meeting will take place on [    •    ], 2017, at [    •    ] local time, at [    •    ].

  The Centrue special meeting will take place on [    •    ], 2017, at [    •    ] local time, at [    •    ].

Q:
Who may attend the Midland special meeting?

A:
Only Midland shareholders on the record date, which is [    •    ], 2017, may attend the Midland special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Who may attend the Centrue special meeting?

A:
Only Centrue shareholders on the record date, which is [    •    ], 2017, may attend the Centrue special meeting. If you are a shareholder of record, you will need to present the proxy card that you received or another proof of identification to be admitted into the meeting. If you are a beneficial holder and your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to present a "legal proxy" from your broker and a proof of identification to be admitted into the meeting.

Q:
Should I send in my Centrue stock certificates now?

A:
No. Centrue plans to mail the election form, which also serves as a letter of transmittal, between 30 and 45 days prior to the estimated closing date of the merger. After you receive the election form, you should complete the election form to elect which form of consideration you would prefer to receive and, if you hold Centrue stock certificates, return them with your completed election form to submit them for exchange. Please send the election form and your Centrue stock certificates, if any, to Computershare Trust Company, N.A. (who we refer to as the "exchange agent"), in the envelope provided with the election form. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my Centrue stock certificate(s)?

A:
If you are unable to locate your original Centrue stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the election form that will be mailed to you prior to the closing date of the merger.

Q:
What should I do if I hold my shares of Centrue common stock in book-entry form?

A:
You should follow the instructions set forth in the election form that will be mailed to you prior to the closing date of the merger with respect to shares of Centrue common stock held in book-entry form.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Centrue and/or Midland common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Centrue common stock or Midland common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Centrue common stock and Midland common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Centrue common stock and/or Midland common stock that you own.

Q:
When is the merger expected to be completed?

A:
We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be adopted by shareholders of Centrue, the Midland share issuance proposal must be approved by shareholders of Midland, and we must obtain the necessary regulatory approvals, among other things. Assuming Centrue shareholders vote to adopt the merger agreement, Midland shareholders vote to approve the Midland share issuance proposal, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger mid-year 2017. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes. The transaction must receive the required regulatory approvals and there are certain other closing conditions that must be satisfied. See "Description of the Merger Agreement—Conditions to completion of the merger."

Q:
What happens if the merger is not completed?

A:
Neither Centrue nor Midland can assure you of when or if the merger will be completed. If the merger is not completed, Centrue shareholders will not receive any consideration for their shares and will continue to be Centrue shareholders. Each of Centrue and Midland will remain independent companies. Under certain circumstances, Centrue or Midland may be required to pay the other party a fee with respect to the termination of the merger agreement, as described under "Description of the Merger Agreement—Termination fee."

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy form, you should contact:

  For Midland shareholders: Sarah Leonard, Assistant Secretary, Midland States Bancorp, Inc., 1201 Network Centre Drive, Effingham, Illinois 62401, telephone: (217) 342-7321.

  For Centrue shareholders: Daniel Kadolph, Chief Financial Officer, Centrue Financial Corporation, 122 West Madison Street, Ottawa, Illinois 61350, telephone: (815) 431-8400.

  If you are a Centrue shareholder and you have any questions about how to make your election for merger consideration after you receive the election form, which will be mailed separately, or if you need additional copies of the election form, you should contact Daniel Kadolph, Chief Financial Officer, Centrue Financial Corporation, 122 West Madison Street, Ottawa, Illinois 61350, telephone: (815) 431-8400.

Q:
Who bears the cost of soliciting proxies?

A:
Midland and Centrue will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Midland and Centrue or their respective subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. Midland and Centrue may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

SUMMARY

        This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire joint proxy statement/prospectus carefully, including the appendices and the documents referred to or incorporated by reference in this joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. See "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

The Companies

Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
Telephone: (217) 342-7321

        Midland States Bancorp, Inc., an Illinois corporation formed in 1988, is a diversified financial holding company headquartered in Effingham, Illinois. The Company completed its initial public offering on May 24, 2016. Midland's banking subsidiary, Midland States Bank, an Illinois state-chartered bank formed in 1881 and a member of the Federal Reserve System, has branches across Illinois and in Missouri and Colorado, and provides a broad array of traditional community banking and other complementary financial services, including commercial lending, residential mortgage origination, wealth management, merchant services and prime consumer lending. Midland also originates and services government sponsored mortgages for multifamily and healthcare facilities through its subsidiary, Love Funding Corporation (which we refer to as "Love Funding"), based in Washington, D.C., and operates a commercial equipment leasing business on a nationwide basis through its subsidiary, Heartland Business Credit Corporation (which we refer to as "Business Credit"), based in Denver, Colorado.

        As of December 31, 2016, Midland had total assets of approximately $3.2 billion, total gross loans, including loans held for sale, of approximately $2.4 billion, total deposits of approximately $2.4 billion and total shareholders' equity of approximately $321.8 million.

        Midland common stock is traded on the NASDAQ Global Select Market under the ticker symbol "MSBI."

Sentinel Acquisition, LLC
1201 Network Centre Drive
Effingham, Illinois 62401
Telephone: (217) 342-7321

        Sentinel Acquisition, LLC is a wholly owned subsidiary of Midland and was formed solely for the purpose of completing the merger. Sentinel Acquisition, LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Centrue Financial Corporation
122 West Madison Street
Ottawa, Illinois 61350
Telephone: (815) 431-8400

        Centrue Financial Corporation is a Delaware corporation and registered bank holding company. Centrue is engaged in the business of banking through its wholly owned subsidiary, Centrue Bank, an Illinois chartered commercial bank and a member of the Federal Reserve System, headquartered in Ottawa, Illinois. Centrue Bank provides a full range of products and services to individual and corporate customers extending from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area. These products and services include demand, time, and savings deposits, lending and mortgage banking.

        As of December 31, 2016, Centrue had total assets of approximately $977.8 million, total gross loans, including loans held for sale, of approximately $685.8 million, total deposits of approximately $740.0 million and total stockholders' equity of approximately $126.9 million.

        Centrue common stock is traded on the NASDAQ Capital Market under the ticker symbol "CFCB."

The merger and the merger agreement (See page [    •    ])

        Midland's acquisition of Centrue is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Centrue will be merged with and into Merger Sub with Merger Sub as the surviving company and a wholly owned subsidiary of Midland. Following the completion of the merger, Midland intends to merge Centrue Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Centrue Bank's banking offices will become banking offices of Midland States Bank.

        The merger agreement is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Centrue shareholders will receive as consideration in the merger (See page [    •    ])

        If the merger is completed, each share of Centrue common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Centrue, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive, at the election of each shareholder, either (a) $26.75 in cash, (b) 0.7604 shares of Midland common stock (which we refer to as the "exchange ratio"), or (c) a combination of $9.3625 in cash and 0.4943 shares of Midland common stock, subject to certain adjustments and proration, as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. The merger consideration will be adjusted downward to the extent that Centrue's adjusted stockholders' equity at closing is less than $125.9 million. As of December 31, 2016, Centrue's total stockholders' equity as computed in accordance with GAAP was approximately $126.9 million.

        Each share of Series B Preferred Stock will be converted into the right to receive a share of Series G Preferred Stock, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series B Preferred Stock. Each share of Series D Preferred Stock will be converted into the right to receive a share of Series H Preferred Stock, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series D Preferred Stock.

        Centrue shareholders who elect to exercise their appraisal rights will not be converted into the applicable merger consideration.

Election and allocation of cash consideration, stock consideration or mixed consideration (See page [    •    ])

        Centrue shareholders are offered the opportunity to elect to receive their merger consideration in the form of cash, Midland common stock or a combination of cash and stock for each share of Centrue common stock that they hold. We refer to each share for which a stock election has been made as a "stock electing share," each share for which a cash election has been made as a "cash electing share," and each share for which an election has been made to receive a combination of cash and stock as a

"mixed consideration electing share." Centrue shareholders who wish to make an election must complete the election form, which is expected to be mailed between 30 and 45 days prior to the estimated closing date of the merger. For an election to be valid, a properly executed election form must be received by the exchange agent before the election deadline, which is 5:00 p.m., Eastern time on the 25th day following the mailing date of the election form, or such other date as Centrue and Midland may agree.

        In the aggregate, 35% of the outstanding shares of Centrue common stock will be converted into the right to receive cash consideration and 65% of the outstanding shares of Centrue common stock will be converted into the right to receive shares of Midland common stock. Because the aggregate amount of cash consideration and stock consideration to be paid in the merger are limited, Centrue shareholders who elect to receive only cash consideration or only stock consideration may actually receive a combination of cash and shares of Midland common stock that is different from what they elected to receive if necessary to maintain the aggregate mix of consideration described above. The amount of cash and number of shares received by each such Centrue shareholder will depend on the elections submitted by Centrue shareholders and any adjustments to the merger consideration described below.

Potential adjustment of merger consideration (See page [    •    ])

        The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet of Centrue as of the business day immediately preceding the closing date of the merger reflects total stockholders' equity, as adjusted pursuant to the merger agreement, of less than $125.9 million, then the cash and stock components of the merger consideration will each be reduced proportionately to the extent of such deficiency. As of December 31, 2016, Centrue's total stockholders' equity as computed in accordance with GAAP was approximately $126.9 million. Second, if the volume-weighted average closing price of Midland common stock over the 20-day period prior to the determination date (i) is less than $29.02 per share and (ii) represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, then Centrue will have the right to terminate the merger agreement unless Midland elects to cure either of these deficiencies by increasing the exchange ratio. Third, if, prior to the effective time of the merger, shares of Midland common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, an appropriate adjustment will be made to the exchange ratio so as to provide the holders of Centrue common stock with the same economic effect as contemplated by the merger agreement prior to such event. See "Description of the Merger Agreement—Merger consideration."

Treatment of Centrue stock options, restricted stock, restricted stock units and deferred compensation plans (See page [    •    ])

        All stock options of Centrue, whether vested or unvested, will be cancelled by Centrue at the effective time of the merger, and Midland will provide a cash payment in respect of such cancellation in an amount equal to the product of the number of shares of Centrue common stock subject to such options and the excess, if any, of $26.75 over the exercise price of the stock option, minus tax withholdings. Centrue will also cause the shares of restricted stock of Centrue to vest on the date of the effective time of the merger, and such shares will be considered outstanding shares of Centrue common stock, with the right to receive the merger consideration provided pursuant to the merger agreement. In addition, Centrue will cause the restricted stock units of Centrue to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Centrue in an amount equal to $26.75. Centrue's deferred compensation plans will be terminated and liquidated in cash prior to the effective time of the merger.

Material U.S. federal income tax consequences of the merger (See page [    •    ])

        The U.S. federal income tax consequences of the merger to a U.S. holder of Centrue common stock will depend on the relative mix of cash and Midland common stock received by such U.S. holder of Centrue common stock. U.S. holders of Centrue common stock should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Centrue shares solely for shares of Midland common stock in the merger, except with respect to cash received in lieu of fractional shares of Midland common stock. U.S. holders of Centrue common stock will recognize gain or loss if they exchange their Centrue shares solely for cash in the merger. U.S. holders of Centrue common stock will recognize gain, but not loss, if they exchange their Centrue shares for a combination of Midland common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. The tax consequences of the merger to holders of Centrue's Series B Preferred Stock and Series D Preferred Stock will depend on the personal circumstances of the shareholder and the treatment of the applicable shares of Centrue preferred stock transferred and the Midland preferred stock series received by such holders. The tax consequences of the merger to each Centrue shareholder will depend on such Centrue shareholder's own situation. We strongly urge Centrue shareholders to consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. The parties' respective obligations to complete the merger are conditioned on receipt of a tax opinion from their respective counsel that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. The opinions will not bind the Internal Revenue Service, which could take a different view.

        See "Material U.S. Federal Income Tax Consequences of the Merger" for a more detailed discussion of the tax consequences of the merger.

Midland's reasons for the merger; Board recommendation to Midland's shareholders (See page [    •    ])

        Midland's board of directors believes that the merger agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders. Midland's board of directors unanimously recommends that you vote "FOR" Midland share issuance proposal and "FOR" approval of the Midland adjournment proposal. See "The Merger—Midland's reasons for the merger and recommendation of the board of directors."

Centrue's reasons for the merger; Board recommendation to Centrue's shareholders (See page [    •    ])

        The Centrue board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of Centrue and its shareholders. Centrue's board of directors unanimously recommends that Centrue shareholders vote "FOR" the proposal to adopt the merger agreement and "FOR" approval of the Centrue adjournment proposal. See "The Merger—Centrue's reasons for the merger and recommendation of the board of directors."

Opinion of Centrue's financial advisor (See page [    •    ])

        At the January 26, 2017 meeting of the Centrue board of directors, a representative of Sandler O'Neill & Partners, L.P. (which we refer to as "Sandler") rendered Sandler's oral opinion, which was subsequently confirmed by delivery of a written opinion to the Centrue board of directors, dated January 26, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of

Centrue's outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of Sandler, dated January 26, 2017, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Sandler provided its opinion for the information and assistance of the Centrue board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Sandler did not address any class of preferred stock or any other term or aspect of the merger agreement or the merger contemplated thereby. The Sandler opinion does not constitute a recommendation to the Centrue board of directors or any holder of Centrue common stock as to how the board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Interests of officers and directors of Centrue in the merger may be different from, or in addition to, those of Centrue's shareholders (See page [    •    ])

        The interests of some of the directors and executive officers of Centrue are different from those of Centrue shareholders. These include, among others, the treatment of outstanding Centrue equity awards under the merger agreement, certain payments and benefits payable under employment agreements in connection with the merger, and the rights to continued indemnification and insurance coverage by Midland for certain types of acts and omissions prior to the merger. The members of the Centrue board of directors knew about these additional interests and considered them, among other matters, when making its decision to approve the merger agreement, and in recommending that Centrue's common shareholders vote in favor of adopting the merger agreement. See "The Merger—Interests of certain persons in the merger."

Centrue shareholders will have appraisal rights in connection with the merger (See page [    •    ])

        Centrue shareholders may assert appraisal rights in connection with the merger and, upon complying with the requirements of the DGCL, receive cash in the amount of the "fair value" of their shares of Centrue capital stock instead of the merger consideration. This "fair value" could be more than the merger consideration but could also be less. See "The Merger—Centrue shareholder appraisal rights".

        A copy of the applicable section of the DGCL is attached as Annex D to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. Midland shareholders are not entitled to appraisal rights with respect the merger.

The merger and the performance of the combined company are subject to a number of risks (See page [    •    ])

        There are a number of risks relating to the merger and to the businesses of Midland, Centrue and the combined company following the merger. See the "Risk Factors" for a discussion of these and other risks relating to the merger. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

Shareholder approval will be required to complete the merger and approve the other proposals set forth in the notices (See pages [    •    ] and [    •    ])

        Midland.    Approval of the Midland share issuance proposal by Midland's shareholders at Midland's special meeting of shareholders on [    •    ], 2017 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Midland common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Midland common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Approval of the Midland share issuance proposal and approval of the Midland adjournment proposal will each require the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against these proposals. Shares not voted and broker non-votes will have no effect on these proposals. As of the record date of [    •    ], 2017, Midland's directors and executive officers and their affiliates held approximately [    •    ]% of the outstanding shares of Midland common stock entitled to vote at the special meeting.

        Centrue.    Approval by Centrue's shareholders at Centrue's special meeting of shareholders on [    •    ], 2017 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Centrue common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Centrue common stock outstanding on the record date entitles its holder to one vote on each of the proposals to be considered. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Centrue common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the Centrue adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Centrue common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions are deemed to be represented and voted at the meeting and thereby have the same effect as a vote against such proposal. Shares not voted and broker non-votes will have no effect on the proposal. As of the record date of [    •    ], 2017, Centrue's directors and executive officers and their affiliates held approximately [    •    ]% of the outstanding shares of Centrue common stock entitled to vote at the special meeting.

Completion of the merger is subject to regulatory approvals (See page [    •    ])

        The merger cannot proceed without obtaining all requisite regulatory approvals. Midland and Centrue have agreed to use their reasonable best efforts to obtain the required approvals. The merger of Midland and Centrue is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve"). Midland submitted an application with the Federal Reserve on February 17, 2017 seeking the necessary approval. The merger may not be consummated until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        Following the completion of the merger, Midland intends to merge Centrue Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. The bank merger will be subject to approval by the Federal Reserve and the Illinois Department of Financial and Professional Regulation (which we refer to as the "IDFPR"). Midland States Bank submitted applications with the Federal Reserve and the IDFPR on February 17, 2017 seeking the necessary approvals for the bank merger.

        While Midland knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Conditions to the merger (See page [    •    ])

        Closing conditions for the benefit of Midland and Merger Sub.    Midland's and Merger Sub's obligations to close the merger are subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Centrue in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Centrue in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Centrue shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  the holders of no more than 3% individually, or 5% in the aggregate, of the outstanding shares of Centrue common stock electing to exercise their appraisal rights, and no holders of Series B Preferred Stock or Series D Preferred Stock electing to exercise their appraisal rights;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, shall have been commenced or threatened, in each case that would reasonably be expected by Midland's board to have a material adverse effect on Midland;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Midland's board to materially restrict or burden Midland;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland capital stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the closing date;

  •
  receipt of a legal opinion from Howard & Howard Attorneys PLLC, counsel to Centrue (which we refer to as "Howard & Howard"), with respect to the approval of the merger agreement by Centrue and certain other matters;

  •
  receipt of a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to Midland (which we refer to as "Barack Ferrazzano") that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Centrue will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Centrue's shareholders upon receipt of Midland common stock in exchange for their shares of Centrue common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the NASDAQ Stock Market, LLC and the absence of any objection from the NASDAQ Stock Market, LLC; and

  •
  no material adverse change with respect to Centrue since January 26, 2017.

        Closing conditions for the benefit of Centrue.    Centrue's obligation to close the merger is subject to fulfillment of certain conditions, including:

  •
  accuracy of representations and warranties of Midland in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

  •
  performance by Midland in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

  •
  adoption of the merger agreement by Centrue shareholders and approval of the Midland share issuance proposal by Midland shareholders;

  •
  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, shall have been commenced or threatened, in each case that would reasonably be expected by Centrue's board to have a material adverse effect on the surviving entity in the merger;

  •
  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect;

  •
  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Centrue's board to materially restrict or burden the surviving entity in the merger;

  •
  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland capital stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the closing date;

  •
  receipt of a tax opinion from RSM US LLP that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Centrue will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Centrue's shareholders upon receipt of Midland common stock in exchange for their shares of Centrue common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

  •
  the filing of a notification form for the listing of additional shares of Midland with the NASDAQ Stock Market, LLC and the absence of any objection from the NASDAQ Stock Market, LLC; and

  •
  no material adverse change with respect to Midland since January 26, 2017.

How the merger agreement may be terminated by Midland and Centrue (See page [    •    ])

        Midland and Centrue may mutually agree to terminate the merger agreement at any time. Subject to certain conditions described in the merger agreement, either Midland or Centrue may also terminate the merger agreement if:

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and non-appealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

  •
  the Centrue shareholders do not adopt the merger agreement or the Midland shareholders do not approve the Midland share issuance proposal;

  •
  the merger is not completed by October 31, 2017, or, if the necessary regulatory approvals have not been obtained and all related waiting periods have not expired or been terminated at least ten business days prior to such date, December 31, 2017 (which we refer to as the "outside date"), provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date; or

  •
  any court or regulatory authority issues a final, non-appealable judgment, order, injunction, rule or decree, or taken any other action prohibiting the transactions contemplated by the merger agreement.

        In addition, Centrue may terminate the merger agreement if:

  •
  Centrue is not in material breach of the merger agreement, and Midland breaches any of its covenants, agreements, representations or warranties such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Midland from Centrue;

  •
  prior to adoption of the merger agreement by Centrue shareholders, Centrue receives an unsolicited third-party acquisition proposal for at least 50% of Centrue and Centrue's board concludes, after considering the advice of its advisors, that such acquisition proposal is or would reasonably be likely to result in an acquisition proposal that is more favorable from a financial point of view to Centrue shareholders and that failing to terminate the merger agreement would be reasonably likely to result in a violation of the Centrue directors' fiduciary duties; provided that Midland is given five business days to renegotiate the transaction, and at the conclusion of that period, Centrue continues to believe that the third party proposal is more favorable from a financial point of view; or

  •
  on the determination date, the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on the determination date is less than $29.02 and represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration as described in the section entitled "The Merger Agreement—Merger consideration."

        In addition, Midland may terminate the merger agreement if:

  •
  Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Centrue such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Centrue from Midland;

  •
  Centrue materially breaches its obligations under the merger agreement to hold the Centrue special meeting or its non-solicitation obligations; or

  •
  Centrue's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Centrue's shareholders that they vote in favor of the adoption of the merger agreement.

A termination fee may be payable by Centrue or Midland under some circumstances (See page [    •    ])

        Centrue has agreed to pay Midland a termination fee of $2.5 million if the merger agreement is terminated by Midland due to a breach of the covenants, agreements, representations or warranties of Centrue such that the conditions set forth in the merger agreement would not be satisfied. Centrue has also agreed to pay Midland a termination fee of $7.5 million if the merger agreement is terminated under other circumstances relating to (i) third party acquisition proposals, (ii) Centrue's obligations to hold the Centrue special meeting and recommend that Centrue shareholders adopt the merger agreement, or (iii) Centrue's shareholders failing to adopt the merger agreement if any party to the voting agreement described below has materially breached its obligations thereunder.

        Midland has agreed to pay Centrue a termination fee of $2.5 million if the merger agreement is terminated by Centrue due to a breach of the covenants, agreements, representations or warranties of Midland such that the conditions set forth in the merger agreement would not be satisfied.

Voting agreement (See page [    •    ])

        On January 26, 2017, certain of the shareholders of Centrue, including each of its directors, agreed to vote all of their shares of Centrue common stock in favor of adopting the merger agreement at the Centrue special meeting. The voting agreement initially covered 2,234,413 shares of Centrue common stock, constituting approximately 34.3% of Centrue's outstanding shares of common stock as of January 26, 2017. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Litigation relating to the merger (See page [    •    ])

        Following the announcement on January 26, 2017 of the execution of the merger agreement, a purported Centrue shareholder filed a putative class action lawsuit in the Circuit Court of LaSalle County, Illinois against Centrue, the individual members of the Centrue board of directors (including Centrue's Chief Executive Officer), Midland and Merger Sub challenging the proposed transaction. The complaint alleges, among other things, that the directors of Centrue breached their fiduciary duties in connection with entering into the merger agreement and that Centrue, Midland and Merger Sub aided and abetted the alleged fiduciary breaches. It is possible other Centrue shareholders may file additional lawsuits challenging the proposed transaction. If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in substantial costs to Midland and Centrue, including any costs associated with the indemnification of directors and officers that are not covered by insurance. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company's business, financial condition, results of operations and cash flows. For more information, see "The Merger—Litigation relating to the merger."

Accounting treatment of the merger (See page [    •    ])

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP.

Certain differences in Midland shareholder rights and Centrue shareholder rights (See page [    •    ])

        Centrue shareholders who become Midland shareholders as a result of the merger will have different rights after completion of the merger. Their rights as shareholders after the merger will be governed by the Illinois Business Corporation Act (which we refer to as the "IBCA") and by Midland's articles of incorporation and bylaws. The rights of Midland shareholders are different in certain respects from the rights of Centrue's shareholders, which are governed by the DGCL and Centrue's certificate of incorporation and bylaws.

Midland shares will be listed on NASDAQ (See page [    •    ])

        The shares of Midland common stock to be issued pursuant to the merger will be listed on the NASDAQ Global Select Market under the symbol "MSBI."

Financing (See page [    •    ])

        Midland's obligation to complete the merger is not subject to any financing condition. Midland expects to pay the cash portion of the merger consideration using cash on hand and approximately $40.0 million borrowed pursuant to a secured term loan that Midland intends to enter into with a third party lender prior to completion of the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIDLAND

        The following table summarizes selected historical consolidated financial data of Midland for the periods and as of the dates indicated. This information has been derived from Midland's consolidated financial statements filed with the SEC. You should read this information in conjunction with Midland's consolidated financial statements and related notes thereto as of and for the years ended December 31, 2016, 2015 and 2014, which are included in this joint proxy statement/prospectus. See "Midland Financial Statements" in this joint proxy statement/prospectus.

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Balance Sheet Data:
Total assets	$3,233,723	$2,884,824	$2,676,614	$1,739,548	$1,572,064
Total loans, gross	2,319,976	1,995,589	1,798,015	1,205,501	978,517
Allowance for loan losses	(14,862)	(15,988)	(12,300)	(23,672)	(26,190)
Loans held for sale	70,565	54,413	96,407	3,062	7,312
Investment securities	325,011	324,148	355,531	311,126	338,829
Deposits	2,404,366	2,367,648	2,150,633	1,381,889	1,268,134
Short-term borrowings	131,557	107,538	129,714	87,420	71,222
FHLB advances and other borrowings	237,518	40,178	74,349	73,410	75,082
Subordinated debt	54,508	61,859	7,370	7,299	5,000
Trust preferred debentures	37,405	37,057	36,930	11,830	10,000
Preferred shareholders' equity	—	—	—	57,370	57,370
Common shareholders' equity	321,770	232,880	219,456	92,070	73,548
Total shareholders' equity	321,808	233,056	219,929	149,440	130,918
Income Statement Data:
Interest income	$121,249	$117,796	$73,141	$74,989	$74,197
Interest expense	15,995	12,889	8,543	9,069	11,271

Net interest income	105,254	104,907	64,598	65,920	62,926
Provision for loan losses	5,591	11,127	92	173	2,052
Noninterest income	72,057	59,482	20,441	16,230	14,044
Noninterest expense	121,298	117,764	69,480	61,449	56,419

Income before taxes	50,422	35,498	15,467	20,528	18,499
Provision for income taxes	18,889	11,091	4,651	6,023	4,842

Net income	31,533	24,407	10,816	14,505	13,657
Net (loss) income attributable to noncontrolling interest in subsidiaries	(9)	83	—	—	—

Net income attributable to Midland States Bancorp, Inc.	31,542	24,324	10,816	14,505	13,657
Preferred stock dividends	—	—	7,601	4,718	5,211

Net income available to common shareholders	$31,542	$24,324	$3,215	$9,787	$8,446

Per Share Data (Common Stock):
Earnings:
Basic	$2.22	$2.03	$0.53	$2.12	$1.96
Diluted(1)	2.17	2.00	0.53	1.70	1.62
Dividends declared	0.72	0.65	0.59	0.53	0.48
Book value	20.78	19.74	18.72	19.93	17.28
Book value—as converted(2)(3)	20.78	19.74	18.72	17.81	16.37
Tangible book value(4)	17.16	15.20	13.82	16.48	13.47
Tangible book value—as converted(2)(3)(4)	17.16	15.20	13.82	15.91	14.34
Market price	36.18	N/A	N/A	N/A	N/A

	As of and for the Year Ended December 31,
(dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Performance Metrics:
Return on average assets	1.03%	0.88%	0.62%	0.89%	0.91
Return on average shareholders' equity	10.95	10.68	6.82	10.45	10.75
Return on average common shareholders' equity	10.95	10.69	2.83	12.01	12.13
Allowance for loan losses to total loans(5)	0.64	0.80	0.69	1.96	2.68
Net interest margin(6)	3.92	4.38	4.21	4.68	4.82
Common stock dividend payout ratio(7)	32.43	32.02	111.32	25.00	24.49

(1)
Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of outstanding stock options and common stock warrants using the treasury stock method and convertible preferred stock and convertible debentures using the if-converted method. For the years ended December 31, 2014, 2013 and 2012, diluted earnings per share considered, when dilutive, the weighted average shares of common stock issuable upon conversion of our Series C preferred stock, Series D preferred stock, Series E preferred stock and Series F preferred stock then outstanding. During 2014, our Series C, D, E and F preferred stock was converted into shares of common stock. We did not have any preferred stock or warrants to acquire preferred stock outstanding during 2015 or 2016.

(2)
For purposes of computing book value per common share, book value equals total common shareholders' equity.

(3)
Book value per share—as converted and tangible book value per share—as converted each give effect to: (i) for December 31, 2013, the conversion of all of the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock into an aggregate of 3,772,664 shares of our common stock; and (ii) for December 31, 2012, the conversion of all of the issued and outstanding shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock into an aggregate of 3,739,028 shares of our common stock. We did not have any convertible preferred stock or warrants to acquire convertible preferred stock outstanding at December 31, 2014, 2015 or 2016.

(4)
Tangible book value per share and tangible book value per share—as converted are non-GAAP financial measures. See "Non-GAAP financial measures," below for a reconciliation of these measures to their most comparable GAAP measures.

(5)
PCI loans, as well as other loans acquired in a business combination, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. Accordingly, our ratios that are computed using nonperforming loans and/or allowance for loan losses may not be comparable to similar ratios of our peers.

(6)
Net interest margin is presented on a fully taxable equivalent ("FTE") basis.

(7)
Common stock dividend payout ratio represents dividends per share divided by basic earnings per share.

Non-GAAP financial measures

        Midland's management uses tangible book value per share and tangible book value per share—as converted in its analysis of its performance. Tangible book value per share and tangible book value per share—as converted are non-GAAP financial measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Midland calculates: (i) tangible common equity as total shareholders' equity less preferred equity, noncontrolling interest in subsidiaries, goodwill and other intangible assets (excluding mortgage servicing rights); and (ii) tangible book value per share as tangible common equity divided by shares of common stock outstanding (in the case of the "as converted" measure, assuming the conversion of all preferred shares that were outstanding prior to December 31, 2014).

        Midland's management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible common equity, tangible book value per share and related measures should not be considered in isolation or as a substitute for total shareholders' equity, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible common equity, tangible book value per share (as converted) and any other related measures may differ from that of other companies reporting measures with similar names. The following table reconciles shareholders' equity (on a GAAP basis) to tangible common equity and calculates our tangible book value per share (as converted):

	As of December 31,
(dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Shareholders' Equity to Tangible Common Equity:
Total shareholders' equity—GAAP	$321,808	$233,056	$219,929	$149,440	$130,918
Adjustments:
Preferred equity	—	—	—	(57,370)	(57,370)
Noncontrolling interest in subsidiaries	(38)	(176)	(473)	—	—
Goodwill	(48,836)	(46,519)	(47,946)	(7,732)	(7,732)
Other intangibles	(7,187)	(7,004)	(9,464)	(8,189)	(8,485)

Tangible common equity	$265,747	$179,357	$162,046	$76,149	$57,331
Adjustments:
Preferred equity	—	—	—	57,370	57,370
Warrants	—	—	—	—	—

Tangible common equity—as converted(1)	$265,747	$179,357	$162,046	$133,519	$114,701

Common shares outstanding	15,483,499	11,797,404	11,725,158	4,620,026	4,257,319
Adjustments:
Upon conversion of preferred stock	—	—	—	3,772,664	3,739,028

Common shares outstanding—as converted(1)	15,483,499	11,797,404	11,725,158	8,392,690	7,996,347

Tangible book value per share	$17.16	$15.20	$13.82	$16.48	$13.47
Tangible book value per share—as converted(1)	17.16	15.20	13.82	15.91	14.34

(1)
As converted represents amount per common share with all preferred shares that were outstanding prior to December 31, 2014 converted into common shares.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTRUE

        The following table summarizes selected historical consolidated financial data of Centrue for the periods and as of the dates indicated. Common shares and per share amounts for all periods shown have been restated to reflect the impact of the reverse stock split Centrue completed effective May 29, 2015. This information has been derived from Centrue's consolidated financial statements filed with the SEC. You should read this information in conjunction with Centrue's consolidated financial statements and related notes thereto included in Centrue's Annual Report on Form 10-K as of and for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus. See "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

	As of and For the Years Ended December 31,
(Amounts in thousands, except share data)	2016	2015	2014	2013
Balance Sheet Data:
Total assets	$977,779	$961,218	$817,089	$882,878
Total loans, gross	685,775	633,547	553,200	565,518
Allowance for loan losses	(8,904)	(8,591)	(7,981)	(11,637)
Loans held for sale	—	735	364	653
Investment securities	175,787	180,556	141,473	163,869
Deposits	740,046	718,504	698,824	754,345
Non-deposit funding	106,687	115,618	77,829	83,409
Total stockholders' equity	126,929	121,281	30,328	35,871
Income Statement Data:
Interest income	$31,688	$28,755	$27,595	$28,181
Interest expense	2,702	2,451	3,500	4,259

Net interest income	28,986	26,304	24,095	23,922
Provision for loan losses	300	375	7,202	3,425

Net interest income loss after provision for loan losses	28,686	25,929	16,893	20,497
Noninterest income	12,746	12,428	12,810	16,699
Noninterest expense	31,514	33,239	34,214	33,516

Income (loss) before taxes	9,918	5,118	(4,511)	3,680
Provision for income taxes (benefit)	3,602	(37,484)	—	—

Net income (loss)	$6,316	$42,602	$(4,511)	$3,680

Net income (loss) for common stockholders(1)	$5,987	$54,786	$(8,080)	$1,480

Per Share Data (Common Stock):
Earnings (loss):
Basic(1)	$0.92	$11.08	$(44.81)	$7.32
Diluted(1)	0.92	11.08	(44.81)	7.32
Dividends declared	NM	NM	NM	NM
Book value	$19.08	$18.21	$(32.93)	$13.37
Tangible book value	19.08	18.08	(45.04)	(0.39)
Performance Metrics:
Return (loss) on average total assets	0.64%	4.79%	(0.52)%	0.41%
Return (loss) on average stockholders' equity	5.09	60.29	(12.42)	13.51
Allowance for loan losses to total loans	1.30	1.33	1.44	2.06
Net interest margin(2)	3.43	3.40	3.33	3.21
Common stock dividend payout ratio	NM	NM	NM	NM

(1)
Net income for common stockholders in 2015 was significantly impacted by a GAAP requirement that any discount received on preferred stock redemption be attributed back to common stockholders. This non-recurring item reflects the retirement of the Series C Preferred stock for $19.0 million which had outstanding par value of $32.7 million less $1.0 million of unpaid dividends cumulating prior to the retirement and $0.5 million of Series D Preferred stock dividends. This impacts the earnings per share data, but does not impact the income statement, book value or any of the earnings performance ratios.

(2)
Tax-equivalent net interest income divided by average earning assets.

(NM)
Not meaningful.

Non-GAAP financial measures

        Centrue uses non-GAAP financial measures, including tangible book value per common share, as important measures of the strength of its capital and its ability to generate earnings on tangible common equity invested by its shareholders. Centrue believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a more complete understanding of its financial results and capital levels. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following table.

	As of December 31,
	2016	2015	2014	2013
Total stockholders' equity	$126,929	$121,281	$30,328	$35,871
Total intangibles	—	880	1,831	2,782
Total preferred stock	2,636	2,636	35,304	33,168
Total tangible stockholders' equity	$124,293	$117,765	$(6,807)	$(79)
Period end common shares	6,513,694	6,513,694	151,122	202,115
Book value per share	$19.08	$18.21	$(32.93)	$13.37
Tangible book value per share	$19.08	$18.08	$(45.04)	$(0.39)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL DATA

        The following tables show selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of Midland after giving effect to the merger. This pro forma financial data assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Centrue will be recorded by Midland at their respective fair values as of the date the merger is completed. The selected unaudited pro forma condensed combined income statement data for the year ended December 31, 2016, gives effect to the merger as if the merger had become effective at January 1, 2016. The selected unaudited pro forma condensed combined balance sheet data gives effect to the merger as if the merger had occurred on December 31, 2016. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Midland and Centrue, which are included in, or incorporated by reference into, this joint proxy statement/prospectus by reference. See "Incorporation of Certain Centrue Documents by Reference," "Where You Can Find More Information," "Unaudited Pro Forma Condensed Combined Financial Data," and "Midland Financial Statements."

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The selected unaudited pro forma condensed combined financial data also does not consider any integration expenses, expense efficiencies or other potential effects of the merger. In addition, as explained in more detail in the accompanying notes to the "Unaudited Pro Forma Condensed Combined Financial Data," the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

(dollars in thousands)	Year ended December 31, 2016
Pro Forma Condensed Combined Income Statement Data
Interest income	$153,062
Interest expense	20,028
Net interest income	133,034
Provision for loan losses	5,891
Net interest income after provision for loan losses	127,143
Other income	84,803
Other expense	154,282
Income before income taxes	57,664
Income taxes	21,554
Noncontrolling interest in subsidiaries	(9)
Net income	36,119
Dividends on preferred shares	329
Net income available to common shareholders	$35,790

As of December 31, 2016
Pro Forma Condensed Combined Balance Sheet Data
Loans	$2,995,464
Allowance for loan losses	14,862
Investment securities	490,338
Goodwill and intangible assets	116,720
Total assets	4,241,324
Deposits	3,144,412
Total shareholders' equity	437,701

 COMPARATIVE HISTORICAL AND UNAUDITED PER COMMON SHARE DATA

        We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. The pro forma combined and pro forma equivalent data are unaudited and give effect to the merger as if the transaction had been effective on January 1, 2016, in the case of the per share earnings and dividend data, and on December 31, 2016, in the case of the per share book value and tangible book value data. This information should be read together with the historical consolidated financial statements and related notes of Midland and Centrue filed with the SEC and included in and incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. See "Midland Financial Statements," "Incorporation of Certain Centrue Documents by Reference," "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

        The pro forma combined information gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. The pro forma calculations reflect the issuance of 3,219,353 shares of Midland common stock in the merger, based on 6,581,544 shares of Centrue common stock outstanding as of December 31, 2016.

        The information is presented for illustrative purposes only and does not indicate the financial results or financial condition of the combined company had the companies actually been combined at the dates indicated. The pro forma information also does not consider any integration expenses, expense efficiencies or other potential effects of the merger.

	Midland	Centrue	Midland Pro Forma Combined		Centrue Pro Forma Equivalent(1)
Year ended December 31, 2016
Basic earnings per share	$2.22	$0.92	$2.05		$1.56
Diluted earnings per share	2.17	0.92	2.02		1.54
Cash dividends declared per share	0.72	—	0.72	(2)	0.55
As of December 31, 2016
Book value per share	$20.78	$19.08	$23.26		$17.69
Tangible book value per share(3)	17.16	19.08	17.02		12.94

(1)
Centrue pro forma equivalent was computed by multiplying the Midland pro forma combined amount by the exchange ratio of 0.7604.

(2)
Pro forma dividends per share represent Midland's historical dividends per share.

(3)
Represents pro forma tangible book value (total pro forma combined shareholders' equity less noncontrolling interest in subsidiaries, goodwill and other intangible assets, excluding mortgage servicing rights), divided by pro forma combined common shares outstanding at the end of the period. Tangible book value per share is a non-GAAP financial measure. See "Selected Historical Consolidated Financial Data of Midland—Non-GAAP financial measures" above for a reconciliation of this measure to its most comparable GAAP measure.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Midland common stock trades on the NASDAQ Global Select Market under the symbol "MSBI" and Centrue common stock trades on the NASDAQ Capital Market under the symbol "CFCB." The following table sets forth the high and low reported trading prices per share of Midland common stock and Centrue common stock, and the cash dividends declared per share for the periods indicated. The reported high and low sales prices of Midland's common stock begins on May 24, 2016, the first date of trading on the NASDAQ Global Select Market. See "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

	Midland					Centrue
	High		Low		Dividend Declared	High		Low		Dividend Declared
For the quarter ended:
2017
June 30, 2017 (through [•])	$	[•]	$	[•]	$—	$	[•]	$	[•]	$—
March 31, 2017		36.61		31.56	0.20		26.52		16.24	—
2016
December 31, 2016		37.58		24.66	0.18		22.57		18.55	—
September 30, 2016		25.50		21.55	0.18		20.84		16.42	—
June 30, 2016		23.41		20.80	0.18		17.95		16.24	—
March 31, 2016		N/A		N/A	0.18		18.36		15.26	—
2015
December 31, 2015		N/A		N/A	0.17		17.75		14.95	—
September 30, 2015		N/A		N/A	0.16		18.00		14.25	—
June 30, 2015		N/A		N/A	0.16		19.65		10.80	—
March 31, 2015		N/A		N/A	0.16		15.60		10.80	—

        As of [    •    ], 2017, Midland had [    •    ] outstanding shares of Midland voting common stock held by approximately [    •    ] registered shareholders and no outstanding shares of Midland preferred stock.

        Midland expects that, subject to regulatory requirements and its financial condition and results of operations, quarterly dividends will continue to be paid in the future. For more information regarding Midland's ability to pay dividends and restrictions thereon, see "Business of Midland—Supervision and Regulation—Regulation and Supervision of Midland—Dividend Payments." In addition, Midland is subject to state law limitations on the payment of dividends. Illinois law generally limits dividends if after giving effect to the dividend: (i) the corporation would be insolvent; or (ii) the net assets of the corporation would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

        The following table presents the closing prices of Midland common stock and Centrue common stock on January 26, 2017, which was the close of trading immediately preceding the public announcement of the merger agreement, and [    •    ], 2017, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also sets forth the implied per share value of the applicable form of merger consideration for each share of Centrue common stock as of the same two dates, assuming no proration or adjustment.

	Midland Closing Price		Centrue Closing Price		Implied Value of Stock Consideration	Cash Consideration	Implied Total Per Share Value
January 26, 2017		$34.72		$22.98
Cash election					$—	$26.75	$26.75
Stock election					26.40	—	26.40
Mixed election					17.16	9.36	26.52
[•], 2017	$	[•]	$	[•]
Cash election					$—	$26.75	$26.75
Stock election					[•]	—	[•]
Mixed election					[•]	9.36	[•]

        The above table shows only historical comparisons. These comparisons may not provide meaningful information to Midland or Centrue shareholders in determining whether to approve the merger agreement. Centrue shareholders are urged to obtain current market quotations for shares of Midland common stock and Centrue common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to adopt the merger agreement. The market prices of Midland common stock and Centrue common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. Changes in the market price of Midland common stock prior to the completion of the merger will affect the value of the merger consideration consisting of Midland common stock that Centrue shareholders will receive upon completion of the merger.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "References to Additional Information," "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

Risks related to the merger and Midland's business upon completion of the merger

The value of the merger consideration that consists of Midland common stock will fluctuate based on the trading price of Midland common stock.

        The number of shares of Midland common stock to be issued in the merger will not automatically adjust based on the trading price of Midland common stock, and the market value of those shares at the effective time of the merger may vary significantly. Accordingly, at the time of the Centrue special meeting, Centrue shareholders will not know or be able to calculate the market value of the Midland common shares they might receive upon the completion of the merger, and at the time of the Midland special meeting, Midland shareholders will not know or be able to calculate the value of the Midland common shares that will be delivered in the merger.

        The market price of Midland's common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Midland's operations or business prospects, including market sentiment regarding Midland's entry into the merger agreement. These risks may be affected by, among other things:

  •
  operating results that vary from the expectations of Midland management or of securities analysts and investors;

  •
  operating and securities price performance of companies that investors consider to be comparable to Midland;

  •
  announcements of strategic developments, acquisitions, dispositions, financings, and other material events by Midland or its competitors; and

  •
  changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Stock price changes may also result from a variety of other factors, many of which are outside of the control of Midland and Centrue, including changes in the business, operations or prospects of Midland or Centrue, regulatory considerations, and general business, market, industry or economic conditions. For more information, see "Description of the Merger Agreement—Merger consideration" and "Description of the Merger Agreement—Termination."

Centrue shareholders may receive a form of consideration different from what they elect.

        Although each holder of Centrue common stock may elect to receive their consideration in the form of cash, shares of Midland common stock or a combination of cash and Midland common stock, the aggregate amount of cash and shares of Midland common stock to be delivered in the merger will not change based on these elections. In particular, Midland will pay 35% of the aggregate consideration in cash and 65% in shares of Midland common stock, based on an agreed upon base value of $35.18 per share of Midland common stock. Accordingly, holders of Centrue common stock who elect to receive cash consideration or share consideration may instead receive a combination of cash and shares of Midland common stock if necessary to maintain the aggregate mix of consideration described above.

The market price of Midland common stock after the merger may be affected by factors different from those affecting the shares of Centrue or Midland currently.

        Upon completion of the merger, holders of Centrue common stock will become holders of Midland common stock. Midland's business differs in important respects from that of Centrue. Accordingly, the results of operations of the combined company and the market price of Midland common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Midland and Centrue. For a discussion of the business and market of Midland and of some important factors to consider in connection with its business, please see "Business of Midland." For a discussion of the business and market of Centrue and of some important factors to consider in connection with its business, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Incorporation of Certain Centrue Documents by Reference."

Centrue and Midland shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Upon the completion of the merger, each Centrue shareholder who receives consideration in the form of Midland common stock and each Midland shareholder will have a percentage ownership of Midland that is smaller than such shareholder's percentage ownership of Centrue or Midland, as applicable. Based on the number of issued and outstanding shares of Midland common stock and Centrue common stock on [    •    ], 2017, and assuming no adjustment in the number of shares of Midland common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of Centrue, as a group, will receive shares in the merger constituting approximately [    •    ]% of Midland common shares expected to be outstanding immediately after the merger (without giving effect to any Midland common shares held by Centrue shareholders prior to the merger), and shareholders of Midland, as a group, will own [    •    ]% of Midland common shares expected to be outstanding immediately after the merger. Because of this, each party's shareholders, as a group, will have less influence on the board of directors, management and policies of Midland following the merger than they now have on the board of directors, management and policies of their respective companies.

Midland may fail to realize the anticipated benefits of the merger.

        Midland and Centrue have operated independently and will continue to do so until the completion of the merger. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Midland's ability to successfully combine the businesses of Midland and Centrue, including by minimizing any disruptions to the existing customer relationships and business functions of Midland or Centrue, and avoiding any inconsistencies in standards, controls, procedures and policies. If Midland is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy and could have an adverse effect on Midland's business, financial condition, operating results and prospects.

        Among the factors considered by the boards of directors of Midland and Centrue in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant regulatory or antitrust clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party's regulatory standing or other factors could prevent or delay the receipt of one or more of the required regulatory approvals. Even if granted, the terms and conditions of the approvals may impose requirements, limitations or costs or place restrictions on the conduct of the combined company's business. Despite the parties' commitments to use their reasonable best efforts to obtain regulatory approvals, under the terms of the merger agreement, Midland and Centrue will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden Midland following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. Additionally, the completion of the merger is subject to the satisfaction or waiver of certain other closing conditions, including the absence of certain orders, injunctions or decrees by any governmental authority that would prohibit or make illegal the completion of the merger. See "The Merger Agreement—Conditions to completion of the merger."

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

        The merger agreement is subject to a number of conditions that must be satisfied or waived to complete the merger. Those conditions include, among other things, (i) the accuracy of the other party's representations and warranties, subject to certain materiality exceptions, (ii) the other party's performance in all material respects of its obligations under the merger agreement, (iii) the adoption of the merger agreement by Centrue's shareholders, (iv) the approval of the Midland share issuance proposal by Midland's shareholders, (v) the absence of any proceeding in connection with, or that could prevent, delay, make illegal or interfere with, any of the transactions contemplated by the merger agreement, (vi) the receipt of required regulatory approvals, including the approval of certain federal and state banking agencies, (vii) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, (viii) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ix) the listing on NASDAQ of the shares of Midland common stock issuable in the merger, and (x) the absence of a material adverse effect on the other party since the date of the merger agreement. In addition, Midland's obligation to complete the Merger is subject to the receipt of a legal opinion from Centrue's counsel, and appraisal rights having been exercised (x) by no holder of Centrue's Series B Preferred Stock or Series D Preferred Stock, (y) by no holder of 3.0% or more of Centrue's common stock, and (z) by no stockholders who, in the aggregate, hold 5.0% or more of Centrue's common stock. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or Midland or Centrue may elect to terminate the merger agreement in certain other circumstances. See "The Merger Agreement—Termination."

Termination of the merger agreement could negatively impact Centrue.

        If the merger is not completed for any reason, including as a result of Centrue shareholders declining to adopt the merger agreement or Midland shareholders declining to approve the Midland share issuance proposal, the ongoing business of Centrue may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Centrue would be subject to a number of risks, including the following:

  •
  Centrue may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the merger will be completed);

  •
  Centrue may experience negative reactions from its customers, vendors and employees;

  •
  Centrue will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

  •
  Centrue's business may have been adversely impacted by the operating limitations imposed by the merger agreement on the conduct of Centrue's businesses prior to completion of the merger; and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Centrue management, which would otherwise have been devoted to other opportunities that may have been beneficial to Centrue as an independent company.

        If the merger agreement is terminated and the Centrue board of directors seeks another merger or business combination, Centrue shareholders cannot be certain that Centrue will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Midland has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated, under certain circumstances Centrue may be required to pay Midland a termination fee of $2.5 million or $7.5 million. See "Description of the Merger Agreement—Termination fees."

Centrue directors and officers have interests in the merger different from or in addition to the interests of Centrue shareholders, generally.

        The interests of some of the directors and executive officers of Centrue may be different from those of Centrue shareholders, generally. While Centrue's board of directors knew about and considered these interests when making its decision to approve the merger agreement, and in recommending that Centrue's common shareholders vote in favor of adopting the merger agreement, Centrue's shareholders should consider these interests when determining whether to vote to adopt the merger agreement. See "The Merger—Interests of certain persons in the merger."

The merger agreement contains provisions that may discourage other companies from trying to acquire Centrue for greater merger consideration.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Centrue that might result in greater value to Centrue's shareholders than the proposed merger with Midland or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Centrue than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Centrue from soliciting, or entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions, subject to certain exceptions relating to the exercise of fiduciary duties by Centrue's board of directors. In addition, Centrue may be required to pay Midland a termination fee of $7.5 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See "Description of the Merger Agreement—Termination" and "Description of the Merger Agreement—Termination fees."

The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial data is based upon available information and certain assumptions and estimates that Midland and Centrue currently believe are reasonable. The pro forma financial data also reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Centrue's net assets. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Centrue as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Midland's ability to utilize Centrue's deferred tax assets will be subject to limitations under applicable tax law, and the ultimate value of those deferred tax assets to Midland may not equal the value ascribed to them by Midland when negotiating the merger agreement.

        Centrue has substantial deferred tax assets that, under certain cases, can be used by Midland after completion of the merger to offset future taxable income of the combined company. The ultimate value of those deferred tax assets to Midland will depend on several factors, including Midland's ability to generate sufficient taxable income during the periods in which such deferred taxed assets may be utilized, future changes in Midland's shareholder base, applicable income tax rates and limitations under Section 382 of the Internal Revenue Code, which are expected to impose an annual limitation on the use of pre-merger net operating losses equal to the value of Centrue immediately prior to the merger, multiplied by the applicable "long-term tax-exempt rate" (a rate that changes monthly and was 2.09% in April 2017). Midland performed due diligence on Centrue's deferred tax assets and, in consultation with its tax and accounting advisors, and based on a number of significant assumptions, including Midland's future earnings levels and income tax rates, ascribed monetary value to those deferred tax assets when determining the aggregate merger consideration Midland was willing to pay in the merger. To the extent Midland is unable to utilize Centrue's deferred tax assets, on the timeline assumed by Midland, or at all, it may prevent Midland from achieving the financial results it anticipated, and it may have an adverse effect on Midland's financial condition and results of operations.

        In addition, while the merger agreement provides for a downward adjustment to the merger consideration to the extent that Centrue's adjusted stockholders' equity at closing is less than $125.9 million, the merger agreement provides that Centrue's stockholders' equity will be adjusted to exclude any decrease attributable to decreases in federal income tax rates prior to closing. Accordingly, Midland will bear the risk of any future decrease in federal income tax rates on the value of Centrue's deferred tax assets. See "Description of the Merger Agreement—Merger consideration."

The opinion of Centrue's financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Centrue will not obtain an updated fairness opinion from its financial advisor as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of Centrue or Midland, general market and economic conditions and other factors that may be beyond the control of Centrue or Midland, and on which the opinion of the financial advisor of Centrue were based, may significantly alter the value of Centrue or the prices of Midland common stock or Centrue common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Centrue currently does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

Midland and Centrue will incur transaction and integration costs in connection with the merger.

        Each of Midland and Centrue has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, Midland will incur integration costs following the completion of the merger, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled "—Midland may fail to realize the anticipated benefits of the merger." Midland and Centrue may also incur additional costs to maintain employee morale and to retain key employees. Midland and Centrue will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

The shares of Midland common stock to be received by Centrue common shareholders in the merger will have different rights from the shares of Centrue common stock.

        Upon completion of the merger, Centrue common shareholders who receive merger consideration consisting of Midland common stock will become Midland shareholders and their rights as shareholders will be governed by the IBCA and Midland's articles of incorporation and bylaws. The rights associated with Centrue common stock are different from the rights associated with Midland common stock. See "Comparison of Rights of Midland Shareholders and Centrue Shareholders" for a discussion of the different rights associated with Midland common stock.

Pending litigation against Midland and Centrue could result in an injunction preventing the completion of the merger.

        Following the announcement on January 26, 2017 of the execution of the merger agreement, a purported Centrue shareholder filed a putative class action lawsuit in the Circuit Court of LaSalle County, Illinois against Centrue, the individual members of the Centrue board of directors, Midland and Merger Sub challenging the proposed transaction. It is possible other Centrue shareholders may file additional lawsuits challenging the proposed transaction. The outcome of any such litigation is uncertain. If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in substantial costs to Midland and Centrue, including any costs associated with the indemnification of directors and officers that are not covered by insurance. One of the conditions to each party's obligation to close the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger or the bank merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company's business, financial condition, results of operations and cash flows. For more information, see "The Merger—Litigation relating to the merger."

The merger may have adverse tax consequences.

        Neither Centrue nor Midland has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of Centrue common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder's adjusted tax basis in each share of Centrue common stock surrendered and the sum of the amount of the cash and the fair market value of Midland common stock received in exchange for that share upon completion of the merger. Because Centrue shareholders may not receive all cash in exchange for their shares of Centrue common stock, they may need to use cash from other sources or may be required to sell their Midland common stock received in the merger to satisfy the resulting tax liability. See "Material U.S. Federal Income Tax Consequences."

Risks relating to Midland's business

A decline in general business and economic conditions and any regulatory responses to such conditions could have a material adverse effect on Midland's business, financial position, results of operations and growth prospects.

        Midland's business and operations are sensitive to general business and economic conditions in the United States, generally, and particularly the state of Illinois and the St. Louis metropolitan area. If the national, regional and local economies experience worsening economic conditions, including high levels of unemployment, Midland's growth and profitability could be constrained. Weak economic conditions are characterized by, among other indicators, deflation, elevated levels of unemployment, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, commercial and consumer loans, residential and commercial real estate price declines, lower home sales and commercial activity, and fluctuations in the commercial FHA financing sector. All of these factors are generally detrimental to Midland's business. Midland's business is significantly affected by monetary and other regulatory policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond Midland's control, are difficult to predict and could have a material adverse effect on Midland's business, financial position, results of operations and growth prospects.

If Midland does not effectively manage its credit risk, Midland may experience increased levels of nonperforming loans, charge-offs and delinquencies, which could require increases in Midland's provision for loan losses.

        There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from changes in economic and market conditions. Midland cannot guarantee that its credit underwriting and monitoring procedures will reduce these credit risks, and Midland cannot be expected to completely eliminate its credit risks. If the overall economic climate in the United States, generally, or Midland's market areas, specifically, declines, Midland's borrowers may experience difficulties in repaying their loans, and the level of nonperforming loans, charge-offs and delinquencies could rise and require further increases in the provision for loan losses, which would cause Midland's net income, return on equity and capital to decrease.

Midland's allowance for loan losses may prove to be insufficient to absorb potential losses in Midland's loan portfolio.

        Midland establishes its allowance for loan losses and maintain it at a level that management considers adequate to absorb probable loan losses based on an analysis of Midland's portfolio and market environment. The allowance for loan losses represents Midland's estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to Midland. The actual amount of loan losses is affected by changes in economic, operating and other conditions within Midland's markets, which may be beyond Midland's control, and such losses may exceed current estimates.

        As of December 31, 2016, Midland's allowance for loan losses as a percentage of total loans was 0.64% and as a percentage of total nonperforming loans was 47.03%. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, Midland may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management's decision to do so or because Midland's banking regulators require us to do so. Midland's bank regulatory agencies will periodically review Midland's allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure and may require Midland to adjust Midland's determination of the value for these items. These adjustments may adversely affect Midland's business, financial condition and results of operations.

Because a significant portion of Midland's loan portfolio is comprised of real estate loans, negative changes in the economy affecting real estate values and liquidity could impair the value of collateral securing Midland's real estate loans and result in loan and other losses.

        At December 31, 2016, approximately 60.4% of Midland's loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. As a result, adverse developments affecting real estate values in Midland's market areas could increase the credit risk associated with Midland's real estate loan portfolio. The market value of real estate can fluctuate significantly in a short period of time as a result of market conditions in the area in which the real estate is located. Adverse changes affecting real estate values and the liquidity of real estate in one or more of Midland's markets could increase the credit risk associated with Midland's loan portfolio, significantly impair the value of property pledged as collateral on loans and affect Midland's ability to sell the collateral upon foreclosure without a loss or additional losses, which could result in losses that would adversely affect profitability. Such declines and losses would have a material adverse impact on Midland's business, results of operations and growth prospects. In addition, if hazardous or toxic substances are found on properties pledged as collateral, the value of the real estate could be impaired. If Midland forecloses on and takes title to such properties, Midland may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Midland to incur substantial expenses to address unknown liabilities and may materially reduce the affected property's value or limit Midland's ability to use or sell the affected property.

Many of Midland's loans are to commercial borrowers, which have a higher degree of risk than other types of loans.

        Commercial loans represented 69.2% of Midland's total loan portfolio at December 31, 2016. Commercial loans are often larger and involve greater risks than other types of lending. Because payments on such loans often depend on the successful operation or development of the property or business involved, repayment of such loans is often more sensitive than other types of loans to adverse conditions in the real estate market or the general business climate and economy. Accordingly, a downturn in the real estate market and a challenging business and economic environment may increase Midland's risk related to commercial loans, particularly commercial real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrowers' ability to make repayment from their employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrowers' ability to make repayment from the cash flow of the commercial venture. Midland's operating commercial loans are primarily made based on the identified cash flow of the borrower and secondarily on the collateral underlying the loans. Most often, this collateral consists of accounts receivable, inventory and equipment. Inventory and equipment may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. Due to the larger average size of each commercial loan as compared with other loans such as residential loans, as well as collateral that is generally less readily-marketable, losses incurred on a small number of commercial loans could have a material adverse impact on Midland's financial condition and results of operations.

The small to midsized businesses that Midland lends to may have fewer resources to weather adverse business developments, which may impair a borrower's ability to repay a loan, and such impairment could adversely affect Midland's results of operations and financial condition.

        Midland targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to midsized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower's ability to repay a loan. In addition, the success of a small and midsized business often depends on the management talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which Midland operates and small to midsized businesses are adversely affected or Midland's borrowers are otherwise affected by adverse business developments, Midland's business, financial condition and results of operations may be adversely affected.

Real estate construction loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and Midland may be exposed to significant losses on loans for these projects.

        Real estate construction loans comprised approximately 7.7% of Midland's total loan portfolio as of December 31, 2016, and such lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If Midland's appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, Midland may have inadequate security for the repayment of the loan upon completion of construction of the project. If Midland is forced to foreclose on a project prior to or at completion due to a default, Midland may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, Midland may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while Midland attempts to dispose of it.

System failure or breaches of Midland's network security could subject Midland to increased operating costs as well as litigation and other liabilities.

        The computer systems and network infrastructure Midland uses could be vulnerable to hardware and cyber security issues. Midland's operations are dependent upon its ability to protect its computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Midland could also experience a breach by intentional or negligent conduct on the part of employees or other internal or external sources, including Midland's third-party vendors. Any damage or failure that causes an interruption in Midland's operations could have an adverse effect on Midland's financial condition and results of operations. In addition, Midland's operations are dependent upon its ability to protect the computer systems and network infrastructure utilized by Midland, including its internet banking activities, against damage from physical break-ins, cyber security breaches and other disruptive problems caused by the internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through Midland's computer systems and network infrastructure, which may result in significant liability, damage Midland's reputation and inhibit the use of Midland's internet banking services by current and potential customers. Midland regularly add additional security measures to its computer systems and network infrastructure to mitigate the possibility of cyber security breaches, including firewalls and penetration testing. However, it is difficult or impossible to defend against every risk being posed by changing technologies as well as criminals intent on committing cyber-crimes. Increasing sophistication of cyber criminals and terrorists make keeping up with new threats difficult and could result in a breach. Controls employed by Midland's information technology department and cloud vendors could prove inadequate. A breach of Midland's security that results in unauthorized access to its data could expose Midland to a disruption or challenges relating to Midland's daily operations, as well as to data loss, litigation, damages, fines and penalties, significant increases in compliance costs and reputational damage, any of which could have an adverse effect on Midland's business, financial condition and results of operations.

Midland's operations could be interrupted if its third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

        Midland depends to a significant extent on a number of relationships with third-party service providers. Specifically, Midland receives core systems processing, essential web hosting and other internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and Midland is unable to replace them with other service providers, Midland's operations could be interrupted. If an interruption were to continue for a significant period of time, Midland's business, financial condition and results of operations could be adversely affected, perhaps materially. Even if Midland is able to replace them, it may be at a higher cost to Midland, which could adversely affect Midland's business, financial condition and results of operations.

Midland is subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

        Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm Midland's reputation. Misconduct by Midland's employees could include hiding unauthorized activities from Midland, improper or unauthorized activities on behalf of Midland's customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions Midland take's to prevent and detect this activity may not be effective in all cases. Employee errors could also subject Midland to financial claims for negligence.

        Midland maintains a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If Midland's internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on Midland's business, financial condition and results of operations.

Midland's strategy of pursuing growth via acquisitions exposes it to financial, execution and operational risks that could have a material adverse effect on Midland's business, financial position, results of operations and growth prospects.

        Midland's acquisition activities could require it to use a substantial amount of cash, other liquid assets, and/or incur debt. There are risks associated with an acquisition strategy, including the following:

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  Midland may incur time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management's attention being diverted from the operation of Midland's existing business.

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  Midland is exposed to potential asset and credit quality risks and unknown or contingent liabilities of the banks or businesses it acquires. If these issues or liabilities exceed its estimates, its earnings, capital and financial condition may be materially and adversely affected.

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  The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity. This integration process is complicated and time consuming and can also be disruptive to the customers and employees of the acquired business and Midland's business. If the integration process is not conducted successfully, Midland may not realize the anticipated economic benefits of acquisitions within the expected time frame, or ever, and Midland may lose customers or employees of the acquired business. Midland may also experience greater than anticipated customer losses even if the integration process is successful.

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  To finance an acquisition, Midland may borrow funds or pursue other forms of financing, such as issuing voting and/or non-voting common stock or preferred stock, which may have high dividend rights or may be highly dilutive to holders of Midland's common stock, thereby increasing Midland's leverage and diminishing its liquidity.

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  Midland may be unsuccessful in realizing the anticipated benefits from acquisitions. For example, Midland may not be successful in realizing anticipated cost savings. Midland also may not be successful in preventing disruptions in service to existing customer relationships of the acquired institution, which could lead to a loss in revenues.

        In addition to the foregoing, Midland may face additional risks in acquisitions to the extent Midland acquires new lines of business or new products, or enters new geographic areas, in which Midland has little or no current experience, especially if Midland loses key employees of the acquired operations. Midland cannot assure you that it will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Midland's inability to overcome risks associated with acquisitions could have an adverse effect on its ability to successfully implement its acquisition growth strategy and grow its business and profitability.

Midland may be exposed to unrecoverable losses on loans it has acquired.

        Although Midland has generally acquired the loan assets of its recent acquisitions at substantial discounts to their unpaid principal balances, Midland may incur losses on acquired loans.

If the goodwill that Midland recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on its financial condition and results of operations.

        Goodwill represents the amount by which the cost of an acquisition exceeded the fair value of net assets Midland acquired in connection with the purchase. Midland reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of the asset might be impaired.

        Midland determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Midland's results of operations in the periods in which they become known. There can be no assurance that Midland's future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Midland may not be able to continue growing its business, particularly if Midland cannot make acquisitions or increase loans through organic loan growth, either because of an inability to find suitable acquisition candidates, constrained capital resources or otherwise.

        While Midland intends to continue to grow its business through strategic acquisitions coupled with organic loan growth, because certain of its market areas are comprised of mature, rural communities with limited population growth, Midland anticipates that much of its future growth will be dependent on its ability to successfully implement its acquisition growth strategy. A risk exists, however, that Midland will not be able to identify suitable additional candidates for acquisitions. In addition, even if suitable targets are identified, Midland expects to compete for such businesses with other potential bidders, many of which may have greater financial resources than it has, which may adversely affect its ability to make acquisitions at attractive prices. Furthermore, many acquisitions Midland may wish to pursue would be subject to approvals by bank regulatory authorities, and Midland cannot predict whether any targeted acquisitions will receive the required regulatory approvals. In light of the foregoing, Midland's ability to continue to grow successfully will depend to a significant extent on its capital resources. It also will depend, in part, upon Midland's ability to attract deposits, identify favorable loan and investment opportunities and on whether Midland can continue to fund growth while maintaining cost controls and asset quality, as well on other factors beyond its control, such as national, regional and local economic conditions and interest rate trends.

        Also, as Midland's acquired loan portfolio, which produces higher yields than its originated loans due to loan discount accretion on its purchased credit impaired loan portfolio (a component of the accretable yield), is paid down, Midland expects downward pressure on its income to the extent that the run-off is not replaced with other high-yielding loans. The accretable yield represents the excess of the net present value of expected future cash flows over the acquisition date fair value and includes both the expected coupon of the loan and the discount accretion. For example, the total loan yield for the year ended December 31, 2016 was 4.83%, while the yield generated using only the expected coupon would have been 4.36% during the same period. As a result of the foregoing, if Midland is unable to replace loans in its existing portfolio with comparable high-yielding loans or a larger volume of loans, Midland could be adversely affected. Midland could also be materially and adversely affected if Midland chooses to pursue riskier higher-yielding loans that fail to perform.

The accounting for loans acquired in connection with Midland's acquisitions is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on its results of operations.

        Loans acquired in connection with Midland's acquisitions have been recorded at estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. A risk exists that Midland's estimate of the fair value of acquired loans will prove to be inaccurate and that we ultimately will not recover the amount at which Midland recorded such loans on its balance sheet, which would require Midland to recognize losses.

        Loans acquired in connection with acquisitions that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that Midland will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. These credit-impaired loans, like non-credit-impaired loans acquired in connection with Midland's acquisitions, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. Midland evaluates these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, Midland may experience fluctuations in its net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively impact Midland's results of operations.

Midland is highly dependent on its management team, and the loss of its senior executive officers or other key employees could harm Midland's ability to implement its strategic plan, impair its relationships with customers and adversely affect Midland's business, results of operations and growth prospects.

        Midland's success is dependent, to a large degree, upon the continued service and skills of Midland's existing executive management team, particularly Mr. Leon J. Holschbach, Midland's Chief Executive Officer and President, and Mr. Jeffrey G. Ludwig, Midland's Executive Vice President.

        Midland's business and growth strategies are built primarily upon its ability to retain employees with experience and business relationships within their respective market areas. The loss of Mr. Holschbach, Mr. Ludwig or any of Midland's other key personnel could have an adverse impact on Midland's business and growth because of their skills, years of industry experience, knowledge of Midland's market areas and the difficulty of finding qualified replacement personnel, particularly in light of the fact that Midland is headquartered outside of a major metropolitan area. In addition, although Midland has non-competition agreements with each of its eight executive officers and with several others of Midland's senior personnel, Midland does not have any such agreements with other employees who are important to Midland's business, and in any event the enforceability of non-competition agreements varies across the states in which Midland does business. While Midland's mortgage originators, loan officers and wealth management professionals are generally subject to non-solicitation provisions as part of their employment, Midland's ability to enforce such agreements may not fully mitigate the injury to Midland's business from the breach of such agreements, as such employees could leave Midland and immediately begin soliciting Midland's customers. The departure of any of Midland's personnel who are not subject to enforceable non-competition agreements could have a material adverse impact on Midland's business, results of operations and growth prospects.

Fluctuations in interest rates may reduce net interest income and otherwise negatively impact Midland's financial condition and results of operations.

        Shifts in short-term interest rates may reduce net interest income, which is the principal component of Midland's earnings. Net interest income is the difference between the amounts received by Midland on its interest-earning assets and the interest paid by Midland on its interest-bearing liabilities. When interest rates rise, the rate of interest Midland pays on its liabilities, such as deposits, rises more quickly than the rate of interest that Midland receives on its interest-bearing assets, such as loans, which may cause Midland's profits to decrease. The impact on earnings is more adverse when the slope of the yield curve flattens, that is, when short-term interest rates increase more than long-term interest rates or when long-term interest rates decrease more than short-term interest rates.

        Interest rate increases often result in larger payment requirements for Midland's borrowers, which increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by any reduced demand resulting from higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on loans as borrowers refinance their mortgages and other indebtedness at lower rates.

        Changes in interest rates also can affect the value of loans, securities and other assets. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of income recognized, which could have a material adverse effect on Midland's results of operations and cash flows. Further, when Midland places a loan on nonaccrual status, Midland reverses any accrued but unpaid interest receivable, which decreases interest income. Subsequently, Midland continues to have a cost to fund the loan, which is reflected as interest expense, without any interest income to offset the associated funding expense. Thus, an increase in the amount of nonperforming assets would have an adverse impact on net interest income.

        If short-term interest rates remain at their historically low levels for a prolonged period, and assuming longer term interest rates fall further, Midland could experience net interest margin compression as its interest earning assets would continue to reprice downward while its interest-bearing liability rates could fail to decline in tandem. This would have a material adverse effect on Midland's net interest income and its results of operations.

Liquidity risks could affect operations and jeopardize Midland's business, financial condition, and results of operations.

        Liquidity is essential to Midland's business. An inability to raise funds through deposits, borrowings, the sale of loans and/or investment securities and from other sources could have a substantial negative effect on Midland's liquidity. Midland's most important source of funds consists of its customer deposits, including escrow deposits held in connection with Midland's commercial mortgage servicing business. Such deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff, or, in connection with Midland's commercial mortgage servicing business, third parties for whom Midland provides servicing choose to terminate that relationship with Midland. If customers move money out of bank deposits and into other investments, Midland could lose a relatively low cost source of funds, which would require Midland to seek wholesale funding alternatives in order to continue to grow, thereby increasing Midland's funding costs and reducing its net interest income and net income.

        Midland's access to funding sources in amounts adequate to finance or capitalize Midland's activities or on terms that are acceptable to Midland could be impaired by factors that affect Midland directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

        Any decline in available funding could adversely impact Midland's ability to continue to implement its strategic plan, including originate loans, invest in securities, meet its expenses, pay dividends to Midland's shareholders or to fulfill obligations such as repaying Midland's borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on Midland's liquidity, business, financial condition and results of operations.

Midland may need to raise additional capital in the future, and if Midland fails to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, Midland's financial condition, liquidity and results of operations, as well as Midland's ability to maintain regulatory compliance, would be adversely affected.

        Midland faces significant capital and other regulatory requirements as a financial institution. Midland, on a consolidated basis, and Midland States Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require Midland to raise additional capital or contract Midland's operations. Midland's ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on Midland's financial condition and performance. Accordingly, Midland cannot assure you that Midland will be able to raise additional capital if needed or on terms acceptable to Midland. If Midland fails to maintain capital to meet regulatory requirements, Midland's financial condition, liquidity and results of operations would be materially and adversely affected.

Decreased residential and commercial mortgage origination, volume and pricing decisions of competitors, and changes in interest rates, may adversely affect Midland's profitability.

        Midland currently operates a residential and commercial mortgage origination and servicing business. Changes in interest rates and pricing decisions by Midland's loan competitors may adversely affect demand for Midland's mortgage loan products, the revenue realized on the sale of loans, revenues received from servicing such loans and the valuation of Midland's mortgage servicing rights. New regulations, increased regulatory reviews, and/or changes in the structure of the secondary mortgage markets which Midland would utilize to sell mortgage loans may be introduced and may increase costs and make it more difficult to operate a residential and commercial mortgage origination and servicing business.

Midland could recognize losses on securities held in Midland's securities portfolio, particularly if interest rates increase or economic and market conditions deteriorate.

        Factors beyond Midland's control can significantly influence the fair value of securities in Midland's portfolio and can cause potential adverse changes to the fair value of these securities. For example, fixed-rate securities acquired by Midland are generally subject to decreases in market value when interest rates rise. Additional factors include, but are not limited to, rating agency downgrades of the securities or Midland's own analysis of the value of the security, defaults by the issuer or individual mortgagors with respect to the underlying securities, and continued instability in the credit markets. Any of the foregoing factors could cause an other-than-temporary impairment in future periods and result in realized losses. The process for determining whether impairment is other-than-temporary usually requires difficult, subjective judgments about the future financial performance of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting interest rates, the financial condition of issuers of the securities and the performance of the underlying collateral, Midland may recognize realized and/or unrealized losses in future periods, which could have an adverse effect on Midland's financial condition and results of operations.

Downgrades in the credit rating of one or more insurers that provide credit enhancement for Midland's state and municipal securities portfolio may have an adverse impact on the market for and valuation of these types of securities.

        Midland invests in tax-exempt state and local municipal securities, some of which are insured by monoline insurers. Since the economic crisis unfolded in 2008, several of these insurers have come under scrutiny by rating agencies. Even though management generally purchases municipal securities on the overall credit strength of the issuer, the reduction in the credit rating of an insurer may negatively impact the market for and valuation of Midland's investment securities. Such downgrade could adversely affect Midland's liquidity, financial condition and results of operations.

Midland's mortgage banking profitability could significantly decline if Midland is not able to originate and resell a high volume of mortgage loans.

        Mortgage production, especially refinancing activity, declines in rising interest rate environments. While Midland has been experiencing historically low interest rates over the last few years, this low interest rate environment likely will not continue indefinitely. Moreover, when interest rates increase further, there can be no assurance that Midland's mortgage production will continue at current levels. Because Midland sells a substantial portion of the mortgage loans it originates, the profitability of Midland's mortgage banking business also depends in large part on Midland's ability to aggregate a high volume of loans and sell them in the secondary market at a gain. Thus, in addition to Midland's dependence on the interest rate environment, Midland is dependent upon (i) the existence of an active secondary market and (ii) Midland's ability to profitably sell loans or securities into that market. If Midland's level of mortgage production declines, the profitability will depend upon Midland's ability to reduce its costs commensurate with the reduction of revenue from its mortgage operations.

        Midland's ability to originate and sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by government-sponsored entities ("GSEs") and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Because the largest participants in the secondary market are Fannie Mae and Freddie Mac, GSEs whose activities are governed by federal law, any future changes in laws that significantly affect the activity of these GSEs could, in turn, adversely affect Midland's operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the U.S. government. The federal government has for many years considered proposals to reform Fannie Mae and Freddie Mac, but the results of any such reform, and their impact on Midland, are difficult to predict. To date, no reform proposal has been enacted.

        In addition, Midland's ability to sell mortgage loans readily is dependent upon Midland's ability to remain eligible for the programs offered by the GSEs and other institutional and non-institutional investors. Any significant impairment of Midland's eligibility with any of the GSEs could materially and adversely affect Midland's operations. Further, the criteria for loans to be accepted under such programs may be changed from time to time by the sponsoring entity, which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including Midland's administrative costs of originating and purchasing qualifying loans and Midland's costs of meeting such criteria.

Midland's ability to maintain its reputation is critical to the success of its business, and the failure to do so may materially adversely affect Midland's business and the value of its stock.

        Midland is a community bank, and its reputation is one of the most valuable components of its business. Similarly, Love Funding, Business Credit, and Midland Trust Company operate in niche markets where reputation is critically important. As such, Midland strives to conduct its business in a manner that enhances Midland's reputation. This is done, in part, by recruiting, hiring and retaining employees who share Midland's core values of being an integral part of the communities Midland serves, delivering superior service to Midland's customers and caring about Midland's customers and associates. If Midland's reputation is negatively affected, by the actions of its employees or otherwise, Midland's business and, therefore, its operating results and the value of Midland's stock may be materially adversely affected.

Midland's risk management framework may not be effective in mitigating risks and/or losses to Midland.

        Midland's risk management framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which Midland is subject, including, among others, credit, market, liquidity, interest rate and compliance. Midland's framework also includes financial or other modeling methodologies that involve management assumptions and judgment. Midland's risk management framework may not be effective under all circumstances or that it will adequately mitigate any risk or loss to Midland. If Midland's framework is not effective, Midland could suffer unexpected losses and its business, financial condition, results of operations or growth prospects could be materially and adversely affected. Midland may also be subject to potentially adverse regulatory consequences.

Changes in accounting standards could materially impact Midland's financial statements.

        From time to time, the FASB or the SEC may change the financial accounting and reporting standards that govern the preparation of Midland's financial statements. Such changes may result in Midland being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond Midland's control, can be hard to predict and can materially impact how Midland records and reports its financial condition and results of operations. In some cases, Midland could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in Midland needing to revise or restate prior period financial statements.

The obligations associated with being a public company require significant resources and management attention, which may divert from Midland's business operations.

        As an "emerging growth company" as defined in the JOBS Act, Midland intends to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in Midland's periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from Midland's auditors on management's assessment of Midland's internal control over financial reporting. When these exemptions cease to apply, Midland expects to incur additional expenses and devote increased management effort toward ensuring compliance with them.

Midland is subject to potential claims and litigation pertaining to Midland's fiduciary responsibilities.

        Some of the services Midland provides, such as wealth management services, requires Midland to act as fiduciaries for its customers and others. From time to time, third parties make claims and take legal action against Midland pertaining to the performance of its fiduciary responsibilities. If these claims and legal actions are not resolved in a manner favorable to Midland, Midland may be exposed to significant financial liability and/or Midland's reputation could be damaged. Either of these results may adversely impact demand for Midland's products and services or otherwise have a harmful effect on Midland's business and, in turn, on its financial condition and results of operations.

Midland has a continuing need for technological change, and Midland may not have the resources to effectively implement new technology or Midland may experience operational challenges when implementing new technology.

        The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Midland's future success will depend in part upon Midland's ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in Midland's operations as Midland continues to grow and expand its market area. Midland may experience operational challenges as it implements these new technology enhancements, or seeks to implement them across all of Midland's offices and business units, which could result in Midland not fully realizing the anticipated benefits from such new technology or require Midland to incur significant costs to remedy any such challenges in a timely manner.

        Many of Midland's larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that Midland will be able to offer, which would put Midland at a competitive disadvantage. Accordingly, a risk exists that Midland will not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to Midland's customers.

Real estate market volatility and future changes in Midland's disposition strategies could result in net proceeds that differ significantly from Midland's other real estate owned fair value appraisals.

        As of December 31, 2016, Midland had $3.6 million of other real estate owned. Midland's other real estate owned portfolio consists of properties that Midland obtained through foreclosure or through an in-substance foreclosure in satisfaction of loans. Properties in Midland's other real estate owned portfolio are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the "fair value," which represents the estimated sales price of the properties on the date acquired less estimated selling costs.

        In response to market conditions and other economic factors, Midland may utilize alternative sale strategies other than orderly disposition as part of Midland's other real estate owned disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from appraisals, comparable sales and other estimates used to determine the fair value of Midland's other real estate owned properties.

Nonperforming assets take significant time to resolve and adversely affect Midland's results of operations and financial condition, and could result in further losses in the future.

        Midland's nonperforming assets adversely affect its net income in various ways. Midland does not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting Midland's net income and returns on assets and equity, increasing Midland's loan administration costs and adversely affecting its efficiency ratio. When Midland takes collateral in foreclosure and similar proceedings, Midland is required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming loans and other real estate owned also increase Midland's risk profile and the level of capital Midland's regulators believe is appropriate for Midland to maintain in light of such risks. The resolution of nonperforming assets requires significant time commitments from Midland's management and can be detrimental to the performance of their other responsibilities. If Midland experiences increases in nonperforming loans and nonperforming assets, Midland's net interest income may be negatively impacted and Midland's loan administration costs could increase, each of which could have an adverse effect on Midland's net income and related ratios, such as return on assets and equity.

Midland depends on the accuracy and completeness of information provided by customers and counterparties.

        In deciding whether to extend credit or enter into other transactions with customers and counterparties, Midland may rely on information furnished to it by or on behalf of customers and counterparties, including financial statements and other financial information. Midland also may rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, Midland may rely upon its customers' representations that their financial statements conform to U.S. generally accepted accounting principles ("GAAP") and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Midland also may rely on customer representations and certifications, or other audit or accountants' reports, with respect to the business and financial condition of Midland's clients. Midland's financial condition, results of operations, financial reporting and reputation could be negatively affected if Midland relies on materially misleading, false, inaccurate or fraudulent information.

If Midland breaches any of the representations or warranties it makes to a purchaser of Midland's mortgage loans, Midland may be liable to the purchaser for certain costs and damages.

        When Midland sells or securitizes mortgage loans in the ordinary course of business, Midland is required to make certain representations and warranties to the purchaser about the mortgage loans and the manner in which they were originated. Under these agreements, Midland may be required to repurchase mortgage loans if Midland has breached any of these representations or warranties, in which case Midland may record a loss. In addition, if repurchase and indemnity demands increase on loans that Midland sells from its portfolios, Midland's liquidity, results of operations and financial condition could be adversely affected.

Midland faces strong competition from financial services companies and other companies that offer banking, mortgage, leasing, and wealth management services and providers of FHA financing and servicing, which could harm Midland's business.

        Midland's operations consist of offering banking and mortgage services, and Midland also offers commercial FHA financing, trust, wealth management and leasing services to generate noninterest income. Many of Midland's competitors offer the same, or a wider variety of, banking and related financial services within Midland's market areas. These competitors include national banks, regional banks and other community banks. Midland also faces competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices or otherwise solicit deposits in Midland's market areas. Additionally, Midland faces growing competition from so-called "online businesses" with few or no physical locations, including online banks, lenders and consumer and commercial lending platforms, as well as automated retirement and investment service providers. Increased competition in Midland's markets may result in reduced loans, deposits and commissions and brokers' fees, as well as reduced net interest margin and profitability. Ultimately, Midland may not be able to compete successfully against current and future competitors. If Midland is unable to attract and retain banking, mortgage, leasing and wealth management customers, Midland may be unable to continue to grow its business, and Midland's financial condition and results of operations may be adversely affected.

Consumers and businesses are increasingly using non-banks to complete their financial transactions, which could adversely affect Midland's business and results of operations.

        Technology and other changes are allowing consumers and businesses to complete financial transactions that historically have involved banks through alternative methods. For example, the wide acceptance of internet-based commerce has resulted in a number of alternative payment processing systems and lending platforms in which banks play only minor roles. Customers can now maintain funds in prepaid debit cards or digital currencies, and pay bills and transfer funds directly without the direct assistance of banks. The diminishing role of banks as financial intermediaries has resulted and could continue to result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the potential loss of lower cost deposits as a source of funds could have a material adverse effect on Midland's business, financial condition and results of operations.

If Midland violates HUD lending requirements, or if the federal government shuts down or otherwise fails to fully fund the federal budget, Midland's commercial FHA origination business could be adversely affected.

        Midland originates, sells and services loans under FHA insurance programs, and makes certifications regarding compliance with applicable requirements and guidelines. If Midland were to violate these requirements and guidelines, or other applicable laws, or if the FHA loans Midland originates show a high frequency of loan defaults, Midland could be subject to monetary penalties and indemnification claims, and could be declared ineligible for FHA programs. Any inability to engage in Midland's commercial FHA origination and servicing business would lead to a decrease in Midland's net income.

        In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time in recent years. Federal governmental entities, such as HUD, that rely on funding from the federal budget, could be adversely affected in the event of a government shut-down, which could have a material adverse effect on Midland's commercial FHA origination business and Midland's results of operations.

Risks Related to the Business Environment and Midland's Industry

Legislative and regulatory actions taken now or in the future may increase Midland's costs and impact its business, governance structure, financial condition or results of operations.

        Compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the "Dodd-Frank Act") and its implementing regulations has and may continue to result in additional operating and compliance costs for Midland that could have a material adverse effect on Midland's business, financial condition, results of operations and growth prospects.

        In addition, new proposals for legislation may continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of Midland's business activities, require more oversight or change certain of Midland's business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose Midland to additional costs, including increased compliance costs. These changes also may require Midland to invest significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on Midland's business, financial condition and results of operations.

The financial services industry, as well as the broader economy, may be subject to new legislation, regulation, and government policy.

        At this time, it is difficult to predict the legislative and regulatory changes that will result from the combination of a new President of the United States and the first year since 2010 in which both Houses of Congress and the White House have majority memberships from the same political party. Recently, however, both the new President and senior members of the House of Representatives have advocated for significant reduction of financial services regulation, to include amendments to the Dodd-Frank Act and structural changes to the Consumer Financial Protection Bureau (which we refer to as the "CFPB"). The new Administration and Congress also may cause broader economic changes due to changes in governing ideology and governing style. New appointments to the Board of Governors of the Federal Reserve could affect monetary policy and interest rates, and changes in fiscal policy could affect broader patterns of trade and economic growth. Future legislation, regulation, and government policy could affect the banking industry as a whole, including Midland's business and results of operations, in ways that are difficult to predict. In addition, Midland's results of operations also could be adversely affected by changes in the way in which existing statutes and regulations are interpreted or applied by courts and government agencies.

As a result of the Dodd-Frank Act and recent rulemaking, Midland is subject to more stringent capital requirements.

        The failure to meet applicable regulatory capital requirements of the Basel III regulatory capital reforms (which we refer to as the "Basel III Rule") could result in one or more of Midland's regulators placing limitations or conditions on Midland's activities, including Midland's growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, Midland's costs of funds and Federal Deposit Insurance Corporation (which we refer to as the "FDIC") insurance costs, Midland's ability to pay dividends on its common stock, Midland's ability to make acquisitions, and its business, results of operations and financial conditions, generally.

Monetary policies and regulations of the Federal Reserve could adversely affect Midland's business, financial condition and results of operations.

        In addition to being affected by general economic conditions, Midland's earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks' reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

        The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon Midland's business, financial condition and results of operations cannot be predicted.

Federal and state regulators periodically examine Midland's business, and Midland may be required to remediate adverse examination findings.

        The Federal Reserve, the FDIC and the IDFPR periodically examine Midland's business, including its compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that Midland's financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of Midland's operations had become unsatisfactory, or that Midland were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in Midland's capital, to restrict Midland's growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate Midland's deposit insurance and place Midland into receivership or conservatorship. Any regulatory action against Midland could have an adverse effect on its business, financial condition and results of operations.

Midland is subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

        The Community Reinvestment Act of 1977, as amended (which we refer to as the "Community Reinvestment Act"), the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of Justice, federal banking agencies, and other federal agencies are responsible for enforcing these laws and regulations. A challenge to an institution's compliance with fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also challenge an institution's performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on Midland's business, financial condition, results of operations and growth prospects.

Midland faces a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The Bank Secrecy Act, the Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. Midland is required to comply with these and other anti-money laundering requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. Midland is also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If Midland's policies, procedures and systems are deemed deficient, Midland would be subject to liability, including fines and regulatory actions, which may include restrictions on Midland's ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of Midland's business plan, including its acquisition plans.

        Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for Midland. Any of these results could have a material adverse effect on Midland's business, financial condition, results of operations and growth prospects.

The Federal Reserve may require Midland to commit capital resources to support Midland States Bank.

        As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Dodd-Frank Act codified the Federal Reserve's policy on serving as a source of financial strength. Under the "source of strength" doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution's general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by Midland to make a required capital injection becomes more difficult and expensive and could have an adverse effect on Midland's business, financial condition and results of operations.

A new accounting standard may require Midland to increase its allowance for loan losses and may have a material adverse effect on Midland's financial condition and results of operations.

        The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for Midland and Midland States Bank for Midland's first fiscal year after December 15, 2019. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which may require Midland to increase its allowance for loan losses, and to greatly increase the types of data it will need to collect and review to determine the appropriate level of the allowance for loan losses. Any increase in Midland's allowance for loan losses or expenses incurred to determine the appropriate level of the allowance for loan losses may have a material adverse effect on Midland's financial condition and results of operations.

Any future action by the U.S. Congress lowering the federal corporate income tax rate and/or eliminating the federal corporate alternative minimum tax could result in the need to establish a deferred tax asset valuation allowance and a corresponding charge against earnings including any deferred tax assets Midland acquires in future acquisitions.

        Deferred tax assets are reported as assets on the Midland's balance sheet and represent the decrease in taxes expected to be paid in the future because of net operating losses ("NOLs") and tax credit carryforwards and because of future reversals of temporary differences in the bases of assets and liabilities as measured by enacted tax laws and their bases as reported in the financial statements. As of December 31, 2016, Midland's net deferred tax liability was $8.6 million, which included deferred tax assets for a $1.5 million alternative minimum tax credit carryforward that can be carried forward indefinitely. Tax credit carryforwards result in reductions to future tax liabilities. If it becomes more likely than not that some portion or the entire deferred tax asset will not be realized, a valuation allowance must be recognized. The President of the United States and the majority political party in the U.S. Congress have announced plans to lower the federal corporate income tax rate from its current level of 35% and to eliminate the corporate alternative minimum tax. If these plans ultimately result in the enactment of new laws lowering the corporate income tax rate by a material amount and/or eliminating the corporate alternative minimum tax, certain of Midland's deferred tax assets would need to be re-measured to evaluate the impact that the lower tax rate and/or the elimination of the corporate alternative minimum tax will have on the currently expected full utilization of the deferred tax assets. If the lower tax rate and/or the elimination of the corporate alternative minimum tax makes it more likely than not that some portion or all of the deferred tax asset will not be realized, a valuation allowance will need to be recognized and this would result in a corresponding charge against Midland's earnings.

Midland may be adversely affected by the soundness of other financial institutions.

        Midland's ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. Midland has exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Midland or by other institutions. These losses or defaults could have a material adverse effect on Midland's business, financial condition, results of operations and growth prospects. Additionally, if Midland's competitors were extending credit on terms Midland found to pose excessive risks, or at interest rates which Midland believed did not warrant the credit exposure, Midland may not be able to maintain its business volume and could experience deteriorating financial performance.

The stock market can be volatile, and fluctuations in Midland's operating results and other factors could cause Midland's stock price to decline.

        The stock market has experienced and may continue to experience, fluctuations that significantly impact the market prices of securities issued by many companies. Market fluctuations could adversely affect Midland's stock price. These fluctuations have often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations, as well as general economic, systematic, political and market conditions, such as recessions, loss of investor confidence, interest rate changes, or international currency fluctuations, may negatively affect the market price of Midland's common stock. Moreover, Midland's operating results may fluctuate and vary from period to period due to the risk factors set forth herein. As a result, period-to-period comparisons should not be relied upon as an indication of future performance. Midland's stock price could fluctuate significantly in response to Midland's quarterly or annual results, annual projections and the impact of these risk factors on Midland's operating results or financial position.

Other risks

Centrue faces other risks.

        The foregoing risks are not exhaustive, and you should be aware that, following the merger, the combined company will face various other risks, including those discussed in reports filed by Centrue with the SEC. See "Incorporation of Certain Centrue Documents by Reference" and "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, and the documents to which this joint proxy statement/prospectus refer, contain certain forward-looking statements, such as discussions of the merger and the other transactions contemplated by the merger agreement, the anticipated benefits and related expenses to be incurred in connection with the merger and the integration of the companies' businesses, as well as certain information about the businesses and strategies of Midland and Centrue. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Midland and Centrue, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things:

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  the possibility that any of the anticipated benefits of the proposed transactions between Midland and Centrue will not be realized or will not be realized within the expected time period;

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  the risk that integration of the operations of Centrue with Midland will be materially delayed or will be more costly or difficult than expected;

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  the inability to complete the proposed transactions due to the failure to obtain the required shareholder approvals;

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  the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

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  the failure of the proposed transactions to close for any other reason;

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  the effect of the announcement of the transaction on customer relationships and operating results;

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  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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  risks related to Midland's acquisition strategy, including its ability to identify suitable acquisition candidates, exposure to potential asset and credit quality risks and unknown or contingent liabilities, the time and costs of integrating systems, procedures and personnel, the need for capital to finance such transactions, and possible failures in realizing the anticipated benefits from acquisitions;

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  business and economic conditions, particularly those affecting the financial services industry and those in the market areas of Midland and Centrue;

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  the ability of Midland and Centrue to successfully manage their respective credit risks and the sufficiency of their respective allowances for loan loss;

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  factors that can impact the performance of Midland and Centrue's respective loan portfolios, including real estate values and liquidity in primary market areas, the financial health of commercial borrowers and the success of construction projects that they finance, including any loans acquired in acquisition transactions;

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  compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and the ability to maintain licenses required in connection with commercial mortgage origination, sale and servicing operations;

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  legislative and regulatory changes;

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  the ability to identify and address cyber-security risks, fraud and systems errors;

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  the ability of Midland to effectively execute its strategic plan and manage its growth;

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  the effects of the accounting treatment for loans acquired in connection with acquisitions;

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  changes in the senior management team and the ability to attract, motivate and retain qualified personnel;

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  monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury (which we refer to as the "Treasury") and the Federal Reserve, and changes in market interest rates;

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  liquidity issues, including fluctuations in the fair value and liquidity of the securities held for sale and the ability to raise additional capital, if necessary;

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  effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services and demand for financial services in the market areas of Midland and Centrue;

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  changes in federal tax law or policy;

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  the quality or composition of Midland's and Centrue's loan or investment portfolios and the valuation of those investment portfolios;

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  demand for loan products and deposit flows; and

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  accounting principles, policies and guidelines.

        These risks and uncertainties should be considered in evaluations of forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Midland and Centrue, including additional factors and risks that could materially affect Midland's and Centrue's financial results, are included herein and in Centrue's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

 THE MIDLAND SPECIAL MEETING

Purpose

        Midland shareholders are receiving this joint proxy statement/prospectus because on [    •    ], 2017, the record date for the Midland special meeting, which is to be held on [    •    ], 2017, at [    •    ] at [    •    ], local time, they owned shares of Midland common stock, and the board of directors of Midland is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of Midland common stock on or about [    •    ] , 2017, and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the Midland special meeting.

        At the special meeting, the Midland board of directors will ask holders of Midland common stock (whom we refer to in this section as "you") to vote upon the following:

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  a proposal to approve the issuance of shares of Midland common stock in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Midland, Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland, and Centrue Financial Corporation; and

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  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to approve the Midland share issuance proposal.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Midland special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record shareholders can vote their shares of Midland common stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, there will be no effect on the Midland share issuance proposal or the Midland adjournment proposal, although it could make it more difficult for a quorum to be achieved at the Midland special meeting.

Record date, shares entitled to vote, quorum

        The record date for the Midland special meeting is [    •    ], 2017. Midland's shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the Midland special meeting. As of the record date, there were [    •    ] shares of Midland common stock outstanding and entitled to vote at the meeting, and the outstanding shares were held by approximately [    •    ] holders of record.

        The presence, in person or by proxy, of a majority of the shares of Midland common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Midland common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the Midland special meeting.

        To determine the presence of a quorum at the meeting, Midland will also count as present at the meeting the shares of Midland common stock present in person but not voting and the shares of common stock for which Midland has received proxies that do not contain instructions. Based on the number of shares of Midland common stock outstanding as of the record date, at least [    •    ] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        As of the record date for the meeting, Midland's directors and executive officers beneficially owned a total of [    •    ] shares, or approximately [    •    ] % of the outstanding shares, of Midland common stock. We anticipate that these individuals will vote their shares in favor of the Midland share issuance proposal and the Midland adjournment proposal.

How to vote your shares

        Midland shareholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], [    •    ] time, on [    •    ], 2017.

        If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the Midland share issuance proposal and the Midland adjournment proposal. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Midland board of directors recommends and will be voted "FOR" the Midland share issuance proposal and "FOR" the Midland adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, it will have no effect on either of the proposals, although it could make it more difficult for a quorum to be achieved at the Midland special meeting.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Midland special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will not affect the Midland share issuance proposal or the Midland adjournment proposal, although they could make it more difficult for a quorum to be achieved at the Midland special meeting.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Midland common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Secretary of Midland, by submitting a new proxy with a later date, or by voting in person at the Midland special meeting. Attendance at the Midland special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Midland States Bancorp, Inc., Secretary, 1201 Network Centre Drive, Effingham, Illinois 62401. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Midland in person or by telephone or electronic transmission. Midland does not expect to engage a proxy solicitor in connection with the Midland special meeting. Midland will pay the costs associated with the solicitation of proxies for the Midland special meeting. If it determines to engage a proxy solicitor, Midland anticipates that it would enter into a customary agreement including customary fees and arrangements, including the payment of the proxy solicitor's out-of-pocket expenses. None of Midland's directors, officers or employees will be directly compensated for any proxy solicitation services they provide.

THE MIDLAND PROPOSALS

Proposal 1—Approval of the issuance of shares of Midland common stock in connection with the merger

        At the Midland special meeting, shareholders of Midland will be asked to approve the issuance of shares of Midland common stock in connection with the merger, as contemplated by the merger agreement. Shareholders of Midland should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the information incorporated by reference herein, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Approval of the Midland share issuance proposal requires the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against the Midland share issuance proposal. Shares not voted and broker non-votes will have no effect on the Midland share issuance proposal, although they could make it more difficult for a quorum to be achieved.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of Midland determined that the merger agreement and the transactions contemplated therein, including the issuance of shares of Midland common stock in connection with the merger, are in the best interests of Midland and its shareholders, and unanimously adopted and approved the merger agreement. The board of directors of Midland unanimously recommends that Midland shareholders vote "FOR" approval of the Midland share issuance proposal.

 Proposal 2—Adjournment of the Midland special meeting

        The Midland special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Midland share issuance proposal. If necessary or appropriate, including if the insufficient number of shares of Midland common stock cast in favor of the Midland share issuance proposal is insufficient to approve that proposal, Midland intends to move to adjourn the

Midland special meeting, including to enable the board of directors of Midland to solicit additional proxies for approval of the Midland share issuance proposal. In this proposal, Midland is asking its shareholders to approve any such movement for an adjournment.

        Approval of the Midland adjournment proposal requires the affirmative vote of a majority of the votes represented at the meeting. Abstentions are deemed to be represented at the meeting and thereby have the same effect as a vote against the Midland adjournment proposal. Shares not voted and broker non-votes will have no effect on the Midland adjournment proposal, although they could make it more difficult for a quorum to be achieved.

        The board of directors of Midland unanimously recommends a vote "FOR" the Midland adjournment proposal.

 THE CENTRUE SPECIAL MEETING

Purpose

        Centrue shareholders are receiving this joint proxy statement/prospectus because on [    •    ], 2017, the record date for the Centrue special meeting, which is to be held on [    •    ], 2017, at [    •    ] at [    •    ], local time, they owned shares of Centrue common stock, and the board of directors of Centrue is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. This joint proxy statement/prospectus was mailed to holders of Centrue common stock on or about [    •    ] , 2017, and is accompanied by a proxy card for use at the meeting and at any adjournment(s) of the Centrue special meeting.

        At the special meeting, the Centrue board of directors will ask holders of Centrue common stock (whom we refer to in this section as "you") to vote upon the following:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Centrue, Midland States Bancorp, Inc. and Sentinel Acquisition, LLC, a wholly owned subsidiary of Midland, a copy of which is attached as Annex A, as such agreement may be amended from time to time; and

  •
  a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including to permit further solicitation if an insufficient number of votes are cast to adopt the merger agreement.

        When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the Centrue special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting in case your plans change.

        If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. Instead of voting by mailing a proxy card, record shareholders can vote their shares of Centrue common stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the adoption of the merger agreement.

Record date, shares entitled to vote, quorum

        The record date for the Centrue special meeting is [    •    ], 2017. Centrue's shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were [    •    ] shares of Centrue common stock outstanding and entitled to vote at the meeting, and the outstanding shares were held by approximately [    •    ] holders of record.

        The presence, in person or by proxy, of a majority of the shares of Centrue common stock entitled to vote is necessary to constitute a quorum at the meeting. Each share of Centrue common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the Centrue special meeting.

        To determine the presence of a quorum at the meeting, Centrue will also count as present at the meeting the shares of Centrue common stock present in person but not voting and the shares of common stock for which Centrue has received proxies that do not contain voting instructions. Based on the number of shares of Centrue common stock outstanding as of the record date, at least [    •    ] shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

        As of the record date for the meeting, Centrue's directors and executive officers beneficially owned a total of [    •    ] shares, or approximately [    •    ] % of the outstanding shares, of Centrue common stock. We anticipate that these individuals will vote their shares in favor of the proposal to adopt the merger agreement and the Centrue adjournment proposal. Certain of these individuals have entered into a written agreement with Midland that they will vote their shares in favor of the merger agreement, subject to certain exceptions. See "The Merger—Voting agreement."

How to vote your shares

        Centrue shareholders of record can vote their shares by completing, signing and returning the enclosed proxy card, or via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders' identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet or telephone voting are set forth on the enclosed proxy card. The deadline for voting by telephone or via the internet is [    •    ], [    •    ] time, on [    •    ], 2017.

        If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the proposal to adopt the merger agreement and the Centrue adjournment proposal. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Centrue board of directors recommends and will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the Centrue adjournment proposal. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, it will have the effect as a vote against the proposal to adopt the merger agreement and a vote against the Centrue adjournment proposal.

Shares held in "street name"

        If you hold shares in "street name" with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the Centrue special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as "broker non-votes" and are not counted in the vote by shareholders or for purposes of a quorum. As a result, any broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement and a vote against the Centrue adjournment proposal.

        We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the Centrue special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of Centrue common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.

Revocation of proxies

        You may revoke your proxy at any time before it is voted by notifying the Chief Financial Officer of Centrue, by submitting a new proxy with a later date, or by voting in person at the Centrue special meeting. Attendance at the Centrue special meeting will not, in and of itself, constitute a revocation of a proxy.

        All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Centrue Financial Corporation, Attention: Chief Financial Officer, 122 West Madison Street, Ottawa, Illinois 61350. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

        In addition to this mailing, proxies may be solicited by directors, officers or employees of Centrue in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. Centrue will pay the costs associated with the solicitation of proxies for the special meeting.

THE CENTRUE PROPOSALS

Proposal 1—Adoption of the merger agreement

        At the Centrue special meeting, shareholders of Centrue will be asked to adopt the merger agreement. Shareholders of Centrue should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices and the information incorporated by reference herein, for more detailed information concerning Midland, the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Centrue common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement.

        For the reasons discussed in this joint proxy statement/prospectus, the board of directors of Centrue unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of Centrue and its shareholders, and unanimously approved the merger agreement. The board of directors of Centrue unanimously recommends that Centrue shareholders vote "FOR" adoption of the merger agreement.

 Proposal 2—Adjournment of the Centrue special meeting

        The Centrue special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the adoption of the merger agreement. If necessary or appropriate, including if the number of shares of Centrue common stock cast in favor of the merger agreement is insufficient to adopt the merger agreement, Centrue intends to move to adjourn the Centrue special meeting, including to enable the board of directors of Centrue to solicit additional proxies for adoption of the merger agreement. In this proposal, Centrue is asking its shareholders to approve any such movement for an adjournment.

        Approval of the Centrue adjournment requires the affirmative vote of the holders of a majority of the shares of Centrue common stock represented and voting (which shares voting affirmatively also constitute at least a majority of the required quorum). Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the Centrue adjournment proposal.

        The board of directors of Centrue unanimously recommends a vote "FOR" the Centrue adjournment proposal.

THE MERGER

        This section of the joint proxy statement/prospectus describes certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

General

        The boards of directors of Midland and Centrue are using this joint proxy statement/prospectus to solicit proxies from the holders of Midland and Centrue common stock for use at the Midland and Centrue special meetings of shareholders. Midland shareholders will be asked to approve the Midland share issuance proposal and the Midland adjournment proposal, and holders of Centrue common stock will be asked to adopt the merger agreement and the Centrue adjournment proposal. When the merger is completed, Centrue will merge with and into Merger Sub and will cease to exist, which will result in Centrue Bank being a wholly owned subsidiary of Midland. The merger is anticipated to be completed mid-year 2017. Following the completion of the merger, Midland intends to merge Centrue Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Centrue Bank's banking offices will become banking offices of Midland States Bank.

        If the merger is completed, each share of Centrue common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Centrue, Midland or Merger Sub and any dissenting shares), will be converted into the right to receive, at the election of the shareholder, either (a) $26.75 in cash, (b) 0.7604 shares of Midland common stock or (c) a combination of $9.3625 in cash and 0.4943 shares of Midland common stock, subject to certain adjustments and proration, as described in this joint proxy statement/prospectus, and with cash paid in lieu of fractional shares. In addition, each share of Series B Preferred Stock will be converted into the right to receive a share of Series G Preferred Stock, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series B Preferred Stock, and each share of Series D Preferred Stock will be converted into the right to receive a share of Series H Preferred Stock, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series D Preferred Stock.

        All stock options of Centrue, whether vested or unvested, will be cancelled by Centrue at the effective time of the merger, and Midland will provide a cash payment in respect of such cancellation in an amount equal to the product of the number of shares of Centrue common stock subject to such options and the excess, if any, of $26.75 over the exercise price of the stock option, minus tax withholdings. Centrue will also cause the shares of restricted stock of Centrue to vest on the date of the effective time of the merger, and such shares will be considered outstanding shares of Centrue common stock, with the right to receive the merger consideration provided pursuant to the merger agreement. In addition, Centrue will cause the restricted stock units of Centrue to vest and be cancelled on the date of the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Centrue in an amount equal to $26.75. Centrue's deferred compensation plans will be terminated and liquidated in cash prior to the effective time of the merger. See "Description of the Merger Agreement—Merger consideration."

Background of the merger

        The board of directors of Centrue has periodically reviewed and discussed Centrue's business, strategic direction, performance and prospects in the context of developments in the banking industry and competitive landscape. Among other things, in furtherance of enhancing profitability and maximizing shareholder value, these discussions have included discussions about possible strategic directions available to Centrue, including, from time to time, hypothetical acquisitions or business combinations involving various other financial institutions.

        On December 18, 2009, Centrue and Centrue Bank entered into a written agreement with the Federal Reserve and the IDFPR. The agreement generally provided for Centrue to recapitalize Centrue Bank and address certain issues with respect to loan quality and other matters. To address these issues, Centrue sold certain non-performing loans, and during 2014, Centrue engaged Sandler to assist Centrue in a recapitalization transaction to satisfy one of the issues addressed in the written agreement. In March 2015, Centrue completed a $76.0 million equity capital raise at an issuance price of $12.00 per share (after giving effect to a reverse stock split completed in May 2015). The proceeds of the offering were used to pay the expenses of the offering, pay commissions to the placement agents for the offering, pay certain dividends on the Company's trust preferred securities, retire and redeem certain senior indebtedness, subordinated indebtedness, preferred stock and warrants, and to contribute additional capital to Centrue Bank. Following the recapitalization, and after Centrue and Centrue Bank had addressed the other issues covered by the written agreement, the Federal Reserve and the IDFPR terminated the written agreement on February 16, 2016.

        With the recapitalization in place, the Centrue board reevaluated and reviewed its strategic goals and alternatives, and certain limitations on its alternatives, including the fact that its regulators may be less likely to approve growth by acquisition due to its having recently been subject to a written agreement. Between January and August 2016, the Centrue board of directors met with a number of investment banking firms with experience in business combinations in the financial services industry in Illinois and contiguous areas to discuss Centrue's strategic options, including continuing operations on a standalone basis, mergers of equals or a sale to a strategic partner. Following these discussions, on August 29, 2016, the Centrue board directed Centrue management to negotiate an engagement letter with Sandler regarding a potential sale to a strategic partner. During the negotiation of the engagement letter, Sandler disclosed its prior representation of Midland in conjunction with its initial public offering in May 2016 and service as a placement agent in connection with Midland's offer and sale of subordinated debt in June 2015. Centrue and Sandler executed an engagement letter on September 19, 2016.

        On October 25, 2016, the Centrue board met again with Centrue management and representatives of Sandler to discuss a potential sale transaction. Centrue management and representatives of Sandler reported to the Centrue board regarding current market conditions, sale opportunities and process timeline. The Centrue board authorized Centrue management and Sandler to prepare for and launch the sale process in November 2016 assuming market indications remained favorable. A list of potential buyers was assembled and reviewed and discussed on several occasions among the Centrue board, members of Centrue's executive management team and Sandler. Modifications to the list were made with consideration given to, among other things, the likelihood of interest, the ability to pay and competitive concerns that might prevent or delay a transaction from a regulatory perspective.

        Between November 14, 2016 and November 22, 2016, Sandler contacted approximately twenty potential buyers. All of these potential buyers were other financial institutions that Sandler had identified as the most likely to have an interest in pursuing a strategic transaction with Centrue based on substantial research and analysis with respect to market share, prior acquisition activity, perceived ability to pay and a number of other objective and subjective metrics, and, in the case of certain institutions, such institutions' prior informal expressions of interest directly to Centrue executive management. The potential buyers, including Midland, were provided with information generically describing the business and certain financial metrics and asked to express interest in a potential transaction. Nine of the potential buyers that were contacted, including Midland, executed non-disclosure agreements. Thereafter, the nine interested parties were provided with a confidential information memorandum that more completely described Centrue's business and operations and were given access to a virtual data room and management's financial forecast. See "—Certain unaudited prospective financial information of Centrue." The interested parties also received a first round process letter, which requested the submission of a non-binding indication of interest by November 30, 2016.

        On November 16, 2016, members of Midland's management met with representatives of Stephens, Inc., Midland's financial advisor (which we refer to as "Stephens"), to begin preparations for a due diligence review of Centrue and the possible submission of an indication of interest. Thereafter, Midland and its financial, legal, tax and accounting advisors commenced a due diligence review of Centrue, and Midland's management worked with representatives of Stephens and Barack Ferrazzano, outside counsel to Midland, to prepare an indication of interest for consideration by the capital management and mergers & acquisitions committee of Midland's board of directors.

        On November 28, 2016, representatives of Midland's management met with the capital management and mergers & acquisitions committee of Midland's board of directors to discuss a potential transaction with Centrue. At the conclusion of the meeting, the committee directed Midland's management to conduct additional due diligence on Centrue and to submit a non-binding indication of interest.

        On November 30, 2016, Centrue received a written non-binding indication of interest from Midland that outlined key merger considerations, including, among other things, consideration, employee retention expectations, benefit packages and proposed severance. In particular, Midland's indication of interest provided for consideration consisting of a mix of 70-80% Midland common stock and 20-30% cash, valued at approximately $24.00 to $26.00 per share of Centrue common stock. Two other potential buyers made non-binding verbal indications of interest that outlined their respective key merger considerations, including but not limited to aggregate consideration and form of consideration. The first other potential buyer, which was another publicly traded bank holding company and which we refer to as "Company A," indicated an interest in acquiring Centrue at valuation up to Centrue's tangible book value as of September 30, 2016. Company A and Centrue did not discuss the mix of cash and shares of Company A common stock that would be used as consideration in the potential transaction. The second potential buyer, a private bank holding company, which we refer to as "Company B," indicated an interest in acquiring Centrue at Centrue's tangible book value as of September 30, 2016, to be paid in cash. As of September 30, 2016, Centrue's tangible book value was approximately $18.90 per share. Six other parties that had executed a non-disclosure agreement declined to submit an indication of interest. Each of the three non-binding indications of interest received was subject to further due diligence and the negotiation of a definitive merger agreement.

        On December 7, 2016, the Centrue board met to review the non-binding written indication of interest that had been received from Midland and the two verbal indications of interest. The meeting was also attended by members of Centrue's management, representatives of Sandler and representatives of Howard & Howard, Centrue's outside counsel. The Centrue board received an update from Sandler on the current market for bank mergers and acquisitions. Sandler provided a review of the process undertaken to that point and discussed the terms of the non-binding indications of interest that had been received. The Centrue board reviewed the key terms and characteristics of each proposal, including the amount and type of consideration offered, the relative strengths and weaknesses of each bidder, the transaction structures favored by these bidders, the likelihood of consummating a transaction with each bidder, the competitive and other regulatory challenges that a potential deal with each bidder might face and the financial performance of the bidders. In discussing the relative merits of Midland, among other things, Centrue's management and representatives of Sandler noted that it was unlikely that Midland would face significant regulatory or other difficulties in completing the acquisition of Centrue. In the course of this discussion, representatives of Howard & Howard outlined the fiduciary responsibilities of board members when the board is presented with a potential sale of the company. After a discussion of its fiduciary duties and a recommendation from Centrue management and representatives of Sandler to the same effect, the Centrue board determined to reject the two verbal indications of interest from Company A and Company B due to, among other things, the objectively superior economic terms of the Midland proposal, the view that Company A and Company B were unlikely to be able to offer meaningful improvements to the terms of their respective offers, and Midland's reputation for successful integration of its acquisitions, and authorized Centrue's management and Sandler to invite Midland to conduct additional diligence of Centrue during December 2016, with the goal of getting Midland to agree to increase its valuation of Centrue.

        On December 7, 2016, Sandler sent a second round process letter to Midland. The process letter requested that a bid letter be submitted on January 13, 2017. During the rest of December 2016 and into early January 2017, representatives of Centrue and Midland conducted in-depth due diligence and reverse due diligence.

        On January 11, 2017, representatives of Midland's management met with the capital management and mergers & acquisitions committee of Midland's board of directors to discuss the results of its due diligence review of Centrue to date, and the terms of Midland's bid letter. At the conclusion of the meeting, the committee directed Midland's management to work with Stephens to finalize and submit a non-binding bid letter to Centrue.

        On January 13, 2017, Centrue received Midland's bid letter. The Midland bid letter provided for an increased proposed merger consideration of $26.50 per share of Centrue common stock and a consideration mix of 65% Midland common stock and 35% cash. Per the terms of the bid letter, each share of Centrue common stock outstanding electing stock consideration, subject to proration, would receive 0.7486 shares of Midland common stock, a ratio with an implied value that was higher than the high point of the per share value range indicated in Midland's indication of interest received on November 30, 2016. In addition, Midland's bid letter specified that each share of preferred stock of Centrue would be converted into a share of preferred stock of Midland with substantially identical terms. The bid letter also specified that Centrue would be able to terminate the merger agreement under certain circumstances involving a material decrease in the value of Midland common stock, which is commonly referred to as a "double-trigger termination right."

        The Centrue board met on January 16, 2017 to review the Midland bid letter. The meeting was also attended by Centrue management members and representatives of Sandler and Howard & Howard. Representatives of Sandler provided an overview of the process, summarized Midland's bid letter and analyzed the key economic assumptions underlying the bid letter. Representatives of Howard & Howard summarized the merger agreement negotiations to date, discussed key anticipated definitive agreement terms and revisited its outline of board fiduciary responsibilities. Following discussion, the Centrue board directed Sandler and Howard & Howard to provide counterproposals to certain provisions in the bid letter, including an increase to the merger consideration, modification of the double-trigger termination right, and certain price adjustments based on Centrue's stockholders equity at closing. On January 17, 2016, Centrue received a draft merger agreement from Midland. Among other things, the draft merger agreement contemplated that certain of Centrue's shareholders would enter into a voting agreement with Midland concurrently with the execution of the merger agreement.

        Between January 16, 2017 and January 25, 2017, representatives of Centrue's management, Sandler, Howard & Howard, Midland's management, Stephens, and Barack Ferrazzano, negotiated and held multiple discussions regarding various terms and provisions of the draft merger agreement and due diligence issues requiring resolution prior to execution of the merger agreement.

        On January 24, 2017, the Centrue board held a meeting to discuss the terms of the proposed transaction with Midland. The meeting was also attended by Centrue management members and representatives of Sandler and Howard & Howard. Sandler noted that the draft merger agreement provided for merger consideration of $26.75 per share of Centrue common stock and a consideration mix of 65% Midland common stock and 35% cash, and that each share of Centrue common stock outstanding electing stock consideration, subject to proration, would receive 0.7604 shares of Midland common stock, which was higher than the high point of the range in Midland's bid letter received on January 13, 2017. Sandler also reiterated its prior disclosure regarding its representation of Midland in conjunction with its initial public offering in May 2016 and service as placement agent in connection with Midland's offer and sale of subordinated debt in June 2015. Centrue management and Sandler highlighted Midland's draft fourth quarter 2016 earnings release, which had been shared with Centrue prior to the board meeting. Howard & Howard's representative reviewed the board's fiduciary duties in connection with its consideration of the proposed merger and reviewed with the Centrue board the substantially final terms of the draft merger agreement and draft voting agreement. Representatives of Sandler reviewed with the Centrue board Sandler's financial analysis of the merger consideration to be paid pursuant to the draft merger agreement. The Centrue board requested that Sandler arrange a follow-up discussion directly with Midland's management to review Midland's draft fourth quarter 2016 earnings, the financial terms of the proposed transaction and the termination fee provisions of the merger agreement.

        Later that evening, Centrue's management and representatives of Sandler, along with members of Centrue's board of directors who were nominated by Centrue's two largest shareholders, Capital Z Partners Centrue AIV, L.P. (which we refer to as "Capital Z") and FJ Capital Management, LLC (which we refer to as "FJ Capital"), spoke telephonically with Midland's management and representatives of Stephens to discuss Midland's and Centrue's respective draft fourth quarter 2016 earnings releases and the financial terms and termination fee provisions of the draft merger agreement. After the phone conversation Sandler, at the request of Centrue's management (which request was supported by the directors nominated by Capital Z and FJ Capital), contacted Stephens to request that Midland increase the proposed exchange ratio for shares of Centrue common stock electing to receive stock consideration, and that Midland agree to eliminate the termination fee payable if Centrue's shareholders did not vote to adopt the merger agreement and a party to the voting agreement had materially breached its obligations under that agreement. After consulting with Midland's management team, Stephens informed Sandler that Midland would not be willing to further increase the exchange ratio or eliminate the proposed termination fee.

        On January 25, 2017, the Centrue board met and discussed the previous evening's conversation with Midland's management and the feedback subsequently received from Stephens. Centrue management noted that it was satisfied with the proposed exchange ratio and believed the terms as proposed to be satisfactory. Subsequently, Centrue's management and the members of Centrue's board of directors nominated by Capital Z and FJ Capital spoke telephonically with representatives of Sandler regarding Midland's historical performance, publicly announced strategic plans, and projected performance, including publicly available consensus median analyst earnings per share estimates for Midland for the years ending December 31, 2017 and December 31, 2018, and an estimated long-term annual earnings per share growth rate for Midland for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Centrue and its representatives.

        On January 26, 2017, the Centrue board met to receive Centrue's management's report from the prior day's discussion with Sandler's security analyst. Howard & Howard's representative again reviewed the board's fiduciary duties in connection with its consideration of the proposed merger and reviewed with the Centrue board the substantially final terms of the draft merger agreement, including but not limited to the terms on which the Centrue board would have the ability to consider a superior proposal if one were to emerge, the termination fee that would be payable upon termination of the merger agreement in certain circumstances, and the conditions to closing, specifically the regulatory approval provisions of the draft merger agreement. Howard & Howard also reviewed with the Centrue board the terms of the draft voting agreement each board member was being asked to execute. Representatives of Sandler reviewed with the Centrue board the key aspects of the sale process to date, including the scope and outcome of buyer outreach, due diligence activities undertaken with participants in the sale process, the first round indications of interest and Sandler's financial analysis of the consideration to be paid pursuant to the draft merger agreement. Sandler then rendered to the Centrue board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 26, 2017, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken and described in its opinion, the consideration to be paid pursuant to the proposed merger agreement to the holders of Centrue's common stock was fair, from a financial point of view, to such holders. Following additional discussion and deliberation, including careful consideration of the factors described under "Centrue's reasons for the merger and recommendation of the board of directors," Centrue's board of directors determined that the merger was in the best interests of Centrue and its shareholders and unanimously adopted and approved the merger agreement and authorized the transactions contemplated thereby. Centrue's board of directors also approved the terms of the voting agreement.

        On January 26, 2017, the Midland board met to review the proposed transaction with Centrue. Midland's management delivered presentations to the board regarding Centrue, the strategic rationale for the proposed transaction, the results of Midland's due diligence investigation, and the financial and legal terms of the draft merger agreement. In addition, representatives of Stephens delivered a presentation regarding Centrue and the financial terms of the proposed transaction, and representatives of Barack Ferrazzano delivered a presentation regarding certain legal matters in connection with the proposed transaction. Following additional discussion and deliberation, including careful consideration of the factors described under "Midland's reasons for the merger and recommendation of the board of directors," Midland's board of directors determined that the merger was in the best interests of Midland and its shareholders and unanimously approved the voting agreement and the merger agreement, including the share issuance and other transactions contemplated thereby, and directed Midland's management to finalize and enter into the agreements.

        Later that day, following close of the stock market, Centrue, Midland and Merger Sub executed the merger agreement, and Midland entered into the voting agreement with each of Centrue's directors and the other Centrue shareholders party to that agreement. Thereafter, the parties issued a joint press release announcing the execution of the merger agreement.

Midland's reasons for the merger and recommendation of the board of directors

        Midland's board of directors believes that the merger is in the best interests of Midland and its shareholders. In deciding to unanimously approve the agreement and the transactions contemplated therein, including the issuance of Midland common stock in connection with the merger, Midland's board of directors consulted with its management as well as its legal and financial advisors, and considered a number of factors, including the following:

  •
  each of Midland's, Centrue's, and the combined company's business, operations, financial condition, asset quality, earnings, and prospects, including the belief that Centrue's financial condition, asset quality and underwriting procedures are sound, that Centrue's business, operations and geographic footprint would complement those of Midland, and that the merger would result in a combined company with a larger market presence and more attractive funding base, including through core deposit funding, than Midland on a stand-alone basis;

  •
  the opportunities for growth through the ability to offer Midland States Bank's broader range of products and services to Centrue's customers;

  •
  anticipated efficiencies to come from integrating Centrue's operations into Midland's existing operations;

  •
  the financial terms of the transaction, including the expectation that the transaction would be accretive to Midland's earnings per share in 2018, and the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Midland common stock is not subject to automatic adjustment as a result of changes in the market value of Midland common stock, limiting the risk of further dilution to Midland's existing shareholders if the trading price of Midland common stock were to decrease;

  •
  management's experience and successful track record with acquiring and integrating financial institutions;

  •
  the view that Centrue's relationship-oriented community banking model would be complementary, and its compatibility with Midland and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the markets in which Centrue operates, including existing and potential competition and history of the market areas with respect to financial institutions;

  •
  its review and discussions with Midland's management, legal counsel and financial, accounting and tax advisors concerning the due diligence investigation of Centrue, including without limitation the anticipated value to Midland of Centrue's deferred tax assets, after giving effect to certain limitations on the use of such assets;

  •
  the opportunity to build a greater recognition and awareness of the Midland brand;

  •
  the fact that Midland's shareholders would have a chance to vote on the share issuance in connection with the merger;

  •
  the terms of the merger agreement, which it reviewed with Midland's outside legal and financial advisors, including certain protections provided by the adjustment to the merger consideration if Centrue's adjusted stockholders' equity at closing is less than $125.9 million, and the expected tax treatment, deal protection and termination provisions; and

  •
  the belief that the merger would be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        In addition, Midland's board of directors considered a number of risks with respect to the merger, including the following:

  •
  the fact that the exchange ratio applicable to the portion of the merger consideration payable in shares of Midland common stock is not subject to mandatory adjustment as a result of changes in the market value of Midland common stock, and the resulting risk that the value of the merger consideration payable to Centrue common shareholders could increase if the trading price of Midland common stock were to increase;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Centrue's business, operations and workforce with those of Midland, including the transaction costs that would be incurred in connection with the transaction;

  •
  the potential risk of diverting management attention and resources from the operation of Midland's business and towards the completion of the merger;

  •
  the fact that, as is customary in public company transactions, Midland would not be entitled to indemnification for certain losses it could incur in connection with the transaction;

  •
  uncertainties regarding developments in federal income tax and bank regulatory policy, including the risk that a decrease in federal income tax rates could adversely affect the value of Centrue's deferred tax assets;

  •
  the terms of the shares of preferred stock that Midland would issue to holders of Centrue's Series B Preferred Stock and Series D Preferred Stock; and

  •
  the other risks identified under "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        The above discussion of the information and factors considered by Midland's board of directors is not intended to be exhaustive, but includes a description of material factors considered by the Midland board of directors. In view of the wide variety of factors considered by the Midland board of directors in connection with its evaluation of the merger, the Midland board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Midland's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of Midland's shareholders.

        Midland's board of directors has unanimously determined that the merger is in the best interests of Midland and its shareholders. Midland's board of directors unanimously approved the merger agreement and recommends that shareholders vote "FOR" approval of the Midland share issuance proposal.

Centrue's reasons for the merger and recommendation of the board of directors

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders vote to adopt the merger, the Centrue board of directors consulted with Centrue management, as well as its financial and legal advisors, and considered a number of financial, legal and market factors, including the following material factors:

  •
  the extensive review undertaken by the Centrue board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Centrue for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the Centrue board's belief that the merger with Midland was the best option available to Centrue and its shareholders, including but not limited to continuing to operate as an independent bank holding company;

  •
  the cash/stock election mechanism of the merger agreement, which offers Centrue shareholders the opportunity to seek their preferred form of consideration, subject to proration, such that 65% of the Centrue shares receive stock consideration and 35% receive cash;

  •
  the cash component of the merger consideration offers Centrue shareholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

  •
  the protection afforded the stock component of the merger consideration by the double-trigger termination right contained within the merger agreement, and the fact that the stock component of the merger consideration offers Centrue shareholders the opportunity to participate in the future growth and opportunities of the combined company or benefit from the increased liquidity afforded by Midland's common stock trading on NASDAQ and in significantly higher volumes than Centrue's common stock, and the receipt of stock consideration will generally be deemed a tax-free reorganization to Centrue shareholders based on the expected tax treatment of the Merger as a "reorganization" for U.S. federal income tax purposes, as further described under "Material U.S. Federal Income Tax Consequences of the Merger";

  •
  the financial presentation of Centrue's financial advisor, Sandler, to the Centrue board on January 26, 2017, and the oral opinion of Sandler delivered to the Centrue board, which was confirmed by delivery of a written opinion dated January 26, 2017, to the effect that, as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the merger consideration was fair, from a financial point of view, to the holders of Centrue common stock, as further described under "The Merger—Opinion of Sandler & Partners, L.P.";

  •
  the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, including but not limited to the combined company's ability to better serve Centrue's customers and communities and provide a broader array of products and services, and potential for Centrue's shareholders, as future Midland shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

  •
  the view that the shared core values and cultures of Centrue and Midland, including both companies' prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integrating and operating the combined company post-closing to the benefit of Centrue shareholders as future Midland shareholders;

  •
  the Centrue board's familiarity with and understanding of Centrue's business, results of operations, asset quality, financial and market position and expectations concerning Centrue's future earnings and prospects;

  •
  information and discussions regarding Midland's business, results of operations, financial and market position and future earnings and prospects, including but not limited to Midland's past success in integrating acquisitions, its apparent competence, experience and community banking philosophy, and the integrity of Midland and its management;

  •
  the historical performance of each of Centrue's common stock and Midland's common stock and the dividend yield of Midland's common stock, including but not limited to the financial value of the Midland's proposal and the 15.4% premium that value represented over the $22.98 market value of Centrue's common stock as of January 26, 2017 and the 45.7% premium that value represented over the $18.20 52-week average trading price of Centrue's common stock immediately preceding the public announcement of the merger, in each case based on an assumed value of $34.72 per share of Midland common stock, which was the market value of Midland's common stock as of the market close on January 26, 2017;

  •
  the Centrue board's understanding of the current and prospective environment in which Centrue and Midland operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Centrue both with and without the merger;

  •
  the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties' evaluations of those factors (including Midland's recent record of successfully receiving regulatory approvals for acquisitions in a timely manner), and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

  •
  the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the merger consideration election mechanics (see "Description of the Merger Agreement—Merger consideration"), the ability of the Centrue board, under certain circumstances, to change its recommendation to Centrue shareholders regarding the merger (see "Description of the Merger Agreement—Certain covenants of the parties"), the conditions to closing (see "Description of the Merger Agreement—Conditions to completion of the merger"), the ability of Centrue to terminate the merger agreement under certain circumstances (see "Description of the Merger Agreement—Termination"), the possibility that Centrue would be required to pay a termination fee under certain circumstances (see "Description of the Merger Agreement—Termination fee") and that Centrue's shareholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see "Description of the Merger Agreement—Conditions to completion of the merger");

  •
  the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party's control;

  •
  the potential risk of diverting management attention and resources from the operation of Centrue's business to consummation of the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

  •
  the potential risks and costs associated with successfully integrating Centrue's business, operations and workforce with those of Midland, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

  •
  the other risks under the sections entitled: "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

        In considering the recommendation of the Centrue board, you should be aware that certain directors and officers of Centrue have interests in the Merger that are different from, or in addition to, interests of shareholders of Centrue generally and may create potential conflicts of interest. The Centrue board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Centrue's shareholders that they vote in favor of the proposal to adopt the merger agreement. See "The Merger—Interests of certain persons in the merger."

        The terms of the proposed merger, including the consideration to be received by the Centrue shareholders, are the result of arm's length negotiations between the representatives of Centrue and Midland. The unanimous decision of the Centrue board to approve the merger, adopt the merger agreement, and recommend that the shareholders vote to adopt the merger agreement was the result of extensive discussions and deliberation that took place over a period of several months, with scheduled formal discussions occurring at several meetings of the Centrue board of directors. There were also numerous information discussions regarding transactions generally and the Midland transaction specifically between Centrue management and members of the board of directors and Centrue's outside advisors. Both Sandler and Howard & Howard provided multiple presentations to the Centrue board. This discussion of the information and factors considered by the Centrue board includes the material factors considered by the Centrue board, but it is not intended to be exhaustive and may not include all the factors considered by the Centrue board. In view of the wide variety of factors considered, and the complexity of these matters, the Centrue board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the Merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Centrue board viewed its position and unanimous recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Centrue's management and its financial and legal advisors. In addition, individual members of the Centrue board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Centrue board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled "Special Note Regarding Forward-Looking Statements."

Opinion of Sandler O'Neill & Partners, L.P.

        By letter dated September 19, 2016, Centrue retained Sandler to act as financial advisor to Centrue's board of directors in connection with Centrue's consideration of a possible business combination. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 26, 2017 meeting at which Centrue's board of directors considered and discussed the terms of the merger agreement and the merger, Sandler delivered to the board its oral opinion, which was subsequently confirmed in writing on January 26, 2017, to the effect that, as of such date, the merger consideration was fair to the holders of Centrue common stock from a financial point of view. The full text of Sandler's opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Centrue common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler's opinion speaks only as of the date of the opinion. The opinion is directed to the board of directors of Centrue in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Centrue as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger or what election to make regarding the stock consideration, the cash consideration or the mixed consideration. The opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Centrue common stock and does not address the allocation of the merger consideration between cash and Midland common stock or the relative fairness of the per share stock consideration and the per share cash consideration. The opinion does not address the underlying business decision of Centrue to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Centrue or the effect of any other transaction in which Centrue might engage. Sandler did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Centrue's officers, directors, or employees, or class of such persons, if any, relative to the merger consideration to be received by Centrue's common shareholders. Sandler's opinion was approved by Sandler's fairness opinion committee.

        In connection with rendering its opinion, Sandler reviewed and considered, among other things:

  •
  an execution copy of the merger agreement, dated as of January 26, 2017;

  •
  certain financial statements and other historical financial information of Centrue that Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Midland that Sandler deemed relevant;

  •
  internal financial projections for Centrue for the years ending December 31, 2017 through December 31, 2021, as provided by and discussed with the senior management of Centrue;

  •
  publicly available consensus median analyst earnings per share estimates for Midland for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Midland for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Centrue and its representatives;

  •
  the pro forma financial impact of the merger on Midland based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Midland and its representatives;

  •
  the publicly reported historical price and trading activity for Centrue common stock and Midland common stock, including a comparison of certain stock market information for Centrue common stock and Midland common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for Centrue and Midland with similar institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

        Sandler also discussed with certain members of senior management of Centrue the business, financial condition, results of operations and prospects of Centrue and held similar discussions with the senior management of Midland and its representatives regarding the business, financial condition, results of operations and prospects of Midland.

        In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Centrue and Midland or their respective representatives, or that was otherwise reviewed by it and Sandler assumed such accuracy and completeness for purposes of rendering its opinion. Sandler relied on the assurances of the respective managements of Centrue and Midland that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to undertake, and did not undertake, an independent verification of any such information and did not assume any responsibility or liability for the accuracy and completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Centrue or Midland or any of their respective subsidiaries, nor was it furnished with any such evaluations or appraisals. Sandler did not render any opinion or evaluation on the collectability of any assets or the future performance of any loans of Centrue or Midland. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Centrue or Midland, or of the combined entity after the merger, and did not review any individual credit files relating to Centrue or Midland. Sandler assumed, with Centrue's consent, that the respective allowances for loan losses for both Centrue and Midland were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler used internal financial projections for Centrue for the years ending December 31, 2017 through December 31, 2021, as provided by and discussed with the senior management of Centrue. In addition, Sandler used publicly available consensus median analyst earnings per share estimates for Midland for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Midland for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Centrue and its representatives. Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Midland and its representatives. With respect to the foregoing information, the senior management of Centrue confirmed to Sandler that such information relating to Centrue reflected the best currently available estimates and judgments of Centrue's senior management as to Centrue's future financial performance and the other matters covered thereby, and that Sandler was authorized to rely on such information provided by Midland, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Centrue or Midland since the date of the most recent financial statements made available to Sandler. Sandler also assumed in all respects material to its analysis that Centrue and Midland would remain as going concerns for all periods relevant to its analyses.

        Sandler also assumed, with Centrue's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Centrue, Midland or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the stock consideration will generally be deemed a tax-free reorganization to Centrue shareholders. Sandler, with Centrue's consent, relied upon the advice that Centrue received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.

        Sandler's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler's opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading values of Centrue common stock or Midland common stock at any time or what the value of Midland common stock would be once it is actually received by the holders of Centrue common stock.

        In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler's opinion or the presentation made by Sandler to Centrue's board of directors, but is a summary of the material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler's comparative analyses described below is identical to Centrue or Midland, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Centrue and Midland and the companies to which they are being compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Centrue, Midland and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Centrue's board of directors at its January 26, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler's analyses do not necessarily reflect the value of Centrue common stock or the prices at which Centrue or Midland common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Centrue's board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Centrue's board of directors or management with respect to the fairness of the merger.

        Summary of proposed merger consideration and implied transaction metrics.    Sandler reviewed the financial terms of the proposed merger. As described more fully in the merger agreement, each share of Centrue common stock outstanding immediately prior to the effective time of the merger, other than certain shares described in the merger agreement, will be converted into the right to receive, at the election of the holder thereof, 0.7604 shares of common stock of Midland, $26.75 in cash, or a combination of $9.3625 in cash and 0.4943 shares of Midland common stock, subject to adjustment and proration in certain cases. See "Description of the Merger Agreement—Merger consideration." Using the price of Midland common stock as of January 25, 2017, or $34.78, aggregate stock consideration of 3.2 million shares of Midland common stock, aggregate cash consideration of $61.9 million, 6,513,694 shares of Centrue common stock outstanding and 33,321 restricted stock units of Centrue which will fully vest upon a change-in-control, Sandler calculated an aggregate implied transaction value of approximately $173.8 million. Based upon historical financial information for Centrue as of or for the twelve months ended December 31, 2016 (unless otherwise indicated), and projected financial information for Centrue for the year ending December 31, 2017, as provided by and discussed with the senior management of Centrue, Sandler calculated the following implied transaction metrics:

Transaction Price / Book Value Per Share:	139%
Transaction Price / Tangible Book Value Per Share:	139%
Transaction Price / Last-Twelve-Months (LTM) Earnings Per Share:	28.9x
Transaction Price / 2017 Estimated Earnings Per Share:	30.2x
Tangible Book Premium / Core Deposits(1):	7.4%
One Day Market Premium(2):	15.5%

(1)
Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000 and foreign deposits

(2)
Based upon the closing price for Centrue common stock on January 25, 2017

        Stock trading history.    Sandler reviewed the historical publicly reported trading prices of Centrue common stock for the period beginning April 1, 2015 and ended January 25, 2017 and Midland common stock for the period beginning May 23, 2016 and ended January 25, 2017. Sandler then compared the relationship between the movements in the price of Centrue and Midland common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Centrue's Common Stock Performance

	Beginning Value April 1, 2015	Ending Value January 25, 2017
Centrue	100%	174.1%
SNL U.S. Bank Index	100%	129.1%
Peer Group	100%	152.8%

Midland's Common Stock Performance

	Beginning Value May 23, 2016	Ending Value January 25, 2017
Midland	100%	158.1%
SNL U.S. Bank Index	100%	133.9%
Peer Group	100%	145.9%

        Comparable company analysis.    Sandler used publicly available information to compare selected financial information for Centrue with a group of financial institutions, as selected by Sandler. The Centrue peer group consisted of Midwest banks whose securities trade on a major exchange with assets between $750 million and $1.5 billion (which we refer to as the "Centrue Peer Group"). The Centrue Peer Group excluded announced merger targets. The Centrue Peer Group consisted of the following companies:

Southern Missouri Bancorp, Inc.	Ohio Valley Banc Corp.
Civista Bancshares Inc.	Mackinac Financial Corporation
MBT Financial Corp.	Porter Bancorp, Inc.
Ames National Corporation	Landmark Bancorp, Inc.
LCNB Corp.	HopFed Bancorp, Inc.
Hawthorn Bancshares, Inc.	SB Financial Group, Inc.
First Community Financial Partners, Inc.	First Savings Financial Group, Inc.
County Bancorp, Inc.	Middlefield Banc Corp.

        The analysis compared publicly available financial information for Centrue as of or for the periods ending December 31, 2016 and September 30, 2016 with corresponding data for the Centrue Peer Group as of or for the period ending September 30, 2016 (unless otherwise indicated), with pricing data as of January 25, 2017. The table below sets forth the data for Centrue and the median, mean, high and low data for the Centrue Peer Group.

 Comparable Company Analysis

			Centrue Peer Group
	Centrue 12/31/16	Centrue 9/30/16
			Median	Mean	High	Low
Total assets (in millions)	$978	$1,000	$1,106	$1,106	$1,492	$762
Loans/Deposits	92.7%	87.6%	91.1%	85.0%	105.4%	55.6%
Non-performing assets(1)/Total assets	0.67%	0.79%	0.61%	0.87%	1.88%	0.27%
Tangible common equity/Tangible assets	12.72%	12.31%	8.92%	8.69%	11.56%	4.44%
Leverage ratio	11.49%	12.22%	9.91%	9.72%	11.98%	6.21%
Total risk-based capital ratio	14.95%	16.16%	13.91%	14.09%	18.34%	9.27%
LTM Return on average assets	0.64%	NM	0.99%	0.88%	1.18%	0.28%
LTM Return on average tangible common equity	5.4%	NM	10.4%	10.6%	19.6%	2.8%
LTM Net interest margin	3.43%	3.43%	3.51%	3.63%	4.27%	3.10%
LTM Efficiency ratio	78.3%	80.8%	67.8%	67.2%	87.5%	47.4%
Price/Tangible book value	120%	122%	164%	157%	207%	96%
Price/LTM Earnings per share	25.0x	NM	17.0x	17.7x	35.3x	12.1x
Price/2017 Estimated Earnings per share	—	—	15.4x	16.4x	25.5x	11.0x
Current Dividend Yield	0.0%	0.0%	1.3%	1.6%	3.0%	0.0%
LTM Dividend Ratio	0.0%	0.0%	25.1%	31.4%	92.3%	0.0%
Market value (in millions)	$150	$150	$126	$155	$299	$78

(1)
Excludes restructured loans

Source:
SNL Financial and Centrue senior management

Notes:
LTM defined as last-twelve-months. Financial data for Southern Missouri Bancorp, Inc., Ames National Corporation, First Community Financial Partners, Inc., County Bancorp, Inc. and SB Financial Group, Inc. is presented for the period ending December 31, 2016. Loans/Deposits, Leverage ratio and Total risk-based capital ratio for Southern Missouri Bancorp, Inc. are presented for the period ending September 30, 2016. Leverage ratio and Total risk-based capital ratio for Ames National Corporation are presented for the period ending September 30, 2016. Tangible common equity/Tangible assets and LTM Return on average tangible common equity for First Community Financial Partners, Inc. are presented for the period ending September 30, 2016. Leverage Ratio, Total risk-based capital ratio and LTM Return on average tangible common equity for County Bancorp, Inc. are presented for the period ending September 30, 2016. Leverage ratio and Total risk-based capital ratio from bank-level regulatory filings for SB Financial Group, Inc. are presented for the period ending September 30, 2016.

        Sandler used publicly available information to perform a similar analysis for Midland and a group of financial institutions, as selected by Sandler. Midland's peer group consisted of Midwest banks whose securities trade on a major exchange with assets between $2.0 billion and $5.0 billion (the "Midland

Peer Group"). The Midland Peer Group excluded announced merger targets. The Midland Peer Group consisted of the following companies:

Republic Bancorp, Inc.	Mercantile Bank Corporation
Great Southern Bancorp, Inc.	First Financial Corporation
Lakeland Financial Corporation	MidWestOne Financial Group, Inc.
Enterprise Financial Services Corp	German American Bancorp, Inc.
MainSource Financial Group, Inc.	Stock Yards Bancorp, Inc.
Community Trust Bancorp, Inc.	First Mid-Illinois Bancshares, Inc.
Peoples Bancorp Inc.	Independent Bank Corporation
Horizon Bancorp	Nicolet Bankshares, Inc.
QCR Holdings, Inc.	Old Second Bancorp, Inc.

        The analysis compared publicly available financial information for Midland as of or for the periods ending December 31, 2016 and September 30, 2016 with corresponding data for the Midland Peer Group as of or for the period ending September 30, 2016 (unless otherwise indicated), with pricing data as of January 25, 2017. The table below sets forth the data for Midland and the median, mean, high and low data for the Midland Peer Group.

Comparable Company Analysis

			Midland Peer Group
	Midland States 12/31/16	Midland States 9/30/16
			Median	Mean	High	Low
Total assets (in millions)	$3,234	$3,248	$3,182	$3,352	$4,827	$2,113
Loans/Deposits	96.5%	95.6%	88.7%	89.0%	121.9%	67.7%
Non-performing assets(1)/Total assets	0.61%	0.66%	0.55%	0.62%	1.46%	0.18%
Tangible common equity/Tangible assets	8.36%	8.44%	9.19%	9.46%	12.93%	7.83%
Leverage ratio	9.76%	9.82%	10.57%	10.72%	13.67%	8.76%
Total risk-based capital ratio	13.85%	13.53%	13.51%	14.24%	18.50%	11.33%
LTM Return on average assets	1.03%	0.92%	0.99%	1.04%	1.42%	0.69%
LTM Return on average tangible common equity	14.0%	13.8%	11.6%	11.5%	14.6%	7.5%
LTM Net interest margin	3.92%	4.05%	3.62%	3.66%	4.05%	3.18%
LTM Efficiency ratio	68.4%	67.3%	61.1%	60.7%	74.2%	48.1%
Price/Tangible book value	203%	199%	199%	209%	335%	137%
Price/LTM Earnings per share	16.2x	16.9x	20.2x	19.6x	25.8x	15.9x
Price/2017 Est. Earnings per share	14.6x	14.6x	16.7x	17.1x	21.0x	14.6x
Current Dividend Yield	2.1%	2.1%	1.7%	1.6%	2.7%	0.0%
LTM Dividend Ratio	31.6%	32.8%	32.3%	30.5%	59.2%	0.0%
Market value (in millions)	$536	$536	$600	$650	$1,146	$306

(1)
Excludes restructured loans

*
Indicates financial metric is unavailable

Source:
SNL Financial and Midland States senior management

Notes:
LTM defined as last-twelve-months. Financial data for Great Southern Bancorp, Inc., Enterprise Financial Services Corp, Community Trust Bancorp, Inc., Mercantile Bank Corporation and Nicolet Bankshares, Inc. is presented for the period ending December 31, 2016. Leverage ratio for Enterprise Financial Services Corp is presented for the period ending September 30, 2016. Loans/deposits for Mercantile Bank Corporation is presented for the period ending September 30, 2016. Non-performing assets/Total assets, Leverage Ratio and Total risk-based capital ratio for Nicolet Bankshares, Inc. are presented for the period ending September 30, 2016.

        Analysis of selected merger transactions.    Sandler reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of twenty-five nationwide bank and thrift transactions announced between January 1, 2016 and January 25, 2017 with reported deal values of $75 million to $250 million, excluding Byline Bancorp, Inc.'s acquisition of Ridgestone Financial Services, Inc. (which we refer to as the "Nationwide Precedent Transactions"). The regional group consisted of fourteen bank and thrift transactions where the targets were located in the Midwest region, announced between January 1, 2015 and January 25, 2017 with reported deal values of $75 million to $250 million, excluding Byline Bancorp, Inc.'s acquisition of Ridgestone Financial Services, Inc. (which we refer to as the "Regional Precedent Transactions").

        The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Merchants Corp.	Arlington Bank
Renasant Corp.	Metropolitan BancGroup Inc.
Veritex Holdings Inc.	Sovereign Bancshares Inc.
Southern National Bancorp of VA	Eastern Virginia Bankshares
CenterState Banks	Gateway Financial Holdings of FL Inc.
Access National Corp.	Middleburg Financial Corp.
CenterState Banks	Platinum Bank Holding Co.
Enterprise Financial Services	Jefferson County Bancshares Inc.
First Commonwealth Financial	DCB Financial Corp
Home BancShares Inc.	Giant Holdings Inc.
OceanFirst Financial Corp.	Ocean Shore Holding Co.
Berkshire Hills Bancorp Inc.	First Choice Bank
First Bancorp	Carolina Bank Holdings Inc.
QCR Holdings Inc.	Community State Bank
Simmons First National Corp.	Citizens National Bank
Bar Harbor Bankshares	Lake Sunapee Bank Grp
WesBanco Inc.	Your Community Bankshares Inc.
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
Westfield Financial Inc.	Chicopee Bancorp Inc.
Guaranty Bancorp	Home State Bancorp
Horizon Bancorp	La Porte Bancorp Inc.
Midland Financial Co.	1st Century Bancshares Inc.
Hampton Roads Bankshares Inc.	Xenith Bankshares Inc.
Pinnacle Financial Partners	Avenue Financial Holdings Inc.
OceanFirst Financial Corp.	Cape Bancorp Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and one-day market premium. Sandler compared the indicated transaction metrics for the merger (assuming an aggregate implied transaction value of approximately $173.8 million, or a transaction price per share of $26.55, based on per share cash consideration of $26.75, an exchange ratio of 0.7604 for stock consideration, and Midland share price of $34.78 as of January 25, 2017) to the high, low, mean and median metrics of the Nationwide Precedent Transactions group.

	Midland / Centrue	Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Transaction price/LTM earnings per share	28.9x	19.7x	21.9x	34.7x	8.9x
Transaction price/Estimated earnings per share:	30.2x	22.9x	23.0x	41.0x	13.7x
Transaction price/ book value per share:	139%	155%	151%	219%	101%
Transaction price/Tangible book value per share:	139%	164%	160%	226%	116%
Core deposit premium:	7.4%	7.2%	8.4%	19.9%	2.4%
1-Day market premium:	15.5%	21.0%	28.9%	88.5%	2.8%

Source:
SNL Financial and Centrue senior management

        The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target
First Merchants Corp.	Arlington Bank
Enterprise Financial Services	Jefferson County Bancshares Inc.
First Commonwealth Financial	DCB Financial Corp
QCR Holdings Inc.	Community State Bank
WesBanco Inc.	Your Community Bankshares Inc.
First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.
Horizon Bancorp	La Porte Bancorp Inc.
BOK Financial Corp.	MBT Bancshares Inc.
First Busey Corp.	Pulaski Financial Corp.
Great Western Bancorp	HF Financial Corp.
MainSource Financial Group	Cheviot Financial
German American Bancorp Inc.	River Valley Bancorp
Nicolet Bankshares Inc.	Baylake Corp.
Chemical Financial Corp.	Lake Michigan Financial Corp.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and tangible book premium to core deposits. Sandler compared the indicated transaction metrics for the merger, based on an aggregate implied transaction value of approximately $173.8 million, or a transaction price per share of $26.55, based on per share cash consideration of $26.75, an exchange ratio of 0.7604 for stock consideration, and Midland share price of $34.78 as of January 25, 2017), to the high, low, mean and median metrics of the Regional Precedent Transactions group.

	Midland / Centrue	Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Transaction price/LTM earnings per share	28.9x	15.8x	17.0x	24.3x	8.9x
Transaction price/Estimated earnings per share:	30.2x	16.3x	20.3x	30.8x	13.7x
Transaction price/ book value per share:	139%	145%	164%	347%	104%
Transaction price/Tangible book value per share:	139%	151%	171%	347%	116%
Core deposit premium:	7.4%	7.5%	9.2%	19.9%	4.4%
1-Day market premium:	15.5%	15.9%	25.3%	88.5%	4.1%

Source: SNL Financial and Centrue senior management

        Net present value analyses.    Sandler performed an analysis that estimated the net present value per share of Centrue common stock, assuming Centrue performed in accordance with internal financial projections for Centrue for the years ending December 31, 2017 through December 31, 2021, as provided by and discussed with the senior management of Centrue. See "—Certain unaudited prospective financial information of Centrue." To approximate the terminal value of Centrue common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 14.0x to 19.0x and multiples of December 31, 2021 tangible book value ranging from 130% to 180%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Centrue common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Centrue common stock of $10.79 to $19.14 when applying multiples of earnings and $16.44 to $29.76 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
9.0%	$14.10	$15.11	$16.12	$17.13	$18.13	$19.14
10.0%	$13.47	$14.44	$15.40	$16.36	$17.32	$18.29
11.0%	$12.88	$13.80	$14.72	$15.64	$16.56	$17.48
12.0%	$12.31	$13.19	$14.07	$14.95	$15.83	$16.71
13.0%	$11.78	$12.62	$13.46	$14.30	$15.14	$15.98
14.0%	$11.27	$12.08	$12.88	$13.69	$14.49	$15.30
15.0%	$10.79	$11.56	$12.33	$13.10	$13.87	$14.64

Tangible Book Value Multiples

Discount Rate	130%	140%	150%	160%	170%	180%
9.0%	$21.49	$23.15	$24.80	$26.45	$28.11	$29.76
10.0%	$20.53	$22.11	$23.69	$25.27	$26.85	$28.43
11.0%	$19.63	$21.14	$22.65	$24.16	$25.67	$27.17
12.0%	$18.77	$20.21	$21.65	$23.10	$24.54	$25.98
13.0%	$17.95	$19.33	$20.71	$22.09	$23.47	$24.85
14.0%	$17.18	$18.50	$19.82	$21.14	$22.46	$23.78
15.0%	$16.44	$17.71	$18.97	$20.24	$21.50	$22.77

        Sandler also considered and discussed with the Centrue board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis, assuming Centrue's net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Centrue common stock, applying the price to 2021 earnings multiples range of 14.0x to 19.0x referred to above and a discount rate of 12.00%.

Earnings Per Share Multiples

Annual Estimate Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(25.0)%	$9.23	$9.89	$10.55	$11.21	$11.87	$12.53
(20.0)%	$9.85	$10.55	$11.26	$11.96	$12.66	$13.37
(15.0)%	$10.47	$11.21	$11.96	$12.71	$13.46	$14.20
(10.0)%	$11.08	$11.87	$12.66	$13.46	$14.25	$15.04
(5.0)%	$11.70	$12.53	$13.37	$14.20	$15.04	$15.87
0.0%	$12.31	$13.19	$14.07	$14.95	$15.83	$16.71
5.0%	$12.93	$13.85	$14.78	$15.70	$16.62	$17.55
10.0%	$13.54	$14.51	$15.48	$16.45	$17.41	$18.38
15.0%	$14.16	$15.17	$16.18	$17.19	$18.21	$19.22
20.0%	$14.78	$15.83	$16.89	$17.94	$19.00	$20.05
25.0%	$15.39	$16.49	$17.59	$18.69	$19.79	$20.89

        Sandler also performed an analysis that estimated the net present value per share of Midland common stock, assuming that Midland performed in accordance with publicly available consensus median analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Centrue and its representatives. To approximate the terminal value of Midland common stock at December 31, 2021, Sandler applied price to 2021 earnings multiples ranging from 16.0x to 21.0x and multiples of December 31, 2021 tangible book value ranging from 150% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Midland common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Midland common stock of $30.76 to $51.38 when applying earnings multiples and $24.91 to $51.51 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
8.0%	$39.92	$42.21	$44.50	$46.80	$49.09	$51.38
9.0%	$38.18	$40.37	$42.56	$44.75	$46.94	$49.13
10.0%	$36.53	$38.62	$40.72	$42.81	$44.90	$46.99
11.0%	$34.97	$36.97	$38.97	$40.97	$42.97	$44.97
12.0%	$33.49	$35.40	$37.32	$39.23	$41.14	$43.05
13.0%	$32.09	$33.92	$35.75	$37.58	$39.40	$41.23
14.0%	$30.76	$32.51	$34.26	$36.01	$37.76	$39.51

Tangible Book Value Multiples

Discount Rate	150%	170%	190%	210%	230%	250%
8.0%	$32.23	$36.09	$39.94	$43.80	$47.65	$51.51
9.0%	$30.84	$34.52	$38.21	$41.89	$45.57	$49.25
10.0%	$29.53	$33.04	$36.56	$40.08	$43.59	$47.11
11.0%	$28.28	$31.64	$35.00	$38.36	$41.72	$45.08
12.0%	$27.10	$30.31	$33.52	$36.73	$39.95	$43.16
13.0%	$25.97	$29.05	$32.12	$35.19	$38.27	$41.34
14.0%	$24.91	$27.85	$30.79	$33.73	$36.67	$39.61

        Sandler also considered and discussed with the Centrue board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler performed a similar analysis assuming Midland's net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Midland common stock, applying the price to 2021 earnings multiples range of 16.0x to 21.0x referred to above and a discount rate of 11.00%.

Earnings Per Share Multiples

Annual Estimate Variance	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
(25.0)%	$26.98	$28.47	$29.97	$31.47	$32.97	$34.47
(20.0)%	$28.57	$30.17	$31.77	$33.37	$34.97	$36.57
(15.0)%	$30.17	$31.87	$33.57	$35.27	$36.97	$38.67
(10.0)%	$31.77	$33.57	$35.37	$37.17	$38.97	$40.77
(5.0)%	$33.37	$35.27	$37.17	$39.07	$40.97	$42.87
0.0%	$34.97	$36.97	$38.97	$40.97	$42.97	$44.97
5.0%	$36.57	$38.67	$40.77	$42.87	$44.97	$47.07
10.0%	$38.17	$40.37	$42.57	$44.77	$46.97	$49.17
15.0%	$39.77	$42.07	$44.37	$46.67	$48.97	$51.27
20.0%	$41.37	$43.77	$46.17	$48.57	$50.97	$53.37
25.0%	$42.97	$45.47	$47.97	$50.47	$52.97	$55.46

        In connection with its analyses, Sandler considered and discussed with the Centrue board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro forma merger analysis.    Sandler analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes in the second calendar quarter of 2017 and (ii) 100% of the outstanding shares of Centrue common stock are converted into 3.2 million shares of Midland common stock and $61.0 million of cash consideration, based on per share cash consideration of $26.75, an exchange ratio of 0.7604 for stock consideration, and Midland share price of $34.78 as of January 25, 2017. Sandler also utilized the following information and assumptions: (a) publicly available consensus median analyst earnings per share estimates for Midland for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Midland for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Centrue and its representatives; (b) internal financial projections for Centrue for the years ending December 31, 2017 through December 31, 2021 as provided by and discussed with the senior management of Centrue; (c) purchase accounting adjustments, as provided by the senior management of Midland and its representatives; (d) estimated cost savings, as provided by the senior management of Midland and its representatives; (e) pre-tax one-time transaction costs and expenses estimates, as provided by the senior management of Midland and its representatives; and (f) the treatment of Centrue preferred stock, as provided in the merger agreement. The analysis indicated that the merger could be accretive to Midland's estimated earnings per share (excluding one-time transaction costs and expenses) in 2017 and dilutive to estimated tangible book value per share at close and at the year-end of 2017.

        In connection with this analysis, Sandler considered and discussed with the Centrue board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler's relationship.    Sandler is acting as Centrue's financial advisor in connection with the merger and will receive a fee for its services estimated to be approximately $1.6 million based on the market value of Midland common stock at the time the merger was announced. Sandler's fee is equal to 0.90% of the aggregate purchase price, will vary based on the market value of Midland common stock at the time of closing and is contingent upon the closing of the merger. Sandler also received a fee from Centrue as a result of rendering its opinion, which opinion fee will be credited in full towards the fee that will become payable on the day of closing of the merger. Centrue has also agreed to indemnify Sandler against certain liabilities arising out of Sandler's engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with its engagement.

        In the two years preceding the date hereof, Sandler provided certain other investment banking services to Centrue. Most recently, Sandler acted as placement agent in connection with Centrue's offer and sale of common stock for which Sandler received investment banking fees and expense reimbursement. In addition, as Sandler previously advised Centrue, in the two years preceding the date of Sandler's opinion, Sandler provided certain investment banking services to Midland. Most recently, Sandler acted as book running manager in connection with Midland's initial public offering of common stock in May 2016 and as placement agent in connection with Midland's offer and sale of subordinated debt in June 2015, for which Sandler received investment banking fees and expense reimbursement. In addition, in the ordinary course of Sandler's business as a broker-dealer, Sandler may purchase securities from and sell securities to Centrue, Midland and their respective affiliates. Sandler may also actively trade the equity and debt securities of Centrue, Midland or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain unaudited prospective financial information of Centrue

        Midland and Centrue do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Midland and Centrue are including in this joint proxy statement/prospectus certain unaudited prospective financial information that Centrue made available to Midland in connection with Midland's evaluation of the merger and to Sandler, in its capacity as Centrue's financial advisor, and that Midland made available to Stephens, in its capacity as Midland's financial advisor. The inclusion of this information should not be regarded as an indication that any of Midland, Centrue, Stephens, Sandler, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

        The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competitive, regulatory and financial conditions and matters specific to Centrue's business, all of which are difficult to predict and many of which are beyond Centrue's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Midland nor Centrue can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Centrue's and, if the merger is completed, Midland's respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Centrue's historical GAAP financial statements. Neither Midland's nor Centrue's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this prospectus and joint proxy statement relate solely to historical financial information of Midland and Centrue, as applicable. They do not extend to the unaudited prospective financial information of Centrue and should not be read to do so.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Centrue cannot give any assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Midland nor Centrue intends to, and each disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information of Centrue to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Centrue of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Centrue does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, any effects of the merger on the deferred tax assets of Centrue, or the effect on Centrue of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Centrue of any possible failure of the merger to occur. None of Midland, Centrue, Stephens, Sandler or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Midland or Centrue or other person regarding Centrue's or the combined company's ultimate performance compared to the information contained in the unaudited prospective financial information of Centrue or that the projected results will be achieved.

        The inclusion of the unaudited prospective financial information of Centrue herein should not be deemed an admission or representation by Midland or Centrue that such information is viewed as material information of Midland or Centrue, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

        In light of the foregoing, and considering that the Midland special meeting and the Centrue special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Midland shareholders and Centrue shareholders are cautioned not to place unwarranted reliance on such information, and all Midland shareholders and Centrue shareholders are urged to review Midland's most recent SEC filings for a description of Midland's reported financial results and Centrue's most recent SEC filings for a description of Centrue's reported financial results. See "Where You Can Find More Information."

	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
Net Income(thousands)	$5,718	$6,652	$7,850	$8,767	$10,096
Earnings per Share	$0.88	$1.02	$1.21	$1.35	$1.55
Dividends per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Book Value per Share	$20.32	$21.34	$22.54	$23.89	$25.44

Accounting treatment of the merger

        For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Centrue as of the effective time of the merger will be recorded at their respective fair values and added to those of Midland. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Midland issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Centrue.

Regulatory approvals

        The merger cannot proceed without obtaining all requisite regulatory approvals. Midland and Centrue have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of Midland and Centrue is subject to prior approval of the Federal Reserve. Midland submitted an application to the Federal Reserve on February 17, 2017 seeking certain necessary approval.

        In reviewing that application, the Federal Reserve is required to consider the following:

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  competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger's anticompetitive effects or restraints on trade; and

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  banking and community factors, which includes an evaluation of:

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  the financial and managerial resources of Midland, including its subsidiaries, and of Centrue, and the effect of the proposed transaction on these resources;

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  management expertise;

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  internal control and risk management systems;

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  the capital of Centrue;

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  the convenience and needs of the communities to be served; and

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  the effectiveness of Centrue and Midland in combating money laundering activities.

        The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution's performance under the Community Reinvestment Act. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

        Following the completion of the merger, Midland intends to merge Centrue Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. The bank merger will be subject to approval by the Federal Reserve and the IDFPR. Midland States Bank submitted an application to the Federal Reserve and the IDFPR on February 17, 2017 seeking the necessary approvals for the bank merger.

        While Midland knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

        In considering the recommendations of the Centrue board of directors, Centrue shareholders should be aware that certain directors and executive officers of Centrue and Centrue Bank may have interests in the merger that are different from, or are in addition to, the interests of Centrue shareholders generally. The Centrue board of directors was aware of these interests to the extent these interests existed at the time the Centrue board of directors approved the merger agreement and considered them, among other matters, in approving the merger agreement and determining to recommend to Centrue shareholders to vote for approval of the merger agreement.

        Stock ownership.    As of [    •    ], 2017, Centrue's directors controlled, in the aggregate, [    •    ] shares of Centrue's common stock, representing approximately [    •    ]% of Centrue's

outstanding shares of common stock. Additionally, as of [    •    ], 2017, Centrue's directors, executive officers and their affiliates collectively controlled [    •    ] shares, constituting approximately [    •    ]% of the shares then outstanding.

        Prior Employment Agreements between Centrue and Kurt Stevenson, Daniel Kadolph and John Christy.    Centrue and Centrue Bank previously entered into employment agreements with Kurt Stevenson, President and Chief Executive Officer of Centrue and Centrue Bank, Daniel Kadolph, Executive Vice President and Chief Financial Officer of Centrue and Centrue Bank, and John Christy, Executive Vice President and Chief Lending Officer of Centrue Bank. Mr. Stevenson's employment agreement provides that if Mr. Stevenson's employment is terminated by Centrue and Centrue Bank or their successors for reasons other than cause, death or disability within 12 months following a change in control, or Mr. Stevenson terminates his employment for constructive discharge within 12 months following a change in control then Mr. Stevenson would be entitled to a lump sum payment equal to three times his annual compensation and reimbursement from Centrue or Centrue Bank for continued medical insurance benefits for up to 18 months following his termination of employment. The severance and insurance payments would total approximately $1,592,382 Annual compensation includes Mr. Stevenson's base salary at the time of the change in control plus the average of his performance bonuses for the 2 most recently completed annual performance periods. Centrue anticipates that the change in control payments will be made contemporaneous with the closing of the Merger.

        The employment agreements for Messrs. Kadolph and Christy provide that if the executive's employment is terminated by Centrue and Centrue Bank or their successors for reasons other than cause, death or disability within 12 months following a change in control, or the executive terminates his employment for constructive discharge within 6 months following a change in control, Mr. Kadolph would be entitled to a lump sum payment of $615,931 and Mr. Christy would be entitled to a lump sum payment of $595,636, based on two times the executive's annual compensation, along with reimbursement from Centrue or Centrue Bank for continued medical insurance benefits for 12 months following the executive's termination of employment (with an estimated current value of $31,235 in the case of Mr. Kadolph and $17,694 in the case of Mr. Christy). Annual compensation includes the executive's base salary at the time of the change in control plus the average of his performance bonuses for the 2 most recently completed annual performance periods.

        If the change in control payments due to Messrs. Stevenson, Kadolph and Christy under the employment agreements or any other benefits or payments would trigger liability under the Internal Revenue Code for an excise tax on payments constituting "excess parachute payments," then the change in control payments will be reduced to the largest portion of the change in control payment that results in no portion of the change in control payment being subject to the excise tax. Under applicable law, the excise tax is triggered by the executive's receipt of payments that are contingent on a change in control that equal or exceed three times the executive's average annual taxable compensation over the five years preceding the year of the change in control, or such lesser time if the executive has not been employed by the employer for five years. The excise tax equals 20% of the amount of the payment in excess of the executive's average compensation over the preceding five-year period, or such lesser period. Per the merger agreement, Centrue agreed to take necessary steps to ensure that payments to Messrs. Stevenson, Kadolph and Christy will not trigger any such excise taxes.

        Centrue Equity Plans.    Centrue maintains the Centrue Financial Corporation 2003 Stock Option Plan, as amended and restated in 2007 (which we refer to as the "2003 Stock Option Plan") and the Centrue Financial Corporation 2015 Stock Compensation Plan (which we refer to as the "2015 Stock Compensation Plan").

        Under the terms of the 2003 Stock Option Plan and the 2015 Stock Compensation Plan any unvested options vest and become fully exercisable and any unvested restricted stock and restricted stock units become fully earned and vested immediately upon a change in control.

        Treatment of Centrue Equity Awards.    Per the terms of the merger agreement, the treatment of outstanding equity awards under the 2003 Stock Option Plan and the 2015 Stock Compensation Plan will be as follows:

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  Employee Stock Options.  All stock options of Centrue, whether vested or unvested, will be cancelled by Centrue at the effective time of the merger, and Midland will provide a cash payment in respect of such cancellation in an amount equal to the product of the number of shares of Centrue common stock subject to such options and the excess, if any, of $26.75 over the exercise price of the stock option, reduced by tax withholdings.

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  Restricted Stock Units and Restricted Stock Awards.  Centrue will also cause the shares of restricted stock of Centrue awarded to employees and directors of Centrue and Centrue Bank to vest on the date of the effective time of the merger, and such shares will be considered outstanding shares of Centrue common stock, with the right to receive the merger consideration provided pursuant to the merger agreement. In addition, Centrue will cause the restricted stock units of Centrue awarded to employees and directors of Centrue and Centrue Bank to vest and be cancelled at the effective time of the merger, and Midland will provide a cash payment in respect of each restricted stock unit of Centrue in an amount equal to $26.75.

        Quantification of Value of Unvested Equity Awards.    We estimate that the aggregate value to Messrs. Stevenson, Kadolph and Christy upon the acceleration of restricted stock awards and restricted stock unit awards to be $[    •    ], $[    •    ] and $[    •    ], respectively, assuming the effective time of the merger occurred on [    •    ], 2017. Based on equity awards outstanding as of [    •    ], 2017, we estimate that the aggregate value to Centrue's employees and non-employee directors upon the acceleration of the vesting of restricted stock and restricted stock unit awards to be $[    •    ] in the aggregate, assuming the effective time of the merger occurred on [    •    ], 2017. The amounts specified in this paragraph are determined using a price per share of Centrue common stock of $26.75. As of [    •    ], 2017, there were 332 outstanding stock options with a weighted average exercise price of $578.10, expiring on April 24, 2017. Messrs. Ganim and Sullivan each have 166 stock options.

        Continued indemnification and director and officer liability coverage.    Pursuant to the terms of the merger agreement, Midland agreed to indemnify each of Centrue's directors and officers against certain liabilities incurred in connection with matters existing or occurring at or prior to the effective time of the merger, and to maintain, for a period of six years following the effective time of the merger, insurance coverage under an existing directors' and officers' liability insurance policy maintained by Centrue for actions and omissions occurring prior to the effective time of the merger, provided that in no event will Midland be required to spend in the aggregate an amount exceeding 200% of the annual premium paid by Centrue for the current term of such policy.

Voting agreement

        On January 26, 2017, certain of the shareholders of Centrue, including each director of Centrue, entered into a voting agreement with Midland and Merger Sub. Under this agreement, these shareholders have each agreed, subject to certain exceptions, to vote their respective shares of Centrue common stock:

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  in favor of the merger agreement and the transactions contemplated by the merger agreement;

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  against any tender or exchange offer to acquire more than 15% of the voting power of Centrue of any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Centrue, or any other proposal involving the acquisition of more than 15% of the voting power or business, assets, or deposits of Centrue or any of its subsidiaries;

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  against any action or agreement which would result in a breach of any term of, or any other obligation of Centrue under the merger agreement or would impede, interfere with or delay the transactions contemplated by the merger agreement.

        The 2,232,633 shares of Centrue common stock initially subject to the voting agreement represent approximately 34.3% of Centrue's outstanding shares of common stock as of January 26, 2017. The voting obligations under the voting agreement will automatically terminate upon the earlier of January 26, 2019, the termination of the merger agreement in accordance with its terms, and the date on which Centrue publicly discloses that its board of directors has withdrawn, qualified or adversely modified its recommendation to its shareholder to vote in favor of the merger agreement. The voting agreement also terminates with respect to each Centrue shareholder upon the adoption of the merger agreement by Centrue's shareholders, provided the such shareholder has complied with its obligations under the agreement. A copy of the voting agreement is attached to this joint proxy statement/prospectus as Annex B.

Litigation relating to the merger

        Centrue, Midland, Merger Sub and the individual members of the Centrue board of directors have been named as defendants in a putative class action lawsuit filed by an alleged shareholder of Centrue in the Circuit Court of LaSalle County, Illinois: Rader v. Battles, et al., Case No. 17L16 (filed February 3, 2017). The complaint alleges, among other things, that the directors of Centrue breached their fiduciary duties in connection with entering into the merger agreement and that Centrue, Midland and Merger Sub aided and abetted those alleged fiduciary breaches. Plaintiffs claim, among other things, that Centrue's board of directors failed to ensure that Centrue's shareholders would receive maximum value for their shares, utilized preclusive corporate and deal protection terms to inhibit an alternate transaction and failed to conduct an appropriate sale process, and that Centrue's largest shareholder and its representative on Centrue's board of directors exerted undue influence to force a sale of Centrue at an unfair price. The action seeks a variety of equitable and injunctive relief including, among other things, enjoining the consummation of the merger, directing the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of Centrue shareholders and awarding plaintiff its costs and attorneys' fees. The defendants believe that the claims in these lawsuits are wholly without merit and intend to defend them vigorously. It is possible other potential plaintiffs may file additional lawsuits challenging the proposed transaction.

        The outcome of the pending and any additional future litigation is uncertain. If any case is not resolved, the lawsuit(s) could prevent or delay completion of the merger and result in substantial costs to Midland and Centrue, including any costs associated with the indemnification of directors and officers that are not covered by insurance. One of the conditions to each party's obligation to close the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement shall be in effect. As such, if plaintiffs are successful in obtaining an injunction prohibiting the completion of the merger or the bank merger on the agreed-upon terms, then such injunction may prevent the merger from being completed, or from being completed within the expected timeframe. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company's business, financial condition, results of operations and cash flows.

Restrictions on resale of Midland common stock

        The shares of Midland common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Midland for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Midland include individuals or entities that control, are controlled by, or are under common control with Midland and may include the executive officers, directors and significant shareholders of Midland.

Centrue shareholder appraisal rights

        The following discussion is a summary of the material statutory procedures to be followed by a holder of record of Centrue capital stock to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Annex D to this proxy statement/prospectus. Centrue shareholders seeking to exercise appraisal rights must strictly comply with these provisions.

        Shareholders of record of Centrue as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. Completion of the merger is subject to, among other things, the holders of no more than 3% individually, or 5% in the aggregate, of the outstanding shares of Centrue common stock electing to exercise their appraisal rights, and none of the holders of Series B Preferred Stock and Series D Preferred Stock electing to exercise their appraisal rights.

        If you are the holder of record of one or more shares of Centrue capital stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of the completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Centrue shareholder awarded "fair value" for such shareholder's shares by the Delaware Chancery Court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such shareholder awarded "fair value" for their shares would not receive any shares of Midland stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

        The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Annex D to this proxy statement/prospectus.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders who was a shareholder on the record date for notice of the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Centrue's notice to its shareholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex D. A holder of record of Centrue capital stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A shareholder who loses his, her or its appraisal rights will be entitled to receive the applicable form of merger consideration.

        How to exercise and perfect your right to dissent.    Centrue shareholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

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  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

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  you must deliver to Centrue a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting, and all demands for appraisal must reasonably inform Centrue of your identity and your intention to demand appraisal of your shares;

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  you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

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  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Centrue shareholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Centrue capital stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who may exercise appraisal rights.    Any holder of record of shares of Centrue capital stock wishing to exercise appraisal rights must deliver to Centrue, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Centrue shareholders, a written demand for the appraisal of such shareholder's shares, and that shareholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of Centrue capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the shareholder of record and must reasonably inform Centrue of the identity of the shareholder and that the shareholder intends to demand appraisal of his, her or its shares of Centrue capital stock.

        Only a holder of record of shares of Centrue capital stock is entitled to demand appraisal rights for the shares registered in that holder's name. Beneficial owners who do not also hold their shares of capital stock of record may not directly make appraisal demands to Centrue. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of capital stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Centrue capital stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Centrue capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Centrue capital stock as to which appraisal is sought. Where no number of shares of Centrue capital stock is expressly mentioned, the demand will be presumed to cover all shares of Centrue capital stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD

CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Centrue capital stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Centrue capital stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

    Centrue Financial Corporation
    Attention: Kurt R. Stevenson
    President and Chief Executive Officer
    122 West Madison Street
    Ottawa, Illinois 61350

        You should sign every communication.

        Midland's actions after completion of the merger.    If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Centrue capital stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Centrue capital stock held by all shareholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Centrue has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another record holder of Centrue capital stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which shareholders are entitled to appraisal rights and may require the shareholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss any shareholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Centrue capital stock owned by such shareholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Centrue capital stock at the effective time held by shareholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the shareholders entitled to receive the same, upon surrender by such shareholders of their stock certificates and book-entry shares.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of the shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of

Section 262, the "fair value" of a share of Centrue capital stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each shareholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the Centrue shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Centrue capital stock as of a record date prior to the effective date of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any shareholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such shareholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Centrue shareholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Financing

        Midland's obligation to complete the merger is not subject to any financing condition. Midland expects to pay the cash portion of the merger consideration using cash on hand and approximately $40.0 million borrowed pursuant to a secured term loan that Midland intends to enter into with a third party lender prior to completion of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Centrue common stock. The summary is based upon the Internal Revenue Code, applicable Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

        This discussion addresses only those U.S. holders of Centrue common stock that hold their Centrue common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Centrue common stock in light of their individual circumstances or to holders of Centrue common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading "Tax Implications to Non-U.S. Shareholders" below); financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Centrue common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose "functional currency" is not the U.S. dollar; and holders who acquired their shares of Centrue common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Centrue common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. Each of Barack Ferrazzano and RSM US LLP have delivered opinions, dated April 11, 2017, and filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Centrue and Midland will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to Centrue's shareholders upon receipt of Midland common stock in exchange for their shares of Centrue common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares. Additionally, it is a condition to Centrue's obligation to complete the merger that Centrue receive an opinion from RSM US LLP, dated the closing date of the merger, and it is a condition to Midland's obligation to complete the merger that Midland receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Midland and Centrue undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by Midland and Centrue and upon customary factual assumptions. Neither Midland nor Centrue has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Midland or Centrue. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

        The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders.

        Tax consequences of the merger for U.S. holders of Centrue common stock.    The U.S. federal income tax consequences of the merger to a U.S. holder will depend on whether such U.S. holder receives cash, shares of Midland common stock or a combination of cash and stock in exchange for such U.S. holder's Centrue common stock. At the time a Centrue shareholder makes a cash or stock election pursuant to the terms of the merger agreement, such shareholder will not know whether, and to what extent, the proration provisions of the merger agreement will alter the mix of consideration such shareholder will receive. As a result, the tax consequences to such shareholder will not be ascertainable with certainty until such shareholder knows the precise amount of cash and shares of Midland common stock that such shareholder will receive pursuant to the merger.

        Exchange of Centrue common stock solely for Midland common stock.    Except as discussed below, see "—Cash in Lieu of Fractional Shares of Midland Common Stock," a U.S. holder who exchanges all of its shares of Centrue common stock solely for shares of Midland common stock pursuant to the merger will not recognize gain or loss in connection with such exchange. A U.S. holder's aggregate tax basis in the Midland common stock received in the merger in exchange for its Centrue common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," generally will equal such U.S. holder's aggregate tax basis in the Centrue common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Midland common stock received by such U.S. Holder in the merger in exchange for its Centrue common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," generally will include the holding period for the shares of Centrue common stock exchanged therefor.

        Exchange of Centrue common stock solely for cash.    A U.S. holder who exchanges all of its shares of Centrue common stock solely for cash pursuant to the merger generally will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder's adjusted tax basis in the Centrue common stock exchanged therefor. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of Centrue common stock for more than one year at the effective time of the merger.

        Exchange of Centrue common stock for a combination of Midland common stock and cash.    Except as discussed below, a U.S. holder who exchanges its shares of Centrue common stock for a combination of Midland common stock and cash pursuant to the merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Midland common stock received in the merger, over such U.S. holder's adjusted tax basis in the shares of Centrue common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Midland common stock).

        For purposes of this calculation, the fair market value of Midland common stock is based on the trading price of that stock on the date of the merger, rather than the methodology used in calculating the number of shares of Midland common stock to be issued to the shareholder. In the case of any U.S. holder who acquired different blocks of Centrue common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of Midland common stock received in the merger.

        In addition, Treasury regulations under Section 358 of the Internal Revenue Code provide that where a shareholder surrenders shares of target stock in an exchange and receives cash and shares of acquiror stock, then, to the extent the terms of the exchange specify that shares of acquirer stock or cash are received in exchange for a particular share of target stock surrendered, the terms of the exchange shall control for the purpose of determining the gain to the extent the terms of the exchange are economically reasonable. Therefore, a U.S. holder might be permitted to calculate the amount of taxable gain separately for each share of Centrue common stock surrendered in the merger based on the specific consideration received for such share. This result might be permitted if the shareholder designates, on the election form (and as specifically authorized by the merger agreement), specific shares of Centrue common stock to be exchanged for cash or to be exchanged for Midland common stock, as the case may be. Such a designation might result in less taxable gain to a U.S. holder even if the holder holds a single block of Centrue common stock with a uniform tax basis. However, it is unclear whether a designation described in this paragraph will be treated as satisfying the requirements of the Treasury regulations, and whether the proration provisions of the merger agreement may affect such designation, and therefore there can be no assurance that the Internal Revenue Service would not successfully challenge a U.S. holder that reports taxable gain on the basis of such a designation. U.S. holders therefore should consult with their tax advisors with respect to the advisability, including any benefits or risks, of making an express designation in their election form.

        Generally, a U.S. holder's aggregate tax basis in the Midland common stock received by such U.S. holder in the merger in exchange for its Centrue common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," will equal such U.S. holder's aggregate tax basis in the Centrue common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Midland common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Midland common stock). The holding period for the shares of Midland common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in "—Cash in Lieu of Fractional Shares of Midland Common Stock," generally will include the holding period for the shares of Centrue common stock exchanged therefor.

        Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Centrue common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. All or part of the gain that a particular U.S. holder of Centrue common stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of Midland or (ii) such U.S. holder's percentage ownership, taking into account constructive ownership rules, in Midland after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Midland common stock rather than a combination of cash and shares of Midland common stock in the merger. This could happen, for example, because of ownership of additional shares of Midland common stock by such holder, ownership of shares of Midland common stock by a person related to such holder or a share repurchase by Midland from other holders of Midland common stock. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

        Cash in lieu of fractional shares of Midland common stock.    A U.S. holder who receives cash instead of a fractional share of Midland common stock will be treated as having received the fractional share of Midland common stock pursuant to the merger and then as having exchanged the fractional share of Midland common stock for cash in a redemption by Midland. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Centrue common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Centrue common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.

        Medicare tax on unearned income.    A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her "net investment income" for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain realized in connection with the merger.

        Backup withholding and information reporting.    Payments of cash to a U.S. holder of Centrue common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption satisfactory to Midland and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        A U.S. holder of Centrue common stock, as a result of having received Midland common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Centrue common stock who is a "significant holder" will be required to file a statement with such holder's U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder's basis in the Centrue common stock surrendered and the fair market value of the Midland common stock and cash received in the merger. A "significant holder" is a holder of Centrue common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Centrue or securities of Centrue with a basis for federal income taxes of at least $1 million.

        Tax implications to holders of preferred stock.    The material U.S. tax consequences of the merger to U.S. holders of Centrue preferred stock depend, amongst other factors, on whether the exchange is for "nonqualified preferred stock" for U.S. federal income tax purposes. The receipt of nonqualified preferred stock issued as consideration in a merger that otherwise qualifies as a tax-free "reorganization" for federal income tax purposes will generally be taxable in full to the recipient. There are exceptions, however, allowing for tax-free treatment for: (i) nonqualified preferred stock that is received in exchange for nonqualified preferred stock (of no lesser value) under Section 354(a)(2)(C)(i)

of the Internal Revenue Code; (ii) nonqualified preferred stock that is received in exchange for debt securities having the same or greater value; and (iii) nonqualified preferred stock that is transferred in exchange for common stock or regular preferred stock.

        In addition, certain preferred stock which otherwise would be treated as nonqualified preferred stock is not treated as nonqualified preferred stock where that stock is received in exchange for preferred stock that is not nonqualified preferred stock because of certain exceptions and that is substantially identical to the transferred preferred stock in accordance with Treasury Regulation Section 1.356-7.

        Under Section 351(g)(2) of the Internal Revenue Code, stock must meet a specific definition of "preferred stock" to be treated as nonqualified preferred stock. The term "preferred stock" is defined under Section 351(g)(3)(A) of the Internal Revenue Code as "stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent." Stock is not treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation. Stock meeting the definition of "preferred stock" is treated as nonqualified preferred stock if, amongst other factors any one or more of the following is true: (i) the holder has the right to require the issuer to redeem or purchase the stock; (ii) the issuer or a related person has the right to redeem or purchase the stock and as of the issue date, it is more likely than not that such right will be executed; or (iii) the issuer (or related person) is required to redeem or purchase the stock. Clauses (i), (ii) and (iii) only apply if the right or obligation may be exercised within 20 years and is not subject to a contingency which makes the likelihood of redemption or purchase remote.

        Midland's Series G Preferred Stock and Series H Preferred Stock appear to meet the definition of "preferred stock" because they are limited and preferred as to dividends, and they do not appear to participate in Midland's corporate growth to any significant extent because (i) the shares have a fixed liquidation preference, (ii) the redemption rights are at a fixed price, and (iii) there are no rights to convert to Midland common stock.

        Midland's Series G Preferred Stock may be redeemed at the option of the holder for cash at any time, and Midland's Series H Preferred Stock may be redeemed at the option of Midland after July 29, 2019. Therefore, if it more likely than not at the time of the merger that the preferred stock will be redeemed within 20 years in each case, the receipt of Midland Series G preferred stock and the receipt of Midland Series H preferred stock could be treated as nonqualified preferred stock. Because the Series B Preferred Stock transferred by the Centrue holders has similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series G Preferred Stock received, and because the Series D Preferred Stock transferred by the Centrue holders has similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series H Preferred Stock received, if the Series G Preferred Stock and the Series H Preferred stock are nonqualified preferred stock, the Series B Preferred Stock and the Series D Preferred Stock may be nonqualified preferred stock as well. If the Midland preferred stock received and the Centrue preferred stock transferred are both nonqualified preferred stock, then the merger may be tax-free for such holders. If, however the Midland preferred stock received is nonqualified preferred stock but the Centrue preferred stock transferred is not nonqualified preferred stock, the Merger may be taxable in full to such holders.

        We therefore strongly encourage holders of Centrue preferred stock to carefully consult your tax advisor as to the possible treatment of your Centrue preferred stock transferred and the Midland preferred stock received as "nonqualified preferred stock" and the consequences to you if you receive nonqualified preferred stock in the Merger.

        Tax implications to non-U.S. shareholders.    For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Centrue common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the

U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Centrue common stock for Midland common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non- U.S. holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

        This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign.

DESCRIPTION OF THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

        The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger The merger agreement contains representations and warranties that Midland and Centrue made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

        The merger agreement provides for the merger of Centrue with and into Merger Sub, with Merger Sub as the surviving company as a wholly owned subsidiary of Midland. The merger is anticipated to be completed mid-year 2017. Following the completion of the merger, Midland intends to merge Centrue Bank with and into Midland States Bank, with Midland States Bank as the surviving bank. At such time, Centrue Bank's banking offices will become banking offices of Midland States Bank.

Closing and effective time

        Closing.    The closing of the merger will take place on the later to occur of May 31, 2017 and the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See "—Conditions to completion of the merger" for a description of the conditions that must be satisfied or waived prior to closing. The date of the completion of the merger sometimes is referred to in this joint proxy statement/prospectus as the "closing date."

        Completion of the merger.    The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State, or at such later time as Merger Sub and Centrue agree and is specified in the certificate of merger. The time at which the merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the "effective time" or the "effective time of the merger."

Merger consideration

        Centrue common stock.    If the merger is completed, each share of Centrue common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Midland, Centrue or Merger Sub, and other than any dissenting shares) will be converted into the right to receive, at the election of the shareholder, the following consideration:

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  Cash electing shares.  Each share for which an election is made to receive only cash consideration (which we refer to as a "cash electing share") will be converted into the right to receive $26.75 in cash, subject to adjustment as described below (which we refer to as the "per share value"). However, if (i) the aggregate cash consideration payable in respect of cash electing shares and mixed consideration electing shares (as defined below) would exceed (ii) the aggregate amount of cash payable assuming that 35% of the outstanding Centrue shares were cash electing shares and the remaining 65% of the outstanding Centrue shares were stock electing shares (which we refer to as the "available cash"), then each cash electing share will instead be converted into the right to receive (a) an amount in cash equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (x) an amount equal to the available cash minus the aggregate amount of cash payable in respect of mixed consideration electing shares, by (y) the number of cash electing shares (which we refer to as the "pro-rated cash amount"), and (b) a number of shares of Midland common stock equal to the product (rounded to the nearest ten-thousandth of a share) of (x) the exchange ratio and (y) one minus the quotient obtained by dividing the pro-rated cash amount by the per share value.

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  Stock electing shares.  Each share for which an election is made to receive only stock consideration (which we refer to as a "stock electing share") will be converted into the right to receive a number of shares of Midland common stock equal to the per share value divided by $35.18, rounded to the nearest ten-thousandth of a share (which, as stated above, is referred to as the "exchange ratio"). Assuming no adjustment to the per share value, the exchange ratio will be 0.7604. However, if (i) the aggregate number of shares of Midland common stock issuable in respect of stock electing shares and mixed consideration electing shares would exceed (ii) the aggregate number of shares of Midland common stock issuable assuming that 35% of the outstanding Centrue shares were cash electing shares and the remaining 65% of the outstanding Centrue shares were stock electing shares (which we refer to as the "available shares"), then each stock electing share will instead be converted into the right to receive (a) a number of shares of Midland common stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (x) an amount equal to the number of available shares minus the aggregate number of shares of Midland common stock issuable in respect of mixed consideration electing shares, by (y) the number of stock electing shares (which fraction we refer to as the "pro-rated share amount"), and (b) an amount in cash equal to the product (rounded to the nearest hundredth of a cent) of (x) the per share value and (y) one minus the quotient obtained by dividing the pro-rated share amount by the exchange ratio;

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  Mixed consideration electing shares.  Each share for which an election is made to receive shares of Midland common stock and cash (which we refer to as a "mixed consideration electing share") will be converted into the right to receive (a) an amount in cash equal to the per share value multiplied by 0.35, rounded to the nearest hundredth of a cent, and (b) a number of shares of Midland common stock equal to the exchange ratio multiplied by 0.65, rounded to the nearest ten-thousandth of a share. Assuming no adjustment to the per share value, this means each mixed consideration electing share will be converted into the right to receive a combination of $9.3625 in cash and 0.4943 shares of Midland common stock.

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  Non-electing shares.  Each share for which no election is made (which we refer to as a "non-electing share") will be converted into the right to receive (i) an amount in cash equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (a) the amount, if any, by which the available cash exceeds the aggregate amount of cash (excluding cash payable in lieu of fractional shares) payable in respect of cash electing shares, stock electing shares and mixed consideration electing shares, by (b) the number of non-electing shares, and (ii) a number of shares of Midland common stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (a) the amount, if any, by which the number of available shares exceeds the aggregate number of shares (including fractional shares that would otherwise be payable in cash) deliverable in respect of cash electing shares, stock electing shares and mixed consideration electing shares, by (b) the number of non-electing shares.

        Notwithstanding the foregoing, no fractional shares of Midland common stock will be issued in the merger, and in lieu of any such fractional shares, Midland will pay an amount in cash equal to the product of (i) the fractional share interest to which the holder would otherwise be entitled (rounded to the nearest ten-thousandth of a share) and (ii) a price per share (which we refer to as the "Midland trading price") equal to the average of the volume-weighted average price, rounded to four decimal points, of a share of Midland common stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the fifth (5th) full trading day prior to the effective time, in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume Weighted Average Price" function (or, if not reported therein, in another authoritative source mutually selected by Midland and Centrue), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the volume-weighted average price cannot be calculated for Midland common stock on any such date, the volume-weighted average price for such date will be the fair market value as mutually agreed upon by Midland and Centrue.

        The per share value and exchange ratio are subject to the following potential adjustments:

  •
  If Centrue's adjusted total stockholders' equity is less than $125.9 million.  If Centrue's adjusted total stockholders' equity is less than $125.9 million, then (i) the per share value will be reduced by $26.75, multiplied by the amount of such shortfall, divided by $125.9 million, and (ii) the exchange ratio would be reduced to an amount equal to the new per share value, divided by $35.18. For purposes of this provision, Centrue's adjusted total stockholders' equity will equal the total stockholders' equity reflected on the consolidated balance sheet of Centrue as of the business day immediately preceding the closing date of the merger, as adjusted to exclude: (i) any transaction expenses required to be incurred or accrued by Centrue as a result of the contemplated transactions, (ii) any accounting charges, solely to the extent taken at the written request of Midland subsequent to the date of the merger agreement and not otherwise required to be incurred or taken pursuant to applicable legal requirements, GAAP or the terms of the merger agreement, and (iii) any change in the value of the deferred tax assets, net, of Centrue from the value of the deferred tax assets, net reflected in Centrue's audited financial statements for the year ended December 31, 2016, in each case calculated on a consolidated basis and in accordance with GAAP, but solely to the extent such change results from any change in federal corporate income tax rates subsequent to December 31, 2016. As of December 31, 2016, Centrue's total stockholders' equity as computed in accordance with GAAP was approximately $126.9 million. As of the date of this joint proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the adjusted total stockholders' equity to be less than $125.9 million.

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  Significant decrease in market price of Midland common stock.  If on the determination date (which is date on which all required regulatory approvals have been received, disregarding any regulatory waiting period) the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on and including the determination date (which we refer to as the "Midland market value") is less than $29.02 and represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, then Centrue will have the right to terminate the merger agreement unless Midland elects to increase the exchange ratio within five business days of Centrue's notice of termination. Midland may elect to increase the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of (A) $35.18, (B) the exchange ratio and (C) the quotient of the average daily closing sales price of the SNL Small Cap United States Bank Index for the 20 consecutive trading days immediately preceding the determination date divided by 655.37 minus 0.175, and the denominator of which is equal to the Midland market value; or (ii) the quotient determined by dividing $35.18 by the Midland market value, and multiplying the quotient by the product of the exchange ratio and 0.825. If Midland elects to increase the exchange ratio, the merger agreement will remain in effect in accordance with its terms, except that the consideration for the merger will be increased to reflect the revised exchange ratio. If Midland or any company belonging to the SNL Small Cap United States Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between January 26, 2017 and the determination date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of adjusting the exchange ratio.

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  Reclassification, recapitalization or other adjustment to Midland common stock.  If, prior to the effective time, shares of Midland common stock are changed into a different number of shares or a different class of shares pursuant to any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, an appropriate adjustment shall be made to the exchange ratio so as to provide the holders of Centrue common stock with the same economic effect as contemplated by the merger agreement prior to such event.

        The market price of Midland common stock will fluctuate before the completion of the merger and before holders of Centrue common stock receive the merger consideration to which they are entitled. Holders of Centrue common stock should obtain current stock price quotations for Midland common stock and Centrue common stock before voting on the merger and before making an election for merger consideration.

        Except for Centrue shareholders who elect to receive mixed consideration, holders of Centrue common stock will not know or be able to calculate until after the completion of the merger whether and to what extent they will be subject to the proration and adjustment procedures described above, and to what extent they will receive cash consideration or stock consideration in accordance with their election.

        Centrue preferred stock.    Each share of Series B Preferred Stock will be converted into the right to receive a share of Series G Preferred Stock of Midland, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series B Preferred Stock.

        Each share of Centrue's Series D Preferred Stock will be converted into the right to receive a share of Series H Preferred Stock of Midland, a newly created series of preferred stock of Midland having similar rights, preferences, privileges, voting powers, limitations and restrictions as the Series D Preferred Stock.

Dissenting shares

        Holders of Centrue capital stock who perfect their appraisal rights under the DGCL (who we refer to as "dissenting shareholders") will have the right to receive "fair value" of their shares of Centrue capital stock, determined as of the closing date of the merger. This "fair value" could be more than the applicable merger consideration but could also be less. Dissenting shareholders will not have the right to receive merger consideration in the merger and will only be entitled to their rights as dissenting shareholders under the DGCL. If any dissenting shareholder effectively withdraws or loses his, her or its right to dissenters' rights of appraisal, such holder will have the right to receive merger consideration in the merger and, in the case of a holder of Centrue common stock, will be deemed to have made a non-election, unless such holder properly submitted an effective election form prior to the election deadline. See "The Merger—Centrue shareholder appraisal rights."

Election and exchange procedures

        Election form and letter of transmittal.    On a date that is expected to be between 30 and 45 days prior to the closing date of the merger (which we refer to as the "mailing date"), Centrue will mail to each record holder of Centrue common stock an election form with instructions for making an election as to the form of consideration that each holder of Centrue common stock prefers to receive in the merger with respect to each share of Centrue common stock held by such holder. Centrue will also use reasonable best efforts to send an election form to persons who become record holders of Centrue common stock after the record date for the mailing of the election forms (which is five business days prior to the mailing date) and prior to the election deadline.

        Each holder of Centrue common stock who wishes to make an election to receive stock consideration, cash consideration or mixed consideration in the merger must submit a properly completed and signed election form to the exchange agent at its designated office by the election deadline. The deadline for making an election will be 5:00 p.m., Eastern time on the 25th day following the mailing date, or such other time as Midland and Centrue may agree. Midland and Centrue will publicly announce the anticipated election deadline at least three business days prior to the anticipated election deadline. Neither Midland, Centrue nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

        The election form also serves as a letter of transmittal. The election form and letter of transmittal, along with any Centrue stock certificates, should be returned to the exchange agent by the election deadline. Centrue shareholders who do not return their stock certificates with their election form prior to the election deadline will receive transmittal materials and instructions from the exchange agent after the merger is complete. Centrue stock certificates submitted for exchange must be in a form that is acceptable for transfer (as explained in the election form).

        Holders of Centrue common stock who cannot locate their stock certificates should follow the instructions set forth in the election form for lost or stolen stock certificates. Holders of Centrue common stock who hold their shares in book-entry form should follow the instructions set forth in the election form with respect to shares of Centrue common stock held in book-entry form.

        Following the closing date of the merger, as soon as reasonably practicable after its receipt of properly completed and signed election forms and letters of transmittal and accompanying Centrue stock certificates, Midland's exchange agent will issue shares of Midland common stock or cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.

        Until the certificates representing Centrue capital stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the shares of Midland capital stock into which such shares of Centrue capital stock have been converted. When the certificates are surrendered to Midland's exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will Midland, the exchange agent, or any other person be liable to any former holder of shares of Centrue common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        Holders of Centrue common stock should follow the instructions in the election form for sending their stock certificates to the exchange agent.

Trust preferred securities

        At or before the effective time of the merger, Midland will assume and discharge Centrue's outstanding debt, subordinated debentures, guarantees, securities, and other agreements under and relating to Centrue's trust preferred securities.

Conduct of business pending the merger

        Conduct of business of Centrue.    Under the merger agreement, Centrue has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Centrue and its subsidiaries are required to conduct their business in the ordinary course of business, use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon Centrue, subject to the exceptions set forth in the merger agreement. Centrue may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Midland's prior written consent:

  •
  issue, sell or permit to become outstanding any shares of Centrue capital stock, permit any additional shares of Centrue capital stock to become subject to new grants, including under Centrue's benefit plans, or grant any registration rights with respect to Centrue's capital stock;

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  pay any dividends or other distributions on its capital stock, except Centrue is permitted to continue paying certain dividends on the Series B Preferred Stock and the Series D Preferred Stock, or repurchase shares of Centrue capital stock;

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  amend the material terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any material contract or obligation;

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  enter into loan transactions not in accordance with past practices of Centrue Bank or on terms materially more favorable than those available from other competitive sources;

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  enter into any new credit relationships that would require an exception to Centrue Bank's loan policy or extend credit to any borrower or related entity if such borrower is the obligor under a nonperforming loan or loan that has required loss reserves or has been charged-off;

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  maintain an inadequate allowance for loan and lease losses;

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  fail to charge-off loans that would be deemed uncollectible under GAAP or place on non-accrual any loans that are past due more than 90 days;

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  sell, transfer, encumber or otherwise dispose of any of its assets, deposits, business or properties, except in the ordinary course of business, except for financial assets for fair value, and except for any obsolete or unused equipment in a transaction that is not material to Centrue;

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  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any assets, business, deposits or property of another entity except in the ordinary course of business and in a transaction that is not material the Centrue and does not present a material risk that the closing date of the merger will be materially delayed or that any necessary approvals for the merger would be more difficult to obtain;

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  amend its certificate of incorporation or bylaws, or similar governing documents of its subsidiaries;

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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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  increase the compensation or benefits of Centrue's directors, officers, employees, consultants, independent contractors or other service providers to Centrue, nor establish, amend, or terminate any employee benefit plan, nor make certain other changes to any employee benefit plans or awards;

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  incur or guarantee indebtedness for borrowed money other than in the ordinary course of business;

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  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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  settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for settlements not in excess of $100,000 and that would not impose a material restriction of the business of Centrue or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Centrue;

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  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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  make or change any material tax elections, change its method of accounting for tax purposes, take any material position on any material tax return filed after January 26, 2017, settle or compromise a material tax liability, enter into any closing agreement, waive or extend the statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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  hire any employee with an annual salary in excess of $100,000.

        Conduct of business of Midland.    Under the merger agreement, Midland has agreed to certain operating limitations on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Midland is required to conduct its business in the ordinary course of business and take no action that is intended to or would reasonably be expected to adversely affect or materially delay the receipt of the necessary regulatory approvals, the performance of its agreements under the merger agreement, or the consummation of the transactions contemplated by the merger agreement.

        The following is a summary of the more significant operating limitations imposed upon Midland, subject to the exceptions set forth in the merger agreement. Midland may not (and neither it nor its subsidiaries may agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Centrue's prior written consent:

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  enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the merger;

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  make any loan, advance or capital contribution to, or investment in, any person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the merger; or

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  amend its articles of incorporation or bylaws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the shareholders of Centrue.

Certain covenants of the parties

        In addition to the operating limitations noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

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  Midland and Centrue agreed to file the requisite applications with the Federal Reserve and IDFPR within 45 days of execution of the merger agreement and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger.

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  Midland and Centrue each agreed to duly call, give notice of, convene and hold a meeting of their respective shareholders for the purpose of obtaining required shareholder approvals.

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  Centrue agreed to not withhold, withdraw, qualify or adversely modify the Centrue board of directors' recommendation to Centrue shareholders that they vote in favor of adopting the merger agreement, provided, however, that the Centrue board of directors may withhold, withdraw, qualify or adversely modify their recommendation if it determines in good faith that it is reasonably likely that to, or to continue to, recommend the adoption of the merger agreement to Centrue shareholders would result in a violation of its fiduciary duties.

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  Centrue agreed to terminate and liquidate its employee benefit plans.

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  Centrue agreed to terminate the agreements to which it is a party with certain of its shareholders.

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  Midland has agreed to provide indemnification to the current and former directors, officers and employees of Centrue and its subsidiaries, and to obtain tail coverage for Centrue's directors' and officers' liability insurance, subject to certain limitations.

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  Midland has agreed to take all actions required to obtain approval to list the shares of Midland common stock issuable under the merger agreement on the NASDAQ Global Select Market.

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  Midland and Centrue each agreed to use their respective reasonable efforts in good faith to satisfy the conditions required to close the merger and to complete the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement.

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  Midland and Centrue each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

        The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "The Merger—Interests of certain persons in the merger."

No solicitation of or discussions relating to an acquisition proposal

        Except as described below, Centrue has agreed in the merger agreement that it will not and will cause its subsidiaries and affiliates to not initiate, solicit, encourage or knowingly facilitate any inquiries or proposal with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to an acquisition proposal. Centrue also agreed to cease immediately and cause to be immediately terminated any activities, discussions and negotiations with any person (other than Midland) with respect to any acquisition proposal.

        Notwithstanding the foregoing operating limitations, if Centrue receives an unsolicited bona fide acquisition proposal prior to obtaining approval of the merger from the Centrue shareholders, and the Centrue board of directors determines in good faith that the acquisition proposal constitutes a superior proposal or would reasonably be likely to result in a superior proposal and, after consultation with outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors' fiduciary duties, Centrue may, subject to certain conditions including notice to Midland: (i) furnish information with respect to it to such person making such acquisition proposal pursuant to a customary confidentiality agreement; (ii) participate in discussions or negotiations regarding such acquisition proposal; and (iii) terminate the merger agreement to concurrently enter into an agreement with respect to such acquisition proposal. However, prior to terminating the merger agreement pursuant to this provision, Centrue must provide Midland at least five days' notice thereof and cooperate with Midland to engage in good faith negotiations so that the transactions contemplated by the merger agreement may be effected.

        Under the merger agreement, "superior proposal" means a bona fide acquisition proposal containing terms that the board of directors of Centrue determines in good faith to be more favorable to Centrue's shareholders from a financial point of view than the merger, after receiving the advice of Sandler and after taking into account the likelihood and timing of the consummation of the proposed transaction and all legal, financial, regulatory and other aspects of such proposal.

        If Midland terminates the merger agreement because Centrue breaches its covenant not to solicit an acquisition proposal from a third party or if Centrue terminates the merger agreement to enter into an agreement for a superior proposal, Centrue will, immediately upon termination, pay to Midland a termination fee equal to $7.5 million. See "—Termination fees".

Representations and warranties

        The merger agreement contains representations and warranties made by Centrue, Midland and Merger Sub. These include, among other things, representations relating to:

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  valid corporate organization and existence;

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  valid corporate organization and existence of their respective subsidiaries;

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  corporate power and authority to enter into the merger and the merger agreement;

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  absence of any breach of organizational documents or law as a result of the merger;

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  consents and approvals;

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  capitalization;

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  compliance with SEC filing requirements;

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  financial statements;

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  filing of necessary reports with regulatory authorities;

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  books of account, minutes and stock records;

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  loans and allowance for loan losses;

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  certain tax matters;

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  compliance with laws;

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  legal proceedings and orders;

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  absence of any material changes or events since December 31, 2015;

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  compliance with environmental laws;

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  broker/finder fees; and

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  compliance with the Community Reinvestment Act.

        Centrue made additional representations and warranties to Midland and Merger Sub in the merger agreement relating to, among other things:

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  real property and personal property;

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  employee benefit plans;

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  material contracts;

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  compliance with, absence of default under and information regarding, material contracts;

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  insurance matters;

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  affiliate transactions;

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  voting requirements to approve the merger agreement;

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  inapplicability of state business combination statutes;

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  receipt of an opinion from its financial advisor;

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  employee matters;

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  intellectual property; and

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  investment securities.

        Midland and Merger Sub made additional representations and warranties to Centrue in the merger agreement relating to their financial capability to pay the cash consideration and perform their obligations under the merger agreement.

Conditions to completion of the merger

        Closing conditions for the benefit of Midland and Merger Sub.    Midland's and Merger Sub's obligations are subject to fulfillment of certain conditions, including:

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  accuracy of representations and warranties of Centrue in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

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  performance by Centrue in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

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  adoption of the merger agreement by Centrue shareholders and approval of the Midland share issuance proposal by Midland shareholders;

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  the holders of no more than 3% individually, or 5% in the aggregate, of the outstanding shares of Centrue common stock electing to exercise their appraisal rights, and no holders of Series B Preferred Stock or Series D Preferred Stock electing to exercise their appraisal rights;

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  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected by Midland's board to have a material adverse effect on Midland;

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  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Midland's board to materially restrict or burden Midland;

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  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland capital stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

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  receipt of a legal opinion from Howard & Howard, counsel to Centrue, with respect to the approval of the merger agreement by Centrue and certain other matters;

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  receipt of a tax opinion from Barack Ferrazzano that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Centrue will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Centrue's shareholders upon receipt of Midland common stock in exchange for their shares of Centrue common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

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  the filing of a notification form for the listing of additional shares of Midland with the NASDAQ Stock Market, LLC and the absence of any objection from the NASDAQ Stock Market, LLC; and

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  no material adverse change with respect to Centrue since January 26, 2017.

        Closing conditions for the benefit of Centrue.    Centrue's obligations are subject to fulfillment of certain conditions, including:

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  accuracy of representations and warranties of Midland in the merger agreement, subject to certain materiality exceptions (and the receipt of an officer's certificate to that effect);

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  performance by Midland in all material respects of its obligations under the merger agreement (and the receipt of an officer's certificate to that effect);

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  adoption of the merger agreement by Centrue shareholders and approval of the Midland share issuance proposal by Midland shareholders;

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  no proceedings challenging or seeking damages in connection with, or that may prevent, delay, make illegal or otherwise interfere with, the transactions contemplated by the merger agreement, in each case that would reasonably be expected by Centrue's board to have a material adverse effect on the surviving entity in the merger;

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  no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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  receipt of all necessary regulatory approvals, none of which imposes a restriction or condition that would reasonably be expected by Centrue's board to materially restrict or burden the surviving entity in the merger;

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  the registration statement, of which this joint proxy statement/prospectus is a part, concerning Midland capital stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

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  receipt of a tax opinion from RSM US LLP that: (i) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; (ii) each of Midland and Centrue will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized to Centrue's shareholders upon receipt of Midland common stock in exchange for their shares of Centrue common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares;

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  the filing of a notification form for the listing of additional shares of Midland with the NASDAQ Stock Market, LLC and the absence of any objection from the NASDAQ Stock Market, LLC; and

  •
  no material adverse change with respect to Midland since January 26, 2017.

Termination

        Midland and Centrue may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Midland or Centrue may also terminate the merger agreement if:

  •
  any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement and such denial has become final and nonappealable, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

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  the Centrue shareholders do not adopt the merger agreement or the Midland shareholders do not approve the Midland share issuance proposal;

  •
  the merger is not completed by October 31, 2017, or, if the necessary regulatory approvals have not been obtained and all related waiting period have not expired or been terminated at least ten business days prior to such date, December 31, 2017, provided that this right to terminate is not available to a party whose failure to fulfill its covenants under the merger agreement has been the cause of the failure of the merger to be completed before such date; or

  •
  any court or regulatory authority issues a final, non-appealable judgment, order, injunction, rule or decree, or taken any other action prohibiting the transactions contemplated by the merger agreement.

        In addition, Centrue may terminate the merger agreement if:

  •
  Centrue is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Midland such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Midland from Centrue;

  •
  prior to adoption of the merger agreement by Centrue shareholders, Centrue receives an unsolicited third-party acquisition proposal for at least 50% of Centrue and Centrue's board concludes, after considering the advice of its advisors, that such acquisition proposal is or would reasonably be likely to result in a superior proposal and that failing to terminate the merger agreement would be reasonably likely to result in a violation of the Centrue directors' fiduciary duties; provided that Midland is given five business days to renegotiate the transaction, and at the conclusion of that period, Centrue continues to believe that the third party proposal is a superior proposal; or

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  on the determination date, the volume-weighted average closing price of a share of Midland common stock for the 20 consecutive trading days ending on the determination date is less than $29.02 and represents a percentage change, relative to a base value of $35.18 per share of Midland common stock, that is more than 17.5% below the percentage change in the SNL Small Cap United States Bank Index, measured by comparing the average closing value of that index over that 20-day period to a base value of 655.37, unless Midland elects to cure either of these deficiencies by increasing the stock portion of the merger consideration as described in the section entitled "The Merger Agreement—Merger consideration."

        In addition, Midland may terminate the merger agreement as follows:

  •
  Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Centrue such that the applicable conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or 30 days after notice to Centrue from Midland;

  •
  Centrue materially breaches its obligations under the merger agreement to hold the Centrue special meeting or its non-solicitation obligations; or

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  Centrue's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Centrue's shareholders that they vote in favor of the adoption of the merger agreement.

        Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

Termination fee

        Midland has agreed to pay Centrue a termination fee of $2.5 million if the merger agreement is terminated by Centrue if Centrue is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Midland such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Midland from Centrue.

        Centrue has agreed to pay Midland a termination fee of $2.5 million if the merger agreement is terminated by Midland if Midland is not in material breach of the merger agreement, and there is a breach of any of the covenants, agreements, representations or warranties of Centrue such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Centrue from Midland.

        In addition, Centrue has agreed to pay Midland a termination fee of $7.5 million if the merger agreement is terminated:

  •
  by Midland if Centrue materially breaches its obligations under the merger agreement to hold a meeting of its shareholders to obtain the approval of the proposal to adopt the merger agreement or to not solicit an acquisition proposal from a third party;

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  by Midland if Centrue's board of directors withholds, withdraws, qualifies or adversely modifies its recommendation to Centrue's shareholders that they vote in favor of the adoption of the merger agreement;

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  by Centrue to enter into an agreement with respect to an unsolicited superior proposal from a third party;

  •
  by Midland if: (i) a bona fide acquisition proposal has been made known to senior management of Centrue or has been made directly to any shareholder party to the voting agreement, or any person has publicly announced (and not withdrawn at least 10 business days prior to Centrue's shareholder meeting) an acquisition proposal with respect to Centrue; (ii) Midland terminates the merger agreement due to a breach of any of the covenants, agreements, representations or warranties of Centrue such that the conditions set forth in the merger agreement would not be satisfied, and such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Centrue from Midland; and (iii) within 12 months after the termination, Centrue enters into an agreement with respect to an acquisition proposal (provided, however, that any prior termination fee of $2.5 million paid will be deducted from the $7.5 million termination fee otherwise payable in this case);

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  by Midland or Centrue if: (i) a bona fide acquisition proposal has been made known to senior management of Centrue or has been made directly to any shareholder party to the voting agreement, or any person has publicly announced (and not withdrawn at least 10 business days prior to Centrue's shareholder meeting) an acquisition proposal with respect to Centrue; (ii) Midland or Centrue terminates the merger agreement due to failure to obtain the approval of the merger agreement by Centrue's shareholders; and (iii) within 12 months after the termination, Centrue enters into an agreement with respect to an acquisition proposal; or

  •
  by Midland or Centrue because Centrue's shareholders fail to adopt the merger agreement at the Centrue special meeting and any party to the voting agreement has materially breached the provisions thereof.

NASDAQ stock listing

        Midland common stock currently is listed on the NASDAQ Global Select Market under the symbol "MSBI." The shares to be issued to Centrue's shareholders as merger consideration also will be eligible for trading on the NASDAQ Global Select Market. If the merger is completed, Centrue common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act, and Centrue will no longer file periodic reports with the SEC on account of Centrue common stock.

Amendment

        The merger agreement may be amended in writing by the parties.

 ADDITIONAL INFORMATION ABOUT MIDLAND

        Unless the context requires otherwise, references in this section of this joint proxy statement/prospectus to the "Company," "we," "us," or "our" refer to Midland and its wholly owned subsidiaries on a consolidated basis, and references to the "Bank" refer to Midland States Bank.

Business

Our company

        Midland States Bancorp, Inc., an Illinois corporation formed in 1988, is a diversified financial holding company headquartered in Effingham, Illinois. The Company completed its initial public offering on May 24, 2016. Our banking subsidiary, Midland States Bank, an Illinois state-chartered bank formed in 1881, has branches across Illinois and in Missouri and Colorado, and provides a broad array of traditional community banking and other complementary financial services, including commercial lending, residential mortgage origination, wealth management, merchant services and prime consumer lending. We also originate and service government sponsored mortgages for multifamily and healthcare facilities through our subsidiary, Love Funding Corporation, based in Washington, D.C., and operate a commercial equipment leasing business on a nationwide basis through our subsidiary, Heartland Business Credit Corporation, based in Denver, Colorado.

        In 2007, we adopted a strategic plan focused on building a performance-based, customer-centric culture, seeking accretive acquisitions, driving organic growth, creating revenue diversification and building a robust enterprise-wide risk management program. Since that time we have grown organically and through a series of ten acquisitions, with an over-arching focus on enhancing shareholder value and building a platform for scalability. Most recently, we acquired approximately $400.0 million in wealth management assets under administration from Sterling National Bank of Yonkers, New York ("Sterling") in the fourth quarter of 2016. In December 2014, we acquired Heartland Bank, which greatly expanded our commercial, retail and mortgage banking services in the St. Louis metropolitan area. Additionally, the Heartland Bank acquisition facilitated our entry into Colorado, with one branch office located in Denver and three Colorado mortgage offices. This transaction also provided us the opportunity to enter complementary commercial Federal Housing Administration ("FHA") loan origination and commercial equipment leasing business lines. On January 26, 2017, we announced that we entered into a merger agreement with Centrue, pursuant to which we have agreed to acquire Centrue and its banking subsidiary, Centrue Bank. As of December 31, 2016, Centrue had total assets of $977.8 million, net loans of $676.9 million and total deposits of $740.0 million.

Our principal businesses

        Traditional community banking.    Our traditional community banking business primarily consists of commercial and retail lending and deposit taking. We deliver a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities within our market areas, which include Illinois (other than Chicago), and the St. Louis and Denver metropolitan areas. Through our Midland Merchant Services group, we also offer credit card processing and related services to a variety of merchants. As of December 31, 2016, we operated 45 banking offices in 36 communities.

        Our lending strategy is to maintain a broadly diversified loan portfolio based on the type of customer (i.e., businesses versus individuals), type of loan product (e.g., owner occupied commercial real estate, commercial loans, agricultural loans, etc.), geographic location and industries in which our business customers are engaged (e.g., manufacturing, retail, hospitality, etc.). We principally focus our commercial lending activities on loans that we originate from borrowers located in our market areas.

        We market our lending products and services to qualified lending customers through branch offices and high touch personal service. We focus our business development and marketing strategy primarily on middle market businesses. Commercial lending products include owner occupied commercial real estate loans, commercial real estate investment loans, commercial loans (such as business term loans, equipment financing and lines of credit), real estate construction loans, multifamily loans and loans to purchase farmland and finance agricultural production.

        Commercial loans.    Our commercial loan portfolio is comprised primarily of term loans to purchase capital equipment and lines of credit for working capital and operational purposes to small and midsized businesses. Although most loans are made on a secured basis, loans may be made on an unsecured basis where warranted by the overall financial condition of the borrower. Part of our commercial loan portfolio includes loans extended to finance agricultural equipment and production. These loans are typically short-term loans extended to farmers and other agricultural producers to purchase seed, fertilizer and equipment.

        Commercial real estate loans.    We offer real estate loans for owner occupied and non-owner occupied commercial property. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as owner occupied offices, warehouses and production facilities, office buildings, hotels, mixed-use residential and commercial, retail centers, multifamily properties and assisted living facilities. Our commercial real estate loan portfolio includes farmland loans. Farmland loans are generally made to a borrower actively involved in farming rather than to passive investors.

        Construction and land development loans.    Our construction portfolio includes loans to small and midsized businesses to construct owner-user properties, loans to developers of commercial real estate investment properties and residential developments and, to a lesser extent, loans to individual clients for construction of single family homes in our market areas. These loans are typically disbursed as construction progresses and carry interest rates that vary with LIBOR.

        Residential real estate loans.    We offer first and second mortgage loans to our individual customers primarily for the purchase of primary residences. We also offer home equity lines of credit, or HELOCs, consisting of loans secured by first or second mortgages on primarily owner-occupied primary residences.

        Consumer installment loans.    We provide consumer installment loans for the purchase of cars, boats and other recreational vehicles, as well as for the purchase of major appliances and other home improvement projects. Our vehicle financing programs include both direct and indirect lending efforts, and we have built relationships with auto dealers in many of our markets. Our major appliance and other home improvement lending is originated principally through national and regional retailers and other vendors of these products and services. We typically service our vehicle financing loans and use a third party servicer for our national and regional home improvement loans.

        Deposit taking.    We offer traditional depository products, including checking, savings, money market and certificates of deposits, to individuals, businesses, municipalities and other entities throughout our market areas. We also offer sweep accounts to our business customers. Deposits at the Bank are insured by the FDIC up to statutory limits. We also offer sweep accounts that are guaranteed through repurchase agreements to our business and municipal customers. Our ability to gather deposits, particularly core deposits, is an important aspect of our business franchise.

        Residential mortgage origination.    Through the Bank, we also engage in the origination of residential first-and second-lien mortgage loans. We sell the majority of these loans to the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or

Freddie Mac, and various institutional purchasers, such as investment banks and other financial institutions.

        Wealth management.    Our wealth management group operates under the Midland Wealth Management name and provides a comprehensive suite of trust and wealth management products and services, including financial and estate planning, trustee and custodial services, investment management, tax and insurance planning, business planning, corporate retirement plan consulting and administration and retail brokerage services through a nationally recognized third party broker dealer.

        FHA origination and servicing.    We conduct our FHA origination business through Love Funding, which we acquired in the Heartland Bank transaction. Love Funding originates commercial mortgage loans for multifamily and healthcare facilities under FHA insurance programs, and sells those loans into the secondary market through Ginnie Mae-guaranteed mortgage-backed securities. We generally retain the mortgage servicing rights on the underlying loans (for which we receive a servicing fee). Headquartered in Washington, D.C., Love Funding operates on a nationwide basis, with offices in many of the largest metropolitan areas, including New York, Los Angeles, Chicago, Boston, St. Louis and Cleveland.

        Commercial equipment leasing.    Our Business Credit subsidiary, also acquired in the Heartland Bank transaction, develops, originates and manages custom leasing and financing programs for equipment and software vendors on a nationwide basis. Business Credit has been in business since 1999 and principally focuses on the healthcare, petroleum, telecommunications and lighting industries, although it also serves other industries as well. Its model is based on serving as a financing solution to well established manufacturers and their sales teams. This model permits Business Credit to develop long-term relationships with these vendors and to tailor leasing solutions that support these vendors' sales efforts, without needing to maintain a large sales staff. It also permits Business Credit to provide comparably fast, consistent credit decisions. Leases generated by Business Credit are retained and serviced by Business Credit, and are most typically in the $50,000 to $150,000 range.

Competition

        We compete in a number of areas, including commercial and retail banking, residential mortgages, wealth management, commercial leasing and commercial FHA loan originations in the multi-family and health care sectors. These industries are highly competitive, and the Bank and its subsidiaries face strong direct competition for deposits, loans, wealth management, leasing and FHA loan originations and other financial-related services. We compete with other community banks, thrifts and credit unions. Although some of these competitors are situated locally, others have statewide or regional presence. In addition, we compete with large banks and other financial intermediaries, such as consumer finance companies, brokerage firms, mortgage banking companies, business leasing and finance companies, insurance companies, FHA loan origination businesses, securities firms, mutual funds and certain government agencies as well as major retailers, all actively engaged in providing various types of loans and other financial services. Additionally, we face growing competition from so-called "online businesses" with few or no physical locations, including online banks, lenders and consumer and commercial lending platforms, as well as automated retirement and investment service providers. We believe that the range and quality of products that we offer, the knowledge of our personnel and our emphasis on building long-lasting relationships sets us apart from our competitors.

        Our banking operations are largely concentrated in Illinois, the St. Louis metropolitan area and the Denver metropolitan area. According to the FDIC Summary of Deposits, as of June 30, 2016, there were 11 banks operating within Effingham County, Illinois, where three of the Bank's offices are located, including its principal office. As of the same date, the Bank ranked first based on total deposits of all banking offices in Effingham County, with approximately 30.5% of the total deposits. As of June 30, 2016, there were 12 banks operating within Lee County, Illinois, where three of the Bank's offices are located. As of the same date, the Bank ranked second based on total deposits of all banking offices in Lee County, with approximately 23.2% of the total deposits. The Bank also has branches located in Bond, Bureau, Champaign, Fayette, Kankakee, Kendall, La Salle, Marion, Monroe, St. Clair, Stephenson, Whiteside, Will, and Winnebago Counties in Illinois. In the entire state of Illinois, as of June 30, 2016, there were 540 banks operating, and the Bank had approximately 0.3% of total deposits. The Bank also has branches and competes for deposits and loans in Franklin, Jefferson, St. Charles, and St. Louis Counties in Missouri, as well as Denver County in Colorado.

Employees

        As of December 31, 2016, we had approximately 715 employees. None of our employees are represented by any collective bargaining unit or are parties to a collective bargaining agreement. We believe that our relations with our employees are good.

Corporate information

        Our principal executive offices are located at 1201 Network Centre Drive, Effingham, Illinois 62401, and our telephone number at that address is (217) 342-7321. Through our website at www.midlandsb.com under "Investors," we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, as well as proxy statements, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Supervision and regulation

General

        FDIC-insured institutions, their holding companies and their affiliates are extensively regulated under federal and state law. As a result, the Company's growth and earnings performance may be affected not only by management decisions and general economic conditions, but also by the requirements of federal and state statutes and by the regulations and policies of various bank regulatory agencies, including the IDFPR, the FDIC, the Federal Reserve, and the CFPB. Furthermore, taxation laws administered by the Internal Revenue Service and state taxing authorities, accounting rules developed by the Financial Accounting Standards Board, securities laws administered by the SEC and state securities authorities, and anti-money laundering laws enforced by the Treasury have an impact on the Company's business. The effect of these statutes, regulations, regulatory policies and accounting rules are significant to the Company's operations and results.

        Federal and state banking laws impose a comprehensive system of supervision, regulation and enforcement on the operations of FDIC-insured institutions, their holding companies and affiliates that is intended primarily for the protection of the FDIC-insured deposits and depositors of banks, rather than shareholders. These laws, and the regulations of the bank regulatory agencies issued under them, affect, among other things, the scope of the Company's business, the kinds and amounts of investments the Company and the Bank may make, reserve requirements, required capital levels relative to assets, the nature and amount of collateral for loans, the establishment of branches, the Company's ability to merge, consolidate and acquire, dealings with the Company's and the Bank's insiders and affiliates, and the Company's payment of dividends. In the last several years, the Company has experienced heightened regulatory requirements and scrutiny following the global financial crisis and as a result of the Dodd-Frank Act. Although the reforms primarily targeted systemically important financial service providers, their influence filtered down in varying degrees to community banks over time and the reforms have caused the Company's compliance and risk management processes, and the costs thereof, to increase. While it is anticipated that the Trump administration will not increase the regulatory burden on community banks and may reduce some of the burdens associated with implementation of the Dodd-Frank Act, the true impact of the new administration is impossible to predict with any certainty.

        This supervisory and regulatory framework subjects banks and bank holding companies to regular examination by their respective regulatory agencies, which results in examination reports and ratings that are not publicly available and that can impact the conduct and growth of their business. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liquidity, and various other factors. The regulatory agencies generally have broad discretion to impose restrictions and limitations on the operations of a regulated entity where the agencies determine, among other things, that such operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.

        The following is a summary of the material elements of the supervisory and regulatory framework applicable to the Company and the Bank, beginning with a discussion of the continuing regulatory emphasis on the Company's capital levels. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of those that are described. The descriptions are qualified in their entirety by reference to the particular statutory and regulatory provision.

Regulatory emphasis on capital

        Regulatory capital represents the net assets of a banking organization available to absorb losses. Because of the risks attendant to their business, FDIC-insured institutions are generally required to hold more capital than other businesses, which directly affects the Company's earnings capabilities. While capital has historically been one of the key measures of the financial health of both bank holding companies and banks, its role became fundamentally more important in the wake of the global financial crisis, as the banking regulators recognized that the amount and quality of capital held by banks prior to the crisis was insufficient to absorb losses during periods of severe stress. Certain provisions of the Dodd-Frank Act and Basel III, discussed below, establish strengthened capital standards for banks and bank holding companies that are meaningfully more stringent than those in place previously.

        Minimum required capital levels.    Banks have been required to hold minimum levels of capital based on guidelines established by the bank regulatory agencies since 1983. The minimums have been expressed in terms of ratios of capital divided by total assets. As discussed below, bank capital measures have become more sophisticated over the years and have focused more on the quality of capital and the risk of assets. Bank holding companies have historically had to comply with less stringent capital standards than their bank subsidiaries and have been able to raise capital with hybrid instruments such as trust preferred securities. The Dodd-Frank Act mandated the Federal Reserve to establish minimum capital levels for holding companies on a consolidated basis as stringent as those required for FDIC-insured institutions. A result of this change is that the proceeds of hybrid instruments, such as trust preferred securities, are being excluded from capital over a phase-out period. However, if such securities were issued prior to May 19, 2010 by bank holding companies with less than $15 billion of assets, they may be retained, subject to certain restrictions. Because the Company has assets of less than $15 billion, the Company is able to maintain its trust preferred proceeds as capital but the Company has to comply with new capital mandates in other respects and will not be able to raise capital in the future through the issuance of trust preferred securities.

        The Basel international capital accords.    The risk-based capital guidelines for U.S. banks since 1989 were based upon the 1988 capital accord known as "Basel I" adopted by the international Basel Committee on Banking Supervision, a committee of central banks and bank supervisors that acts as the primary global standard-setter for prudential regulation, as implemented by the U.S. bank regulatory agencies on an interagency basis. The accord recognized that bank assets for the purpose of the capital ratio calculations needed to be risk weighted (the theory being that riskier assets should require more capital) and that off-balance sheet exposures needed to be factored in the calculations. Basel I had a very simple formula for assigning risk weights to bank assets from 0% to 100% based on four categories. In 2008, the banking agencies collaboratively began to phase-in capital standards based on a second capital accord, referred to as "Basel II," for large or "core" international banks (generally defined for U.S. purposes as having total assets of $250 billion or more, or consolidated foreign exposures of $10 billion or more) known as "advanced approaches" banks. The primary focus of Basel II was on the calculation of risk weights based on complex models developed by each advanced approaches bank. Because most banks were not subject to Basel II, the U.S. bank regulators worked to improve the risk sensitivity of Basel I standards without imposing the complexities of Basel II. This "standardized approach" increased the number of risk-weight categories and recognized risks well above the original 100% risk weighting. The standardized approach is institutionalized by the Dodd-Frank Act for all banking organizations as a floor.

        On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement on a strengthened set of capital requirements for banking organizations around the world, known as Basel III, to address deficiencies recognized in connection with the global financial crisis.

        The Basel III Rule.    In July of 2013, the U.S. federal banking agencies approved the implementation of the Basel III Rule in pertinent part, and, at the same time, promulgated rules effecting certain changes required by the Dodd-Frank Act. In contrast to capital requirements historically, which were in the form of guidelines, Basel III was released in the form of enforceable regulations by each of the regulatory agencies. The Basel III Rule is applicable to all banking organizations that are subject to minimum capital requirements, including federal and state banks and savings and loan associations, as well as to bank and savings and loan holding companies, other than "small bank holding companies" (generally holding companies with consolidated assets of less than $1 billion that do not have securities registered with the SEC).

        The Basel III Rule required higher capital levels, increased the required quality of capital, and required more detailed categories of risk weighting of riskier, more opaque assets. For nearly every class of assets, the Basel III Rule requires a more complex, detailed and calibrated assessment of credit risk and calculation of risk weightings.

        Not only did the Basel III Rule increase most of the required minimum capital ratios in effect prior to January 1, 2015, but it introduced the concept of Common Equity Tier 1 Capital, which consists primarily of common stock, related surplus (net of Treasury stock), retained earnings, and Common Equity Tier 1 minority interests subject to certain regulatory adjustments. The Basel III Rule also changed the definition of capital by establishing more stringent criteria that instruments must meet to be considered Additional Tier 1 Capital (primarily non-cumulative perpetual preferred stock that meets certain requirements) and Tier 2 Capital (primarily other types of preferred stock and subordinated debt, subject to limitations). A number of instruments that qualified as Tier 1 Capital under Basel I do not qualify, or their qualifications changed. For example, noncumulative perpetual preferred stock, which qualified as simple Tier 1 Capital under Basel I, does not qualify as Common Equity Tier 1 Capital, but qualifies as Additional Tier 1 Capital. The Basel III Rule also constrained the inclusion of minority interests, mortgage-servicing assets, and deferred tax assets in capital and requires deductions from Common Equity Tier 1 Capital in the event that such assets exceed a certain percentage of a banking institution's Common Equity Tier 1 Capital.

        The Basel III Rule required minimum capital ratios as of January 1, 2015, as follows:

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  A ratio of minimum Common Equity Tier 1 Capital equal to 4.5% of risk-weighted assets;

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  An increase in the minimum required amount of Tier 1 Capital from 4% to 6% of risk-weighted assets;

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  A continuation of the minimum required amount of Total Capital (Tier 1 plus Tier 2) at 8% of risk-weighted assets; and

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  A minimum leverage ratio of Tier 1 Capital to total quarterly average assets equal to 4% in all circumstances.

        In addition, institutions that seek the freedom to make capital distributions (including for dividends and repurchases of stock) and pay discretionary bonuses to executive officers without restriction must also maintain 2.5% in Common Equity Tier 1 Capital attributable to a capital conservation buffer being phased in over three years beginning in 2016 (which, as of January 1, 2017, was phased in half-way to 1.25%). The purpose of the conservation buffer is to ensure that banking institutions maintain a buffer of capital that can be used to absorb losses during periods of financial and economic stress. Factoring in the fully phased-in conservation buffer increases the minimum ratios depicted above to 7% for Common Equity Tier 1 Capital, 8.5% for Tier 1 Capital and 10.5% for Total Capital.

        Banking organizations (except for large, internationally active banking organizations) became subject to the new rules on January 1, 2015. However, there are separate phase-in/phase-out periods for: (i) the capital conservation buffer; (ii) regulatory capital adjustments and deductions; (iii) nonqualifying capital instruments; and (iv) changes to the prompt corrective action rules discussed below. The phase-in periods commenced on January 1, 2016 and extend until 2019.

        Well-capitalized requirements.    The ratios described above are minimum standards in order for banking organizations to be considered "adequately capitalized." Bank regulatory agencies uniformly encourage banks to hold more capital and be "well-capitalized" and, to that end, federal law and regulations provide various incentives for banking organizations to maintain regulatory capital at levels in excess of minimum regulatory requirements. For example, a banking organization that is well-capitalized may: (i) qualify for exemptions from prior notice or application requirements otherwise applicable to certain types of activities; (ii) qualify for expedited processing of other required notices or applications; and (iii) accept, roll-over or renew brokered deposits. Higher capital levels could also be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, the Federal Reserve's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 Capital less all intangible assets), well above the minimum levels.

        Under the capital regulations of the FDIC and Federal Reserve, in order to be well-capitalized, a banking organization must maintain:

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  A Common Equity Tier 1 Capital ratio to risk-weighted assets of 6.5% or more;

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  A ratio of Tier 1 Capital to total risk-weighted assets of 8% or more;

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  A ratio of Total Capital to total risk-weighted assets of 10% or more; and

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  A leverage ratio of Tier 1 Capital to total adjusted average quarterly assets of 5% or greater.

        It is possible under the Basel III Rule to be well-capitalized while remaining out of compliance with the capital conservation buffer discussed above.

        As of December 31, 2016: (i) the Bank was not subject to a directive from the DFPR or FDIC to increase its capital and (ii) the Bank was well-capitalized, as defined by FDIC regulations. As of December 31, 2016, the Company had regulatory capital in excess of the Federal Reserve's requirements and met the Basel III Rule requirements to be well-capitalized.

        Prompt corrective action.    An FDIC-insured institution's capital plays an important role in connection with regulatory enforcement as well. Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: (i) requiring the institution to submit a capital restoration plan; (ii) limiting the institution's asset growth and restricting its activities; (iii) requiring the institution to issue additional capital stock (including additional voting stock) or to sell itself; (iv) restricting transactions between the institution and its affiliates; (v) restricting the interest rate that the institution may pay on deposits; (vi) ordering a new election of directors of the institution; (vii) requiring that senior executive officers or directors be dismissed; (viii) prohibiting the institution from accepting deposits from correspondent banks; (ix) requiring the institution to divest certain subsidiaries; (x) prohibiting the payment of principal or interest on subordinated debt; and (xi) ultimately, appointing a receiver for the institution.

Regulation and supervision of the company

        General.    The Company, as the sole shareholder of the Bank, is a bank holding company. As a bank holding company, the Company is registered with, and subject to regulation, supervision and enforcement by, the Federal Reserve under the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHCA"). The Company is legally obligated to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank in circumstances where the Company might not otherwise do so. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file with the Federal Reserve periodic reports of the Company's operations and such additional information regarding the Company and the Bank as the Federal Reserve may require.

        Acquisitions, activities and change in control.    The primary purpose of a bank holding company is to control and manage banks. The BHCA generally requires the prior approval of the Federal Reserve for any merger involving a bank holding company or any acquisition by a bank holding company of another bank or bank holding company. Subject to certain conditions (including deposit concentration limits established by the BHCA), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States. In approving interstate acquisitions, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its FDIC-insured institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state institutions or their holding companies) and state laws that require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company. Furthermore, in accordance with the Dodd-Frank Act, bank holding companies must be well-capitalized and examiners must rate them well-managed in order to effect interstate mergers or acquisitions. For a discussion of the capital requirements, see "—Regulatory Emphasis on Capital" above.

        The BHCA generally prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve prior to November 11, 1999 to be "so closely related to banking ... as to be a proper incident thereto." This authority would permit the Company to engage in a variety of banking-related businesses, including the ownership and operation of a savings association, or any entity engaged in consumer finance, equipment leasing, the operation of a computer service bureau (including software development) and mortgage banking and brokerage services. The BHCA does not place territorial restrictions on the domestic activities of nonbank subsidiaries of bank holding companies.

        Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance underwriting and sales, merchant banking and any other activity that the Federal Reserve, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature or incidental to any such financial activity or that the Federal Reserve determines by order to be complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of FDIC-insured institutions or the financial system generally. The Company has elected to be, and continues to operate as, a financial holding company.

        In order to maintain the Company's status as a financial holding company, the Company and the Bank must be well-capitalized, well-managed, and have a least a satisfactory Community Reinvestment Act rating. If the Federal Reserve determines that a financial holding company is not well-capitalized or well-managed, the Company has a period of time in which to achieve compliance, but during the period of noncompliance, the Federal Reserve may place any limitations on the Company it believes to be appropriate. Furthermore, if the Federal Reserve determines that a financial holding company's subsidiary bank has not received a satisfactory Community Reinvestment Act rating, the Company will not be able to commence any new financial activities or acquire a company that engages in such activities.

        Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership.

        Capital requirements.    Bank holding companies are required to maintain capital in accordance with Federal Reserve capital adequacy requirements. For a discussion of capital requirements, see "—Regulatory Emphasis on Capital" above.

        Dividend payments.    The Company's ability to pay dividends to its shareholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. As an Illinois corporation, the Company is subject to the Illinois Business Corporation Act, as amended, which prohibits the Company from paying a dividend if, after giving effect to the dividend: (i) the Company would be insolvent; (ii) the net assets of the Company would be less than zero; or (iii) the net assets of the Company would be less than the maximum amount then payable to shareholders of the Company who would have preferential distribution rights if the Company were liquidated.

        As a general matter, the Federal Reserve has indicated that the board of directors of a bank holding company should eliminate, defer or significantly reduce dividends to shareholders if: (i) the company's net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) the prospective rate of earnings retention is inconsistent with the company's capital needs and overall current and prospective financial condition; or (iii) the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. In addition, under the

Basel III Rule, institutions that seek the freedom to pay dividends will have to maintain 2.5% in Common Equity Tier 1 Capital attributable to the capital conservation buffer to be phased in over three years beginning in 2016. See "—Regulatory Emphasis on Capital" above.

        Incentive compensation.    There have been a number of developments in recent years focused on incentive compensation plans sponsored by bank holding companies and banks, reflecting recognition by the bank regulatory agencies and Congress that flawed incentive compensation practices in the financial industry were one of many factors contributing to the global financial crisis. Layered on top of that are the abuses in the headlines dealing with product cross-selling incentive plans. The result is interagency guidance on sound incentive compensation practices and proposed rulemaking by the agencies required under Section 956 of the Dodd-Frank Act.

        The interagency guidance recognized three core principles: effective incentive plans should: (i) provide employees incentives that appropriately balance risk and reward; (ii) be compatible with effective controls and risk-management; and (iii) be supported by strong corporate governance, including active and effective oversight by the organization's board of directors. Much of the guidance addresses large banking organizations and, because of the size and complexity of their operations, the regulators expect those organizations to maintain systematic and formalized policies, procedures, and systems for ensuring that the incentive compensation arrangements for all executive and non-executive employees covered by this guidance are identified and reviewed, and appropriately balance risks and rewards. Smaller banking organizations like the Company that use incentive compensation arrangements are expected to be less extensive, formalized, and detailed than those of the larger banks.

        Section 956 of the Dodd-Frank Act required the banking agencies, the National Credit Union Administration, the SEC and the Federal Housing Finance Agency to jointly prescribe regulations that prohibit types of incentive-based compensation that encourage inappropriate risk taking and to disclose certain information regarding such plans. On June 10, 2016, the agencies released an updated proposed rule for comment. Section 956 will only apply to banking organizations with assets of greater than $1 billion. The Company has consolidated assets greater than $1 billion and less than $50 billion and the Company is considered a Level 3 banking organization under the proposed rules. The proposed rules contain mostly general principles and reporting requirements for Level 3 institutions so there are no specific prescriptions or limits, deferral requirements or claw-back mandates. Risk management and controls are required, as is board or committee level approval and oversight. Management expects to review its incentive plans in light of the proposed rulemaking and guidance and implement policies and procedures that mitigate unreasonable risk.

        Monetary policy.    The monetary policy of the Federal Reserve has a significant effect on the operating results of financial or bank holding companies and their subsidiaries. Among the tools available to the Federal Reserve to affect the money supply are open market transactions in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

        Federal securities regulation.    The Company's common stock is registered with the SEC under the Exchange Act. Consequently, the Company is subject to the information, proxy solicitation, insider trading and other restrictions and requirements of the SEC under the Exchange Act.

        Corporate governance.    The Dodd-Frank Act addressed many investor protection, corporate governance and executive compensation matters that will affect most U.S. publicly traded companies. It increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called "golden parachute" payments, and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit voters for their own candidates using a company's proxy materials. The legislation also directed the Federal Reserve to promulgate rules prohibiting excessive compensation paid to executives of bank holding companies, regardless of whether such companies are publicly traded.

Regulation and supervision of the Bank

        General.    The Bank is an Illinois-chartered bank. The deposit accounts of the Bank are insured by the FDIC's Deposit Insurance Fund (which we refer to as the "DIF") to the maximum extent provided under federal law and FDIC regulations, currently $250,000 per insured depositor category. As an Illinois-chartered FDIC-insured bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the DFPR, the chartering authority for Illinois banks, and as a member bank, the Federal Reserve.

        Deposit insurance.    As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system whereby FDIC-insured institutions pay insurance premiums at rates based on minimum and maximum assessment rates. Effective July 1, 2016, the FDIC changed its pricing system for banks under $10 billion, like the Bank, so that minimum and maximum initial base assessment rates are established based on supervisory ratings. The initial base assessment rates currently range from three basis points to 30 basis points. At least semi-annually, the FDIC updates its loss and income projections for the DIF and, if needed, increases or decreases the assessment rates, following notice and comment on proposed rulemaking.

        The assessment base against which an FDIC-insured institution's deposit insurance premiums paid to the DIF are calculated is based on its average consolidated total assets less its average tangible equity. This method shifts the burden of deposit insurance premiums toward those large depository institutions that rely on funding sources other than U.S. deposits.

        The reserve ratio is the DIF balance divided by estimated insured deposits. The Dodd-Frank Act altered the minimum reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to FDIC-insured institutions when the reserve ratio exceeds certain thresholds. The reserve ratio reached 1.15% on June 30, 2016, when revised factors were put in place for calculating the assessment. If the reserve ratio does not reach 1.35% by December 31, 2018 (provided it is at least 1.15%), the FDIC will impose a shortfall assessment on March 31, 2019 on insured depository institutions with total consolidated assets of $10 billion or more. The FDIC will provide assessment credits to insured depository institutions, like the Bank, with total consolidated assets of less than $10 billion for the portion of their regular assessments that contribute to growth in the reserve ratio between 1.15% and 1.35%. The FDIC will apply the credits each quarter that the reserve ratio is at least 1.38% to offset the regular deposit insurance assessments of institutions with credits.

        FICO assessments.    In addition to paying basic deposit insurance assessments, FDIC-insured institutions must pay Financing Corporation (which we refer to as "FICO") assessments. FICO is a mixed-ownership governmental corporation chartered by the former Federal Home Loan Bank Board (which we refer to as the "FHLB") pursuant to the Competitive Equality Banking Act of 1987 to function as a financing vehicle for the recapitalization of the former Federal Savings and Loan Insurance Corporation. FICO issued 30-year noncallable bonds of approximately $8.1 billion that mature in 2017 through 2019. FICO's authority to issue bonds ended on December 12, 1991. Since 1996, federal legislation has required that all FDIC-insured institutions pay assessments to cover interest payments on FICO's outstanding obligations. The FICO assessment rate is adjusted quarterly and for the fourth quarter of 2016 was 0.560 basis points (56 cents per $100 dollars of assessable deposits).

        Supervisory assessments.    All Illinois banks are required to pay supervisory assessments to the DFPR to fund the operations of that agency. The amount of the assessment is calculated on the basis of the Bank's total assets. During the year ended December 31, 2016, the Bank paid supervisory assessments to the DFPR totaling approximately $237,000.

        Capital requirements.    Banks are generally required to maintain capital levels in excess of other businesses. For a discussion of capital requirements, see "—Regulatory Emphasis on Capital" above.

        Liquidity requirements.    Liquidity is a measure of the ability and ease with which bank assets may be converted to cash. Liquid assets are those that can be converted to cash quickly if needed to meet financial obligations. To remain viable, FDIC-insured institutions must have enough liquid assets to meet their near-term obligations, such as withdrawals by depositors. Because the global financial crisis was in part a liquidity crisis, Basel III also includes a liquidity framework that requires FDIC-insured institutions to measure their liquidity against specific liquidity tests. One test, referred to as the Liquidity Coverage Ratio (which we refer to as "LCR"), is designed to ensure that the banking entity has an adequate stock of unencumbered high-quality liquid assets that can be converted easily and immediately in private markets into cash to meet liquidity needs for a 30-calendar day liquidity stress scenario. The other test, known as the Net Stable Funding Ratio (which we refer to as "NSFR"), is designed to promote more medium- and long-term funding of the assets and activities of FDIC-insured institutions over a one-year horizon. These tests provide an incentive for banks and holding companies to increase their holdings in Treasury securities and other sovereign debt as a component of assets, increase the use of long-term debt as a funding source and rely on stable funding like core deposits (in lieu of brokered deposits).

        In addition to liquidity guidelines already in place, the federal bank regulatory agencies implemented the Basel III LCR in 2014 and have proposed the NSFR. While the LCR only applies to the largest banking organizations in the country, as will the NSFR, certain elements are expected to filter down to all FDIC-insured institutions. The Company continues to review the Company's liquidity risk management policies in light of the LCR and NSFR.

        Stress testing.    A stress test is an analysis or simulation designed to determine the ability of a given FDIC-insured institution to deal with an economic crisis. In October 2012, U.S. bank regulators unveiled new rules mandated by the Dodd-Frank Act that require the largest U.S. banks to undergo stress tests twice per year, once internally and once conducted by the regulators. Stress tests are not required for banks with less than $10 billion in assets; however, the FDIC now recommends stress testing as means to identify and quantify loan portfolio risk and the Bank is engaged in the process.

        Dividend payments.    The primary source of funds for the Company is dividends from the Bank. Under the Illinois Banking Act, the Bank generally may not pay dividends in excess of its net profit. The payment of dividends by any FDIC-insured institution is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a FDIC-insured institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its capital requirements under applicable guidelines as of December 31, 2016. Notwithstanding the availability of funds for dividends, however, the FDIC and the DFPR may prohibit the payment of dividends by the Bank if either or both determine such payment would constitute an unsafe or unsound practice. In addition, under the Basel III Rule, institutions that seek the freedom to pay dividends will have to maintain 2.5% in Common Equity Tier 1 Capital attributable to the capital conservation buffer to be phased in over three years beginning in 2016. See "—Regulatory Emphasis on Capital" above.

        State bank investments and activities.    The Bank is permitted to make investments and engage in activities directly or through subsidiaries as authorized by Illinois law. However, under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank unless the Bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines that the activity would not pose a significant risk to the DIF. These restrictions have not had, and are not currently expected to have, a material impact on the operations of the Bank.

        Insider transactions.    The Bank is subject to certain restrictions imposed by federal law on "covered transactions" between the Bank and its "affiliates." The Company is an affiliate of the Bank for purposes of these restrictions, and covered transactions subject to the restrictions include extensions of credit to the Company, investments in the stock or other securities of the Company and the acceptance of the stock or other securities of the Company as collateral for loans made by the Bank. The Dodd-Frank Act enhanced the requirements for certain transactions with affiliates, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered transactions must be maintained.

        Certain limitations and reporting requirements are also placed on extensions of credit by the Bank to its directors and officers, to directors and officers of the Company and its subsidiaries, to principal shareholders of the Company and to "related interests" of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person who is a director or officer of the Company or the Bank, or a principal shareholder of the Company, may obtain credit from banks with which the Bank maintains a correspondent relationship.

        Safety and soundness standards/risk management.    The federal banking agencies have adopted guidelines that establish operational and managerial standards to promote the safety and soundness of FDIC-insured institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings.

        In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the FDIC-insured institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an FDIC-insured institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator's order is cured, the regulator may restrict the FDIC-insured institution's rate of growth, require the FDIC-insured institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal bank regulatory agencies, including cease and desist orders and civil money penalty assessments.

        During the past decade, the bank regulatory agencies have increasingly emphasized the importance of sound risk management processes and strong internal controls when evaluating the activities of the FDIC-insured institutions they supervise. Properly managing risks has been identified as critical to the conduct of safe and sound banking activities and has become even more important as new technologies, product innovation, and the size and speed of financial transactions have changed the nature of banking markets. The agencies have identified a spectrum of risks facing a banking institution including, but not limited to, credit, market, liquidity, operational, legal, and reputational risk. In particular, recent regulatory pronouncements have focused on operational risk, which arises from the potential that inadequate information systems, operational problems, breaches in internal controls, fraud, or unforeseen catastrophes will result in unexpected losses. New products and services, third-party risk and cybersecurity are critical sources of operational risk that FDIC-insured institutions are expected to address in the current environment. The Bank is expected to have active board and senior management oversight; adequate policies, procedures, and limits; adequate risk measurement, monitoring, and management information systems; and comprehensive internal controls.

        Branching authority.    Illinois banks, such as the Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals. Federal law permits state and national banks to merge with banks in other states subject to: (i) regulatory approval; (ii) federal and state deposit concentration limits; and (iii) state law limitations requiring the merging bank to have been in existence for a minimum period of time (not to exceed five years) prior to the merger. The Dodd-Frank Act permits well-capitalized and well-managed banks to establish new interstate branches or acquire individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) without impediments.

        Transaction account reserves.    Federal Reserve regulations require FDIC-insured institutions to maintain reserves against their transaction accounts (primarily NOW and regular checking accounts). For 2017: the first $15.5 million of otherwise reservable balances are exempt from reserves and have a zero percent reserve requirement; for transaction accounts aggregating more than $15.5 million to $115.1 million, the reserve requirement is 3% of total transaction accounts; and for net transaction accounts in excess of $115.1 million, the reserve requirement is 3% up to $115.1 million plus 10% of the aggregate amount of total transaction accounts in excess of $115.1 million. These reserve requirements are subject to annual adjustment by the Federal Reserve.

        Community Reinvestment Act requirements.    The Community Reinvestment Act requires the Bank to have a continuing and affirmative obligation in a safe and sound manner to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. Federal regulators regularly assess the Bank's record of meeting the credit needs of its communities. Applications for additional acquisitions would be affected by the evaluation of the Bank's effectiveness in meeting its Community Reinvestment Act requirements.

        Anti-money laundering.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act") is designed to deny terrorists and criminals the ability to obtain access to the U.S. financial system and has significant implications for FDIC-insured institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act mandates financial services companies to have policies and procedures with respect to measures designed to address any or all of the following matters: (i) customer identification programs; (ii) money laundering; (iii) terrorist financing; (iv) identifying and reporting suspicious activities and currency transactions; (v) currency crimes; and (vi) cooperation between FDIC-insured institutions and law enforcement authorities.

        Concentrations in commercial real estate.    Concentration risk exists when FDIC-insured institutions deploy too many assets to any one industry or segment. A concentration in commercial real estate is one example of regulatory concern. The interagency Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices guidance ("CRE Guidance") provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny: (i) commercial real estate loans exceeding 300% of capital and increasing 50% or more in the preceding three years; or (ii) construction and land development loans exceeding 100% of capital. The CRE Guidance does not limit banks' levels of commercial real estate lending activities, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their commercial real estate concentrations. On December 18, 2015, the federal banking agencies issued a statement to reinforce prudent risk-management practices related to CRE lending, having observed substantial growth in many CRE asset and lending markets, increased competitive pressures, rising CRE concentrations in banks, and an easing of CRE underwriting standards. The federal bank agencies reminded FDIC-insured institutions to maintain underwriting discipline and exercise prudent risk-management practices to identify, measure, monitor, and manage the risks arising from CRE lending. In addition, FDIC-insured institutions must maintain capital commensurate with the level and nature of their CRE concentration risk. Based on the Bank's loan portfolio as of December 31, 2016, it did not exceed the 300% guideline for commercial real estate loans.

        Consumer financial services.    The historical structure of federal consumer protection regulation applicable to all providers of consumer financial products and services changed significantly on July 21, 2011, when the CFPB commenced operations to supervise and enforce consumer protection laws. The CFPB has broad rulemaking authority for a wide range of consumer protection laws that apply to all providers of consumer products and services, including the Bank, as well as the authority to prohibit "unfair, deceptive or abusive" acts and practices. The CFPB has examination and enforcement authority over providers with more than $10 billion in assets. FDIC-insured institutions with $10 billion or less in assets, like the Bank, continue to be examined by their applicable bank regulators.

        Because abuses in connection with residential mortgages were a significant factor contributing to the global financial crisis, many new rules issued by the CFPB and required by the Dodd-Frank Act address mortgage and mortgage-related products, their underwriting, origination, servicing and sales. The Dodd-Frank Act significantly expanded underwriting requirements applicable to loans secured by 1-4 family residential real property and augmented federal law combating predatory lending practices. In addition to numerous disclosure requirements, the Dodd-Frank Act imposed new standards for mortgage loan originations on all lenders, including all FDIC-insured institutions, in an effort to strongly encourage lenders to verify a borrower's "ability to repay," while also establishing a presumption of compliance for certain "qualified mortgages." In addition, the Dodd-Frank Act generally required lenders or securitizers to retain an economic interest in the credit risk relating to loans that the lender sells, and other asset-backed securities that the securitizer issues, if the loans have not complied with the ability-to-repay standards. The Company does not currently expect the CFPB's rules to have a significant impact on the Bank's operations, except for higher compliance costs.

Properties

        Our corporate headquarters office building is located at 1201 Network Centre Drive, Effingham, Illinois, 62401. We own our corporate headquarters office building, which was built in 2011 and consists of approximately 79,000 square feet. The property also houses our primary operations center. We have an additional operations center located in St. Louis, Missouri, Love Funding's headquarters are located in Washington, D.C. and Business Credit's headquarters are located in Denver, Colorado. At December 31, 2016, the Company had more than 80 locations across the United States. This includes 32 branches of the Bank located in Illinois, 12 branches of the Bank located in the St. Louis metropolitan area, and one branch of the Bank located in Colorado.

        We believe that the leases to which we are subject are generally on terms consistent with prevailing market terms. None of the leases are with our directors, officers, beneficial owners of more than 5% of our voting securities or any affiliates of the foregoing, except that our branch bank in Town and Country, Missouri and our regional office in Clayton, Missouri are leased from entities principally owned by Andrew S. Love, Jr., who beneficially owns more than 5% of our voting securities, and Laurence A. Schiffer, one of our directors. We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Legal proceedings

        In the normal course of business, Midland is named or threatened to be named as a defendant in various lawsuits, none of which Midland expects to have a material effect on it. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to Midland's business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), Midland, like all banking organizations, is subject to heightened legal and regulatory compliance and litigation risk. Except as described under "The Merger—Litigation relating to the merger," there are no material pending legal proceedings to which Midland or any of its subsidiaries is a party or of which any of their property is the subject.

Share ownership of directors and officers and certain beneficial owners

        The following table sets forth information as of February 27, 2017, regarding the beneficial ownership of our common stock:

  •
  each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person's percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person's name.

        The percentage of beneficial ownership is based on 15,758,799 shares of our common stock outstanding as of February 27, 2017, including 96,535 shares of restricted stock awarded under our stock incentive plan but not vested as of such date

        The address for each shareholder listed in the table below is: c/o Midland States Bancorp, Inc., 1201 Network Centre Drive, Effingham, Illinois 62401.

        Additionally, although the anticipated beneficial ownership of Midland after the merger will not be known until the completion of the merger, the following table sets forth pro forma information giving effect to the merger assuming the issuance of 3,219,622 shares of Midland common stock to current Centrue shareholders.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class	Post-Merger Pro Forma Percent of Class
5% Shareholders
Capital Z Partners Centrue AIV, L.P., 142 West 57th Street, 3rd Floor New York, NY 10019	1,166,401	(2)	—	6.1% (2)
Richard E. Workman 2001 Trust(3)	954,277		6.1%	5.0%
Andrew S. Love, Jr.(4)	885,958		5.6%	4.7%
Directors and Named Executive Officers
Leon J. Holschbach(5)	321,466		2.0%	1.7%
Jeffrey G. Ludwig(6)	227,964		1.4%	1.2%
Kevin L. Thompson(7)	2,350		*	*
Douglas J. Tucker(8)	48,719		*	*
Deborah A. Golden	—		—	—
Jerry L. McDaniel(9)	194,648		1.2%	1.0%
Jeffrey M. McDonnell	—		—	—
Dwight A. Miller(10)	71,095		*	*
Richard T. Ramos(11)	12,845		*	*
Laurence A. Schiffer(12)	380,118		2.4%	2.0%
John M. Schultz(13)	460,233		2.9%	2.4%
Robert F. Schultz(14)	371,288		2.4%	2.0%
Thomas D. Shaw(15)	16,083		*	*
Jeffrey C. Smith(16)	30,498		*	*
All directors and executive officers as a group (18 persons)(17)	2,343,717		14.9%	12.3%

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that officers are entitled to vote, but does not include common stock equivalent units owned by directors or officers under the Deferred Compensation Plan.

(2)
Represents the number of shares of Midland common stock that Capital Z Partners Centrue AIV, L.P. would be entitled to receive if it were to elect to receive only shares of Midland common stock in the merger, based on 1,533,931 shares of Centrue common stock owned as of February 28, 2017, and such election were not subject to proration, as discussed under "Description of the Merger Agreement—Merger consideration."

(3)
Consists of 954,277 shares held by the Richard E. Workman 2001 Trust.

(4)
Consists of: (i) 100,263 shares held by Mr. Love individually; (ii) 250,000 shares held by Bank of America and Andrew Sproule Love, Jr. as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr.; (iii) 6,249 shares held by Andrew Sproule Love, Jr., as beneficiary Trust created by Andrew Sproule Love U/I/T dated 12/31/1941 as amended U/I dated 8/3/1959; (iv) 173,709 shares held by Love Group, LLC; and (v) 355,737 shares held by Love Investment Company. Mr. Love has voting and investment power over the shares held by Bank of America and Andrew Sproule Love, Jr. as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Andrew Sproule Love, Jr., as beneficiary Trust created by Andrew Sproule Love U/I/T dated 12/31/1941 as amended U/I dated 8/3/1959, Love Group, LLC and Love Investment

  Company. Excludes shares held by family members of Mr. Love, for which Mr. Love disclaims beneficial ownership.

(5)
Consists of: (i) 141,774 shares held by Mr. Holschbach individually; and (ii) 179,692 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 27, 2017. 42,554 shares are pledged as security for indebtedness. Excludes 12,112 shares subject to restricted stock unit awards that are currently unvested and that are not deemed to be shares beneficially owned by Mr. Holschbach.

(6)
Consists of: (i) 125,296 shares held individually; (ii) 11,569 shares held by JQ Properties, LLC; and (iv) 91,099 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 27, 2017. Mr. Ludwig is a Manager and a member of, and has shared voting and investment power over the shares held by JQ Properties, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)
Consists of 2,350 shares held by Mr. Thompson individually.

(8)
Consists of: (i) 6,902 shares of our common stock held individually; and (ii) 41,817 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 27, 2017.

(9)
Consists of: (i) 8,680 shares held by Mr. McDaniel's minor children; (ii) 50,305 shares held in the James H. McDaniel Revocable Trust; (iii) 100,000 shares held by Evalia Enterprises, LLC; and (iv) 35,663 shares held by Four Diamond Capital LLC. Mr. McDaniel is a managing member, and has voting and investment power over the shares held by Evalia Enterprises, LLC and Four Diamond Capital LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. McDaniel is the beneficiary of, and has voting and investment power over the shares held by, the James H. McDaniel Revocable Trust, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)
71,095 shares are pledged as security for indebtedness.

(11)
Consists of: (i) 11,845 shares held by Mr. Ramos jointly with his spouse; and (ii) 1,000 shares held by Mr. Ramos' minor children.

(12)
Consists of: (i) 24,381 shares held individually; (ii) 305,737 shares held by Love Investment Company; and (iii) 50,000 shares held by Love Real Estate Company. Mr. Schiffer owns 25% of each of Love Investment Company and Love Real Estate Company, and has voting and investment power over the shares held by each of Love Investment Company and Love Real Estate Company, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. 430,098 shares are subject to pledge arrangements as security for indebtedness.

(13)
Consists of: (i) 325,026 shares held by John Schultz individually; (ii) 2,750 shares held by his spouse individually; (iii) 42,554 shares held by Agracel, Inc.; and (iv) 89,903 shares held by JNJ, LLC, a family investment vehicle. John Schultz is: (i) the Chief Executive Officer and a shareholder of Agracel, Inc.; and (ii) a managing member of JNJ, LLC. He has voting and investment power over the shares held by Agracel, Inc. and JNJ, LLC, but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. An aggregate of 369,866 shares are pledged as security for indebtedness.

(14)
Consists of: (i) 21,266 shares held by Robert Schultz individually; (ii) 2,044 shares held by his spouse; (iii) 62,306 shares held by Red Bird Investors LLC; (iv) 250,030 shares held by J.M. Schultz Investment, L.L.C.; and (v) 35,642 shares held by Summit Investors, LLP. Robert Schultz is: (i) the managing member of J.M. Schultz Investment, L.L.C.; (iii) the managing member of Red Bird Investors LLC; and (iii) managing member of Summit Investors, LLP. He has voting and investment power over the shares held by J.M. Schultz Investment, L.L.C., Red Bird

  Investors LLC, and Summit Investors, LLP but disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)
Consists of: (i) 2,900 shares held by Thomas Shaw Revocable Trust; (ii) 11,658 shares held by Thomas Shaw Amended Trust; and (iii) 1,525 shares held by Tamsin Shaw IRA.

(16)
Consists of: (i) 13,929 shares held by Mr. Smith individually; and (ii) 16,569 shares held by Mr. Smith jointly with his spouse. 11,905 shares are pledged as security for indebtedness.

(17)
Includes an aggregate of 425,772 shares subject to stock options that are currently exercisable or are exercisable within 60 days of February 27, 2017. An aggregate of 622,548 shares are pledged as security for indebtedness.

Management's discussion and analysis of financial condition and results of operations

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Consolidated Financial Data of Midland," our consolidated financial statements and related notes thereto, and the other financial data appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under "Special Note Regarding Forward-Looking Statements," "Risk Factors" and elsewhere in this joint proxy statement/prospectus, may cause actual results to differ materially from those projected in the forward-looking statements. We assume no obligation to update any of these forward-looking statements. Readers of this joint proxy statement/prospectus should therefore consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on forward-looking statements.

Overview

        Midland States Bancorp, Inc. is a diversified financial holding company headquartered in Effingham, Illinois. Our 136-year old banking subsidiary, Midland States Bank, has branches across Illinois and in Missouri and Colorado, and provides a broad array of traditional community banking and other complementary financial services, including commercial lending, residential mortgage origination, wealth management, merchant services and prime consumer lending. Our commercial FHA origination and servicing business, based in Washington, D.C., is one of the top originators of government sponsored mortgages for multifamily and healthcare facilities in the United States. Our commercial equipment leasing business, based in Denver, provides financing to business customers across the country. As of December 31, 2016, we had $3.2 billion in assets, $2.4 billion of deposits and $321.8 million of shareholders' equity.

        In late 2007, we developed a strategic plan to build a diversified financial services company anchored by a strong community bank. Since then, we have grown organically and through a series of 10 acquisitions, with an over-arching focus on enhancing shareholder value and building a platform for scalability. In November 2016, we completed the acquisition of approximately $400.0 million in wealth management assets from Sterling. We also acquired Heartland Bank in December 2014, which greatly expanded our commercial, retail and mortgage banking services in the St. Louis metropolitan area. Additionally, the Heartland Bank acquisition facilitated our entry into Colorado, with one branch office located in Denver and three Colorado mortgage offices. This transaction also provided us the opportunity to enter complementary commercial FHA loan origination and commercial equipment leasing business lines. In total, we have grown from a community bank with six locations and diluted earnings per share of $0.50 for the year ended December 31, 2007, to a financial services company with 81 locations, nationwide operations and diluted earnings per share of $2.17 for the year ended December 31, 2016.

        Most recently, we announced in January 2017 that we had entered into a definitive agreement to acquire Centrue Financial Corporation, a regional, full-service community bank headquartered in Ottawa, Illinois. Centrue has 20 bank branches located principally in northern Illinois and had total assets of $1.0 billion as of December 31, 2016. Estimated total consideration of $175.1 million is expected to be paid 65% in common stock and the remaining 35% in cash. The transaction is expected to close mid-year 2017, subject to regulatory and shareholder approvals.

        We have five principal business lines: traditional community banking, residential mortgage origination, wealth management, commercial FHA origination and servicing, and commercial equipment leasing. Our traditional community banking business primarily consists of commercial and retail lending and deposit taking with a total loan portfolio of $2.3 billion and total deposits of $2.4 billion as of December 31, 2016. Through the Bank, we originated $546.8 million of residential mortgage loans in 2016, which included $423.8 million classified as held for sale. Our wealth management group provides a comprehensive suite of trust and wealth management products and services, and had $1.7 billion of assets under administration as of December 31, 2016. We conduct our FHA origination business through Love Funding, which we acquired in the Heartland Bank transaction. Love Funding originates commercial mortgage loans for multifamily and healthcare facilities under FHA insurance programs, with $752.9 million of originations for the year ended December 31, 2016. Our Business Credit subsidiary, also acquired in the Heartland Bank transaction, provides custom leasing and financing programs to equipment and software vendors and their customers. Our lease portfolio has grown from $144.2 million on December 31, 2015 to $191.5 million at December 31, 2016.

        Our principal business activity has been lending to and accepting deposits from individuals, businesses, municipalities and other entities. We have derived income principally from interest charged on loans and, to a lesser extent, from interest and dividends earned on investment securities. We have also derived income from noninterest sources, such as: fees received in connection with various lending and deposit services; wealth management services; residential mortgage loan originations, sales and servicing; merchant services; and, from time to time, gains on sales of assets. With the acquisition of Heartland Bank, we expanded our income sources to include a greater emphasis on residential mortgage loan origination, Love Funding's commercial FHA origination and servicing and Business Credit's interest income on direct financing leases. Our principal expenses include interest expense on deposits and borrowings, operating expenses, such as salaries and employee benefits, occupancy and equipment expenses, data processing costs, professional fees and other noninterest expenses, provisions for loan losses and income tax expense.

Primary factors affecting comparability

        Each factor listed below materially affects the comparability of our results of operations and financial condition in 2016, 2015 and 2014, and may affect the comparability of financial information we report in future fiscal periods.

        Recent and pending acquisitions.    We have completed several acquisitions in recent years, but the results and other financial data of these acquired operations are not included in our financial results for the periods prior to their respective acquisition dates. Therefore, the financial data for these prior periods is not comparable in all respects and is not necessarily indicative of our future results. The following table summarizes our pending and completed acquisitions since December 31, 2013:

Date	Target	Type	Description and Highlights
2017 (pending)	Centrue Financial Corporation (Centrue Bank) Ottawa, IL	Holding company acquisition

•

Pending acquisition of $1.0 billion community bank holding company which will significantly enhance presence in northern Illinois through the addition of 20 bank branches, most of which are located in northern Illinois.

•

Anticipated closing date mid-year 2017 (subject to regulatory and shareholder approvals and other customary closing conditions).

March 2017	CedarPoint Investment Advisors, Inc. Delafield, WI	Acquisition of business line	• Acquisition of registered investment advisory firm with $180 million of assets under administration.

November 2016	Trust Department of Sterling National Bank Yonkers, NY	Acquisition of business line	• Acquisition of approximately $400 million in wealth management assets.

December 2014	Love Savings Holding Company (Heartland Bank) St. Louis, MO	Holding company acquisition

•

Significantly expanded presence in Missouri side of St. Louis metropolitan area through the addition of 10 full-service banking offices.

•

Acquisition included Heartland Bank and its subsidiaries Love Funding, an approved FHA lender and Government National Mortgage Association ("GNMA") issuer of commercial loans, and Business Credit, a provider of custom leasing programs to equipment and software vendors and their customers.

•

Acquired $889.0 million of assets and assumed $860.7 million of liabilities.

•

Recognized $38.9 million of goodwill.

•

Recognized a $3.4 million core deposit intangible.

        Capital raising transactions.    We consummated several significant capital transactions to support our organic growth and acquisition activity. Each of the following capital raising transactions affected the comparability of our results of operations and financial condition of prior periods to post-transaction periods and may affect the comparability of financial information we report in future fiscal periods.

        In May 2016, we completed our initial public offering and received gross proceeds of $67.0 million for the 3,044,252 shares of common stock sold by us in the offering. In June 2016, we received additional gross proceeds of $12.0 million for the 545,813 shares of common stock sold when the underwriters associated with the initial public offering fully exercised their option to purchase additional shares of common stock. After deducting underwriting discounts and offering expenses, we received total net proceeds of $71.5 million from the initial public offering.

        In June 2015, we issued two tranches of subordinated notes for aggregate proceeds of $55.3 million. For one of the tranches, we issued subordinated notes totaling $15.0 million with a maturity date of June 18, 2025 and a fixed interest rate of 6.50%. For the other tranche, we issued subordinated notes totaling $40.3 million with a maturity date of June 18, 2025. This tranche carries a fixed interest rate of 6.00% for the first five years and a floating rate based on LIBOR plus 435 basis points thereafter.

        On October 31, 2014, we issued 887,562 shares of common stock to complete a private placement offering that was conducted in late 2013 to provide funds for the acquisition of Heartland Bank. As a result of closing the private placement offering, we increased shareholders' equity and reduced other liabilities for the $16.2 million of net proceeds received from investors.

        As of December 31, 2013, we had outstanding Series C, D, E and F shares of preferred stock totaling $23.6 million, $22.5 million, $6.3 million and $5.0 million, respectively. On June 26, 2014, we exercised our right and converted all of the 2,360 shares of Series C preferred stock into 2,008,543 shares of common stock. In addition, on December 31, 2014, all 3,377 outstanding shares of our Series D, E and F preferred stock were converted into 1,807,369 shares of common stock. An additional 138,239 shares of common stock were issued to preferred shareholders who elected to receive some or all of their unpaid dividends in the form of additional common stock, while $0.4 million was paid to those who elected to receive some or all of their unpaid dividends in cash. We do not currently have any shares of our preferred stock outstanding.

        In June 2013, we issued to a third party $8.0 million of subordinated notes with a rate of 8.25%. Using proceeds from the initial public offering discussed above, we repaid these subordinated notes in June 2016 and incurred other noninterest expense of $0.5 million for the write-off of the remaining unamortized discount that was established when the subordinated notes were issued.

        Purchased credit-impaired (PCI) loans.    In five of our acquisitions, we acquired $160.4 million of loans that had evidence of credit deterioration since origination and for which it was probable at the date of acquisition that we would not collect all contractually required principal and interest payments. These loans are referred to as purchased credit-impaired, or PCI, loans. We valued these PCI loans at fair value based on expected cash flows as of the date of acquisition. Our net interest margin benefits from favorable changes in expected cash flows on our PCI loans and from accretion income associated with purchase accounting discounts established on the non-PCI loans included in our acquisitions. For the year ended December 31, 2016, our reported net interest margin was 3.92%, which included accretion income of $11.7 million. Excluding the impact of accretion income would have reduced our net interest margin to 3.54% in 2016. For the year ended December 31, 2015, our reported net interest margin was 4.38%, which included accretion income of $15.7 million. Excluding the impact of accretion income would have reduced our net interest margin to 3.74% in 2015.

        In May 2016, we received payment in full on a PCI loan that was a covered asset from an FDIC-assisted acquisition. We recognized the financial impact of this transaction by recording $1.8 million of accretion income into interest income on loans and a $0.8 million credit against the provision for loan losses offsetting the allowance amount that was previously recorded against this loan. In accordance with the loss-sharing agreement with the FDIC, we also recorded loss-sharing expense of $1.5 million for their 80% portion of previously paid covered losses on this loan.

        Mortgage servicing rights.    Our residential and commercial mortgage banking businesses sell mortgages in the secondary market and record a mortgage servicing rights asset when we retain the right to service the loans sold. Our mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income, and assessed for impairment at each reporting date. Mortgage servicing rights are carried at the lower of the initial capitalized amount, net of accumulated amortization, or estimated fair value. A valuation allowance is established and a charge to earnings recorded when the amortized cost of mortgage servicing rights, using stratifications based on the risk characteristics of the underlying loans, exceed their estimated fair value. If it is later determined that all or a portion of the temporary impairment no longer exists for a stratification, the valuation allowance is reduced through a recovery to earnings. The fair value of our mortgage servicing rights is estimated using a cash flow estimation model that takes into consideration, among other things, expected mortgage loan prepayment rates and estimated discount rates. Prepayment rates used in the cash flow evaluation model typically have an inverse sensitivity to changes in market interest rates. Impairment charges on our residential mortgage servicing rights totaled $1.4 million in 2016 as decreases in long-term interest rates resulted in corresponding increases in estimated prepayment speeds primarily at the end of the first and second quarters of 2016. For the year ended December 31, 2015, we recorded impairment charges on our residential mortgage servicing rights totaling $0.4 million.

        Impairment charges on our commercial mortgage servicing rights totaled $1.7 million in 2016 compared to no impairment charges in 2015.

        Termination of FDIC loss-sharing arrangements.    Two of our acquisitions, Strategic Capital Bank in 2009 ("Strategic Capital") and WestBridge Bank and Trust Company in 2010 ("WestBridge"), were acquired from the FDIC out of receivership. As part of these transactions, we entered into loss-sharing arrangements with the FDIC, pursuant to which the FDIC agreed to reimburse certain losses we incurred with respect to the assets covered by those agreements. The loss-share agreement we received in connection with the Strategic Capital acquisition in 2009 became fully expired in 2016. With respect to the WestBridge acquisition, the loss-share agreement for commercial and commercial real estate loans expired on January 1, 2016, and the coverage for residential mortgages was set to expire on January 1, 2021.

        On October 3, 2016, we entered into an agreement with the FDIC to terminate the remaining provisions of the existing loss share agreements. Under terms of this agreement, we paid the FDIC $0.6 million as consideration for the early termination. All future gains, recoveries, charge-offs, losses and expenses related to the formerly covered assets will now be recognized by us with no offset due to or from the FIDC.

        Sale of previously covered non-agency mortgage-backed securities—On October 4, 2016, we sold previously covered non-agency mortgage-backed securities ("CMOs") with a carrying value of $72.1 million. As a result of the sale, we recognized a gain totaling $14.3 million in the fourth quarter of 2016.

        Branch network optimization plan—In November 2016, the Company announced a branch network optimization plan which will reduce our banking offices from 46 to 39 by March 1, 2017. As a result of this plan, we recorded $1.9 million of asset impairment on existing banking facilities and $0.2 million in other related charges. We also classified $1.6 million of branch-related assets as held for sale and reclassified this amount from premises and equipment to other assets on the consolidated balance sheet at December 31, 2016.

Primary factors used to evaluate our business

        Results of operations.    In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.

        Net interest income.    Net interest income represents interest income less interest expense. We generate interest income from interest, dividends and fees received on interest-earning assets, including loans and investment securities we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings and other forms of indebtedness. Net interest income typically is the most significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor: (i) yields on our loans and other interest-earning assets; (ii) the costs of our deposits and other funding sources; (iii) our net interest margin; and (iv) our provisions for loan losses. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

        Changes in market interest rates and interest we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders' equity, usually have the largest impact on periodic changes in our net interest spread, net interest margin and net interest income. We measure net interest income before and after the provision for loan losses we maintain.

        Noninterest income.    Noninterest income consists of, among other things: (i) commercial FHA revenue; (ii) residential mortgage banking revenue; (iii) wealth management revenue; (iv) merchant services revenue; (v) service charges on deposit accounts; (vi) interchange revenue (vii) gains on sales of investment securities; (viii) gains on sales of other real estate owned; (ix) gains on sales of other assets; (x) other-than-temporary impairments on investment securities; and (xi) other noninterest income. In 2015 and 2014, our noninterest income included amortization of the FDIC indemnification asset. Due to the expiration of most of the provisions of our FDIC loss-sharing arrangements, as discussed above, the FDIC indemnification asset became fully amortized in 2015.

        Noninterest income, particularly commercial FHA and residential mortgage banking revenue, has been impacted by changes in market interest rates and market conditions. Lower interest rates have historically increased customer demand for new loans and refinanced loans, which, in turn, have generally resulted in higher mortgage banking revenue. Higher interest rates have historically reduced customer demand for new loans and refinanced loans, which, in turn, have generally resulted in lower mortgage banking revenue.

        Additionally, our income from service charges on deposit accounts is largely impacted by the volume, growth and type of deposits we hold, which are impacted by prevailing market conditions for our deposit products, our marketing efforts and other factors. Our wealth management revenue is materially impacted by general economic conditions and the conditions in the financial and securities markets, including the value of assets held under administration.

        Noninterest expense.    Noninterest expense includes, among other things: (i) salaries and employee benefits; (ii)  occupancy and equipment expense; (iii) data processing fees; (iv) FDIC insurance expense; (v) professional fees; (vi) marketing expense; (vii) communication expense; (viii) loan expense (ix) expenses associated with other real estate owned ("OREO"); (x) amortization of intangible assets; and (xi) other general and administrative expenses.

        Salaries and employee benefits includes compensation, employee benefits and tax expenses for our personnel. Occupancy expense includes depreciation expense on our owned properties, lease expense on our leased properties and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment related expenses. Data processing fees include expenses paid to our third-party data processing system provider and other data service providers. FDIC insurance expense represents the assessments that we pay to the FDIC for deposit insurance. Professional fees include legal, accounting, consulting and other outsourcing arrangements. Marketing expense includes costs for advertising, promotions and sponsorships. Communication expense represents telephone and data line costs. Loan expense includes expenses related to collateral protection and collection activities. OREO expense consists of impairment losses, repairs and maintenance charges and other expenses related to foreclosed real estate properties. Amortization of intangible assets primarily represents the amortization of core deposit intangibles, which we recognized in connection with our acquisitions. Other general and administrative expenses include expenses associated with travel, meals, training, supplies and postage. Noninterest expenses generally increase as we grow our business. Noninterest expenses have increased significantly over the past few years as we have grown organically and completed ten acquisitions, and as we have built out and modernized our operational infrastructure and implemented our plan to build an efficient, technology-driven banking operation with significant capacity for growth.

Financial condition

        The primary factors we use to evaluate and manage our financial condition include asset quality, capital and liquidity.

        Asset quality.    We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan losses, or the allowance, the diversification and quality of loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors. The extent to which our loans and investment securities have been covered by loss-sharing agreements with the FDIC also has significantly affected our analysis of asset quality.

        Capital.    Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. Effective January 1, 2015, we were subject to the Basel III regulatory capital framework as approved by federal banking agencies, which are subject to a multi-year phase-in period. This framework modified the calculation of the various capital ratios, added a ratio, common equity Tier 1, and revised the adequately and well capitalized thresholds. In addition, the Basel III Rule established a new capital conservation buffer of 2.5% of risk-weighted assets, which is being phased-in over a four-year period beginning January 1, 2016. Our capital ratios at December 31, 2016 exceeded all of the current well capitalized regulatory requirements.

        We manage capital based upon factors that include: (i) the level and quality of capital and our overall financial condition; (ii) the trend and volume of problem assets; (iii) the adequacy of discounts and reserves; (iv) the level and quality of earnings; (v) the risk exposures in our balance sheet; (vi) the levels of Tier 1 and total capital; (vii) the Tier 1 capital ratio, the total capital ratio, the Tier 1 leverage ratio, and the common equity Tier 1 capital ratio; and (viii) other factors.

        Liquidity.    We manage liquidity based upon factors that include the amount of core deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without undue loss, the amount of cash and liquid securities we hold, the re-pricing characteristics and maturities of our assets when compared to the re-pricing characteristics of our liabilities and other factors.

Material trends and developments

        Economic and interest rate environment.    The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Federal Reserve began decreasing short-term interest rates, with eleven consecutive decreases totaling 525 basis points between September 2007 and December 2008. Since the recession ended in 2009, the economic conditions in the U.S. and our primary market areas have improved. Economic growth has been modest, the real estate market continues to recover and unemployment rates in the U.S. and our primary markets have significantly improved. The Federal Reserve has maintained historically low interest rates since their last decrease in December 2008. In December 2015, the Federal Reserve raised short-term interest rates for the first time in nine years with a 25 basis point increase. The Federal Reserve raised short-term interest rates again in December 2016 with an additional 25 basis point increase.

        Capital raising initiatives.    In late 2007, we adopted an initiative driven strategic plan, one component of which is to pursue accretive acquisitions to take advantage of our relative strength in a period of market disruption. We have been able to implement our acquisition strategy due to several significant capital raising transactions. These transactions are described above in the section under "—Primary Factors Affecting Comparability—Capital Raising Transactions." These capital raising transactions have also supported our organic growth strategies.

        Community banking.    We believe the most important trends affecting community banks in the United States over the foreseeable future will be related to heightened regulatory capital requirements, regulatory burdens generally, including the Dodd-Frank Act and the regulations thereunder, and interest margin compression. We expect that community banks will face increased competition for lower cost capital as a result of regulatory policies that may offer larger financial institutions greater access to government assistance than is available for smaller institutions, including community banks. We expect that troubled community banks will continue to face significant challenges when attempting to raise capital. We also believe that heightened regulatory capital requirements will make it more difficult for even well-capitalized, healthy community banks to grow in their communities by taking advantage of opportunities in their markets that result as the economy improves. We believe these trends will favor community banks that have sufficient capital, a diversified business model and a strong deposit franchise, and we believe we possess these characteristics.

        We also believe that regulatory burdens will continue to have a significant adverse effect on smaller community banks, which often lack the personnel, experience and technology to efficiently comply with new regulations in a variety of areas in the banking industry, including in the areas of deposits, lending, compensation, information security and overdraft protection. We believe the increased costs to smaller community banks from a more complex regulatory environment, especially those institutions with less than $500 million in total assets but also, to a lesser extent, institutions with between $500 million and $1 billion in total assets, coupled with challenges in the real estate lending area, present attractive acquisition opportunities for larger community banks that have already made significant investments in regulatory compliance and risk management and can acquire and quickly integrate these smaller institutions into their existing platform. Furthermore, we believe that, as a result of our significant operational investments and our experience acquiring other institutions and quickly integrating them into our organization, we are well positioned to capitalize on the challenges facing smaller community banks.

        We continue to believe we have significant opportunities for further growth through additional acquisitions of banks, branches, wealth management firms and trust departments of community banks, selective de novo opportunities, continued expansion of our wealth management operations, the hiring of commercial banking and wealth management professionals from other organizations and organic growth within our existing branch network. We also believe we have the necessary experience, management and infrastructure to take advantage of these growth opportunities.

        General and administrative expenses.    We expect to continue incurring increased noninterest expense attributable to general and administrative expenses as a result of transaction-related expenses from our recent and pending acquisitions, including the costs of integrating acquired assets and operations into our organization, expenses related to building out and modernizing our operational infrastructure, marketing and other administrative expenses to execute our strategic initiatives, costs associated with establishing de novo branch facilities, expenses to hire additional personnel and other costs required to continue our growth.

        Credit reserves.    One of our key operating objectives has been, and continues to be, maintenance of an appropriate level of reserve protection against probable losses in our loan portfolio. In 2016, our provision for loan losses was $5.6 million compared to $11.1 million in 2015. This decrease was due primarily to the prior year including specific reserves for impairment identified on certain nonperforming loans. In 2015, we recorded a $7.5 million charge-off on a group of nonperforming loans to one borrower due to deterioration in the Company's collateral position on these loans. The provision for loan losses recorded in 2016 was primarily for growth in our loan portfolio combined with the impact of higher historical loss rates due to an increase in charge-off experience in the fourth quarter of 2016.

        As noted above, we record PCI loans at estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. As a result of adding $541.7 million of loans from the Heartland Bank acquisition, which included $30.4 million of PCI loans, combined with net loan charge-offs of $6.7 million, $7.4 million and $11.5 million during the years ended December 31, 2016, 2015 and 2014, respectively, our allowance for loan losses as a percentage of total loans declined to 0.64%, 0.80% and 0.69% at December 31, 2016, 2015 and 2014, respectively, from 1.96% at December 31, 2013.

        Regulatory environment.    As a result of regulatory changes, including the Dodd-Frank Act and the Basel III Rule, as well as regulatory changes resulting from being a publicly traded company, we expect to be subject to more restrictive capital requirements, more stringent asset concentration and growth limitations and new and potentially heightened examination and reporting requirements. We also expect to face a more challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers, and to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See "RISK FACTORS—Risks relating to Midland's business".

Average balance sheet, interest and yield/rate analysis

        The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the years ended December 31, 2016, 2015 and 2014. The average balances are principally daily averages and, for loans, include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

	Year Ended December 31,
	2016			2015			2014
(tax-equivalent basis, dollars in thousands)	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate	Average Balance	Interest & Fees	Yield / Rate
EARNING ASSETS:
Federal funds sold & cash investments	$187,659	$948	0.50%	$155,373	$389	0.25%	$72,920	$178	0.24%
Investment securities:
Taxable investment securities	236,944	9,981	4.21	225,745	11,502	5.10	198,626	12,063	6.07
Investment securities exempt from federal income tax(1)	100,128	5,591	5.58	102,945	6,025	5.85	112,781	7,084	6.28

Total securities	337,072	15,572	4.62	328,690	17,527	5.33	311,407	19,147	6.15

Loans:
Loans(2)	2,182,439	105,531	4.84	1,933,897	100,814	5.21	1,194,358	55,514	4.65
Loans exempt from federal income tax(1)	40,468	1,777	4.39	37,663	1,807	4.80	25,476	1,203	4.72

Total loans	2,222,907	107,308	4.83	1,971,560	102,621	5.21	1,219,834	56,717	4.65

Total earning assets	2,747,638	$123,828	4.51%	2,455,623	$120,537	4.91%	1,604,161	$76,042	4.74%

Noninterest-earning assets	327,496			313,256			149,125

Total assets	$3,075,134			$2,768,879			$1,753,286

INTEREST-BEARING LIABILITIES
Checking and money market deposits	$1,020,311	$1,880	0.18%	$941,143	$1,580	0.17%	$554,950	$753	0.14%
Savings deposits	163,392	245	0.15	159,345	213	0.13	117,472	123	0.10
Time deposits	430,144	3,847	0.89	411,996	3,096	0.75	313,310	2,118	0.68
Brokered deposits	215,865	2,964	1.37	198,744	2,622	1.32	137,318	2,204	1.61

Total interest-bearing deposits	1,829,712	8,936	0.49	1,711,228	7,511	0.44	1,123,050	5,198	0.46

Short-term borrowings	130,230	303	0.23	124,209	237	0.19	93,178	179	0.19
FHLB advances and other borrowings	158,609	1,057	0.67	55,728	741	1.33	80,294	1,682	2.09
Subordinated debt	58,110	3,858	6.64	38,675	2,731	7.06	7,439	728	9.79
Trust preferred debentures	37,225	1,841	4.95	37,010	1,669	4.51	11,971	756	6.32

Total interest-bearing liabilities	2,213,886	$15,995	0.72%	1,966,850	$12,889	0.66%	1,315,932	$8,543	0.65%

NONINTEREST-BEARING LIABILITIES
Noninterest-bearing deposits	536,965			536,327			252,213
Other noninterest-bearing liabilities	36,175			37,945			26,579

Total noninterest-bearing liabilities	573,140			574,272			278,792
Shareholders' equity	288,108			227,757			158,562

Total liabilities and shareholders' equity	$3,075,134			$2,768,879			$1,753,286

Net interest income / net interest margin(3)		$107,833	3.92%		$107,648	4.38%		$67,499	4.21%

(1)
Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. Tax-equivalent adjustments totaled $2.6 million, $2.7 million and $2.9 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)
Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.

(3)
Net interest margin during the periods presented represents: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

Interest rates and operating interest differential

        Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of rate changes is calculated by multiplying the change in average rate by the previous period's volume. Changes which are not due solely to volume or rate have been allocated equally to the change due to volume and the change due to rate. Interest income and average rates for tax-exempt loans and securities were calculated on a tax-equivalent basis, assuming a federal income tax rate of 35%.

	Year Ended December 31, 2016 Compared with Year Ended December 31, 2015			Year Ended December 31, 2015 Compared with Year Ended December 31, 2014
	Change due to:			Change due to:
			Interest Variance			Interest Variance
(tax-equivalent basis, dollars in thousands)	Volume	Rate		Volume	Rate
EARNING ASSETS:
Federal funds sold & cash investments	$123	$436	$559	$202	$9	$211
Investment securities:
Taxable investment securities	521	(2,042)	(1,521)	1,514	(2,075)	(561)
Investment securities exempt from federal income tax	(161)	(273)	(434)	(597)	(462)	(1,059)

Total securities	360	(2,315)	(1,955)	917	(2,537)	(1,620)

Loans:
Loans	12,487	(7,770)	4,717	36,463	8,837	45,300
Loans exempt from federal income tax	129	(159)	(30)	580	24	604

Total loans	12,616	(7,929)	4,687	37,043	8,861	45,904

Total earning assets	$13,099	$(9,808)	$3,291	$38,162	$6,333	$44,495

INTEREST-BEARING LIABILITIES:
Checking and money market deposits	$127	$173	$300	$586	$241	$827
Savings deposits	6	26	32	50	40	90
Time deposits	148	603	751	704	274	978
Brokered deposits	231	111	342	898	(480)	418

Total interest-bearing deposits	512	913	1,425	2,238	75	2,313

Short-term borrowings	13	53	66	60	(2)	58
FHLB advances and other borrowings	1,027	(711)	316	(421)	(520)	(941)
Subordinated debt	1,331	(204)	1,127	2,630	(627)	2,003
Trust preferred debentures	10	162	172	1,355	(442)	913

Total interest-bearing liabilities	$2,893	$213	$3,106	$5,862	$(1,516)	$4,346

Net interest income	$10,206	$(10,021)	$185	$32,300	$7,849	$40,149

Results of operations—comparison of results of operations for the years ended december 31, 2016 to December 31, 2015

        The following discussion of our results of operations compares the year ended December 31, 2016 to the year ended December 31, 2015.

        Net interest income/average balance sheet.    Our primary source of revenue is net interest income, which is the difference between interest income from interest-earning assets (primarily loans and securities) and interest expense of funding sources (primarily interest-bearing deposits and borrowings). Net interest income is impacted by the level of interest-earning assets and related funding sources, as well as changes in the levels of interest rates. Noninterest-bearing sources of funds, such as demand deposits and shareholders' equity, also support earning assets. The impact of the noninterest-bearing sources of funds is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. The net interest margin is presented on a fully-taxable equivalent basis, which means that tax-free interest income has been adjusted to a pretax equivalent income, assuming a 35% tax rate.

        Net interest income on a tax-equivalent basis was $107.8 million in 2016 compared to $107.6 million in 2015. This minimal increase was mainly due to a $3.3 million increase in interest income on a tax-equivalent basis, offset mostly by a $3.1 million increase in interest expense. The increase in interest income was primarily attributable to increases in interest income on loans and cash investments. The increase in interest expense primarily resulted from increases in interest expense on deposits, FHLB advances, subordinated debt and trust preferred debentures. For the years ended December 31, 2016 and 2015, our reported net interest margin was 3.92% and 4.38%, respectively. The decrease in our reported net interest margin resulted partially from a reduction in accretion income associated with purchase accounting discounts established on loans acquired. Our net interest margin for the years ended December 31, 2016 and 2015, excluding accretion income would have been 3.54% and 3.74%, respectively.

        Interest income.    Total interest income on a tax equivalent basis was $123.8 million in 2016 compared to $120.5 million in 2015. This increase was primarily attributable to increases in interest income on loans and cash investments, offset in part by a decrease in interest income on investment securities.

        Interest income on loans in 2016 was $107.3 million compared to $102.6 million in 2015. The $4.7 million, or 4.6%, increase was primarily due to a 12.7% increase in the average balance of loans outstanding offset in part by a 38 basis point decrease in the average yield on loans. The increase in the average balance of loans outstanding was primarily due to loan growth in commercial real estate loans, construction loans, residential real estate loans, consumer loans and lease financings. The decline in the average yield on loans was primarily driven by a $4.0 million decrease in accretion income from purchase accounting discounts on acquired loans combined with the impact of lower market rates on new loans. Accretion income totaled $11.7 million in 2016 compared to $15.7 million for 2015. For the years ended December 31, 2016 and 2015, the reported yield on total loans was 4.83% and 5.21%, respectively, while the yield on total loans excluding accretion income would have been 4.36% and 4.48%, respectively. The decline in accretion income resulted from continued run-off of higher yielding acquired loans.

        Interest income on our investment securities portfolio decreased $2.0 million, or 11.2%, to $15.6 million in 2016 compared to $17.5 million in 2015. This decrease resulted primarily from the impact of selling $72.1 million of previously covered CMOs early in the fourth quarter of 2016 (see "—Primary Factors Affecting Comparability—Sale of Previously Covered Non-Agency Mortgage-Backed Securities" above). The proceeds received from the sale of previously covered CMO's were reinvested into higher quality, lower yielding investments.

        Interest income on short-term cash investments increased to $0.9 million in 2016 compared to $0.4 million in 2015. This increase resulted from an increase in short-term interest rates combined with an increase in the volume of short-term cash investments.

        Interest expense.    Interest expense on interest-bearing liabilities increased $3.1 million, or 24.1%, to $16.0 million in 2016 as compared to $12.9 million in 2015 due to increases in interest expense on both deposits and borrowings.

        Interest expense on deposits increased to $8.9 million in 2016 compared to $7.5 million in 2015. The $1.4 million, or 19.0%, increase in interest expense on deposits was primarily due to the average balance of deposits increasing 6.9% combined with a five basis point increase in the average rate paid. The increase in the average balance of deposits resulted primarily from an increase in the average balance of interest-bearing transaction accounts, time deposits and brokered deposits. The increase in the average rate paid was primarily due to the impact of higher market interest rates.

        Interest expense on borrowings increased $1.7 million, or 31.3%, to $7.1 million in 2016 as compared to $5.4 million in 2015. This increase primarily consisted of increased interest expense on

FHLB advances, subordinated debt and trust preferred debentures of $0.3 million, $1.1 million and $0.2 million respectively. These increases were primarily due to expanded usage of FHLB advances as both a short- and long-term source of funds, an increase in the level of subordinated debt and increases in the rates paid on trust preferred debentures. In June 2015, we issued $55.3 million of subordinated debt in a private placement and in June 2016, we repaid $8.0 million of subordinated debt that had been issued in June 2013 (see "—Primary Factors Affecting Comparability—Capital Raising Transactions" above).

        Provision for loan losses.    The provision for loan losses totaled $5.6 million in 2016 compared to $11.1 million in 2015. The provision in 2016 was comprised of a $6.4 million provision on non-PCI loans offset in part by a $0.8 million negative provision for PCI loans. The $4.6 million decrease in the provision for loan losses on non-PCI loans resulted primarily from the prior year provision including specific reserves for impairment identified on certain nonperforming loans. During the third quarter of 2015, we recorded a $7.5 million charge-off on a group of nonperforming loans to one borrower due to deterioration in our collateral position on these loans. The provision for loan losses recorded in 2016 on non-PCI loans was primarily for growth in our loan portfolios combined with the impact of an increase in historical loss rates. The $0.8 million negative provision on PCI loans in 2016 resulted from a $0.8 million provision reduction related to a PCI loan that was paid in full during the second quarter of 2016 (see "—Primary Factors Affecting Comparability—Purchased Credit-Impaired (PCI) Loans" above).

        Noninterest income.    Noninterest income increased $12.6 million, or 21.1%, to $72.1 million in 2016. The following table sets forth the major components of our noninterest income for the years ended December 31, 2016 and 2015:

	For the Year Ended December 31,
			Increase (decrease)
(dollars in thousands)	2016	2015
Noninterest income:
Commercial FHA revenue	$22,064	$20,175	$1,889
Residential mortgage banking revenue	13,389	17,634	(4,245)
Wealth management revenue	8,091	7,292	799
Merchant services revenue	1,697	1,529	168
Service charges on deposit accounts	3,904	3,969	(65)
Interchange revenue	3,750	3,562	188
FDIC loss-sharing expense	(1,661)	(566)	(1,095)
Gain on sales of investment securities, net	14,702	193	14,509
Other-than-temporary impairment on investment securities	(824)	(461)	(363)
Gain on sales of other real estate owned	113	600	(487)
Other income	6,832	5,555	1,277

Total noninterest income	$72,057	$59,482	$12,575

        Commercial FHA revenue.    Love Funding is an approved FHA insured lender and GNMA issuer engaged in commercial FHA origination and servicing. Commercial FHA revenue represents gains from securitizing loans held for sale and net revenues earned on the servicing of loans sold. Gains on loans held for sale include the realized and unrealized gains and losses on sales of mortgage loans, as well as the changes in fair value of interest rate lock commitments and forward loan sale commitments. Revenue from servicing commercial FHA mortgages is recognized as earned based on the specific contractual terms of the underlying servicing agreements, along with amortization of and changes in impairment of mortgage servicing rights. Noninterest income from our commercial FHA business increased $1.9 million, or 9.4%, to $22.1 million in 2016. We generated gains on loans held for sale of

$21.7 million and net servicing income of $0.4 million in 2016 compared to gains on loans held for sale of $18.1 million and net servicing revenues of $2.1 million in 2015. The $3.6 million increase in gains on loans held for sale resulted primarily from an increase in commercial FHA interest rate lock commitments from $467.5 million in 2015 to $740.8 million in 2016. Included in interest rate lock commitments for 2016 were $153.8 million of loan modifications which generate a reduced level of revenue. Loan modifications represent refinancing transactions of previously originated loans. The $1.7 million decrease in net servicing revenue primarily resulted from $1.7 million of impairment recorded against our commercial mortgage servicing rights in 2016.

        Residential mortgage banking revenue.    Residential mortgage banking revenues are primarily generated from gains recognized on loans held for sale and fees earned from the servicing of residential loans sold to others. Gains on loans held for sale include the realized and unrealized gains and losses on sales of mortgage loans, as well as the changes in fair value of interest rate lock commitments and forward loan sale commitments. Revenue from servicing residential mortgages is recognized as earned based on the specific contractual terms of the underlying servicing agreements, along with amortization of and changes in impairment of mortgage servicing rights. Our residential mortgage banking activities generated gains on loans held for sale of $13.5 million and a net servicing loss of $0.1 million in 2016 compared to gains on loans held for sale of $15.9 million and net servicing revenue of $1.7 million in 2015. The $2.5 million decrease in gains on loans held for sale was primarily due to a 24.5% decrease in loan production to $423.8 million in 2016. The $1.8 million decrease in net servicing revenue primarily resulted from 2016 reflecting a $1.0 million increase in impairment recorded against our residential mortgage servicing rights combined with a $1.0 million increase in the amortization of residential mortgage servicing rights.

        Wealth management revenue.    Noninterest income from our wealth management business increased $0.8 million, or 11.0%, to $8.1 million in 2016. The increase in wealth management revenue was primarily due to growth in assets under administration of $477.1 million, or 40.4%, to $1.7 billion at December 31, 2016. The increase in assets under administration consisted of $403.0 million of wealth management assets added from the Sterling acquisition that closed in November 2016 combined with organic growth experienced during the current year.

        FDIC loss-sharing expense.    Fluctuations in FDIC loss-sharing expense were largely correlated to impairment charges or recoveries recorded on covered loans and other real estate owned acquired in previous FDIC-assisted transactions. We recorded FDIC loss-sharing expense of $1.7 million in 2016 compared to $0.6 million in 2015. The FDIC loss-sharing expense in 2016 resulted primarily from us reimbursing the FDIC $1.5 million for 80% of covered losses paid to us previously on a covered loan that was paid in full during the second quarter of 2016 (see "—Primary Factors Affecting Comparability—Purchased Credit-Impaired (PCI) Loans" above).

        Gain on sales of investment securities, net.    Gains recognized on sales of investment securities totaled $14.7 million in 2016 compared to $0.2 million in 2015. This increase primarily resulted from the October 2016 sale of previously covered non-agency mortgage-backed securities with a carrying value of $72.1 million. As a result of the sale, we recognized a gain totaling $14.3 million in the fourth quarter of 2016.

        Other-than-temporary impairment on investment securities.    During 2016, we identified three previously covered non-agency mortgage-backed securities that had other-than-temporary impairment ("OTTI") of $0.8 million due to changes in expected cash flows. These amounts were recognized as losses in the 2016 consolidated statement of income.

        In 2015, we determined, due to changes in expected cash flows, that three previously covered non-agency mortgage-backed securities had other-than-temporary impairment of $0.5 million. These amounts were recognized as losses in the 2015 consolidated statement of income.

        Other income.    Other income totaled $6.8 million in 2016 compared to $5.6 million in 2015. This increase in other income was primarily due to an increase in income earned on bank-owned life insurance (BOLI). The Company purchased $20.0 million of additional BOLI policies in both the second quarter of 2015 and the second quarter of 2016. Also in 2016, we recognized $0.7 million of death benefits due to the passing of an employee covered by BOLI. The fluctuation in other income was also positively impacted by the prior year including $0.4 million of amortization expense related to our FDIC indemnification asset that was fully amortized by the end of 2015. Additionally, other noninterest income in 2016 benefited from the reversal of the remaining $0.4 million contingent consideration accrual that was established in conjunction with the Heartland Bank acquisition as Love Funding's aggregate net income for the two year period ending December 31, 2016 did not meet the contingent consideration threshold. These fluctuations were offset in part by other income in 2015 including $0.9 million for a Love Funding related indemnification claim expressly covered by the Heartland Bank merger and indemnification agreements (see "—Other noninterest expense" below).

        Noninterest expense.    Noninterest expense increased $3.5 million, or 3.0%, to $121.3 million in 2016 compared to 2015. The following table sets forth the major components of our noninterest expense for the years ended December 31, 2016 and 2015:

	For the Year Ended December 31,
			Increase (decrease)
(dollars in thousands)	2016	2015
Noninterest expense:
Salaries and employee benefits	$66,293	$63,313	$2,980
Occupancy and equipment	13,080	13,151	(71)
Data processing	10,658	10,197	461
FDIC insurance	1,707	2,051	(344)
Professional	8,049	8,687	(638)
Marketing	2,733	2,891	(158)
Communications	2,150	2,354	(204)
Loan expense	1,957	2,960	(1,003)
Other real estate owned	935	945	(10)
Amortization of intangible assets	2,147	2,460	(313)
Other	11,589	8,755	2,834

Total noninterest expense	$121,298	$117,764	$3,534

        Salaries and employee benefits.    Salaries and employee benefits expense increased $3.0 million, or 4.7%, to $66.3 million in 2016. This increase was primarily attributable to an increase in annual bonus expense, annual salary increases that took effect in 2016, greater medical insurance costs and an increase in other employee benefit related expenses.

        Data processing.    Data processing expense increased $0.5 million, or 4.5%, to $10.7 million in 2016. This increase resulted primarily from an increase in software licensing fees.

        FDIC insurance.    FDIC insurance expense decreased $0.3 million, or 16.8%, to $1.7 million in 2016. Effective July 1, 2016, the insurance rate being charged by the FDIC was lowered for banks with assets below $10 billion.

        Professional.    Professional fees decreased $0.6 million, or 7.3%, to $8.0 million in 2016. This decrease was mainly due to 2015 including nonrecurring consulting expenses and legal fees associated with integrating the Heartland Bank entities acquired at the end of 2014. The impact of these costs in 2015 were offset in part by consulting and professional fees incurred in 2016 on various new technology and integration projects undertaken by the Company.

        Marketing.    Marketing expense decreased $0.2 million, or 5.4%, to $2.7 million in 2016. This decrease reflected the impact of 2015 including increased advertising and public relations expense centered on the promotion of our acquisition and integration of Heartland Bank.

        Communications.    Communications expense decreased $0.2 million, or 8.7%, to $2.2 million in 2016. This decrease primarily resulted from the prior year including one-time costs associated with conforming the Heartland Bank phone system and data lines to those used by the Company.

        Loan expense.    Loan expense totaled $2.0 million in 2016 compared to $3.0 million in 2015. Loan expense includes costs related to collateral protection and collection activities. These decreases were primarily the result of additional costs incurred in 2015 related to integrating the Heartland Bank entities acquired at the end of 2014.

        Intangible assets amortization.    Intangible assets amortization expense was $2.1 million in 2016 compared to $2.5 million in 2015. This decrease resulted from the amortization of our core deposit intangible assets declining in 2016. Our core deposit intangibles are amortized on an accelerated basis over their estimated useful lives, generally over a period of 10 years.

        Other noninterest expense.    Other noninterest expense totaled $11.6 million in 2016 compared to $8.8 million in 2015. The fluctuation in other noninterest expense was impacted by the following items:

  •
  In November 2016, the Company announced a branch network optimization plan which will reduce our banking offices from 46 to 39 by March 1, 2017. As a result of this plan, we recorded $1.9 million of asset impairment on the banking facilities impacted by the plan and $0.2 million in other related charges (see "—Primary Factors Affecting Comparability—Branch Network Optimization Plan" above).

  •
  In June 2013, we issued to a third party $8.0 million of subordinated notes with a rate of 8.25%. Using proceeds from the initial public offering completed in May 2016, we repaid these subordinated notes in June 2016 and incurred other noninterest expense of $0.5 million for the write-off of the remaining unamortized discount that was established when the subordinated notes were issued.

  •
  In October 2016, we entered into an agreement with the FDIC to terminate the remaining provisions of the existing loss share agreements. Under terms of this agreement, we paid the FDIC $0.6 million as consideration for the early termination.

  •
  Other noninterest expense in 2016 was also impacted by increased costs associated with debit cardholder disputes and increased losses associated with make-whole requests and loan repurchases of loans sold in our residential mortgage banking business.

  •
  Other noninterest expense in 2015 included a $1.2 million loss contingency accrual related to a Love Funding legal dispute with a former employee that was raised prior to our acquisition of Heartland Bank. The claim was expressly covered in the merger and indemnification agreements with Heartland Bank (see "—Other income" above).

        Income tax expense.    Income tax expense was $18.9 million in 2016 as compared to $11.1 million in 2015. The increase in income tax expense was in part commensurate with the related growth in pre-tax income. The effective tax rate for 2016 was 37.5% as compared to 31.2% in 2015. The increase in the effective tax rate was primarily attributable to the increase in pre-tax book income, as well as the write-off of state tax receivables, and establishing a valuation allowance against state tax credits.

Results of operations—comparison of results of operations for the years ended December 31, 2015 to December 31, 2014

        The following discussion of our results of operations compares the year ended December 31, 2015 to the year ended December 31, 2014.

        Net interest income/average balance sheet.    In 2015, we generated net interest income on a tax-equivalent basis of $107.6 million, an increase of $40.1 million, or 59.5%, from the net interest income level we produced on a tax equivalent basis in 2014. This increase was largely due to a 53.1% increase in the average balance of interest earning assets, coupled with a 17 basis point improvement in the average yield on interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to loans added from the Heartland Bank acquisition coupled with organic growth in commercial loans, commercial real estate loans, consumer loans and leases during 2015. The increase in the average yield on interest-earning assets was primarily due to an increase in accretion income associated with purchase accounting discounts established on loans acquired in the Heartland Bank acquisition. For the years ended December 31, 2015 and 2014, our reported net interest margin was 4.38% and 4.21%, respectively. Our net interest margin benefits from discount accretion on our purchased loan portfolios. Our net interest margin for the years ended December 31, 2015 and 2014, excluding accretion income would have been 3.74% and 4.11%, respectively.

        Interest income.    Total interest income on a tax equivalent basis was $120.5 million in 2015 compared to $76.0 million in 2014. The $44.5 million, or 58.5%, increase in total interest income on a tax equivalent basis was due to increases in interest earned on our loan portfolio, offset in part by declines in interest earned from our investment portfolio.

        Interest income on loans was $102.6 million in 2015 compared to $56.7 million in 2014. The $45.9 million, or 80.9%, increase in interest income on loans was primarily due to a 61.6% increase in the average balance of loans outstanding coupled with a 56 basis point increase in the average yield on loans. The increase in the average balance of loans outstanding was primarily due to loans added from the Heartland Bank acquisition coupled with organic loan growth during 2015. The higher yield on the loan portfolio resulted primarily from accretion income associated with purchase accounting discounts established on loans acquired in the Heartland Bank acquisition. The average yield on loans benefits from discount accretion on our purchased loan portfolios. For the years ended December 31, 2015 and 2014, the reported yield on loans was 5.21% and 4.65%, respectively, while the yield on total loans excluding accretion income would have been 4.48% and 4.51%, respectively.

        Interest income on our investment securities portfolio decreased $1.6 million, or 8.5%, to $17.5 million in 2015. The decrease in interest income on investment securities was primarily due to an 82 basis point decline in the average yield on investment securities, offset in part by a 5.5% increase in the average balance of investment securities. The lower yield on investment securities was mainly attributable to the proceeds from amortizing, sold and maturing investment securities being reinvested at lower market interest rates.

        Interest expense.    Interest expense on interest-bearing liabilities increased $4.3 million, or 50.9%, to $12.9 million in 2015 due to increases in interest expense on both deposits and borrowings.

        Interest expense on deposits increased to $7.5 million in 2015 from $5.2 million in 2014. The $2.3 million, or 44.5%, increase in interest expense on deposits between the two years was primarily due to the average balance of deposits increasing 52.4%, offset in part by a 2 basis point decrease in the average rate paid. The increase in the average balance of deposits resulted primarily from the impact of deposit accounts added from the Heartland Bank acquisition. The decline in the average rate paid was due to the impact of lower market interest rates on brokered deposits.

        Interest expense on borrowings increased $2.0 million, or 60.8%, to $5.4 million in 2015. This increase reflected increased interest expense on subordinated debt and trust preferred debentures, offset in part by a reduction in interest expense on FHLB advances and other borrowings. The increase in interest expense on subordinated debt of $2.0 million was due to the issuance of $55.3 million of subordinated debt in June 2015. The increase in interest expense on trust preferred debentures of $0.9 million was primarily due to the impact of $40.0 million of trust preferred debentures assumed in the Heartland Bank acquisition at a fair value of $24.9 million. The decrease in interest expense on FHLB advances and other borrowings of $0.9 million was due to pre-payment of a $14.0 million term note using proceeds from the subordinated debt issuance discussed above combined with a reduction in the level of outstanding FHLB advances in 2015.

        Provision for loan losses.    The provision for loan losses totaled $11.1 million in 2015 compared to $0.1 million in 2014. The $11.0 million increase in the provision for loan losses was due primarily to an increase in specific reserves on non-PCI loans for impairment identified on certain nonperforming loans coupled with the impact of loan growth during 2015. During the third quarter of 2015, we recorded a $7.5 million charge-off on a group of nonperforming loans to one borrower due to deterioration in our collateral position on these loans.

        Noninterest income.    Noninterest income increased $39.0 million, or 191.0%, to $59.5 million in 2015. The following table sets forth the major components of our noninterest income for the years ended December 31, 2015 and 2014:

	For the Year Ended December 31,
			Increase (decrease)
(dollars in thousands)	2015	2014
Noninterest income:
Commercial FHA revenue	$20,175	$—	$20,175
Residential mortgage banking revenue	17,634	3,000	14,634
Wealth management revenue	7,292	7,098	194
Merchant services revenue	1,529	1,083	446
Service charges on deposit accounts	3,969	3,036	933
Interchange revenue	3,562	2,613	949
FDIC loss-sharing expense	(566)	(3,491)	2,925
Gain on sales of investment securities, net	193	77	116
Other-than-temporary impairment on investment securities	(461)	(190)	(271)
Gain on sales of other real estate owned	600	761	(161)
Gain on sales of other assets	—	3,224	(3,224)
Other income	5,555	3,230	2,325

Total noninterest income	$59,482	$20,441	$39,041

        Commercial FHA revenue.    Commercial FHA revenue represents gains from commercial FHA loans held for sale and net revenues earned on the servicing of loans sold. In 2015, Love Funding generated gains on loans held for sale of $18.1 million and net servicing revenues of $2.1 million. During 2015, Love Funding originated $382.9 million of new commercial FHA loans. In 2014, we did not have any commercial FHA revenue because we entered into this line of business in connection with our acquisition of Heartland Bank and Love Funding on December 31, 2014. At December 31, 2015 and 2014, we were servicing for the benefit of others government-insured commercial mortgage loans totaling $3.6 billion and $3.4 billion, respectively.

        Residential mortgage banking revenue.    Residential mortgage banking revenues are primarily generated from gains recognized on residential loans held for sale and fees earned from the servicing of residential loans sold to others. In 2015, our residential mortgage banking activities generated gains on loans held for sale of $15.9 million and net servicing revenues of $1.7 million compared to $2.6 million and $0.4 million in 2014, respectively. The $13.4 million increase in gains was primarily due to the origination of residential mortgage loans held for sale increasing to $560.9 million during 2015 compared to $88.4 million of originations during 2014. The $1.2 million increase in residential servicing revenue resulted from the average balance of our residential servicing portfolio increasing to $1.8 billion in 2015 as opposed to $299.3 million in 2014. The increases in the origination of residential loans held for sale and the residential servicing portfolio in 2015 were primarily due to the acquisition of Heartland Bank and the addition of its sizable residential mortgage banking operations.

        Wealth management revenue.    Noninterest income from our wealth management business increased $0.2 million to $7.3 million in 2015. The increase in wealth management revenue was primarily due to organic growth which resulted in an increase in the average balance of assets under administration to $1.18 billion in 2015 compared to $1.15 billion in 2014.

        Merchant services revenue.    Noninterest income from our merchant services business increased $0.4 million to $1.5 million in 2015. We acquired Enable Pay Direct, Inc. in April 2012 and began our credit card processing business as a result of this acquisition. Our merchant services revenue has increased each year since 2012 due primarily to a focus on growth and an increase in the number of merchant services customers we serve.

        Service charges on deposits.    Noninterest income from service charges on deposits increased $0.9 million to $4.0 million in 2015. This increase primarily resulted from the addition of transactional deposit accounts associated with the Heartland Bank acquisition.

        Interchange revenue.    Noninterest income from interchange revenue increased $0.9 million to $3.6 million in 2015. This increase primarily resulted from an increased number of bank issued debit cards resulting from the Heartland Bank acquisition.

        FDIC loss-sharing expense.    Fluctuations in FDIC loss-sharing expense are largely correlated to impairment charges or recoveries recorded on covered loans and other real estate owned acquired in the Strategic Capital and WestBridge transactions. We recorded FDIC loss-sharing expense of $0.6 million during 2015 compared to FDIC loss-sharing expense of $3.5 million in 2014. The $2.9 million decrease in FDIC loss-sharing expense was due primarily to us reimbursing the FDIC for 80% of a $3.2 million gain recognized in other income from the June 2014 liquidation of assets received from a 2011 foreclosure of a covered loan (see "—Gain on sales of other assets" below).

        Gain on sales of investment securities, net.    During 2015, we sold investment securities totaling $62.8 million that resulted in net gains of $0.2 million. Sales in 2015 consisted of corporate securities, U.S. Treasury securities, U.S. agency securities and non-agency mortgage-backed securities. During 2014, we sold $25.0 million of investment securities that resulted in net gains of $0.1 million. Sales in 2014 consisted primarily of U.S. Treasury securities and corporate securities.

        Other-than-temporary impairment on investment securities.    In 2015, we determined that three covered non-agency mortgage-backed securities had other-than-temporary impairment of $0.5 million due to changes in expected cash flows. These amounts were recognized as losses in the 2015 consolidated statement of income.

        During 2014, the Company determined that one non-agency mortgage-backed security had other-than-temporary impairment of $20,000 and one covered non-agency mortgage-backed security had other-than-temporary impairment of $0.2 million, both due to changes in expected cash flows. These amounts were recognized as losses in the 2014 consolidated statement of income.

        Gain on sales of other assets.    In 2011, upon foreclosure of a covered loan from the Strategic Capital acquisition, we received an equity interest in a non-publicly traded bank holding company. In June 2014, this bank holding company was acquired by another institution. As a result of this transaction, we received $1.1 million in cash and approximately 123,000 shares of common stock that we liquidated on June 13, 2014 for $2.1 million. We recognized the financial impact of this transaction in June 2014 by recording a $3.2 million gain on sale of other assets in the consolidated statement of income. In accordance with the related loss-sharing agreement with the FDIC, we remitted 80%, or $2.6 million, of the gain to the FDIC as a recovery of a previously covered loss. The $2.6 million remittance to the FDIC was recorded as FDIC loss-sharing expense in June 2014.

        Other income.    Other income totaled $5.6 million in 2015 compared to $3.2 million in 2014. The increase in other income was primarily due to the impact of lease renewal fees and gains realized on the sale of leased assets by Business Credit, the leasing company acquired by us as part of the Heartland Bank acquisition, combined with an increase in income earned on officer life insurance policies due to the purchase of $20.0 million of additional policies. We also generated increases in other miscellaneous fees due to the increased level of business activities resulting from the Heartland Bank acquisition, and we recorded $0.9 million for a Love Funding related indemnification claim expressly covered by the Heartland Bank merger and indemnification agreements (see "—Other noninterest expense" below). The increase in other income was offset in part by $1.7 million recorded in 2014 related to a settlement agreement with the FDIC. In January 2014, we reached a settlement with the FDIC regarding a dispute over differences in the calculation and timing of impairment losses on non-agency mortgage-backed securities acquired in the Strategic Capital transaction. In accordance with the settlement, we received $3.9 million from the FDIC and recognized the financial impact of this settlement in the first quarter of 2014 by reducing the indemnification asset due from the FDIC by $2.2 million and recording $1.7 million as other income in the 2014 consolidated statement of income.

        Noninterest expense.    Noninterest expense increased $48.3 million, or 69.5%, to $117.8 million in 2015. The following table sets forth the major components of our noninterest expense for the years ended December 31, 2015 and 2014:

	For the Year Ended December 31,
			Increase (decrease)
(dollars in thousands)	2015	2014
Noninterest expense:
Salaries and employee benefits	$63,313	$32,503	$30,810
Occupancy and equipment	13,151	7,587	5,564
Data processing	10,197	6,402	3,795
FDIC insurance	2,051	1,328	723
Professional	8,687	5,677	3,010
Marketing	2,891	2,530	361
Communications	2,354	1,541	813
Loan expense	2,960	1,204	1,756
Other real estate owned	945	2,189	(1,244)
Amortization of intangible assets	2,460	2,115	345
FHLB advance prepayment fee	—	1,746	(1,746)
Other	8,755	4,658	4,097

Total noninterest expense	$117,764	$69,480	$48,284

        Salaries and employee benefits.    Salaries and employee benefits expense increased $30.8 million, or 94.8%, to $63.3 million in 2015. This increase was primarily attributable to the Heartland Bank acquisition that closed on December 31, 2014. The number of full-time equivalent employees averaged

702 during 2015 compared to 424 in 2014. This increase was also impacted by severance accruals related to Heartland Bank employees who were terminated during 2015, annual salary increases that took effect in 2015 and increased benefit costs.

        Occupancy and equipment.    Occupancy and equipment expense increased $5.6 million, or 73.3%, to $13.2 million in 2015. This increase was mainly due to the Heartland Bank acquisition on December 31, 2014 and the depreciation, real estate taxes, utilities, ongoing maintenance and lease obligations associated with the branch and office facilities we added as a result. The acquisition of Heartland Bank included 11 branch locations, six loan origination offices, and 12 other office facilities related to Love Funding and Business Credit.

        Data processing.    Data processing expense increased $3.8 million, or 59.3%, to $10.2 million in 2015. This increase resulted primarily from the impact of increased processing costs incurred subsequent to the Heartland Bank acquisition coupled with one-time data processing costs incurred in conjunction with the conversion of Heartland Bank's systems to the core processing platform and ancillary systems used by the Company.

        FDIC insurance.    FDIC insurance expense totaled $2.1 million in 2015 compared to $1.3 million in 2014. This increase was primarily due to the Heartland Bank acquisition which included the purchase of $765.6 million of deposits on December 31, 2014.

        Professional.    Professional fees increased $3.0 million, or 53.0%, to $8.7 million in 2015. This increase was primarily due to legal and consulting fees incurred in conjunction with the Heartland Bank acquisition and related integration of their systems to those used by the Company.

        Marketing.    Marketing expense totaled $2.9 million in 2015 compared to $2.5 million in 2014. This increase reflected the impact of increased advertising and public relations expense centered on the promotion of our acquisition and integration of Heartland Bank.

        Communications.    Communications expense totaled $2.4 million in 2015 compared to $1.5 million in 2014. This increase primarily resulted from increased telephone and data line costs related to usage associated with the addition of staff and facilities from the Heartland Bank acquisition.

        Loan expense.    Loan expense totaled $3.0 million in 2015 compared to $1.2 million in 2014. Loan expense includes expenses related to collateral protection and collection activities. These increases were primarily due to increased lending as a result of the Heartland Bank acquisition.

        Other real estate owned.    Other real estate owned expense was $0.9 million in 2015 compared to $2.2 million in 2014. The reduced level of expense in 2015 primarily resulted from a decreased level of impairment write-downs on properties held in other real estate owned.

        Intangible assets amortization.    Intangible assets amortization expense was $2.5 million in 2015 compared to $2.1 million in 2014. This increase was primarily due to amortization recorded on the $3.4 million core deposit intangible established in conjunction with the Heartland Bank acquisition on December 31, 2014.

        FHLB advance prepayment fee.    On December 31, 2014, we pre-paid $40.0 million of FHLB advances with a weighted average interest rate of 2.86% and maturity dates ranging from 2016 to 2017. As a result, we paid a prepayment fee of $1.7 million that was recorded as noninterest expense in the 2014 consolidated statement of income. No such fee was incurred in 2015.

        Other noninterest expense.    Other noninterest expense totaled $8.8 million in 2015 compared to $4.7 million in 2014. This increase was primarily attributable to the Heartland Bank acquisition and increases in costs associated with supplies, insurance, travel, training, subscriptions, postage and lease terminations. Other noninterest expense in 2015 also included a $1.2 million loss contingency accrual related to a Love Funding legal dispute with a former employee that was raised prior to our acquisition of Heartland Bank. The claim was expressly covered in the merger and indemnification agreements with Heartland Bank (see "—Other income" above). Other noninterest expense in 2014 included a reimbursement by us of $0.9 million of credit card losses incurred by customers of our merchant services client that went out of business in 2014.

        Income tax expense.    Income tax expense was $11.1 million in 2015 compared to $4.7 million in 2014. The increase in income tax expense was consistent with the related growth in pre-tax income. Effective tax rates were 31.2% and 30.1% in 2015 and 2014, respectively. The higher effective tax rate in 2015 was primarily due to income before taxes growing in 2015 without corresponding increases in tax exempt items.

        Net income available to common shareholders.    Net income available to common shareholders is computed by subtracting dividends declared on preferred stock from net income. Net income increased $13.5 million to $24.3 million in 2015, while dividends declared on preferred stock were $7.6 million in 2014. As a result, net income available to common shareholders in 2015 increased $21.1 million.

Financial condition

        Assets.    Total assets increased $348.9 million, or 12.1%, to $3.2 billion at December 31, 2016 as compared to December 31, 2015. This increase primarily resulted from loan growth of $324.4 million that was primarily funded by a $221.4 million increase in short-term borrowings and FHLB advances and a portion of the $71.5 million of net proceeds from our initial public offering.

        Total assets increased $208.2 million, or 7.8%, to $2.9 billion at December 31, 2015 as compared to December 31, 2014. This increase primarily resulted from loan growth of $197.6 million that was funded by deposit growth of $217.0 million and the issuance of $55.3 million of subordinated debentures in June 2015.

        Loans.    The loan portfolio is the largest category of our assets. At December 31, 2016, total loans, net of allowance for loan losses, were $2.3 billion. The following table presents the balance and associated percentage of each major category in our loan portfolio at December 31, 2016, 2015, 2014, 2013 and 2012:

	As of December 31,
(dollars in thousands)	2016	%	2015	%	2014	%	2013	%	2012	%
Loans:
Commercial	$457,827	19.7%	$499,573	25.0%	$467,349	26.0%	$312,333	25.9%	$235,897	24.1%
Commercial real estate	969,615	41.8	876,784	43.9	786,665	43.7	587,181	48.7	555,433	56.8
Construction and land development	177,325	7.7	150,266	7.6	136,985	7.6	72,163	6.0	41,576	4.2

Total commercial loans	1,604,767		1,526,623		1,390,999		971,677		832,906
Residential real estate	253,713	10.9	163,224	8.2	172,075	9.6	105,535	8.8	98,779	10.1
Consumer	270,017	11.6	161,512	8.1	120,434	6.7	128,289	10.6	46,832	4.8
Lease financing	191,479	8.3	144,230	7.2	114,507	6.4	—	—	—	—

Total loans, gross	2,319,976		1,995,589		1,798,015		1,205,501		978,517
Allowance for loan losses	(14,862)	0.6	(15,988)	0.8	(12,300)	0.7	(23,672)	2.0	(26,190)	2.7

Total loans, net	$2,305,114		$1,979,601		$1,785,715		$1,181,829		$952,327

Covered loans	$—	—	$3,629	0.2	$6,849	0.4	$23,453	1.9	$46,081	4.7
PCI loans	28,256	1.2	38,477	1.9	44,201	2.5	30,401	2.5	43,031	4.4

        Loans increased $324.4 million, or 16.3%, to $2.3 billion at December 31, 2016 as compared to December 31, 2015. This increase primarily resulted from growth in commercial real estate loans, construction loans, residential real estate loans, consumer loans and lease financing receivables.

        Covered loans were reduced to zero on October 3, 2016 when the Company entered into an agreement with the FDIC to terminate its existing loss share agreements. The $10.2 million decrease in PCI loans between December 31, 2016 and December 31, 2015 was primarily due to repayments and payoffs of PCI loans.

        Loans increased $197.6 million, or 11.1%, to $2.0 billion at December 31, 2015 as compared to December 31, 2014. This increase in loans primarily resulted from growth in commercial and commercial real estate loans, consumer loans and lease financing receivables. The $3.2 million decrease in covered loans in 2015 was primarily due to repayments on covered loans as we did not complete any FDIC-assisted acquisitions during the year. The $5.7 million decrease in PCI loans was primarily due to repayments on PCI loans because we did not complete any bank acquisitions during 2015.

        Outstanding loan balances increase due to new loan originations, advances on outstanding commitments and loans acquired as a result of acquisitions of other financial institutions, net of amounts received for loan payments and payoffs, charge-offs of loans and transfers of loans to OREO. The following table shows the fair values of those loans acquired at acquisition date and the net growth for the periods presented.

	For the Year Ended December 31,
	2016		2015		2014		2013		2012
(dollars in thousands)	Acquired	Net Growth (Attrition)	Acquired	Net Growth (Attrition)	Acquired	Net Growth (Attrition)	Acquired	Net Growth (Attrition)	Acquired	Net Growth (Attrition)
Commercial	$—	$(41,746)	$—	$32,224	$135,126	$19,890	$7,657	$68,779	$—	$56,010
Commercial real estate	—	92,831	—	90,119	164,003	35,481	19,745	12,003	—	32,106
Construction and land development	—	27,059	—	13,281	56,379	8,443	1,917	28,670	—	(58,698)

Total commercial loans	—	78,144	—	135,624	355,508	63,814	29,319	109,452	—	29,418
Residential real estate	—	90,489	—	(8,851)	68,614	(2,074)	14,838	(8,082)	—	(8,298)
Consumer	—	108,505	—	41,078	3,057	(10,912)	1,613	79,844	—	(490)
Lease financing	—	47,249	—	29,723	114,507	—	—	—	—	—

	—	246,243	—	61,950	186,178	(12,986)	16,451	71,762	—	(8,788)

Total loans	$—	$324,387	$—	$197,574	$541,686	$50,828	$45,770	$181,214	$—	$20,630

        The following table shows covered and non-covered loans by non-PCI and PCI loan category and the related allowance as of December 31, 2016, 2015 and 2014:

	December 31, 2016			December 31, 2015			December 31, 2014
(dollars in thousands)	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total
Covered loans:
Commercial	$—	$—	$—	$378	$1,067	$1,445	$392	$—	$392
Commercial real estate	—	—	—	876	318	1,194	1,384	3,073	4,457
Construction and land development	—	—	—	—	—	—	—	933	933
Residential real estate	—	—	—	715	275	990	774	293	1,067
Consumer	—	—	—	—	—	—	—	—	—
Lease financing	—	—	—	—	—	—	—	—	—

Total covered loans	—	—	—	1,969	1,660	3,629	2,550	4,299	6,849

Non-covered loans:
Commercial	454,310	3,517	457,827	493,067	5,061	498,128	461,220	5,737	466,957
Commercial real estate	963,895	5,720	969,615	861,868	13,722	875,590	768,092	14,116	782,208
Construction and land development	165,175	12,150	177,325	140,207	10,059	150,266	125,479	10,573	136,052
Residential real estate	247,156	6,557	253,713	154,551	7,683	162,234	161,923	9,085	171,008
Consumer	269,705	312	270,017	161,220	292	161,512	120,043	391	120,434
Lease financing	191,479	—	191,479	144,230	—	144,230	114,507	—	114,507

Total non-covered loans	2,291,720	28,256	2,319,976	1,955,143	36,817	1,991,960	1,751,264	39,902	1,791,166

Total loans, gross	2,291,720	28,256	2,319,976	1,957,112	38,477	1,995,589	1,753,814	44,201	1,798,015
Allowance for loan losses	(13,744)	(1,118)	(14,862)	(14,093)	(1,895)	(15,988)	(10,503)	(1,797)	(12,300)

Total loans, net	$2,277,976	$27,138	$2,305,114	$1,943,019	$36,582	$1,979,601	$1,743,311	$42,404	$1,785,715

Nonperforming loans	$31,603	—	$31,603	$24,891	—	$24,891	$32,172	—	$32,172
Nonperforming loans to total loans	1.38%	—	1.36%	1.27%	—	1.25%	1.83%	—	1.80%
Allowance for loan losses to total loans	0.60%	3.96%	0.64%	0.72%	4.93%	0.80%	0.60%	4.07%	0.69%

        The following table shows the contractual maturities of our loan portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2016:

	December 31, 2016
	Within One Year		One Year to Five Years		After Five Years
(dollars in thousands)	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Fixed Rate	Adjustable Rate	Total
Commercial loans:
Commercial	$33,510	$139,470	$113,989	$101,579	$60,383	$8,896	$457,827
Commercial real estate	86,916	75,011	468,274	141,455	57,065	140,894	969,615
Construction and land development	32,050	65,710	19,343	35,230	3,522	21,470	177,325

Total commercial loans	152,476	280,191	601,606	278,264	120,970	171,260	1,604,767

Residential real estate	4,967	8,885	14,365	32,369	101,514	91,613	253,713
Consumer	8,425	2,801	57,294	24,083	176,429	985	270,017
Lease financing	7,322	—	156,690	—	27,467	—	191,479

Total loans	$173,190	$291,877	$829,955	$334,716	$426,380	$263,858	$2,319,976

        The principal categories of our loan portfolio are discussed below:

        Commercial loans.    We provide a mix of variable and fixed rate commercial loans. The loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital needs, business expansions and farm operations. Commercial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with business operations as the primary source of repayment, but may also include collateralization by inventory, accounts receivable and equipment, and generally include personal guarantees.

        Commercial loans decreased $41.7 million, or 8.4%, to $457.8 million at December 31, 2016 as compared to December 31, 2015. This decrease resulted primarily from loan repayments of commercial loans exceeding new originations.

        Commercial loans increased $32.2 million, or 6.9%, to $499.6 million at December 31, 2015 as compared to December 31, 2014. The increase resulted primarily from organic loan growth.

        Commercial real estate loans.    Commercial real estate loans increased $92.8 million, or 10.6%, to $969.6 million at December 31, 2016 as compared to December 31, 2015. This increase resulted from organic loan growth in 2016 exceeding loan repayments. Originations included 17 new loans ranging in size from $1.6 million to $12.0 million.

        Commercial real estate loans increased $90.1 million, or 11.5%, to $876.8 million at December 31, 2015 as compared to December 31, 2014. This increase resulted from new loan growth during 2015 exceeding loan repayments.

        Construction and land development loans.    Our construction and land development loans are comprised of residential construction, commercial construction and land acquisition and development loans. Interest reserves are generally established on real estate construction loans. As of December 31, 2016, our construction and land development loan portfolio was divided among the foregoing categories as follows: $13.2 million residential construction; $132.9 million commercial construction; and $31.3 million land acquisition and development.

        Construction and land development loans increased $27.1 million, or 18.0%, to $177.3 million at December 31, 2016 as compared to December 31, 2015. This increase in construction and land development loans was primarily due to growth of commercial construction and land acquisition and development loans exceeding repayments and transfers to permanent financing.

        Construction and land development loans increased $13.3 million, or 9.7%, to $150.3 million at December 31, 2015 as compared to December 31, 2014. This increase in construction and land development loans was primarily due to construction loan originations exceeding repayments and transfers to permanent financing.

        Residential real estate loans.    Residential real estate loans increased $90.5 million, or 55.4%, to $253.7 million at December 31, 2016 as compared to December 31, 2015. This increase was primarily due to a new lending program implemented in the second quarter of 2016 that targeted loans to doctors and generated $99.6 million in new residential real estate loans since it was implemented. Included within residential real estate loans were home equity loans which decreased $8.7 million, or 12.6%, to $60.4 million at December 31, 2016 as compared to December 31, 2015.

        Residential real estate loans, which included $69.1 million of home equity loans, decreased $8.9 million, or 5.1%, to $163.2 million at December 31, 2015 as compared to December 31, 2014. This decrease was due to loan repayments exceeding new residential loan originations retained in portfolio.

        Consumer loans.    Our consumer loans include direct personal loans, indirect automobile loans, lines of credit and installment loans originated through home improvement specialty retailers and contractors. Personal loans are generally secured by automobiles, boats and other types of personal property and are made on an installment basis.

        Consumer loans increased $108.5 million, or 67.2%, to $270.0 million at December 31, 2016 as compared to December 31, 2015. This increase reflected the purchase of $82.3 million of installment loans originated by other banks through home improvement specialty retailers and contractors, combined with organic growth of installment loans originated by us through home improvement specialty retailers and contractors. This increase also reflected the purchase of an $11.8 million portfolio of indirect auto loans.

        Consumer loans increased $41.1 million, or 34.1%, to $161.5 million at December 31 2015 as compared to December 31, 2014. This increase was primarily due to growth in installment loans originated through home improvement specialty retailers and contractors.

        Lease financing.    Business Credit, our custom leasing subsidiary located in Denver, Colorado, provides indirect financing leases to varying types of small businesses for purchases of business equipment and software. All indirect financing leases require monthly payments, and the weighted average maturity of our leases is less than four years. Lease financing receivables increased $47.2 million, or 32.8%, to $191.5 million at December 31, 2016 as compared to December 31, 2015 as continued growth in new lease volume exceeded repayments.

        Lease financing receivables increased $29.7 million, or 26.0%, to $144.2 million at December 31, 2015 due to execution of a plan to grow lease receivables.

Loan quality

        We use what we believe is a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our loan portfolio. Our underwriting policies and practices govern the risk profile and credit and geographic concentration for our loan portfolio. We also have what we believe to be a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level. In addition to our allowance for loan losses, our purchase discounts on acquired loans provide additional protections against credit losses.

        Discounts on PCI loans.    PCI loans are loans that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments. These loans are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. At December 31, 2016 and December 31, 2015, we had PCI loans totaling $28.3 million and $38.5 million, respectively.

        In determining the fair value of purchased credit-impaired loans at acquisition, we first determine the contractually required payments due, which represent the total undiscounted amount of all uncollected principal and interest payments, adjusted for the effect of estimated prepayments. We then estimate the undiscounted cash flows we expect to collect. We incorporate several key assumptions to estimate cash flows expected to be collected, including probability of default rates, loss given default assumptions and the amount and timing of prepayments. We calculate fair value by discounting the estimated cash flows we expect to collect using an observable market rate of interest, when available, adjusted for factors that a market participant would consider in determining fair value. We have aggregated certain credit-impaired loans acquired in the same transaction into pools based on common risk characteristics. A pool is accounted for as one asset with a single composite interest rate and an aggregate fair value and expected cash flows.

        The difference between contractually required payments due and the cash flows expected to be collected, considering the impact of prepayments, is referred to as the nonaccretable difference. The nonaccretable difference, which is neither accreted into income nor recorded on our consolidated balance sheet, reflects estimated future credit losses expected to be incurred over the life of the loans. The excess of cash flows expected to be collected over the estimated fair value of PCI loans is referred to as the accretable yield. This amount is not recorded on our consolidated balance sheet, but is accreted into interest income over the remaining life of the loans, or pool of loans, using the effective yield method. The outstanding customer balance for PCI loans totaled $34.6 million and $44.5 million as of December 31, 2016 and December 31, 2015, respectively.

        Subsequent to acquisition, we periodically evaluate our estimates of cash flows expected to be collected. These evaluations, performed quarterly, require the continued use of key assumptions and estimates, similar to the initial estimate of fair value. Subsequent changes in the estimated cash flows expected to be collected may result in changes in the accretable yield and nonaccretable difference or reclassifications between accretable yield and the nonaccretable difference. Decreases in expected cash flows due to further credit deterioration will result in an impairment charge to the provision for loan losses, resulting in an increase to the allowance for loan losses and a reclassification from accretable yield to nonaccretable difference. Increases in expected cash flows due to credit improvements will result in an increase in the accretable yield through a reclassification from the nonaccretable difference or as a reduction in the allowance for loan losses to the extent established on specific pools subsequent to acquisition. The adjusted accretable yield is recognized in interest income over the remaining life of the loan, or pool of loans.

        The following table shows changes in the accretable yield for PCI loans for the years ended December 31, 2016, 2015 and 2014:

	For the Year Ended December 31,
(dollars in thousands)	2016	2015	2014
Balance, beginning of period	$10,526	$16,198	$5,480
New loans acquired—Heartland acquisition	—	—	11,242
Accretion	(8,579)	(5,676)	(1,393)
Disposals related to foreclosures	—	—	(3)
Other adjustments (including maturities, charge-offs, and impact of changes in timing of expected cash flows)	915	—	608
Reclassification from non-accretable	6,173	4	264

Balance, end of period	$9,035	$10,526	$16,198

        As of December 31, 2016, the balance of accretable discounts on our PCI loan portfolio was $9.0 million compared to $10.5 million at December 31, 2015. We may not accrete the full amount of these discounts into interest income in future periods if the assets to which these discounts are applied do not perform according to our current expectations.

        We have also recorded accretable discounts in purchase accounting for loans that are not considered PCI loans. Similar to the way in which we employ the fair value methodology for PCI loans, we consider expected prepayments and estimate the amount and timing of undiscounted cash flows in order to determine the accretable discount for non-PCI loans.

        Analysis of the allowance for loan losses.    The following table allocates the allowance for loan losses, or the allowance, by loan category:

	As of December 31,
(dollars in thousands)	2016	%(1)	2015	%(1)	2014	%(1)	2013	%(1)	2012	%(1)
Loans:
Commercial	$5,920	1.29%	$6,917	1.38%	$2,284	0.49%	$2,062	0.66%	$2,396	1.02%
Commercial real estate	3,225	0.33	5,179	0.59	6,925	0.88	8,560	1.46	9,725	1.75
Construction and land development	345	0.19	435	0.29	486	0.35	10,912	15.12	12,107	29.12

Total commercial loans	9,490	0.59	12,531	0.82	9,695	0.70	21,534	2.22	24,228	2.91

Residential real estate	2,929	1.15	2,120	1.30	2,038	1.18	1,784	1.69	1,614	1.63
Consumer	930	0.34	749	0.46	567	0.47	354	0.28	348	0.74
Lease financing	1,513	0.79	588	0.41	—	0.00	—	0.00	—	0.00

Total allowance for loan losses	$14,862	0.64	$15,988	0.80	$12,300	0.69	$23,672	1.96	$26,190	2.68

(1)
Represents the percentage of the allowance to total loans in the respective category.

        The allowance and the balance of nonaccretable discounts represent our estimate of probable and reasonably estimable credit losses inherent in loans held for investment as of the respective balance sheet date. We assess the appropriateness of our allowance for non-PCI loans separately from our allowance for PCI loans.

        The allowance for loan losses was $14.9 million at December 31, 2016 compared to $16.0 million at December 31, 2015. The $1.1 million decrease at December 31, 2016 compared to December 31, 2015 was mainly attributable to net charge-offs in 2016 of $6.7 million, offset in part by a provision for loan losses in 2016 of $5.6 million. The provision for loan losses in 2016 was favorably impacted by a $0.8 million credit recorded against the provision for PCI loans related to a covered loan that was paid in full during the second quarter of 2016 (see "—Primary Factors Affecting Comparability—Purchased Credit-Impaired (PCI) Loans" above).

        Individual loans considered to be uncollectible are charged off against the allowance. Factors used in determining the amount and timing of charge-offs on loans include consideration of the loan type, length of delinquency, sufficiency of collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans were 0.31% and 0.39% for the years ended December 31, 2016 and 2015, respectively.

        Allowance for non-PCI loans.    Our methodology for assessing the appropriateness of the allowance for non-PCI loans includes a general allowance for performing loans, which are grouped based on similar characteristics, and a specific allowance for individual impaired loans or loans considered by management to be in a high risk category. General allowances are established based on a number of factors, including historical loss rates, an assessment of portfolio trends and conditions, accrual status and economic conditions.

        For commercial and commercial real estate loans, a specific allowance may be assigned to individual loans based on an impairment analysis. Loans are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan's expected future cash flows and the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on nonaccrual status.

        Allowance for PCI loans.    PCI loans are recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. An allowance related to PCI loans may be recorded subsequent to acquisition if a PCI loan pool experiences a decrease in expected cash flows as compared to the expected cash flows projected in the previous quarter. Loans considered to be uncollectible are initially charged off against the specific loan pool's non-accretable difference. When the pool's non-accretable difference has been fully utilized, uncollectible amounts are charged off against the corresponding allowance. The following table shows our allowance by loan portfolio and by non-PCI and PCI loans as of December 31, 2016, 2015 and 2014:

	December 31, 2016			December 31, 2015			December 31, 2014
(dollars in thousands)	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total
Loans:
Commercial	$5,421	$499	$5,920	$6,542	$375	$6,917	$1,933	$351	$2,284
Commercial real estate	2,993	232	3,225	4,176	1,003	5,179	6,020	905	6,925
Construction and land development	345	—	345	419	16	435	474	12	486

Total commercial loans	8,759	731	9,490	11,137	1,394	12,531	8,427	1,268	9,695

Residential real estate	2,572	357	2,929	1,626	494	2,120	1,509	529	2,038
Consumer	900	30	930	742	7	749	567	—	567
Lease financing	1,513	—	1,513	588	—	588	—	—	—

Total allowance for loan losses	$13,744	$1,118	$14,862	$14,093	$1,895	$15,988	$10,503	$1,797	$12,300

        Provision for loan losses.    In determining the allowance and the related provision for loan losses, we consider three principal elements: (i) valuation allowances based upon probable losses identified during the review of impaired commercial, commercial real estate, and construction and land development loans, (ii) allocations, by loan classes, on loan portfolios based on historical loan loss experience and qualitative factors, and (iii) valuation allowances on PCI loan pools based on decreases in expected cash flows. Provisions for loan losses are charged to operations to adjust the total allowance to a level deemed appropriate by us.

        The provision for loan losses totaled $5.6 million in 2016 compared to $11.1 million in 2015. The provision in 2016 was comprised of a $6.4 million provision on non-PCI loans offset in part by a $0.8 million negative provision for PCI loans. The $4.6 million decrease in the provision for loan losses on non-PCI loans resulted primarily from the prior year provision including specific reserves for impairment identified on certain nonperforming loans. During the third quarter of 2015, we recorded a $7.5 million charge-off on a group of nonperforming loans to one borrower due to deterioration in our collateral position on these loans. The provision for loan losses recorded in 2016 on non-PCI loans was primarily for growth in our loan portfolios combined with the impact of an increase in historical loss rates. The $0.8 million negative provision on PCI loans in 2016 resulted from a $0.8 million provision reduction related to a PCI loan that was paid in full during the second quarter of 2016 (see "—Primary Factors Affecting Comparability—Purchased Credit-Impaired (PCI) Loans" above).

        The following table provides an analysis of the allowance for loan losses, provision for loan losses and net charge-offs for the years indicated:

	As of and for the Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Balance, beginning of period	$15,988	$12,300	$23,672	$26,190	$26,831
Charge-offs:
Commercial	4,252	7,742	153	549	584
Commercial real estate	1,177	379	11,120	592	1,455
Construction and land development	1	171	62	668	189
Residential real estate	966	742	569	934	609
Consumer	301	334	192	287	360
Lease financing	1,039	289	—	—	—

Total charge-offs	7,736	9,657	12,096	3,030	3,197

Recoveries:
Commercial	263	1,221	68	67	225
Commercial real estate	264	634	374	41	66
Construction and land development	94	34	12	70	12
Residential real estate	174	161	100	66	101
Consumer	100	111	78	95	100
Lease financing	124	57	—	—	—

Total recoveries	1,019	2,218	632	339	504

Net charge-offs	6,717	7,439	11,464	2,691	2,693

Provision for loan losses	5,591	11,127	92	173	2,052

Balance, end of period	$14,862	$15,988	$12,300	$23,672	$26,190

Gross loans, end of period	$2,319,976	$1,995,589	$1,798,015	$1,205,501	$978,517
Average loans(1)	$2,143,787	$1,901,516	$1,218,141	$1,078,536	$972,749
Net charge-offs to average loans	0.31%	0.39%	0.94%	0.25%	0.28%
Allowance to total loans	0.64%	0.80%	0.69%	1.96%	2.68%

(1)
Excludes loans held for sale.

        Nonperforming loans.    The following table sets forth our nonperforming assets by asset categories as of the dates indicated. Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings (TDRs). The balances of nonperforming loans reflect the net investment in these assets, including deductions for purchase discounts. PCI loans are excluded from nonperforming status because we expect to fully collect their new carrying values, which reflect significant purchase discounts. If our expectation of reasonably estimable future cash flows from PCI loans deteriorates, the loans may be classified as nonaccrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated.

	As of December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Nonperforming loans:
Commercial	$6,548	$6,570	$14,303	$688	$890
Commercial real estate	18,398	13,717	14,186	18,822	15,642
Construction and land development	84	—	127	227	464
Residential real estate	5,029	4,155	3,272	1,977	2,665
Consumer	213	51	48	108	168
Lease financing	1,331	398	236	—	—

Total nonperforming loans	31,603	24,891	32,172	21,822	19,829
Other real estate owned, non-covered/non-guaranteed	2,947	4,315	7,370	6,659	6,031

Nonperforming assets	$34,550	$29,206	$39,542	$28,481	$25,860

Nonperforming loans to total loans	1.36%	1.25%	1.80%	1.81%	2.03%
Nonperforming assets to total assets	1.07%	1.01%	1.48%	1.64%	1.64%

        The increase in nonperforming loans at December 31, 2016 was primarily due to a $10.0 million commercial real estate loan that was classified as a TDR during the third quarter of 2016. This increase was offset in part by $4.8 million of payments received on two nonperforming loans during the first quarter of 2016, which included $2.9 million for a nonaccrual loan acquired from Heartland Bank. Near the end of the first quarter of 2016, we recorded a $1.6 million charge-off for the remaining amount of this nonaccrual loan acquired from Heartland Bank.

        We did not recognize any interest income on nonaccrual loans during the years ended December 31, 2016, 2015 and 2014 while the loans were in nonaccrual status. Additional interest income that we would have recognized on these loans had they been current in accordance with their original terms was $0.7 million, $1.0 million and $0.6 million during the years ended December 31, 2016, 2015 and 2014, respectively. We recognized interest income on commercial and commercial real estate loans modified under troubled debt restructurings of $0.3 million, $0.3 million and $0.2 million during the years ended December 31, 2016, 2015 and 2014, respectively.

        We utilize an asset risk classification system in compliance with guidelines established by the Federal Reserve as part of our efforts to improve asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful," and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is not considered collectable and is of such little value that continuance as an asset is not warranted.

        We use a ten grade risk rating system to categorize and determine the credit risk of our loans. Potential problem loans include loans with a risk grade of 7, which are "special mention," and loans with a risk grade of 8, which are "substandard" loans that are not considered to be impaired. These loans generally require more frequent loan officer contact and receipt of financial data to closely monitor borrower performance. Potential problem loans are managed and monitored regularly through a number of processes, procedures and committees, including oversight by a loan administration committee comprised of executive officers and other members of the Bank's senior management team.

        The following table presents the recorded investment of potential problem commercial loans (excluding PCI loans) by loan category at the dates indicated:

	Commercial		Commercial Real Estate		Construction & Land Development
	Risk Category		Risk Category		Risk Category
(dollars in thousands)	7	8(1)	7	8(1)	7	8(1)	Total
December 31, 2016	$10,930	$12,037	$8,735	$11,039	$—	$450	$43,191
December 31, 2015	15,884	3,370	23,679	8,103	540	—	51,576
December 31, 2014	2,233	2,266	9,281	13,134	451	—	27,365
December 31, 2013	5,206	3,496	14,014	12,308	1,180	—	36,204
December 31, 2012	5,942	2,148	21,014	13,983	763	3,546	47,396

(1)
Includes only those 8-rated loans that are not included in nonperforming loans.

        Investment securities.    Our investment strategy aims to maximize earnings while maintaining liquidity in securities with minimal credit risk. The types and maturities of securities purchased are primarily based on our current and projected liquidity and interest rate sensitivity positions.

        The following table sets forth the book value and percentage of each category of investment securities at December 31, 2016, 2015 and 2014. The book value for investment securities classified as available for sale is equal to fair market value and the book value for investment securities classified as held to maturity is equal to amortized cost.

	December 31,
	2016		2015		2014
(dollars in thousands)	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total
Investment securities, available for sale, at fair value
U.S. Treasury securities	$75,901	23.3%	$48,302	14.9%	$5,994	1.7%
Government sponsored entity debt securities	7,688	2.4	9,454	2.9	9,394	2.6
Agency mortgage-backed securities	90,070	27.7	67,527	20.8	94,093	26.5
Non-agency mortgage-backed securities	1	—	2	—	12,459	3.5
Covered non-agency mortgage-backed securities(1)	—	—	75,979	23.5	92,319	26.0
State and municipal securities	25,274	7.8	15,494	4.8	10,753	3.0
Corporate securities	47,405	14.6	19,869	6.1	28,756	8.1

Total investment securities, available for sale, at fair value	246,339	75.8	236,627	73.0	253,768	71.4
Investment securities, held to maturity, at amortized cost
State and municipal securities	78,672	24.2	87,521	27.0	101,763	28.6

Total investment securities	$325,011	100.0%	$324,148	100.0%	$355,531	100.0%

(1)
All covered non-agency mortgage-backed securities are covered under the loss-sharing agreement we entered into with the FDIC in connection with our 2009 acquisition. This agreement had a seven year term that expired on July 1, 2016 with respect to covered losses. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements. None of our other investment securities are covered under a loss-sharing agreement with the FDIC.

        The previously covered non-agency mortgage-backed securities ("previously covered CMOs") were covered under a loss-sharing agreement with the FDIC. Subsequent to entering into a loss-share termination agreement with the FDIC in October 2016, the Company sold the previously covered CMOs and realized a gain of $14.3 million (see "Primary Factors Affecting Comparability—Termination of FDIC Loss-Sharing Arrangements" and "Primary Factors Affecting Comparability—Sale of Previously Covered Non-Agency Mortgage-Backed Securities" above).

        The following table sets forth the book value, maturities and weighted average yields for our investment portfolio at December 31, 2016. The book value for investment securities classified as available for sale is equal to fair market value and the book value for investment securities classified as held to maturity is equal to amortized cost.

	December 31, 2016
(dollars in thousands)	Book Value	% of Total Investment Securities	Weighted Average Yield
Investment securities, available for sale
U.S. Treasury securities:
Maturing within one year	$67,950	20.9%	0.4%
Maturing in one to five years	7,951	2.5	0.8
Maturing in five to ten years	—	—	0.0
Maturing after ten years	—	—	0.0

Total U.S. Treasury securities	$75,901	23.4%	0.5%

Government sponsored entity debt securities:
Maturing within one year	$—	—%	0.0%
Maturing in one to five years	1,977	0.6	1.9
Maturing in five to ten years	5,112	1.6	2.6
Maturing after ten years	599	0.2	2.5

Total U.S. government securities	$7,688	2.4%	2.4%

Agency mortgage-backed securities:
Maturing within one year	$1,997	0.6%	2.4%
Maturing in one to five years	80,261	24.7	2.3
Maturing in five to ten years	2,563	0.8	2.5
Maturing after ten years	5,249	1.6	3.0

Total agency mortgage-backed securities	$90,070	27.7%	2.3%

Non-agency mortgage-backed securities:
Maturing within one year	$—	—%	0.0%
Maturing in one to five years	—	—	0.0
Maturing in five to ten years	1	—	6.5
Maturing after ten years	—	—	0.0

Total non-agency mortgage-backed securities	$1	—%	6.5%

State and municipal securities(1):
Maturing within one year	$2,063	0.6%	1.6%
Maturing in one to five years	8,378	2.6	2.2
Maturing in five to ten years	9,839	3.0	3.5
Maturing after ten years	4,994	1.5	4.5

Total state and municipal securities	$25,274	7.7%	3.1%

Corporate securities:
Maturing within one year	$2,998	0.9%	1.9%
Maturing in one to five years	6,777	2.1	3.3
Maturing in five to ten years	35,110	10.8	4.8
Maturing after ten years	2,520	0.8	5.0

Total corporate securities	$47,405	14.6%	4.4%

Total investment securities, available for sale	$246,339	75.8%	2.2%

Investment securities, held to maturity
State and municipal securities(1):
Maturing within one year	$861	0.3%	5.7%
Maturing in one to five years	22,915	7.0	5.7
Maturing in five to ten years	42,080	13.0	6.7
Maturing after ten years	12,816	3.9	5.9

Total state and municipal securities	$78,672	24.2%	6.3%

Total investment securities	$325,011	100.0%	3.2%

(1)
Weighted average yield for tax-exempt securities are presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

        Declines in the fair value of available-for-sale investment securities are recorded as either temporary impairment or OTTI. Temporary adjustments are recorded when the fair value of a security fluctuates from its historical cost. Temporary adjustments are recorded in accumulated other comprehensive income or loss and impact our equity position and do not impact our net income. A recovery of available-for-sale security prices also is recorded as an adjustment to other comprehensive income or loss for securities that are temporarily impaired, and results in a positive impact to our equity position. OTTI is recorded when the fair value of an available-for-sale security is less than historical cost, and it is probable that all contractual cash flows will not be collected. OTTI is recorded to noninterest income and, therefore, results in a negative impact to our net income. An increase in the value of an OTTI security is not recorded as a recovery but as additional interest income over the remaining life of the security. During 2016, we concluded that three covered non-agency mortgage-backed securities had OTTI of $0.8 million due to changes in expected cash flows. These amounts were recognized as losses in the consolidated statement of income in 2016. In 2015, we determined, due to changes in expected cash flows, that three covered non-agency mortgage-backed security had OTTI of $0.5 million. This amount was recognized as a loss in the consolidated statement of income in 2015.

        The table below presents the credit ratings at December 31, 2016 at fair value for our investment securities classified as available for sale and amortized cost for investment securities classified as held to maturity.

	December 31, 2016
			Average Credit Rating
	Amortized Cost	Estimated Fair Value
(dollars in thousands)			AAA	AA+/–	A+/–	BBB+/–	<BBB–	Not Rated
Investment securities available for sale:
U.S. Treasury securities	$75,973	$75,901	$—	$75,901	$—	$—	$—	$—
Government sponsored entity debt securities	7,653	7,688	—	7,688	—	—	—	—
Agency mortgage-backed securities	90,629	90,070	521	89,549	—	—	—	—
Non-covered non-agency mortgage-backed securities	1	1	—	—	—	—	—	1
Covered non-agency mortgage-backed securities(1)	—	—	—	—	—	—	—	—
State and municipal securities	25,826	25,274	4,968	15,161	1,454	—	—	3,691
Corporate securities	47,443	47,405	—	2,040	11,083	28,759	—	5,523

Total investment securities, available for sale, at fair value	247,525	246,339	5,489	190,339	12,537	28,759	—	9,215
Investment securities held to maturity:
State and municipal securities	78,672	81,952	6,423	43,534	16,470	—	683	14,842

Total investment securities, at fair value	$326,197	$328,291	$11,912	$233,873	$29,007	$28,759	$683	$24,057

(1)
All covered non-agency mortgage-backed securities are covered under the loss-sharing agreement we entered into with the FDIC in connection with our 2009 acquisition. This agreement had a seven year term that expired on July 1, 2016 with respect to covered losses. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements. None of our other investment securities are covered under a loss-sharing agreement with the FDIC.

        Cash and cash equivalents.    Cash and cash equivalents decreased $21.8 million, or 10.2%, to $190.7 million as of December 31, 2016 as compared to December 31, 2015. Cash provided by financing activities of $313.0 million, consisting primarily of additional FHLB advances and the $71.5 million of net proceeds from our initial public offering, combined with cash flows provided by operating activities of $25.5 million was more than offset by cash used in investing activities of $360.4 million. Cash used in investing activities reflected loan growth of $335.9 million combined with the purchase of an additional $20.0 million in bank-owned life insurance. The cash provided by operating activities primarily reflected the impact of $31.5 million of net income in 2016.

        Cash and cash equivalents increased $52.6 million, or 32.9%, to $212.5 million as of December 31, 2015 as compared to December 31, 2014. This increase was due to cash flows from financing activities of $208.4 million, consisting of deposit growth and proceeds from the issuance of subordinated debentures, combined with cash flows provided by operating activities of $73.5 million, offset in part by cash flows used in investing activities of $229.5 million. Cash provided by operating activities primarily reflected proceeds received from sales of loans held for sale exceeding originations. Cash used in investing activities primarily reflected loan growth, partially offset by cash received from the net activity of investment securities.

        Goodwill and other intangible assets.    Goodwill was $48.8 million at December 31, 2016 compared to $46.5 million and $47.9 million at December 31, 2015 and 2014, respectively. Goodwill represents the excess of the consideration paid over the fair value of the net assets acquired. The $2.3 million increase in 2016 resulted from goodwill associated with the Sterling acquisition. During 2015, immaterial adjustments were made to the Heartland Bank purchase price allocations that affected the amounts allocated to goodwill, investment securities available for sale, loans, other assets and deferred tax liabilities. Our other intangible assets, which consist of core deposit and trust relationship intangibles, were $7.2 million, $7.0 million and $9.5 million at December 31, 2016, 2015 and 2014, respectively. The increase in other intangibles reflected the impact of a $2.3 million trust relationship intangible recorded for the Sterling acquisition, offset in part by $2.1 million of other intangibles amortization in 2016. These assets are amortized primarily on an accelerated basis over their estimated useful lives, generally over a period of three to 10 years.

        Liabilities.    Total liabilities increased $260.1 million to $2.9 billion at December 31, 2016 due primarily to increases in deposits, short-term borrowings and FHLB advances. Total liabilities increased $195.1 million to $2.7 billion at December 31, 2015 as compared to December 31, 2014. This increase primarily resulted from deposit growth combined with $55.3 million of subordinated debentures issued in June 2015, offset in part by a reduction in other borrowings.

        Deposits.    We emphasize developing total client relationships with our customers in order to increase our retail and commercial core deposit bases, which are our primary funding sources. Our deposits consist of noninterest-bearing and interest-bearing demand, savings and time deposit accounts.

        The following table summarizes our average deposit balances and weighted average rates at December 31, 2016, 2015 and 2014:

	December 31,
	2016		2015		2014
(dollars in thousands)	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
Deposits
Noninterest-bearing demand	$536,965	—	$536,327	—	$252,213	—
Interest-bearing:
Checking	637,531	0.13%	508,573	0.12%	323,818	0.10%
Money market	382,780	0.27	432,570	0.22	231,132	0.19
Savings	163,392	0.15	159,345	0.13	117,472	0.10
Time, less than $250,000	378,158	0.90	364,777	0.75	268,391	0.68
Time, $250,000 and over	51,986	0.87	47,219	0.75	44,919	0.66
Time, brokered	215,865	1.37	198,744	1.32	137,318	1.61

Total interest-bearing	1,829,712	0.49%	1,711,228	0.44%	1,123,050	0.46%

Total deposits	$2,366,677	0.38%	$2,247,555	0.33%	$1,375,263	0.38%

        The following table sets forth the maturity of time deposits of $250,000 or more and brokered deposits as of December 31, 2016:

	December 31, 2016
	Maturity Within:
(dollars in thousands)	Three Months or Less	Three to Six Months	Six to 12 Months	After 12 Months	Total
Time, $250,000 and over	$14,450	$6,258	$12,101	$20,110	$52,919
Brokered deposits	30,763	20,990	83,282	83,685	218,720

Total	$45,213	$27,248	$95,383	$103,795	$271,639

        Total deposits increased $36.7 million, or 1.6%, to $2.4 billion as of December 31, 2016 as compared to December 31, 2015. This increase primarily resulted from growth in all demand deposit categories, offset in part by a decline in time deposits due to maturities. At December 31, 2016, total deposits were comprised of 23.4% noninterest-bearing demand accounts, 50.9% interest-bearing transaction accounts and 25.7% of time deposits. At December 31, 2016, brokered deposits totaled $218.7 million, or 9.1% of total deposits, compared to $222.3 million, or 9.4% of total deposits, at December 31, 2015.

        Total deposits increased $217.0 million, or 10.1%, to $2.4 billion at December 31, 2015 as compared to December 31, 2014. This increase primarily resulted from organic growth of core deposits coupled with an increase in brokered deposits. At December 31, 2015, total deposits were comprised of 22.9% noninterest-bearing demand accounts, 48.8% interest-bearing transaction accounts and 28.3% of time deposits. At December 31, 2015, brokered deposits totaled $222.3 million, or 9.4% of total deposits, compared to $168.1 million, or 7.8% of total deposits, at December 31, 2014.

        Short-term borrowings.    In addition to deposits, we use short-term borrowings, such as federal funds purchased and securities sold under agreements to repurchase, as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Short-term borrowings were $131.6 million at December 31, 2016 compared to $107.5 million and $129.7 million at December 31, 2015 and 2014, respectively. The weighted average interest rate on our short-term borrowings was 0.21%, 0.21% and 0.19% at December 31, 2016, 2015 and 2014, respectively.

        The decrease in short-term borrowings at December 31, 2015 as compared to December 31, 2014 primarily resulted from the reduced usage of repurchase agreements by our customers.

        FHLB advances and other borrowings.    In addition to deposits and short-term borrowings, we use FHLB advances and other borrowings as an additional source of liquidity. During 2016, we increased FHLB advances by $197.5 million, which included $50.0 million of short-term FHLB advances that mature in March 2017. The increase in FHLB advances was primarily used by the Company to fund increased loan demand.

        Subordinated debt.    In June 2015, we issued two tranches of subordinated debt instruments for aggregate proceeds of $55.3 million. For one of the tranches, we issued subordinated notes totaling $15.0 million with a maturity date of June 18, 2025 and a fixed interest rate of 6.50%. For the other tranche, we issued subordinated notes totaling $40.3 million with a maturity date of June 18, 2025. This tranche carries a fixed interest rate of 6.00% for the first five years and a floating rate based on LIBOR plus 435 basis points thereafter.

        In June 2013, we issued to a third party $8.0 million of subordinated notes with a rate of 8.25%. Using proceeds from the initial public offering discussed above, we repaid these subordinated notes in June 2016 and incurred other noninterest expense of $0.5 million for the write-off of the remaining unamortized discount that was established when the subordinated notes were issued.

Capital resources and liquidity management

        Capital resources.    Shareholders' equity is influenced primarily by earnings, dividends, sales and redemptions of common stock and changes in accumulated other comprehensive income caused primarily by fluctuations in unrealized holding gains or losses, net of taxes, on available-for-sale investment securities.

        Shareholders' equity increased $88.8 million, or 38.1%, to $321.8 million at December 31, 2016 as compared to December 31, 2015 due to the retention of earnings and issuances of common stock. These increases were offset in part by dividends declared on common stock and a decrease in accumulated other comprehensive income. In 2016, we generated net income of $31.5 million and declared dividends of $9.9 million to common shareholders. Shareholders' equity was also impacted by the issuance of $71.5 million of common stock in our initial public offering. Offsetting these increases in 2016, accumulated other comprehensive income decreased $6.6 million due to the reversal of unrealized gains associated with the previously covered CMOs that were sold in October 2016.

        Shareholders' equity increased $13.1 million, or 6.0%, to $233.1 million at December 31, 2015 as compared to December 31, 2014 due to the retention of earnings, offset in part by dividends declared on common stock. During 2015, we generated net income of $24.3 million and declared dividends of $7.7 million to common shareholders.

        Our pending acquisition of Centrue is expected to close mid-year 2017, subject to regulatory and shareholder approvals. The estimated total consideration of $175.1 million is expected to be paid 65% in common stock and the remaining 35% in cash. We expect to pay the cash portion of the merger consideration using cash on hand and approximately $40.0 million that we intend to borrow from another financial institution prior to closing.

        Liquidity management.    Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs, all at a reasonable cost. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders.

        Integral to our liquidity management is the administration of short-term borrowings. To the extent we are unable to obtain sufficient liquidity through core deposits, we seek to meet our liquidity needs through wholesale funding or other borrowings on either a short- or long-term basis.

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. Securities sold under agreements to repurchase were $131.6 million at December 31, 2016 compared to $107.5 million at December 31, 2015. This increase primarily resulted from increased usage of repurchase agreements by our customers. Securities sold under agreements to repurchase were $107.5 million at December 31, 2015, compared to $129.7 million at December 31, 2014. This decrease primarily resulted from reduced usage of repurchase agreements by our customers.

        As of December 31, 2016 and 2015, we had $30.0 million and $83.0 million of unsecured federal funds lines, respectively, with no amounts advanced against the lines at either date. In addition, available lines of credit from the Federal Reserve Discount Window at December 31, 2016 and 2015 were $35.1 million and $62.1 million, respectively. Federal Reserve Discount Window lines were collateralized by a pool of commercial real estate loans totaling $43.3 million and $76.7 million as of December 31, 2016 and 2015, respectively. We did not have any borrowings outstanding with the

Federal Reserve at December 31, 2016 or 2015, and our borrowing capacity is limited only by eligible collateral.

        At December 31, 2016 and 2015, we had $237.5 million and $40.0 million of outstanding advances from the FHLB, respectively. Based on the values of stock, securities, and loans pledged as collateral, we had $310.8 million and $422.6 million of additional borrowing capacity with the FHLB as of December 31, 2016 and 2015, respectively. We also maintain relationships in the capital markets with brokers and dealers to issue certificates of deposit.

        The Company is a corporation separate and apart from the Bank and, therefore, must provide for its own liquidity. The Company's main source of funding is dividends declared and paid to us by the Bank. There are statutory, regulatory and debt covenant limitations that affect the ability of the Bank to pay dividends to the Company. Management believes that these limitations will not impact our ability to meet our ongoing short-term cash obligations.

Regulatory capital requirements

        We are subject to various regulatory capital requirements administered by the federal and state banking regulators. Failure to meet regulatory capital requirements may result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for "prompt corrective action" (described below), we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting policies.

        The Dodd-Frank Act and the Basel III Rule have established increased capital standards for banks and bank holding companies and require more capital to be held in the form of common stock. The table below summarizes the minimum capital requirements applicable to us under the Basel III Rule.

	Basel III
Ratio	Well Capitalized	Adequately Capitalized
Tier 1 leverage ratio	5.0%	4.0%
Common equity Tier 1 risk-based capital ratio(1)	6.5	4.5
Tier 1 risk-based capital ratio	8.0	6.0
Total risk-based capital ratio	10.0	8.0

(1)
The common equity Tier 1 risk-based ratio is a ratio created by the Basel III Rule beginning January 1, 2015. It is computed as common equity Tier 1 capital divided by total risk-based assets.

        In addition to the minimum regulatory capital requirements set forth in the table above, the Basel III Rule implemented a "capital conservation buffer" that is added to the minimum requirements for capital adequacy purposes. A banking organization that fails to meet the required amount of the capital conservation buffer will be subject to limits on capital distributions (e.g., dividends, stock buybacks, etc.) and certain discretionary bonus payments to executive officers. For community banks, the capital conservation buffer requirement is being phased in over a three-year period beginning on January 1, 2016. The capital conservation buffer in 2016 is 0.625% and will increase by 0.625% on January 1 of each year until fully phased in at 2.5% on January 1, 2019.

        At December 31, 2016, the Bank exceeded all regulatory capital requirements under the Basel III Rule and was considered to be "well-capitalized" with a Tier 1 leverage ratio of 9.76%, a common equity Tier 1 capital ratio of 9.35%, a Tier 1 capital ratio of 11.27% and a total capital ratio of 13.85%.

Contractual obligations

        The following table contains supplemental information regarding our total contractual obligations at December 31, 2016:

	Payments Due
(dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	After Five Years	Total
Deposits without a stated maturity	$1,785,342	$—	$—	$—	$1,785,342
Time deposits	334,631	269,405	14,986	2	619,024
Securities sold under repurchase agreements	131,557	—	—	—	131,557
FHLB advances and other borrowings	62,514	50,004	50,000	75,000	237,518
Operating lease obligations	2,415	4,271	3,751	5,122	15,559
Subordinated debt	—	—	—	54,508	54,508
Trust preferred debentures	—	—	—	37,405	37,405

Total contractual obligations	$2,316,459	$323,680	$68,737	$172,037	$2,880,913

        We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.

Off-balance sheet arrangements

        We have limited off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

        In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets. Most of these commitments mature within two years and are expected to expire without being drawn upon. Standby letters of credit are included in the determination of the amount of risk-based capital that the Company and the Bank are required to hold.

        We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We decrease our exposure to losses under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.

        Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event that the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

        We guarantee the distributions and payments for redemption or liquidation of the trust preferred securities issued by our wholly owned subsidiary business trust to the extent of funds held by the trusts. Although this guarantee is not separately recorded, the obligation underlying the guarantee is fully reflected on our consolidated balance sheets as junior subordinated debentures held by subsidiary trusts. The junior subordinated debentures currently qualify as Tier 1 capital under the Federal Reserve capital adequacy guidelines.

Change of independent registered public accounting firm

        KPMG LLP (which we refer to as "KPMG") was previously the principal accountants for Midland. On March 28, 2017, KPMG was dismissed as Midland's independent registered public accounting firm, following the completion of a competitive review process to determine Midland's independent registered public accounting firm. The decision to change accountants was approved by the audit committee of Midland's board of directors.

        The audit reports of KPMG on Midland's consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two fiscal years ended December 31, 2016, and the subsequent interim period through March 28, 2017, there were no (i) "disagreements" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Midland and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of such disagreements, or (ii) "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K).

        Midland has provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish Midland with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of KPMG's letter is attached as Exhibit 16.1 to the registration statement of which this joint proxy statement/prospectus forms a part.

        On March 28, 2017, the Audit Committee of Midland's Board of Directors engaged Crowe Horwath LLP to serve as Midland's independent registered public accounting firm for the year ending December 31, 2017. During the years ended December 31, 2016 and 2015, and the subsequent interim period through March 28, 2017, neither Midland nor anyone acting on its behalf has consulted with Crowe Horwath regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Midland's consolidated financial statements, and neither a written report nor oral advice was provided to Midland that Crowe Horwath concluded was an important factor considered by Midland in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

Quantitative and qualitative disclosures about market risk

        Market risk.    Market risk represents the risk of loss due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, equity prices, and credit spreads. We have identified two primary sources of market risk: interest rate risk and price risk.

Interest rate risk

        Overview.    Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay residential mortgage loans at any time and depositors' ability to redeem certificates of deposit before maturity (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk).

        Our board of directors' Asset-Liability Committee ("ALCO") establishes broad policy limits with respect to interest rate risk. ALCO establishes specific operating guidelines within the parameters of the board of directors' policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our ALCO meets quarterly to monitor the level of interest rate risk sensitivity to ensure compliance with the board of directors' approved risk limits.

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

        An asset sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

        Income simulation and economic value analysis.    Interest rate risk measurement is calculated and reported to the ALCO at least quarterly. The information reported includes period-end results and identifies any policy limits exceeded, along with an assessment of the policy limit breach and the action plan and timeline for resolution, mitigation, or assumption of the risk.

        We use two approaches to model interest rate risk: Net Interest Income at Risk ("NII at Risk") and Economic Value of Equity ("EVE"). Under NII at Risk, net interest income is modeled utilizing various assumptions for assets, liabilities, and derivatives. EVE measures the period end market value of assets minus the market value of liabilities and the change in this value as rates change. EVE is a period end measurement.

        The following table shows NII at Risk at the dates indicated:

	Net Interest Income Sensitivity
	Immediate Change in Rates
(dollars in thousands)	–50	+100	+200
December 31, 2016:
Dollar change	$(2,857)	$4,154	$8,162
Percent change	(2.8)%	4.0%	7.9%
December 31, 2015:
Dollar change	$(759)	$1,356	$2,999
Percent change	(0.9)%	1.5%	3.4%
December 31, 2014:
Dollar change	N/A (a)	$(1,819)	$(3,511)
Percent change	N/A (a)	(2.1)%	(4.1)%

(a)
During 2015, we adopted an analysis more reflective of the current low interest rate environment. Due to this change, we do not have this information for prior years.

        We report NII at Risk to isolate the change in income related solely to interest earning assets and interest-bearing liabilities. The NII at Risk results included in the table above reflect the analysis used quarterly by management. It models gradual –50, +100 and +200 basis point parallel shifts in market interest rates, implied by the forward yield curve over the next one-year period. Due to the current low level of short-term interest rates, the analysis reflects a declining interest rate scenario of 50 basis points, the point at which many assets and liabilities reach zero percent.

        We are within Board policy limits for the +100 and +200 basis point scenarios. There is no policy limit for the –50 basis point scenario. The NII at Risk reported at December 31, 2016, projects that our earnings exhibit increased sensitivity to changes in interest rates compared to December 31, 2015. In recent periods, the amount of fixed rate assets increased, resulting in a position shift from slightly asset sensitive to asset sensitive.

        The following table shows EVE at the dates indicated:

	Economic Value of Equity Sensitivity
	Immediate Change in Rates
(dollars in thousands)	–50	+100	+200
December 31, 2016:
Dollar change	$(16,159)	$27,135	$50,676
Percent change	(4.7)%	7.9%	14.8%
December 31, 2015:
Dollar change	$(16,147)	$29,080	$55,533
Percent change	(6.3)%	11.3%	21.6%
December 31, 2014:
Dollar change	N/A (a)	$4,277	$7,479
Percent change	N/A (a)	1.7%	3.0%

(a)
During 2015, we adopted an analysis more reflective of the current low interest rate environment. Due to this change, we do not have this information for prior years.

        The EVE results included in the table above reflect the analysis used quarterly by management. It models immediate –50, +100 and +200 basis point parallel shifts in market interest rates. Due to the current low level of short-term interest rates, the analysis reflects a declining interest rate scenario of 50 basis points, the point at which many assets and liabilities reach zero percent.

        We are within board policy limits for the +100 and +200 basis point scenarios. There is no policy limit for the –50 basis point scenario. The EVE reported at December 31, 2016 projects that as interest rates increase, the economic value of equity position will increase, and as interest rates decrease, the economic value of equity position will decrease. When interest rates rise, fixed rate assets generally lose economic value; the longer the duration, the greater the value lost. The opposite is true when interest rates fall.

        Price risk.    Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and subject to fair value accounting. We have price risk from equity investments and investments in mortgage-backed securities.

Critical accounting policies and estimates

        The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

        Accounting policies, as described in detail in the notes to our consolidated financial statements are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates, that are likely to occur from period to period, or using different estimates that we could have reasonably used in the current period, would have a material impact on our financial position, results of operations or liquidity.

        Loans held for investment.    Loans held for investment includes loans we originate and retain on the balance sheet and other loans acquired through acquisition. Our accounting policies require that we evaluate all acquired loans for evidence of deterioration in credit quality since origination and to evaluate whether it is probable that we will collect all contractually required payments from the borrower. Loans acquired with evidence of deterioration in credit quality are accounted for as PCI loans. For PCI loans, the amount of contractually required payments receivable in excess of the amount of future cash flows we estimate at acquisition is considered a nonaccretable difference. The PCI loans are reflected on the balance sheet based on the amount expected to be collected. In addition, the amount of future cash flows expected to be collected in excess of the fair value of the PCI loans is considered accretable yield and is recognized in interest income on a level-yield basis over the estimated life of the acquired loans.

        We reevaluate our original estimates of cash flows expected to be collected over the life of the PCI loans on a quarterly basis. If it is probable, based on current information and events, that there is a significant increase in cash flows previously expected to be collected, or if actual cash flows are significantly greater than cash flows previously expected, we adjust the amount of accretable yield by reclassification from nonaccretable difference. Conversely, if we believe we will be unable to collect all cash flows expected at acquisition, we establish a valuation allowance through the allowance for loan losses with a change to the provision for loan losses.

        Determining the accretable and nonaccretable amounts at acquisition and the ongoing reevaluation of expected cash flows are considered critical accounting estimates, as these require significant judgment and the use of subjective measurements, including our assessment of historical loss rates, changes in the nature of the portfolio and delinquency trends.

        Investment securities.    Investment securities generally must be classified as held to maturity, available for sale or trading. Held-to-maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.

        The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available-for-sale securities are measured at fair value each reporting period. Unrealized gains and losses on available-for-sale securities are recorded as a separate component of shareholders' equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be OTTI. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be OTTI.

        The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We seek to ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.

        When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific nonperformance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.

        The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates that are likely to occur from period to period, or the use of different estimates that we could have reasonably used in the current period, could have a material impact on our financial position, results of operations or liquidity.

        Allowance for loan losses.    The allowance for loan losses represents management's estimate of probable and reasonably estimable credit losses inherent in the held for investment loan portfolio. In determining the allowance, we estimate losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably estimated. On a quarterly basis, we assess the risk inherent in our loan portfolio based on qualitative and quantitative trends in the portfolio, including the internal risk classification of loans, historical loss rates, changes in the nature of the portfolio, industry concentrations, delinquency trends, detailed reviews of significant loans with identified weaknesses and the impacts of local, regional and national economic factors on the quality of the loan portfolio. Based on this analysis, we record a provision for loan losses in order to maintain the allowance at appropriate levels.

        For PCI loans, an allowance may be required subsequent to their acquisition. The PCI loans are recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. A portion of the allowance, however, may be set aside in the future if a PCI loan pool experiences a decrease in expected cash flows as compared to those projected at the acquisition date.

        Determining the amount of the allowance is considered a critical accounting estimate, as it requires significant judgment and the use of subjective measurements, including management's assessment of overall portfolio quality. The allowance is maintained at an amount we believe is sufficient to provide for estimated losses inherent in our loan portfolio at each balance sheet date, and fluctuations in the provision for loan losses may result from management's assessment of the adequacy of the allowance. Changes in these estimates and assumptions are possible and may have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.

        Goodwill.    Our goodwill impairment test is performed as of September 30th each year and on an interim basis if an event or circumstances indicates that it is likely impairment has occurred. Goodwill is evaluated for impairment at the reporting unit level. Reporting units are defined as the same level as, or one level below, an operating segment. An operating segment is a component of a business for which separate financial information is available that management regularly evaluates in deciding how to allocate resources and assess performance.

        In 2016, we performed a qualitative ("Step 0") assessment to determine if our goodwill was impaired. The qualitative assessment involved the examination of changes that had occurred since our last quantitative ("Step 1") goodwill impairment assessment on September 30, 2015, including changes in macroeconomic conditions, industry and market conditions, overall financial performance, cost factors and other relevant entity-specific events, including changes in management and other key personnel and changes in the share price of the Company's common stock.

        A business that performs the qualitative assessment may first qualitatively assess whether it is more likely-than-not (i.e., the likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. If it is determined that the fair value of a reporting unit is more likely-than-not less than its carrying value, the business would then perform the traditional two-step goodwill impairment test. Under the traditional two-step goodwill impairment test, the business would determine whether the fair value of the reporting unit is less than its carrying value, including goodwill under the Step 1 assessment. The second step ("Step 2") of the goodwill impairment test is only required if the carrying value of the reporting unit is greater than its fair value as determined under Step 1. Step 2 compares the implied fair market value of goodwill to its carrying value. If the carrying value of goodwill exceeds its implied fair market value, an impairment loss is recognized. That loss is equal to the carrying amount of goodwill that is in excess of its implied fair market value.

        The Company performed the qualitative assessment and concluded that it did not believe it was more likely-than-not that each reporting unit's carrying value exceeded their respective fair values; and therefore, concluded that no impairment existed as of the assessment date.

        Deferred income taxes.    We use the asset and liability method of accounting for income taxes as prescribed by GAAP. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Accounting for deferred income taxes is a critical accounting estimate because we exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. Management's determination of the realization of deferred tax assets is based upon management's judgment of various future events and uncertainties, including the timing and amount of future income, reversing temporary differences which may offset, and the implementation of various tax plans to maximize realization of the deferred tax asset. These judgments and estimates are inherently subjective and reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in such period, which would negatively affect earnings.

Directors and executive officers

        Set forth below is information concerning Midland's board of directors, which will continue to serve as Midland's board of directors following the merger. No new directors will be appointed to Midland's board of directors in connection with the merger.

Name	Age	Position with the Company	Director Since(1)
CLASS I
(Term Expires 2017)
Leon J. Holschbach	64	Director, Vice Chairman, President and Chief Executive Officer	2007
Richard T. Ramos	54	Director	2012
Laurence A. Schiffer	77	Director	2015
Jeffrey C. Smith	55	Director	2005
CLASS II
(Term Expires 2018)
Deborah A. Golden	62	Director	2015
Dwight A. Miller	64	Director	2012
Robert F. Schultz	52	Director	2002
Thomas D. Shaw	69	Director	2012
CLASS III
(Term Expires 2019)
John M. Schultz	65	Chairman of the Board	1990
Jerry L. McDaniel	52	Director	2012
Jeffrey M. McDonnell	53	Director	2015

(1)
Indicates the year first elected or appointed to the board of directors of the Company.

        All of our directors will hold office until the annual meeting of shareholders in the year indicated, or until their earlier death, resignation, removal or disqualification, or until their respective successors are duly elected and qualified. Except as described below, there are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

        As required by the terms of our 2014 acquisition of Heartland Bank, certain family members of Andrew S. Love, Jr. (the "Love Family") have the right to designate one candidate for nomination to our board of directors so long as they own at least 700,000 shares of our common stock. The Love Family currently owns 885,958 shares of our common stock, and Laurence A. Schiffer is the director designated by the Love Family. The Company has agreed to waive the internal maximum age limitation for Mr. Schiffer to allow Mr. Schiffer to serve until the 2020 annual meeting of shareholders, but in any event Mr. Schiffer will resign from the board of directors if the Love Family ceases to own at least 700,000 shares of our common stock.

        Additionally, in connection with the Heartland Bank acquisition, certain individuals in the McDonnell family (the "McDonnell Family") have the right to designate one candidate for appointment to our board of directors so long as the McDonnell Family owns at least 700,000 shares of our common stock. If the McDonnell Family owns fewer than 700,000 shares of our common stock, the

McDonnell Family will cease to have the right to appoint a director to our board. The McDonnell Family currently owns 914,632 shares of our common stock. Jeffrey M. McDonnell is the director designated by the McDonnell Family.

        The business experience of each nominee and continuing director, as well as their qualifications to serve on the board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no nominee, continuing director or executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

        John M. Schultz.    Mr. Schultz serves as the Chairman of the Company and Midland States Bank, the Company's banking subsidiary (the "Bank"). He has held these positions since 2006. Since 1986, Mr. Schultz has served as the Chief Executive Officer of Agracel, Inc., an industrial developer of facilities for manufacturing and high tech entities in small to midsized communities, and is the author of BoomtownUSA: The 7 1/2 Keys to Big Success in Small Towns. He also serves on the Board of Trustees of Monmouth College, a liberal arts college in Monmouth, Illinois, and the Board of Directors of Altorfer Inc., a privately held Caterpillar dealership headquartered in Cedar Rapids, Iowa with over 750 employees and 15 locations in Illinois, Iowa and Missouri, and is the past President of the Illinois State Universities Retirement System. Mr. Schultz received his B.S. in Entrepreneurism from Southern Methodist University and his M.B.A. from Harvard Business School. He is the brother of Robert F. Schultz, who is also a director of the Company and the Bank. Our board considered Mr. Schultz's experience as the chief executive of a successful business, his knowledge of and experience with real estate investment and development, his experience advising other companies in conducting business in small to midsized communities that are similar to those in our primary market areas, his experience as a trustee/director of other organizations and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Leon J. Holschbach.    Mr. Holschbach serves as the Vice Chairman, Chief Executive Officer and President of the Company, and Vice Chairman and Chief Executive Officer of the Bank. He has held these positions since August 2007, when he joined the Company. Prior to August 2007, Mr. Holschbach held the positions of Region Market President, Community Bank Group at AMCORE Bank, N.A., from 2000 to 2007; President and Chief Executive Officer of AMCORE Bank North Central N.A. from 1997 to 2000; and President of Citizen's State Bank in Clinton, Wisconsin, from 1979 to 1997. Mr. Holschbach received his B.A. in Economics from the University of Wisconsin in 1975. Our board considered Mr. Holschbach's 37-year career in community banking, his experience running a community banking division of a regional bank in our northern Illinois market area and his long-standing relationships within the business community in determining that he should be a member of our board.

        Deborah A. Golden.    Ms. Golden joined the Company's board in November 2015. Ms. Golden serves as Executive Vice President, General Counsel and Secretary of GATX Corporation, an NYSE-listed railcar leasing company, where she has been employed since 2006. She previously served as General Counsel of Midwest Generation, LLC, a power generation company, from 2004 to 2006; Assistant General Counsel, Office of the Governor, State of Illinois, from 2003 to 2004; in various executive legal positions at Ameritech Corporation from 1995 to 2001; and as a partner at Schiff, Hardin & Waite, where she began her legal career in 1984. Ms. Golden holds a B.A. from Boston College, a J.D. from Loyola University School of Law and an M.B.A. from Loyola University. She is a member of the Illinois Bar. Our board considered Ms. Golden's experience as an executive of a publicly-traded company, her experience with commercial leasing, and her knowledge of corporate governance of publicly-traded companies in determining that she should be a member of our board.

        Jerry L. McDaniel.    Mr. McDaniel is President of Superior Fuels, Inc., a wholesale supplier of propane and petroleum products, a position he has held since 2007, and President of Dirtbuster

Carwash LLC, which operates 17 carwashes in Southern Illinois and Indiana. In addition to his fuel and carwash businesses, Mr. McDaniel is a principal in other businesses, including real estate development. Mr. McDaniel is a licensed pilot and serves on the board of the Southeastern Illinois Community Foundation. Prior to joining our board, Mr. McDaniel served as a director of another local community bank. Our board considered Mr. McDaniel's experience in starting and running several successful businesses, his broad investment experience and his prior service as a director of a community bank in determining that he should be a member of our board.

        Jeffrey M. McDonnell.    Mr. McDonnell is Chief Executive Officer of J&J Management Services, Inc., a private management company, a position he has held since 2012, and prior to becoming Chief Executive Officer, he served as President and Chief Compliance Officer starting in 1997. He also serves on the boards of KETC, the St. Louis metro region public television station, The Center for Emerging Technologies, a non-profit technology incubator, and prior to the Heartland Bank acquisition was a director of Love Savings Holding Company and Heartland Bank. Mr. McDonnell also serves on the investment advisory committees for the venture capital firms Oakwood Medical and Rivervest. Mr. McDonnell holds a B.A. in economics from Princeton University, an M.B.A. from the University of Michigan and a certification as a Chartered Financial Analyst. Our board considered Mr. McDonnell's service on the boards of Love Savings Holding Company and Heartland Bank and his other business experience in determining that he should be a member of our board.

        Dwight A. Miller.    Mr. Miller is the Chief Executive Officer and Owner of Dash Management, a 12 unit McDonald's franchisee in Champaign and Decatur, Illinois, positions he has held since 2002. Mr. Miller has served in a number of management positions with McDonald's Corp., including NE Zone Franchising Manager responsible for recruiting and development of franchisees, McOpCo Operation Manager running company restaurants in Connecticut and Western Massachusetts and Field Service Manager responsible for franchise operation and relationships in over 200 stores in upstate New York. Mr. Miller also serves as President of the Greater Chicago Region-Regional Leadership Council, representing McDonald's franchisees, and currently serves on the National Leadership Committee. Mr. Miller is the past Chairman for the Champaign County Chamber of Commerce and is on the Board of Trustees for the University of Findlay. He holds a B.S. in Accounting from Findlay College. Our board considered Mr. Miller's experience as a chief executive officer and his experience as an executive for a large, successful company in determining that he should be a member of our board.

        Richard T. Ramos.    Mr. Ramos is Executive Vice President, Chief Financial Officer and board member for Maritz Holdings, Inc., headquartered in St. Louis, Missouri. Maritz specializes in the design and development of incentive, reward and loyalty programs focused on improving workforce quality and customer satisfaction. He has been with Maritz since 2000. Prior to joining Maritz, Mr. Ramos served as Chief Financial Officer for Purcell Tire and Rubber Company, practiced corporate law at the firm of Blumenfeld, Kaplan and Sandweiss in St. Louis and was a senior manager at KPMG LLP. He received his B.S. in Business Administration from the University of Missouri in St. Louis and his J.D. from St. Louis University School of Law. Mr. Ramos is a Certified Public Accountant and a member of the Missouri Bar. Our board considered Mr. Ramos's experience as a chief financial officer and board member and his accounting acumen in determining that he should be a member of our board.

        Laurence A. Schiffer.    Mr. Schiffer was the Chairman of Heartland Bank from 1986 until the Company's acquisition of that entity in 2014. He was also the Co-Chief Executive Officer and a principal owner of Love Savings Holding Company prior to that acquisition. He is currently President and Co-Chief Executive Officer of Hallmark Investment Corporation, a multi-purpose investment company, and Chairman and Chief Executive Officer of Allegro Senior Living, a development company that was formerly a joint venture partner with Almanac Realty Investors (formerly the Rothschild

Group), an international investment firm. Over the past four decades, Mr. Schiffer has directed the development, ownership, acquisition, and management of commercial real estate properties including institutional quality office, hotel, retail, industrial, apartment, and senior housing properties. Mr. Schiffer has also served as president and a director of PGI Incorporated, a publicly-traded company. Mr. Schiffer holds a B.S. in Business Administration from Washington University. Our board considered Mr. Schiffer's experience as a chief executive of Love Savings Holding Company and Chairman of Heartland Bank and Love Funding Corporation, his knowledge of the business community in our St. Louis market, and his experience with commercial real estate, leasing and banking in determining that he should be a member of our board.

        Robert F. Schultz.    Mr. Schultz serves as Managing Partner of the J.M. Schultz Investment, L.L.C., a family investment firm, and has been with this organization since 1989. Since 1996, he also has served as Chairman of the Board of Directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. Prior to joining the Company's board of directors, he served on the board of directors of Prime Banc Corp. and First National Bank of Dieterich. Mr. Schultz received his B.S. in Finance from the University of Illinois and a J.D. from the University of Notre Dame Law School. He is the brother of John M. Schultz, who is the Chairman of the Company and the Bank. Our board considered Mr. Schultz's business and investment experience and his knowledge of the business community in our central Illinois market area in determining that he should be a member of our board.

        Thomas D. Shaw.    Mr. Shaw is Chief Executive Officer of Shaw Media, headquartered in Dixon, Illinois. Shaw Media originally established in 1851, has more than 60 print, online, and mobile publications, as well as commercial printing and video services. Mr. Shaw has held numerous positions within the company, assuming his current role in 1993. He received his B.S. in Business Administration at Colorado College. Mr. Shaw is a former member of Rotary International, former board member of the Inland Press Association, past president of the Dixon Family YMCA and former board member of KSB Hospital. He was also a former board member of the Dixon National Bank since 1976 and, following its acquisition by a larger bank in 1993, served on that bank's regional board until 2001. Our board considered Mr. Shaw's experience on a bank's board of directors, his knowledge of the business community in our northern Illinois market area, and his overall extensive business and management level experience in determining that he should be a member of our board.

        Jeffrey C. Smith.    Mr. Smith serves as the Principal and Managing Partner of Walters Golf Management, a golf club management company headquartered in St. Louis, Missouri, which currently manages fifteen properties and offers turn key management, construction management, acquisition, consulting, agronomics and remodeling/redecorating services. The firm consults with approximately 45 additional facilities worldwide and manages over 500 employees. He has been with Walters Golf Management Group since 1996. Mr. Smith received his B.S. in Education from the University of Missouri. Our board considered Mr. Smith's business experience, his management experience as the managing partner of a business and his knowledge of the business community in our St. Louis market area in determining that he should be a member of our board.

        In addition, the business experience for each of our executive officers not otherwise discussed above is described below. Each of these individuals will continue to serve as executive officers of Midland following the merger, and no new executive officers will be designated in connection with the merger.

        Jeffrey G. Ludwig.    Mr. Ludwig, age 45, CPA (inactive status), serves as Executive Vice President of the Company and as President of the Bank. He has served as Executive Vice President since October 2010 and previously served as Chief Financial Officer beginning in November 2006 when he joined the Company and the Bank until November 2016, when he was promoted to President of the Bank. He serves on the Company's Executive, Capital Management and Mergers and Acquisitions, and

Asset/Liability Committees. Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., an NYSE-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a NASDAQ-listed company in San Jose, California, from 2002 to 2005; and Senior Manager—Audit & Advisory Services for KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

        Kevin L. Thompson.    Mr. Thompson, age 43, serves as the Chief Financial Officer of the Company and the Bank, positions to which he was appointed in November 2016. He serves on the Company's Capital Management and Mergers and Acquisitions Committee and chairs its Asset/Liability Committee. Mr. Thompson previously served as Senior Vice President, Corporate Finance of Zions Bancorporation since 2014. In this position, Mr. Thompson was responsible for financial planning and analysis, budgeting, forecasting, and stress testing. Prior to joining Zions, Mr. Thompson worked for American Express from 2006 to 2014, where he ascended to the position of Chief Financial Officer and Treasurer of American Express Centurion Bank. Mr. Thompson is a Certified Public Accountant and holds an M.B.A. and B.S. from Brigham Young University.

        Douglas J. Tucker.    Mr. Tucker, age 58, serves as Senior Vice President and Corporate Counsel of the Company and the Bank, positions to which he was appointed in October 2010. Mr. Tucker also serves on the Company's Executive and Capital Management and Mergers and Acquisitions Committees. Prior to joining the Company, Mr. Tucker was a Partner in the Corporate Services Group of Quarles & Brady LLP, having joined that firm in 2004. Mr. Tucker also served as Chair of Quarles & Brady's Chicago Securities Practice, as one of the firm's National Growth Partners, as Chair of the China Law Group and as Managing Partner of the firm's office in Shanghai, China. While at Quarles & Brady he served as lead outside counsel for all of the Company's acquisitions and capital raise transactions from 2007 to his joining the Company. Mr. Tucker, who has worked with financial institutions for almost 20 years, has been a licensed attorney since 1993 and an Adjunct Professor at the Chicago-Kent Law School since 2002. He holds a B.A. in International Relations from Michigan State University and a J.D. from Northwestern University School of Law.

        Jeffrey S. Mefford.    Mr. Mefford, age 52, who has been with the Bank since 2003, serves as the Bank's Executive Vice President—Banking and is responsible for retail, commercial and treasury sales, marketing, community development and Community Reinvestment Act. Prior to being appointed as Head of Banking in October 2010, Mr. Mefford served as the Bank's Illinois Region Market President, responsible for the banking offices in our central Illinois market. Prior to joining the Bank, Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point, Illinois, from 2000 to 2003; Vice President, Mortgage Department Manager, at Marine Bank, in Springfield, Illinois, from 1998 to 2000; and Vice President, Small Business Banking Manager, for Bank One, Illinois, in Springfield, Illinois, from 1991 to 1998. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.

        Jeffrey A. Brunoehler.    Mr. Brunoehler, age 56, serves as the Bank's Senior Vice President—Chief Credit Officer, a position he has held since July 2010. He joined the Bank in April 2010 as Vice President and Regional Credit Officer. Prior to joining the Bank, Mr. Brunoehler held positions at AMCORE Bank, N.A., as Senior Vice President and Regional Credit Officer from 2005 to 2010 and Senior Vice President and Market President from 1999 to 2004. Mr. Brunoehler received his B.S. in Agricultural Economics from the University of Illinois.

        Sharon A. Schaubert.    Ms. Schaubert, age 58, serves as the Bank's Senior Vice President—Banking Services, and has been a Senior Vice President of the Bank since 2004. Her primary responsibilities include overseeing Human Resources and Training. Prior to joining the Bank in 2004, she held the positions of Executive Vice President of Retail Banking at Peoples National Bank in Fairfield, Illinois, from 2000 to 2004; Vice President Regional Administrative Manager at First Bank in Salem, Illinois, from 1998 to 2000; and Assistant Vice President Area Manager at the Bank of Illinois in Mt. Vernon, Illinois, from 1990 to 1998. Ms. Schaubert received her B.A. in Management and Communications from Concordia University and her M.B.A. from the University of Illinois.

        James R. Stewart.    Mr. Stewart, age 61, serves as the Bank's Chief Risk Officer. He joined as Director of Risk Management in 2012, was appointed Senior Director of Risk Management in 2013, and assumed his current role in June 2015. Prior to joining the Bank, Mr. Stewart was a principal with JHC Risk Strategies, a risk management consulting firm in Williston, Vermont, and from 2003 to 2010, served as Executive Vice President and Chief Risk Officer at Bank of N. T. Butterfield & Son Limited, Hamilton, Bermuda. Prior to that position, he was Senior Vice President and Head of Risk Management at Riyad Bank, Riyadh, Saudi Arabia, and for seventeen years prior consulted to Lloyd's of London and other key insurers on financial services risks. Mr. Stewart holds a Bachelor of Science Degree in Business Administration from the University of Alabama. He is a Certified Public Accountant and a Chartered Global Management Accountant.

        None of the executive officers were selected as an officer pursuant to any arrangement or understanding with any other person.

        Immediately following the completion of the merger, Midland will remain the sole member of Merger Sub, which is the surviving company in the merger, and Leon J. Holschbach, Jeffrey G. Ludwig and Douglas J. Tucker will remain the President, Treasurer and Secretary, respectively, of Merger Sub.

Director independence

        Midland currently has eleven directors serving as its board, a majority of whom we have determined to be "independent," as that term is defined by the rules of the NASDAQ Stock Market. Midland's board of directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC. Applying these standards, Midland's board of directors has affirmatively determined that, with the exception of Messrs. Holschbach, John Schultz, Robert Schultz and Schiffer, each of the current directors is an independent director, as defined under the applicable rules. The board determined that Mr. Holschbach does not qualify as an independent director because he is an executive officer of Midland. The board determined that Mr. Robert Schultz does not qualify as an independent director as a result of payments made to AKRA Builders in connection with contracting and construction services provided to Midland. The board determined that Mr. John Schultz does not qualify as an independent director because of his family relationship with Mr. Robert Schultz. The board determined that Mr. Schiffer does not qualify as an independent director because of payments he receives pursuant to a noncompetition agreement in connection with the Heartland Bank acquisition.

Executive compensation

        As an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act, which generally require us to report executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our "named executive officers."

        The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our named executive officers in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. As such, and as a result of our becoming a publicly traded company, the compensation program in the future could vary from our historical practices.

        Our named executive officers for 2016, which consist of our principal executive officer, our principal financial officer (who was appointed in November 2016 and we have chosen to include), and the Company's two other most highly compensated executive officers, are:

  •
  Leon J. Holschbach, President and Chief Executive Officer

  •
  Jeffrey G. Ludwig, Executive Vice President (and Chief Financial Officer prior to November 2016)

  •
  Kevin L. Thompson, Chief Financial Officer (beginning in November 2016)

  •
  Douglas J. Tucker, Senior Vice President and Corporate Counsel

Summary compensation table

        The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2016 and 2015 by each of our named executive officers.

Summary compensation table

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards(3) ($) (e)	Option Awards(3) ($) (f)	All Other Compensation(4) ($) (i)	Total ($) (j)
Leon J. Holschbach	2016	532,036	295,812		201,502	—	243,305	1,272,655
Chief Executive Officer and President	2015	529,389	255,430		174,708	—	23,669	983,196
Jeffrey G. Ludwig	2016	395,025	197,671		101,380	22,635	17,646	734,357
Executive Vice President (and Chief Financial Officer prior to November 2016)	2015	367,500	141,855		61,732	43,344	17,550	631,981
Kevin L. Thompson(1)	2016	38,250	160,000	(2)	67,187	15,000	1,160	281,597
Chief Financial Officer (beginning in November 2016)
Douglas J. Tucker	2016	314,930	125,657		65,357	14,593	7,800	528,337
Senior Vice President and Corporate Counsel	2015	308,000	110,818		42,504	29,840	7,800	498,962

(1)
Mr. Thompson was not a named executive officer prior to 2016.

(2)
Mr. Thompson received a sign-on bonus of $60,000 in November 2016 and a discretionary bonus of $100,000 for 2016.

(3)
The amounts set forth in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date fair value of stock and option awards for the years ended December 31, 2016 and 2015 in accordance with FASB ASC Topic 718. The stock award amounts are based on fair market values of $28.59 and $23.00 for awards granted on November 16, 2016 and November 3, 2015, respectively. Prior to the time our shares were listed on the NASDAQ Global Select Market, the fair market value of shares was determined by the board of directors. The assumptions used in calculating the option award amounts are set forth in Note 18 to our consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016.

(4)
"All Other Compensation" for the named executive officers during the 2016 fiscal year is summarized below.

Name	Year	Perquisites(i) ($)	Company 401(k) Match(ii) ($)	Supplemental Life Insurance(iii) ($)	Supplemental Retirement Benefit(iv) ($)	Total "All Other Compensation" ($)
Leon J. Holschbach	2016	10,926	7,800	5,542	219,037	243,305
Jeffrey G. Ludwig	2016	9,846	7,800	—	—	17,646
Kevin L. Thompson	2016	—	1,160	—	—	1,160
Douglas J. Tucker	2016	—	7,800	—	—	7,000

(i)
Amounts for Messrs. Holschbach and Ludwig reflect club dues and use of a Company-owned vehicle.

(ii)
Amounts reflect Company matching contribution under the 401(k) Plan.

(iii)
Amount reflects premiums paid by the Company during 2016 with respect to supplemental life insurance.

(iv)
Amount reflects the portion of the accrued balance of supplemental retirement benefits that vested in 2016. The assumptions used in calculating the accrued balance are set forth in Note 17 to our consolidated financial statements as of December 31, 2016 and 2015.

General

        We compensate our named executive officers through a combination of base salary, annual bonuses, equity awards, and other benefits including perquisites. Our Compensation Committee believes the executive compensation packages that we provide to our executives, including the named executive officers, should include both cash and equity compensation that reward performance as measured against established corporate goals. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our named executive officers.

Base salary

        The Compensation Committee reviews and approves base salaries of our named executive officers and sets the compensation of our chief executive officer. In setting the base salary of each named executive officer, the Committee relied on market data provided by our internal human resources department and survey data from industry resources. The Compensation Committee also retains independent consultants as it deems appropriate. Salary levels are typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility.

Bonus

        Each named executive officer's employment agreement specifies an annual bonus target amount, stated as a percentage of the executive's salary for the applicable year. For the 2015 fiscal year, the specified annual bonus targets for Messrs. Holschbach, Ludwig and Tucker were 50%, 40% and 35%, respectively. For the 2016 fiscal year, the specified annual bonus targets for Messrs. Holschbach, Ludwig and Tucker were 50%, 45% and 35%, respectively. For the 2015 and 2016 fiscal years, the calculation of the amount of the cash bonuses paid to our named executive officers was based on the level of achievement of specified financial targets of net income and revenue, with 70% of each officer's bonus calculation having been based on the specified net income target and 30% based on the revenue target. Pursuant to the terms of Mr. Thompson's employment, he received a bonus of $100,000 for the 2016 fiscal year in addition to a sign-on bonus of $60,000 in November 2016. Annual bonuses are approved by the Compensation Committee subject to the terms of the Company's Management Incentive Plan (MIP), which establishes risk-based metrics that must be met before annual bonuses may be paid, as more fully described below. In addition, executives may receive additional performance related bonuses with respect to certain material projects and transactions.

Equity awards

        The equity awards reflected in the table above all relate to restricted stock, restricted stock unit and stock option awards issued pursuant to our Second Amended and Restated 2010 Long-Term Incentive Plan (the "2010 LTIP"), which, as described more fully below, allows the Compensation Committee to establish the terms and conditions of the awards, subject to the plan terms.

Benefits and other perquisites

        The named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors.

        Midland States Bank 401(k) Profit Sharing Plan.    The Midland States Bank 401(k) Profit Sharing Plan, or the 401(k) Plan, is designed to provide retirement benefits to all eligible full-time and part-time employees of the Bank and its subsidiaries. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named executive officers, all of whom were eligible during 2016, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 1% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. We currently match employee contributions on the first 6% of employee compensation (50 cents for each $1). The Company match is contributed in the form of cash and is invested according to the employee's current investment allocation. The Company has the authority to make an annual discretionary profit sharing contribution to the 401(k) Plan, but does not currently do so.

        Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.    We maintain the Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan for the benefit of our eligible employees. The plan is not intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Code. Any employee who has been employed by us or any subsidiary is eligible to participate in the plan upon completion of the service requirements determined by the Compensation Committee. Pursuant to the plan, participating employees are permitted to use after-tax dollars, up to a maximum of $25,000 per calendar year of their compensation, to purchase shares of our common stock at the end of each calendar quarter. The purchase price for the stock is currently 90% of the stock's fair market value as of the first day of each quarterly offering period. While the Compensation Committee could elect a different discount percentage, it does not expect to do so in the foreseeable future. At any time our common stock is listed for trading on a principal national securities exchange, including the NASDAQ Global Select Market, the fair market value under this plan is deemed to be the officially quoted closing selling price of the shares on the applicable day.

        Deferred Compensation Plan for Directors and Executives.    We maintain the Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. (As Amended and Restated Effective December 31, 2015), (the "Deferred Compensation Plan") for the benefit of our directors and certain senior executives. The plan provides directors and executives an opportunity to better plan for their financial futures by providing a vehicle for the deferral of current income taxation. Under the plan, directors and eligible senior executives are permitted to elect to defer all or a portion of their annual director fees, salary and/or bonus, as the case may be. Any deferrals are credited to a plan account and earn interest based on the notional investment elections of the directors and executives from a selection of measurement funds generally available to participants under the 401(k) Plan. One available notional investment alternative is Company stock units, which track the value of our common stock. As an incentive to elect our common stock as a measurement for investment return, and thereby further tie the individual's financial success to the Company, any director who defers all of his or her annual director fees and directs their investment to common stock units will receive an additional matching credit to his or her plan account equal to 25% of his or her deferred director fees. The matching contribution vests ratably over the director's first four years of service. The vesting will be accelerated in the case of a change in control of the Company or the participant's death, disability or retirement after reaching age 70. Participants can elect to receive their distributions in a lump sum or in installments spread over a period of up to 15 years.

        Health and welfare benefits.    Our named executive officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the named executive officers with any health and welfare benefits that are not generally available to our other employees, except for Mr. Holschbach, to whom we provide supplemental life insurance coverage pursuant to the terms of his employment agreement.

        Perquisites.    We provide our named executive officers with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our named executive officers in 2016 included the following:

  •
  allowance for annual country club/social club dues; and

  •
  use of a Company-owned automobile.

        With respect to our named executive officers, country club allowances are only provided to Messrs. Holschbach, Ludwig and Thompson, and the use of a Company car is only provided to Messrs. Holschbach and Ludwig.

Employment agreements

        We have entered into employment agreements with each of our named executive officers, which generally describe the position and duties of each of the named executive officers, provide for a specified term of employment, describe base salary, bonus opportunity and other benefits and perquisites to which each executive officer is entitled, if any, set forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provide us with a measure of protection by obligating the named executive officers to abide by the terms of restrictive covenants during the terms of their employment and thereafter for a specified period of time.

        Mr. Holschbach.    As part of our executive management succession planning and development, effective as of November 16, 2015, we entered into a transitional employment agreement and supplemental retirement benefit agreement with Mr. Holschbach in order to provide for the systematic succession and transition of his duties as President and Chief Executive Officer of the Company and of the Bank, leading up to his anticipated retirement on December 31, 2018. As part of this process, in February 2016, Mr. Ludwig assumed responsibility as President of the Bank. The agreements with Mr. Holschbach provide for an employment period through December 31, 2018, which is Mr. Holschbach's planned retirement date. Mr. Holschbach will serve as President and Chief Executive Officer of the Company and Vice Chairman and Chief Executive Officer of the Bank until the boards appoint his successors for various duties on or after specified dates during the employment period. Mr. Holschbach will continue to serve as a member of the boards of directors of the Company and the Bank until the Company's annual shareholders meeting to be held in 2020. During the employment period, Mr. Holschbach is eligible for discretionary annual salary increases and continued participation in the bonus program. Under the agreement, Mr. Holschbach's target bonus is required to be at least 50% of his salary. Mr. Holschbach is also entitled to receive grants of restricted stock units in each of 2015, 2016, and 2017, each having a grant date fair value equal to 33% of his then current salary. Grants of restricted stock units will vest in 33% annual increments with any unvested amounts becoming fully vested upon his retirement date. Mr. Holschbach will also become fully vested in all restricted stock units upon death, disability, change in control, or a termination without cause or resignation for good reason. Dividend equivalents on restricted stock units will only be paid upon vesting. In connection with entering into the agreements, the Company agreed to amend Mr. Holschbach's existing stock option awards to extend the period of exercisability to the earlier of December 31, 2020, or their original expiration date without regard to Mr. Holschbach's employment status, other than in the event of a termination for cause.

        Pursuant to the agreement, and a separate executed supplemental retirement benefit agreement, he is also eligible to receive supplemental retirement payments in each of 2019, 2020, and 2021, equal to 50%, 40%, and 30%, respectively, of his final salary at his retirement date, provided that Mr. Holschbach remains employed through his retirement date and remains available to provide assistance to the Company in each of the subsequent years in which he is receiving benefits. The supplemental retirement benefits will vest in 33% annual increments with any unvested amounts becoming fully vested upon his retirement date. Mr. Holschbach will also become fully vested in the supplemental retirement benefits upon death, disability, change in control, or a termination without cause or resignation for good reason.

        Following Mr. Holschbach's termination of employment during the employment period, he will be subject to non-competition and non-solicitation restrictions for a period of 18 months (12 months if such termination occurs within six months before or 24 months after a change in control of the Company). In the event Mr. Holschbach's employment is terminated other than for cause or he resigns for good reason, he will be entitled to the sum of his then current salary plus his average bonus payments for the prior three years, determined through the end of the employment period, with such amount paid in installments over 12 months. If such termination occurs in connection with a change of control, he will be entitled to a lump sum payment equal to 200% of the sum of his then current salary plus his average bonus payments for the prior three years. In both cases, he will also be entitled to continued COBRA insurance coverage at employee rates for up to 18 months post-termination and a pro rata bonus for the year of termination.

        Mr. Ludwig.    Our employment agreement with Mr. Ludwig provides for an initial term of three years, with an automatic renewal for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. Under the agreement, Mr. Ludwig's target bonus was required to be at least 40% of his base salary. In connection with his appointment as President of the Bank in February 2016, Mr. Ludwig's employment agreement was amended to provide that his target bonus will be at least 45% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Ludwig's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Ludwig's employment is terminated other than for cause or he resigns for good reason, he will be entitled to a payment equal to 100% (150% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 18 months and a pro rata bonus for the year of termination.

        Mr. Thompson.    Our employment agreement with Mr. Thompson provides for an initial term through December 31, 2017, with an automatic renewal for additional one-year periods commencing on each January 1 thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. Under the agreement, Mr. Thompson's target bonus is required to be at least 40% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the one-year period following the change in control. Following Mr. Thompson's termination of employment, he will generally be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Thompson is terminated other than for cause or he resigns for good reason, and such termination is not in connection with a change in control, he will be entitled to the benefits provided under the Company severance plan or policy then in effect, if any, and COBRA coverage at employee rates for up to 12 months and a pro rata bonus for the year of termination. In the event Mr. Thompson's employment is terminated by the Company in connection with a change in control (other than for cause), he will be entitled to receive the sum of 100% of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and a pro rata bonus for the year of termination.

        Mr. Tucker.    Our employment agreement with Mr. Tucker provides for an initial term of two years, with an automatic renewal for an additional one-year period commencing on the first anniversary of the effective date and each anniversary thereafter, unless either party provides written notice of nonrenewal ninety days prior to the extension date. Under the agreement, Mr. Tucker's target bonus is required to be at least 35% of his base salary. If a change in control of the Company occurs during the term of the agreement, the agreement will remain in effect for the two-year period following the change in control. Following Mr. Tucker's termination of employment, he will be subject to non-competition and non-solicitation restrictions for a period of 12 months. In the event Mr. Tucker's employment is terminated other than for cause or he resigns for good reason, he will be entitled to a payment equal to 50% (100% if in connection with a change in control) of the sum of his salary plus the average of his bonus payments for the prior three years. He will also be entitled to COBRA coverage at employee rates for up to 12 months and if his termination is in connection with a change in control, and a pro rata bonus for the year of termination.

        Our obligation to pay any severance under each of the employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to their employment with the Company.

Management incentive plan ("MIP")

        General.    In 2011, the Compensation Committee adopted the MIP to establish risk management guidelines for the payment of bonuses. The MIP specifies risk-based metrics for annual performance bonuses for the Company's and the Bank's executive officers, with complete or partial forfeitures of annual bonuses if the risk-based metrics are not met. The MIP also specifies the combination of cash and equity awards with respect to bonuses paid to our executives.

        Performance and risk-based metrics.    The Committee has determined that maintaining specified capital levels and asset quality levels is critical to the Company's long-term performance, and has selected each of these as appropriate risk-based metrics under the MIP. As such, regardless of performance, each named executive officer's annual bonus is subject to partial or complete forfeiture if these risk-based metrics are not satisfied.

        With respect to capital levels, the MIP requires that as of the close of business for any given bonus year, the Bank's Tier 1 leverage ratio must be at least 7.25% for full bonuses to be paid. If the Bank's Tier 1 leverage ratio is below 7.25% bonuses will be reduced, and if the Tier 1 leverage ratio falls below 6.75%, no bonus will be paid for that year, provided, however, that the Compensation Committee is permitted to take into consideration strategic or other events believed to be in the long term interests of the Company and shareholder value that may have had a short term negative impact on the Tier 1 leverage ratio.

        With respect to asset quality, the MIP requires that the Company must achieve a ratio of nonperforming assets to total assets that is not greater than 120% of that of our peers, as determined by the Compensation Committee. However, regardless of the average level of the applicable peer group, the metric will be deemed to be satisfied if the Company's ratio of nonperforming assets to total assets is equal to or less than 2.0%. If the Company's ratio of nonperforming assets to total assets is above 2.0% and exceeds 120% of its peer group average, performance-based bonuses will be proportionately reduced.

        In the event that either of the risk-based metrics are not fully achieved, and therefore performance bonuses for the respective year were partially or completely forfeited, the MIP provides that each executive officer will be eligible for a restoration bonus in the following year if the appropriate levels of capital and/or asset quality are restored, as of the end of that next fiscal year and the executive officer is still employed by the Company.

        Mix of cash and equity.    The MIP also establishes the percentage of any annual performance bonus to be paid in cash and equity. Under the MIP, bonuses up to 125% (in the case of our chief executive officer and chief financial officer) and 150% (in the case of our other executive officers) of the officer's annual salary will be payable solely in cash. Bonuses above such amounts, will be payable in equity awards. In determining these percentages, the Committee considered a variety of factors, including the significant aggregate equity ownership of our executive management team (including substantial cash investments in Company shares) and the after-tax consequences to our executives of granting bonuses in the form of equity.

Long term incentive plans

        Equity based incentive awards are currently made though the Company's 2010 LTIP. The Company also maintains the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, and the Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan ("Prior Incentive Plans"). As of the effective date of the 2010 LTIP, no further awards may be granted under the Prior Incentive Plans. However, any previously outstanding incentive award granted under the Prior Incentive Plans remains subject to the terms of such plans until the time it is no longer outstanding.

Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan.

        The 2010 LTIP was adopted by our board on October 18, 2010 and approved by our shareholders on November 23, 2010. The 2010 LTIP was amended and restated December 31, 2010 and further amended and restated February 2, 2016. The 2016 restatement, which was not submitted to shareholders for approval, increased the number of shares available for issuance under the plan by 1,000,000. The 2010 LTIP was designed to ensure continued availability of equity awards that will assist the Company in attracting, retaining and rewarding key employees, directors and other service providers. Pursuant to the 2010 LTIP, the Compensation Committee is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and other incentive awards. Up to 2,000,000 shares of common stock are available for issuance under the plan (the initial 1,000,000 of which may be granted as qualified stock options). As of December 31, 2016, there were 831,518 shares available for issuance under the plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan enables the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2010 LTIP allows for acceleration of vesting and exercise privileges of grants if a participant's termination of employment is due to a change in control, death or total disability. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

        Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan.    The Company adopted this plan in 2008 to replace our 1999 Stock Option Plan. Under the plan, we were permitted to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, and long-term incentive compensation units and stock appreciation rights. We had reserved up to 100,000 shares of common stock for issuance under the plan. After approval of our 2010 LTIP, no additional grants were to be made under this plan. Awards that were granted under this plan will vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan allows for acceleration of vesting and exercise privileges of grants prior to the consummation of a change in control transaction, or the death or total disability of the participant. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

        Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan.    The Company adopted this plan in 1999. Under the plan, we were permitted to grant awards to eligible persons in the form of qualified and non-qualified stock options. We had reserved up to 49,325 shares of common stock for issuance under the plan. After approval of our Omnibus LTIP, no additional grants were to be made under this plan. Awards that were granted under this plan will become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The plan allows for acceleration of exercise privileges of grants upon occurrence of a change in control. If a participant's job is terminated for cause, then all unvested awards expire at the date of termination.

Outstanding equity awards at fiscal year-end

        The following table provides information for each of our named executive officers regarding outstanding stock options and unvested stock awards held by the officers as of December 31, 2016. Market values are presented as of the end of 2016 (based on the market value of our common stock of

$36.18 on December 30, 2016) for outstanding stock awards, which include 2016 grants and prior-year grants.

	Option Awards					Stock Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)
								Market Value of Shares or Units of Stock That Have Not Vested ($)
						Number of Shares or Units of Stock That Have Not Vested(1) (#)
	Number of Securities Underlying Unexercised Options(1)
				Option Exercise Price ($)
Name	Exercisable (#)	Unexercisable (#)			Option Expiration Date
Leon J. Holschbach	50,000	—	—	14.60	08/15/17	—		—
	8,500	—	—	14.70	05/05/18	—		—
	28,190	—	—	11.75	06/22/19	—		—
	31,500	—	—	15.20	12/31/19	—		—
	11,820	—	—	18.16	12/06/20	—		—
	14,556	—	—	14.75	12/16/21	—		—
	14,072	—	—	16.00	12/13/22	—		—
	12,205	4,069	—	16.59	12/10/23	—		—
	—	—	90,000	18.00	08/05/24	—		—
	11,381	11,381	—	21.00	12/02/24	—		—
	—	—	—	—	—	15,964	(3)	577,578
Jeffrey G. Ludwig	7,000	—	—	14.70	05/05/18	—		—
	18,190	—	—	11.75	06/22/19	—		—
	15,000	—	—	15.20	12/31/19	—		—
	16,790	—	—	18.16	12/06/20	—		—
	8,536	—	—	14.75	12/16/21	—		—
	8,075	—	—	16.00	12/13/22	—		—
	7,111	2,371	—	16.59	12/10/23	—		—
	—	—	60,000	18.00	08/05/24	—		—
	6,376	6,377	—	21.00	12/02/24	—		—
	4,200	12,600	—	23.00	11/03/25	—		—
	—	8,383	—	28.59	11/16/26	—		—
	—	—	—	—	—	7,748		280,323
Kevin L. Thompson	—	5,556	—	28.59	11/16/26	—		—
	—	—	—	—	—	2,350		85,023
Douglas J. Tucker	20,000	—	—	17.50	10/15/20	—		—
	5,424	—	—	14.75	12/16/21	—		—
	5,500	—	—	16.00	12/13/22	—		—
	5,899	—	—	16.59	12/10/23	—		—
	—	—	40,000	18.00	08/05/24	—		—
	3,576	3,577	—	21.00	12/02/24	—		—
	2,892	8,674	—	23.00	11/03/25	—		—
	—	5,405	—	28.59	11/16/26	—		—
	—	—	—	—	—	4,948		179,019

(1)
Except as noted in footnote 3, below, all awards in this column that remain subject to vesting vest in 25% increments on the first, second, third and fourth anniversary of the date of grant. These equity awards are accelerated and vest in full upon a change in control of the Company or upon the participant's death or disability.

(2)
These options became eligible for vesting upon the closing of the Heartland Bank acquisition on December 31, 2014. The options vest based on the Company achieving an aggregate net income target for the three-year period ending December 31, 2017. If 90% to 100% of targeted net income is achieved, 100% of the options will vest. If 80% to 90% of targeted net income is achieved, 75% of the options will vest. If less than 80% of targeted net income is achieved, none of the options will vest. These options are accelerated and vest in full upon a change in control of the Company.

(3)
Includes a grant of 5,064 restricted stock units which vest in a 50% increment on the second anniversary of the November 3, 2015 date of grant, with the remainder vesting on December 31, 2018. Includes a grant of 7,048 restricted stock units which vest in a 33% increment on the first anniversary of the November 16, 2016 date of grant, with the remainder vesting on December 31, 2018. Mr. Holschbach's restricted stock units are accelerated and vest in full upon his retirement date, death, disability, change in control, or a termination without cause or for good reason.

Director compensation

        The following table sets forth information regarding 2016 compensation for each of our nonemployee directors. None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

Name (a)(1)	Fees Earned or Paid in Cash ($) (b)	All Other Compensation ($)(1) (g)	Total ($) (h)
Deborah A. Golden	22,781	5,695	28,476
Jerry L. McDaniel	73,000	18,250	91,250
Jeffrey M. McDonnell	19,531	4,883	24,414
Dwight A. Miller	40,063	10,016	50,079
Richard T. Ramos	52,063	13,016	65,079
Laurence A. Schiffer(2)	—	250,000	250,000
John M. Schultz	52,125	13,031	65,156
Robert F. Schultz	71,750	17,938	89,688
Thomas D. Shaw	61,750	15,438	77,188
Jeffrey C. Smith	71,500	—	71,500

(1)
Reflects amounts accrued during 2016 as the matching portion of director fees deferred under the Deferred Compensation Plan paid by the Company or the Bank.

(2)
Under the terms of Mr. Schiffer's noncompetition agreement with the Company, which was entered into in connection with the Heartland Bank acquisition, Mr. Schiffer is entitled to receive an annual payment of $250,000, for each year of the three-year restricted period, which ends on December 31, 2017. During that period, Mr. Schiffer is not entitled to receive any director fees, but will be entitled to receive committee fees if he serves on more than one committee of the board.

        Under our director compensation policy for 2016, nonemployee directors are provided with an annual retainer fee of $14,000 for service on the Company board and $14,000 for service on the Bank board. The chairman of the Company board is entitled to an annual fee of $54,000. The chair of the audit committee is entitled to an additional fee of $13,500, and other members of the committee are entitled to an additional fee of $5,750. The chair of the compensation committee is entitled to an additional fee of $13,500, and other members of the committee are entitled to an additional fee of $5,500. The chair of the nominating and corporate governance committee is entitled to an additional fee of $5,500, and other members of the committee are entitled to an additional fee of $3,500. Members of the capital management and M&A committee are entitled to an additional fee of $5,500. Members of the asset and liability committee are entitled to an additional fee of $3,500. Directors who are members of the loan or trust committees of the Bank board are entitled to an additional fee of $27,500 and $3,500, respectively. Directors who also serve on the board of Love Funding Corporation are entitled to an additional fee of $4,000.

Compensation committee interlocks and insider participation

        During 2016, Robert F. Schultz, Deborah A. Golden, Jerry L. McDaniel, Richard T. Ramos, John M. Schultz and Jeffrey C. Smith served on our Compensation Committee. These individuals served on the Compensation Committee in accordance with the phase-in schedule under NASDAQ Stock Market rules for companies listing on NASDAQ in connection with their initial public offering. Messrs. Robert Schultz, Jerry McDaniel and John Schultz no longer serve on the Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. However, Robert F. Schultz is the chairman of the board of directors of AKRA Builders Inc., and in 2016 the Company paid AKRA Builders Inc. approximately $158,778 in connection with contracting and construction services provided to the Company. John M. Schultz is the brother of Robert F. Schultz. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Certain relationships and related party transactions

        In addition to the compensation arrangements with directors and executive officers described in "Executive Compensation" above, the following is a description of transactions in the 2016 fiscal year to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Acquisition of Love Savings Holding Company

        On December 31, 2014, we acquired Love Savings Holding Company. Laurence A. Schiffer was president, co-chief executive officer and a principal owner of Love Savings Holding Company. Jeffrey M. McDonnell was a director of Love Savings Holding Company. John F. McDonnell, father of Jeffrey M. McDonnell, and James S. McDonnell III, brother of John F. McDonnell, were principal owners of Love Savings Holding Company. Andrew S. Love, Jr. was chairman, co-chief executive officer and a principal owner of Love Savings Holding Company.

        As a result of the merger, Laurence A. Schiffer and Jeffrey M. McDonnell were named directors of the Company, as described in more detail under "Proposal 1—Election of Directors." Additionally, Andrew S. Love, Jr. and John F. McDonnell each became beneficial holders of more than five percent of our capital stock as a result of the merger. Andrew S. Love, Jr. and Laurence A. Schiffer are also entitled to receive additional consideration based on the earnings of Love Funding for two years after the closing of the Merger.

        Pursuant to separate noncompetition agreements, each of Andrew S. Love, Jr. and Laurence A. Schiffer also receives $250,000 per year for three years after the effective date of the merger. Additionally, Laurence A. Schiffer, Andrew S. Love, Jr., John F. McDonnell, James S. McDonnell III, Hallmark Investment Corporation, or Hallmark, and Love Group, LLC, Love Investment Company, Love Real Estate Company, The Love Family Charitable Trust and a trust for the benefit of Andrew Sproule Love, Jr., or the Love Related Entities, have entered into an indemnification agreement pursuant to which the Love Related Entities agreed to indemnify the Company and the Company agreed to indemnify the Love Related Entities and the McDonnell Family for certain losses or claims following the closing date of the merger. Andrew S. Love, Jr. is the manager of Love Group, LLC, chairman of Hallmark, Love Investment Company and Love Real Estate Company, trustee of The Love Family Charitable Trust and co-trustee of the trust under the will of Andrew Sproule Love for the benefit of Andrew Sproule Love, Jr. Laurence A. Schiffer is the president of Hallmark, Love Investment Company and Love Real Estate Company.

        Andrew S. Love, Jr. and the Love Related Entities have entered into a Shareholders' Agreement with the Company, and James S. McDonnell III and John F. McDonnell have entered into a similar Shareholders' Agreement with the Company. Each Shareholders' Agreement provides that, until their respective group owns less than 10 percent of the outstanding voting securities of the Company, such individuals or entities may not make proposals with respect to business combinations, restructuring, acquisitions or other matters, and may not acquire additional shares of common stock, subject to certain exceptions. The Shareholders' Agreements also require such individuals and entities generally to vote in favor of proposals approved by the board and against proposals not approved by the board until April 7, 2017.

AKRA Builders Inc.

        Robert F. Schultz, a member of our board of directors, is the chairman and a shareholder of the board of directors of AKRA Builders Inc., a national construction, design-build and project management firm headquartered in Teutopolis, Illinois. During 2016, the Company paid AKRA Builders Inc. approximately $161,000 in connection with contracting and construction services provided to the Company. John M. Schultz, also a member of our board of directors, is the brother of Robert F. Schultz.

Leases

        Our branch bank in Town and Country, Missouri, is leased from Mason Woods Village, LLC, of which Andrew S. Love, Jr. is the manager. Our regional office in Clayton, Missouri, is leased from Heartland Place, L.L.C. The sole member of Heartland Place, L.L.C. is the testamentary trust under will of Andrew Sproule Love, Deceased, of which Andrew S. Love, Jr. is a co-trustee. Andrew S. Love, Jr. beneficially owns more than five percent of our voting securities. Mr. Love became an affiliate of the Company in connection with the Heartland Bank acquisition. During 2016, the Company paid an aggregate of $706,000 in rent under these leases. The Company believes the terms of each of these leases are consistent with terms for similar properties that could be received in arm's-length negotiations with third parties, and each of these branches were in these locations prior to the Heartland Bank acquisition.

Ordinary banking relationships

        Our directors, officers, beneficial owners of more than five percent of our voting securities and their associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank's board of directors in accordance with the bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and procedures regarding related party transactions

        Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

        Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, five percent shareholders and the immediate family members of these persons. Our Corporate Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party's interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director's independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Stock performance graph

        The following graph compares the cumulative total shareholder return on the Company's common stock from May 24, 2016 (the date of the Company's initial public offering and listing on NASDAQ) through December 31, 2016. The graph compares the Company's common stock with the NASDAQ Composite Index and the NASDAQ Bank Index. The graph assumes an investment of $100.00 in the Company's common stock and each index on May 24, 2016 and reinvestment of all quarterly dividends. Measurement points are May 24, 2016 and the last trading day of each subsequent month end through December 31, 2016. There is no assurance that the Company's common stock performance will continue in the future with the same or similar results as shown in the graph.

 COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*
Among Midland States Bancorp, Inc., the NASDAQ Composite Index, and the NASDAQ Bank Index.

*
$100 invested on 5/24/16 in stock or 4/30/16 in index, including reinvestment of dividends. Fiscal year ending December 31.

Equity compensation plans

        Equity Compensation Plans.    The following table discloses the number of outstanding options, warrants and rights granted to participants by the Company under our equity compensation plans, as well as the number of securities remaining available for future issuance under these plans as of December 31, 2016. The table provides this information separately for equity compensation plans that have and have not been approved by security holders. Additional information regarding stock incentive plans is presented in Note 18 to the Consolidated Financial Statements. See "Midland Financial Statements—Notes to Consolidated Financial Statements".

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(2)	1,209,701	$17.79	1,707
Equity compensation plans not approved by shareholders(3)	121,696	28.59	829,811

Total	1,331,397	$18.73	831,518

(1)
The weighted average exercise price only relates to outstanding option awards.

(2)
Column (a) includes outstanding stock options and restricted stock units granted from the Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan, the Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan, and the initial 1,000,000 shares reserved for issuance under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan. Column (c) reflects the remaining share reserve under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan attributable to the initial 1,000,000 shares reserved for issuance.

(3)
Column (a) includes outstanding stock options and restricted stock units granted from the additional 1,000,000 shares reserved for issuance under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan pursuant to the February 2, 2016 amendment and restatement. Column (c) reflects the remaining share reserve under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan attributable to the additional 1,000,000 shares reserved for issuance pursuant to the February 2, 2016 amendment and restatement.

Recent acquisition

        On March 28, 2017, Midland acquired all of the outstanding capital stock of CedarPoint Investment Advisors, Inc. (which we refer to as "CedarPoint"), an SEC registered investment advisory firm, pursuant to an Agreement and Plan of Merger, dated as of March 15, 2017, among the Company, CPI Acquisition, Inc., a wholly owned subsidiary of Midland, CedarPoint, and each of Robert T. Dignan and Daniel W. Wilson (which we refer to as the "Sellers"). In consideration for the transaction, Midland issued the Sellers an aggregate of 120,000 shares of Midland common stock. Of these shares, 18,000 shares will be held in escrow until at least March 31, 2019, to secure the Sellers' respective obligations to indemnify Midland and its affiliates for certain losses they may suffer in connection with the transaction. The shares of Midland common stock issued in the transaction were issued in reliance on an exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

        The following tables show unaudited pro forma financial information about the financial condition and results of operations of Midland, including per share data, after giving effect to the merger with Centrue and other pro forma adjustments. The unaudited pro forma financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Centrue will be recorded by Midland at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had occurred on December 31, 2016. The unaudited pro forma condensed combined income statement for the year ended December 31, 2016, give effect to the merger as if the merger had become effective at January 1, 2016. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and related notes of Midland, which are included elsewhere in this joint proxy/prospectus, and the consolidated financial statements and related notes of Centrue, which are incorporated in this joint proxy statement/prospectus by reference. See "Incorporation of Certain Centrue Documents by Reference," "Where You Can Find More Information," and "Midland Financial Statements."

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies or other potential financial benefits of the merger. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

 Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2016
(in thousands, except per share data)

	Midland	Centrue	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$190,716	$22,507	$(28,117)	A	$185,106
Investment securities	325,011	165,927	(600)	B	490,338
Loans	2,319,976	685,775	(10,287)	C	2,995,464
Allowance for loan losses	(14,862)	(8,904)	8,904	D	(14,862)

Total loans, net	2,305,114	676,871	(1,383)		2,980,602
Loans held for sale	70,565	—	—		70,565
Premises and equipment, net	66,692	16,371	—		83,063
Other real estate owned	3,560	5,042	(775)	E	7,827
Mortgage servicing rights	68,008	2,033	—		70,041
Intangible assets	7,187	—	8,083	F	15,270
Goodwill	48,836	—	52,614	G	101,450
Cash surrender value of life insurance policies	74,226	35,986	—		110,212
Other assets	73,808	53,042	—		126,850

Total assets	$3,233,723	$977,779	$29,822		$4,241,324

Liabilities
Deposits:
Noninterest-bearing	$562,333	$152,524	$—		$714,857
Interest-bearing	1,842,033	587,522	—		2,429,555

Total deposits	2,404,366	740,046	—		3,144,412
Short-term borrowings	131,557	11,168	—		142,725
FHLB advances and other borrowings	237,518	85,209	40,000	A	362,727
Subordinated debt	54,508	—	—		54,508
Trust preferred debentures	37,405	10,000	(1,547)	H	45,858
Other liabilities	46,561	4,427	2,405	I	53,393

Total liabilities	2,911,915	850,850	40,858		3,803,623

Shareholders' Equity
Preferred shareholders' equity	—	2,636	—		2,636
Common shareholders' equity	321,770	124,293	(11,036)	J	435,027
Noncontrolling interest in subsidiaries	38	—	—		38

Total shareholders' equity	321,808	126,929	(11,036)		437,701

Total liabilities and shareholders' equity	$3,233,723	$977,779	$29,822		$4,241,324

 Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2016
(in thousands, except per share data)

	Midland	Centrue	Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans	$106,686	$28,558	$—		$135,244
Investment securities	13,615	2,996	125	K	16,736
Federal funds sold and cash investments	948	134	—		1,082

Total interest income	121,249	31,688	125		153,062

Interest expense:
Deposits	8,936	1,357	—		10,293
Short-term borrowings	303	37	—		340
FHLB advances and other borrowings	1,057	746	1,240	L	3,043
Subordinated debt	3,858	—	—		3,858
Trust preferred debentures	1,841	548	91	M	2,480
Mandatory redeemable preferred stock	—	14	—		—

Total interest expense	15,995	2,702	1,331		20,028

Net interest income	105,254	28,986	(1,206)		133,034
Provision for loan losses	5,591	300	—		5,891

Net interest income after provision for loan losses	99,663	28,686	(1,206)		127,143

Noninterest income:
Commercial FHA revenue	22,064	—	—		22,064
Residential mortgage banking revenue	13,389	1,175	—		14,564
Wealth management revenue	8,091	—	—		8,091
Service charges on deposit accounts	3,904	3,927	—		7,831
Interchange revenue	3,750	2,536	—		6,286
Gain on sales of investment securities	14,702	142	—		14,844
Gain on sale of branches	—	1,877	—		1,877
Gain on extinguishment of debt	—	1,000	—		1,000
Other income	6,157	2,089	—		8,246

Total noninterest income	72,057	12,746	—		84,803

Noninterest expense:
Salaries and employee benefits	66,293	16,748	—		83,041
Occupancy and equipment	13,080	3,772	—		16,852
Data processing	10,658	1,809	—		12,467
FDIC insurance	1,707	450	—		2,157
Professional	8,049	1,732	—		9,781
Marketing	2,733	244	—		2,977
Communications	2,150	831	—		2,981
Loan expense	1,957	390	—		2,347
Other real estate owned	935	610	—		1,545
Intangible assets amortization	2,147	880	1,470	N	4,497
Other	11,589	4,048	—		15,637

Total noninterest expense	121,298	31,514	1,470		154,282

Income before income taxes	50,422	9,918	(2,676)		57,664
Income taxes	18,889	3,602	(937)	O	21,554
Noncontrolling interest in subsidiaries	(9)	—	—		(9)

Net income	31,542	6,316	(1,739)		36,119
Dividends on preferred shares	—	329	—		329

Net income available to common shareholders	$31,542	$5,987	$(1,739)		$35,790

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2016 is presented as if the acquisition occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Note 2—Purchase Price

        Pursuant to the merger agreement, each issued and outstanding share of Centrue common stock will be converted into the right to receive, at the election of the shareholder, either $26.75 in cash or 0.7604 shares of Midland common stock. The total number of outstanding shares of Centrue common stock to be entitled to receive cash consideration may not exceed 35%.

Note 3—Allocation of Purchase Price

        Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Centrue based on their estimated fair value as of the closing of the transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the acquisition and to adjust Centrue's assets and liabilities to their estimated fair values at December 31, 2016.

(dollars in thousands)
Purchase price allocation:
Midland common stock to be paid at 10-day volume-weighted average closing price of $35.18 on January 13, 2017	$113,257
Cash to be paid for Centrue common stock	60,984
Cash to be paid for Centrue restricted stock	892

Pro forma purchase price	175,133
Allocated to:
Net historical book value of Centrue's assets and liabilities	124,293
Less: Seller paid deal expenses (net of taxes)	(6,241)

Adjusted net historical book value of Centrue's assets and liabilities	118,052
Adjustments to record assets and liabilities at fair value:
Investment securities	(600)
Loans	(10,287)
Elimination of Centrue's allowance for loan losses	8,904
Other real estate owned	(775)
Core deposit intangible	8,083
Deferred taxes	(2,405)
Trust preferred securities	1,547

Preliminary pro forma goodwill	$52,614

        Any change in the price of Midland common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Midland common stock of $35.18, the 10-day volume-weighted average closing price of Midland common stock on January 13, 2017:

(dollars in thousands)	Purchase Price	Goodwill
Up 20%	$197,784	$75,265
Up 10%	186,459	63,940
As presented in pro forma financial information	175,133	52,614
Down 10%	163,807	41,288
Down 20%	152,482	29,963

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 35.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change:

  A.
  Cash to be paid for Centrue common stock of $61.9 million (of which $40.0 million was assumed to be an other borrowing in the form of a note payable with a seven-year term, bearing interest at an interest rate of one-month LIBOR plus 225 basis points) and Centrue's estimated transaction expenses, net of tax, of $6.2 million.

  B.
  Fair value adjustment on investment securities based on management's estimate, which will be accreted on a level-yield basis over the remaining life of the investment securities.

  C.
  Fair value credit adjustment on loans of $10.3 million based on a 1.5% gross credit mark on Centrue's loan portfolio (equaling 116% of reserves and 131% of nonperforming assets).

  D.
  Elimination of Centrue's allowance for loan losses.

  E.
  Fair value adjustment on other real estate owned based on management's estimate.

  F.
  Adjustment to record estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction. The core deposit intangible is assumed to be amortized using the sum of year's digits method over 10 years.

  G.
  Adjustment to record estimate of goodwill that will be recognized as part of the transaction—see the allocation of purchase price calculation above.

  H.
  Fair value adjustment on trust preferred securities to reflect estimated current interest rates. Amortization is projected to be on a straight line basis over the remaining life of the trust preferred securities.

  I.
  Adjustment to record the net deferred tax liability related to the fair value adjustments and core deposit intangible resulting from book versus tax timing differences valued at an estimated tax rate of 35.0%.

  J.
  Adjustment to record the elimination of Centrue's common shareholders' equity of $124.3 million and the issuance of 3.2 million shares of Midland common stock at $35.18 per share totaling $113.3 million. In the aggregate, assumes 35% of the outstanding shares of Centrue common stock will be converted into the right to receive cash consideration and 65% of the outstanding shares of Centrue common stock will be converted into the right to receive shares of Midland common stock.

  K.
  Adjustment to record estimate of yield adjustment for interest income on investment securities.

  L.
  Adjustment to record estimate of interest expense on the other borrowing.

  M.
  Adjustment to record accretion estimate of interest rate mark on trust preferred securities.

  N.
  Adjustment to record amortization estimate of core deposit intangible.

  O.
  Adjustment to record tax effects at an estimated effective tax rate of 35%.

Note 4—Estimated Merger Costs

        The table below reflects Midland's current estimate of the aggregated merger costs of $11.8 million (net of $6.4 million of income taxes using a 35% tax rate) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. The current estimates of these costs are as follow:

(dollars in thousands)
Change of control, severance and retention payments	$5,794
Premises and equipment costs	2,408
Data processing, termination and conversion	3,586
Professional fees and other noninterest expenses	6,412

Pre-tax merger costs	18,200
Income tax benefit	(6,370)

Total merger costs	$11,830

COMPARISON OF RIGHTS OF MIDLAND SHAREHOLDERS AND
CENTRUE SHAREHOLDERS

        The rights of Centrue shareholders are governed by Centrue's restated certificate of incorporation and its amended and restated bylaws, each as currently in effect. Upon completion of the merger, the rights of Centrue shareholders who receive shares of Midland common stock will instead be governed by Midland's articles of incorporation, as amended, and bylaws. Midland is incorporated in Illinois and subject to the Illinois Business Corporation Act, as amended, and Centrue is incorporated in Delaware and is subject to the Delaware General Corporation Law.

        The following discussion summarizes material similarities and differences between the rights of Centrue shareholders and Midland shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Illinois Business Corporation Act and the Delaware General Corporation Law, and to Midland's and Centrue's respective organizational documents, each as amended and restated from time to time.

Midland Shareholder Rights	Centrue Shareholder Rights
Authorized Capital Stock:	Midland is authorized to issue 35 million shares of common stock, par value $0.01 per share, 5 million shares of non-voting common stock, par value $0.01 per share, and 4 million shares of preferred stock, par value $2.00 per share, which we refer to as Midland preferred stock. In connection with the merger, of the 4 million shares of Midland preferred stock, (i) 209 will be designated as Series G Preferred Stock, and (ii) 2,636 will be designated as Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H.	Centrue is authorized to issue 215,000,000 shares of common stock, par value $0.01 per share, and 200,000 shares of preferred stock, no par value per share. Of the 200,000 shares of preferred stock, (i) 1,092 have been designated as the Series B Preferred Stock, and (ii) 2,636 have been designated as the Series D Preferred Stock.
On [•], 2017, Centrue had [•] shares of common stock outstanding, 209 shares of Series B Preferred Stock outstanding, and 2,635.5462 shares of Series D Preferred Stock outstanding.
On [•], 2017, Midland had [•] shares of common stock and no shares of preferred stock outstanding. Further issuance of shares of Midland's preferred stock would affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Midland's board of directors.

	Midland Shareholder Rights	Centrue Shareholder Rights
Dividends:
Subject to any rights of holders of Midland preferred stock, Midland may pay dividends if, as and when declared by its board of directors from any funds legally available therefor. See "Summary—Comparative Per Share Market Price and Dividend Information." After completion of the merger, the terms of Midland's Series G Preferred Stock and Series H Preferred Stock will limit Midland's ability to pay dividends on shares of Midland common stock if Midland fails to make certain dividend payments on Midland's Series G Preferred Stock and Series H Preferred Stock. See "Description of Midland Capital Stock—Series G Preferred Stock" and "Description of Midland Capital Stock—Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H."
Subject to any rights of holders of Centrue preferred stock, Centrue may pay dividends if, as and when declared by its board of directors from any funds legally available therefor. The terms of Centrue's Series B Preferred Stock and Series D Preferred Stock limit Centrue's ability to pay dividends on shares of Centrue common stock if Centrue fails to make certain dividend payments on the Series B Preferred Stock or Series D Preferred Stock.
Number of Directors, Classification:
The Midland board of directors currently consists of eleven (11) members. Midland's articles of incorporation provide that its board of directors must consist of no fewer than six (6) nor more than eleven (11) directors, as may be established by a resolution adopted by two-thirds of the then-current board.
The Centrue board of directors currently consists of eight (8) members. Centrue's bylaws provide that the number of directors on the board may be established by a resolution of two-thirds of the then-current board.

Midland's board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.
Centrue's board of directors is divided into three classes, with each class consisting of approximately one-third of the total number of directors. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.

	Midland Shareholder Rights	Centrue Shareholder Rights
Election of Directors; Vacancies:
	The IBCA requires that directors be elected by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon. The Midland articles of incorporation provide that no cumulative voting is permitted.	Centrue's bylaws provide that directors shall be elected by a plurality vote. Centrue's certificate of incorporation does not provide for cumulative voting.
	Midland's articles of incorporation provide that any vacancy on the board of directors may be filled by a two-thirds vote of the board of directors then in office.	Centrue's certificate of incorporation provides that any vacancy on the board of directors may be filled by a majority vote of the board of directors then in office.
Removal of Directors:	A Midland director may be removed only for cause, at a shareholder meeting by the affirmative vote of 70% of the outstanding shares entitled to vote.	A Centrue director may be removed only for cause, at a shareholder meeting by the affirmative vote of 70% of the outstanding shares entitled to vote.
Call of Special Meeting of Directors:	Midland's bylaws provide that a special meeting of the board of directors may be called by or at the request of the chairman of the board, vice-chairman of the board, president or any two directors.	Centrue's bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, the president, the chief executive officer, the secretary, or any two directors.

	Midland Shareholder Rights	Centrue Shareholder Rights
Limitation on Director Liability:	Midland's articles of incorporation provide that no director will be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty to the fullest extent permitted by law.
The IBCA provides that personal liability for a director cannot be eliminated for the following:

•

for any breach of the director's duty of loyalty to the corporation or its shareholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

under Section 8.65 of the IBCA (which creates liability for unlawful payment of dividends); or

•

for any transaction from which the director derived an improper personal benefit.

Centrue's certificate of incorporation provides that a director will not be liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty except for liability:

•

for any breach of the director's duty of loyalty to the corporation or its shareholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the DGCL (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions), as it exists or hereafter may be amended; or

•

for any transaction from which the director derived an improper personal benefit.

Indemnification:
Midland's articles of incorporation and bylaws provide that the corporation shall indemnify its directors and officers and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise to the fullest extent authorized by the IBCA.
Centrue's certificate of incorporation and bylaws provide for the indemnification of its directors, officers, employees or agents to the fullest extent authorized by the DGCL.
Centrue's bylaws provide that, to the extent a present or former director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify the director, officer, employee or agent against all costs, charges and expenses actually and reasonably incurred by him or her in connection with such proceeding.

	Midland Shareholder Rights	Centrue Shareholder Rights
Call of Special Meetings of Shareholders:
	Midland's bylaws provide that a special meeting of the shareholders may be called by the president, the board of directors or the holders of not less than twenty percent (20%) of all the outstanding shares entitled to vote for the purpose or purposes stated in the call of the meeting.	Centrue's bylaws provide that a special meeting of the shareholders may be called by at least two-thirds of the directors then in office.
	Written notice stating the place, date, hour and purpose(s) of the special meeting must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting.	Written notice stating the place, day, hour and purpose(s) of the special meeting must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting
Quorum of Shareholders:	Midland's bylaws provide that a majority of the outstanding shares entitled to vote on a matter represented in person or by proxy constitutes a quorum at any meeting of shareholders.	Centrue's bylaws provide that a majority of the shares entitled to vote represented in person or by proxy, constitutes a quorum at any meeting of shareholders.

	Midland Shareholder Rights	Centrue Shareholder Rights
Advance Notice Regarding Shareholders Proposals (other than Nomination of Candidates for Election to the Board of Directors):
Midland's bylaws provide that for a proposal to be properly brought before a special or annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of Midland. To be timely, a shareholder's notice must be delivered, mailed or telegraphed to the principal executive offices of Midland not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the originally scheduled meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than one hundred (100) days' notice of the date of the scheduled meeting is given or made by Midland, notice by the shareholder, to be timely, must be so delivered, mailed or telegraphed to the corporation not later than the close of business on the 10th day following the day on which notice of the date of the scheduled meeting was first mailed to shareholders. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on Midland's books, of the shareholder proposing such business; (iii) the number of shares of Midland common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (iv) any financial or other interest of such shareholder in the proposal.
Centrue's bylaws provide that any new business to be conducted at the annual meeting of the shareholders shall be stated in writing and filed with the secretary of Centrue on or before thirty (30) days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and all business so stated, proposed and filed shall, unless prior action thereon is required by the board, be considered at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary of the corporation on or before thirty (30) days in advance of the first anniversary date (month or day) of the previous year's annual meeting, such proposal may only be voted upon at a meeting held at least thirty (30) days after the annual meeting at which it is presented. No other proposal may be acted upon at the annual meeting.

	Midland Shareholder Rights	Centrue Shareholder Rights
Advance Notice Regarding Shareholder Nominations of Candidates for Election to the Board of Directors:
Midland's bylaws provide that for nominations for election to the board of directors of Midland to be properly brought by a shareholder, timely written notice of such nomination must be given to the secretary of Midland. To be timely, such notice shall be delivered to or mailed and received at the principal executive offices of Midland not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of Midland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other
Centrue's bylaws provide that nominations may only be made pursuant to timely notice in writing to the secretary of Centrue. To be timely, a shareholder's notice shall be delivered to, or mailed and received by the secretary of Centrue, for an annual meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and for a special meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the date (month and day) of the special meeting, regardless of any postponement or adjournments of that meeting to a later date. Such shareholder notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation's stock which are beneficially owned by such person on the date of such shareholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but not limited to,

	Midland Shareholder Rights	Centrue Shareholder Rights
	person or persons (naming such person or person) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of Midland if so elected. Midland may require any proposed nominee to furnish such other information as may reasonably be required by Midland to determine the eligibility of such proposed nominee to serve as a director of the Midland.	information required to be disclosed by Items 4(b) and 6 of Schedule 14A of Regulation 14A with the SEC; and (b) as to the shareholder giving the notice: (a) the name and address, as they appear on Midland's books, of such shareholder and the name and principal business or residential address of any other beneficial shareholders known by such shareholder to support such nominees; and (b) the class and number of shares of Centrue's stock which are beneficially owned by such shareholder on the date of such shareholder notice and the number of shares owned beneficially by any other record or beneficial shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice. At the request of the corporate governance and nominating committee or the board of Centrue, any person nominated by, or at the request of, the corporate governance and nominating committee or the board of Centrue for election as a director shall furnish to the secretary of Centrue that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.
Shareholder Action by Written Consent
Midland's articles of incorporation and bylaws provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.
Centrue's articles of incorporation provide that its shareholders are not permitted to act by written consent. Any action required or permitted to be taken at a meeting of the shareholders must be effected at a duly called annual or special meeting.

	Midland Shareholder Rights	Centrue Shareholder Rights
Appointment and Removal of Officers:	Midland's bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. Each officer will hold office until his successor is duly elected and shall have qualified or until his prior death, resignation or removal.	Centrue's bylaws provide that the officers shall be chosen annually by the board of directors. Each officer will hold office until his or her successor is elected and qualified or until his or her prior resignation or removal.
	Any officer may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby.	Any officer may be removed with or without cause by the board of directors or by any officer upon whom such power of removal may be conferred by the board.
Required Vote for Certain Transactions:
Midland's articles of incorporation provide that for: (i) any merger of Midland or any of its subsidiaries with or into another corporation; (ii) any sale, lease, exchange or other disposition of all or substantially all of the assets of Midland or its subsidiaries; (iii) the amendment of Midland's articles of incorporation; or (iv) the voluntary dissolution of Midland; the affirmative vote of the holders of at least 70% of the voting power of all outstanding stock of Midland entitled to vote thereon is required.
Centrue's certificate of incorporation provides that for: (i) the amendment of certain provisions of Centrue's certificate of incorporation; (ii) any merger of Midland with or into another corporation; (iii) any sale, lease or exchange of all or substantially all of the assets of Centrue; or (iv) the dissolution of Centrue; the affirmative vote of the holders of at least 70% of all shares of stock of Centrue entitled to vote in the election of directors is required.

	Midland Shareholder Rights	Centrue Shareholder Rights
	However, if such matters are either: (i) approved by at least two-thirds of the directors of Midland; (ii) a transaction with any entity of which a majority of all classes of equity is owned by Midland; or (iii) a merger with another entity that may be authorized without action by the shareholders of Midland; then such transactions only require the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of Midland entitled to vote thereon. In addition, the interpretation, construction and application of this voting requirement will be made by two-thirds of Midland's board of directors.	However, if such matters are approved by at least two-thirds of the board directors of directors of Centrue, then such transactions only require the affirmative vote of the holders of at least a majority of all shares of stock of Centrue entitled to vote in the election of directors, as one class.
Amendment to Articles of Incorporation or Certificate of Incorporation and Bylaws:
An amendment to the articles of incorporation of Midland requires the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all outstanding stock of Midland entitled to vote thereon, unless the amendment is approved by at least two-thirds of the directors of Midland, in which case such amendment only requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of Midland entitled to vote thereon. In addition, the interpretation, construction and application of this voting requirement will be made by two-thirds of Midland's board of directors.
An amendment to certain provision of Centrue's certificate of incorporation, including with respect to the power of the board of directors, the composition of the board of directors, and the increased voting standards for certain transactions, requires the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, unless the amendment is approved by at least two-thirds of the directors of Centrue, in which case such transactions only require the affirmative vote of the holders of at least a majority of all shares of stock of Centrue entitled to vote in the election of directors, as one class.

Midland Shareholder Rights	Centrue Shareholder Rights
Also, an amendment to the provisions of Centrue's certificate of incorporation relating to restrictions on shares to retain Centrue's status as a Subchapter S corporation requires the approval of a majority of the directors.

As provided by the DGCL, Centrue's certificate of incorporation may be amended by the affirmative vote of at least a majority of the shares entitled to vote on the proposal after the board of directors has passed a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a shareholder meeting.

An amendment to the bylaws of Midland requires either the approval of two-thirds of the number of directors on the board of directors or the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of stock of Midland then entitled to vote generally in the election of directors.
An amendment to the bylaws of Centrue requires either the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of the shareholders or by a resolution adopted by a majority of the directors then in office.

DESCRIPTION OF MIDLAND CAPITAL STOCK

        The following is a summary of the material rights of Midland's capital stock and related provisions of Midland's articles of incorporation and bylaws. The following description of Midland's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Midland's articles of incorporation and bylaws, the form of statement of resolution establishing series of Series G Preferred Stock of Midland and the form of statement of resolution establishing series of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H of Midland. You should read these documents, which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, for a more complete understanding of shareholder rights of Midland shareholders.

        Midland's articles of incorporation authorize the issuance of up to 35,000,000 shares of common stock, par value $0.01 per share, up to 5,000,000 shares of non-voting common stock, par value $0.01 per share, and up to 4,000,000 shares of preferred stock, par value $2.00 per share. At [    •    ], 2017, Midland had issued and outstanding [    •    ] shares of Midland common stock (which excludes [    •    ] shares that are issuable upon the vesting of restricted stock awards outstanding as of such date), no shares of non-voting common stock and no shares of preferred stock. Midland has reserved an additional 125,000 shares of common stock for issuance upon the exercise of an outstanding warrant, [    •    ] shares of common stock for issuance upon the exercise of outstanding stock options, [    •    ] shares of common stock issuable upon the vesting of outstanding restricted stock unit awards and [    •    ] shares of common stock in connection with awards that remain available for issuance under Midland's Second Amended and Restated 2010 Long-Term Incentive Plan.

Common stock

        Governing documents.    Holders of shares of Midland common stock have the rights set forth in Midland's articles of incorporation, bylaws and Illinois law.

        Dividends and distributions.    The holders of Midland's common stock are entitled to share equally in any dividends that Midland's board of directors may declare from time to time out of funds legally available for dividends, subject to limitations under Illinois law and any preferential rights of holders of Midland's then outstanding preferred stock.

        Ranking.    Midland's common stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of Midland to all other securities and indebtedness of Midland.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Midland, the holders of Midland common stock are entitled to share equally, on a per share basis, in all of Midland's assets available for distribution, after payment to creditors and subject to any prior distribution rights granted to holders of any then outstanding shares of preferred stock.

        Conversion rights.    Midland's common stock is not convertible into any other shares of our capital stock.

        Preemptive rights.    Holders of Midland common stock do not have any preemptive rights.

        Voting rights.    The holders of Midland common stock are entitled to one vote per share on any matter to be voted on by the shareholders. The holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors. A plurality of the shares voted shall elect all of the directors then standing for election at a meeting of shareholders at which a quorum is present.

        Midland's board of directors is divided into three classes of directors, each serving a staggered three-year term. Class I directors hold office for a term expiring at the annual meeting of shareholders to be held in 2017, Class II directors hold office for a term expiring at the annual meeting of shareholders to be held in 2018 and Class III directors hold office for a term expiring at the annual meeting of shareholders to be held in 2019. At each annual meeting, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

        Certain shareholders of Midland who were former shareholders of Love Savings Holding Company, which Midland acquired in December 2014, have entered into Shareholders' Agreements with Midland. The Shareholders' Agreements generally require the parties to the agreements to vote in favor of proposals approved by the board and against proposals not approved by the board until April 7, 2017.

        Redemption.    Midland has no obligation or right to redeem Midland common stock.

        Registration rights.    Midland has entered into a Registration Rights Agreement, dated as of January 18, 2011 (as amended by an Amendment Agreement, dated May 11, 2011, and by Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013), with the Richard E. Workman 2001 Trust, beneficial holder of more than five percent of Midland capital stock. Pursuant to the registration rights agreement, the Richard E. Workman 2001 Trust has the right to demand (but only once) that we, at our expense, prepare and file a registration statement to register under the Securities Act the shares of Midland common stock that it owns; provided that the aggregate fair market value of the common stock registered is at least $5.0 million. Such demand right became operative on November 20, 2016. The Richard E. Workman 2001 Trust also has piggyback registration rights, which give it the right to require Midland to include in a registration statement filed by it the shares of common stock it owns. The registration rights agreement terminates on the earlier of May 24, 2021, and the date on which no party with rights under the agreement owns any shares of Midland common stock.

        Midland has also entered into a Registration Rights Agreement, dated as of April 7, 2014, with Love Group, LLC, Love Investment Company, Love Real Estate Company, The Love Family Charitable Trust and a trust for the benefit of Andrew Sproule Love, Jr., Andrew S. Love, Jr., Laurence A. Schiffer, James S. McDonnell III, and John F. McDonnell, all of whom were shareholders of Love Savings Holding Company and received shares of Midland common stock as merger consideration. Pursuant to the registration rights agreement, these shareholders have the right to demand (but only twice as to registrations on Form S-1 and three times as to registrations on Form S-3) that Midland, at its expense, prepare and file a registration statement to register under the Securities Act the shares of Midland common stock that they own. Such demand rights became operative on November 20, 2016, and are subject to certain other customary conditions. These shareholders also have piggyback registration rights, which give them the right to require Midland to include in a registration statement filed by it the shares of common stock they own. The registration rights agreement terminates on the earlier of May 24, 2021, and the date on which no party with rights under the agreement owns any shares of Midland common stock.

        Stock exchange listing.    Midland common stock is listed on the NASDAQ Global Select Market under the symbol "MSBI."

Non-voting common stock

        The holders of Midland non-voting common stock are entitled to all rights and privileges afforded to holders of Midland common stock as described above under "—Common Stock," except the holders of Midland non-voting common stock are not entitled to vote on any matter to be voted on by the shareholders.

Preferred stock

        Upon authorization of Midland's board of directors, Midland may issue shares of one or more series of preferred stock from time to time. Midland's board of directors may, without any action by holders of common stock and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding, adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. The rights of any series of preferred stock may include, among others:

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  general or special voting rights;

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  preferential liquidation rights;

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  preferential cumulative or noncumulative dividend rights;

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  redemption or put rights; and

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  conversion or exchange rights.

        Midland may issue shares of, or rights to purchase shares of, one or more series of preferred stock that have been designated from time to time, the terms of which might:

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  adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

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  discourage an unsolicited proposal to acquire Midland; or

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  facilitate a particular business combination involving Midland.

        Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Midland's shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over our then market price.

Series G Preferred Stock

        In connection with the merger, as the merger consideration to be issued to the holders of Series B Preferred Stock, Midland's board of directors has established a series of 209 shares of preferred stock called Series G Preferred Stock.

        Dividends are payable on the shares of Series G Preferred Stock at an annual rate of $60.00 per share, payable quarterly and are cumulative. No dividends may be paid on shares of common stock until dividends are paid on the Series G Preferred Stock, other than those payable solely in Midland common stock and dividends paid on the Series H Preferred Stock. No shares of common stock or preferred stock (other than Series H Preferred Stock) may be purchased, redeemed or acquired by Midland without the approval of the holders of a majority of the Series G Preferred Stock.

        Each holder of Series G Preferred Stock has the option, exercisable at their sole discretion, to sell, and Midland would be obligated to redeem, such holder's shares of Series G Preferred Stock. The per share price payable by the Company for such shares of Series G Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends.

        Holders of Series G Preferred Stock are not entitled to voting rights, except as required by law and to approve the authorization or issuance of any shares of stock that rank senior or on parity with the Series G Preferred Stock.

        Upon dissolution, wind up, or liquidation of Midland, voluntary or otherwise, holders of Series G Preferred Stock will be entitled to receive, out of the assets of Midland available for distribution to shareholders, the amount of $1,000 per share, plus accrued but unpaid dividends, before any payment or distribution may be made on shares of common stock or any other securities issued by the Company that rank junior to the Series G Preferred Stock.

Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H

        In connection with the merger, as merger consideration to be issued to the holders of Series D Preferred Stock, Midland's board of directors has established a series of 2,636 shares of preferred stock called Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H.

        The Series H Preferred Stock will pay non-cumulative dividends of 12.5% per annum. No dividends may be paid on shares of common stock, shares of preferred stock that rank junior to Series H Preferred Stock (other than dividends payable solely in shares of common stock), or shares of preferred stock that rank on parity with Series H Preferred Stock, if a dividend is not paid in full on the Series H Preferred Stock for a period of three calendar quarters from the date of the missing dividend payment date.

        Midland has the option to redeem, in whole or in part, the shares of Series H Preferred Stock at any time and from time to time after July 29, 2019. The per share price payable by the Company for such shares of Series H Preferred Stock will be equal to $1,000 per share, plus any accrued but unpaid dividends.

        Holders of Series H Preferred Stock are not entitled to voting rights, except: (i) as required by law; (ii) to elect up to two directors if dividends have not been paid on the Series H Preferred Stock for an aggregate of eight quarters; (iii) to approve actions that would create a series of preferred stock ranking senior to the Series H Preferred Stock; (iv) to amend the statement of resolution establishing series for the Series H Preferred Stock that adversely affects the rights of the Series H Preferred Stock; (v) to approve a share exchange, reclassification, or merger or consolidation of Midland with another company, unless the shares of Series H Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the surviving or resulting entity.

        Upon dissolution, wind up, or liquidation of Midland, voluntary or otherwise, holders of Series H Preferred Stock will be entitled to receive, out of the assets of Midland available for distribution to shareholders, the amount of $1,000 per share, plus accrued but unpaid dividends, before any payment or distribution may be made on shares of common stock or any other securities issued by the Company that rank junior to the Series H Preferred Stock.

Certain anti-takeover effects of Midland's articles and bylaws and Illinois law and federal law

        Illinois law and certain provisions of Midland's articles of incorporation and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of Midland, even if such removal or acquisition would be viewed by Midland's shareholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of Midland to first negotiate with Midland's board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. Midland believes that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

        Classified board of directors; Noncumulative voting for directors.    Midland's articles provide that its board of directors is classified into three classes of directors, with the members of one class to be elected each year, which prevents a majority of the directors from being removed at a single annual meeting. In addition, Midland's articles specify that, as permitted by the IBCA, directors may be removed during their three-year terms only for "cause." See the discussion below under "—Filling of Board Vacancies; Removals" for the definition of "cause."

        Midland's articles also provide for noncumulative voting for directors, which may make it more difficult for a non-company nominee to be elected to Midland's board of directors.

        Authorized but unissued capital stock.    Midland has authorized but unissued shares of common stock, non-voting common stock, and preferred stock, and its board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval. These shares could be used by Midland's board of directors to make it more difficult or to discourage an attempt to obtain control of it through a merger, tender offer, proxy contest or otherwise.

        Limitation on right to call a special meeting of shareholders.    Midland's bylaws provide that special meetings of shareholders may only be called by its board or its president or by the holders of not less than 20% of its outstanding shares of capital stock entitled to vote for the purpose or purposes for which the meeting is being called.

        Advance notice provisions.    Midland's bylaws generally require a shareholder desiring to propose new business at a shareholder meeting to provide advance written notice to Midland's corporate secretary, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the date of the meeting, containing certain information about the shareholder and the business to be brought. Only business within the purposes described in the notice of the meeting may be conducted at a special meeting. This provision could delay shareholder actions that are favored by the holders of a majority of Midland's outstanding stock until the next shareholder meeting.

        Additionally, Midland's bylaws provide that nominations for directors must be made in accordance with the provisions of its bylaws, which generally require, among other things, that such nominations be provided in writing to its corporate secretary, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting, and that the notice to its corporate secretary contain certain information about the shareholder and the director nominee.

        No action by written consent of shareholders.    Midland's articles of incorporation provide that any action required or permitted to be taken by the holders of its capital stock must be effected at a duly called annual or special meeting of the holders of its capital stock and may not be effected by any consent in writing by its shareholders.

        Filling of board vacancies; Removals.    Any vacancies in Midland's board of directors and any directorships resulting from any increase in the number of directors may be filled by the board, acting by not less than two-thirds of the directors then in office, although less than a quorum, and any directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors have been elected and qualified. Furthermore, Midland's articles specify that directors may only be removed by shareholders for "cause," and that removal of a director for cause by its shareholders requires the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of capital stock entitled to vote generally in the election of directors. "Cause" will be deemed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged by a court to be liable for gross negligence or willful misconduct in the performance of such director's duty to Midland and such adjudication is no longer subject to direct appeal.

        Amendment of the bylaws.    Midland's articles and bylaws provide that its bylaws may be altered, amended or repealed by its board without prior notice to or approval by Midland's shareholders. Midland's bylaws may also be altered, amended or repealed by the affirmative vote of holders of not less than 70% of the outstanding shares of its capital stock entitled to vote generally in the election of directors. Accordingly, Midland's board could take action to amend Midland's bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of Midland.

        Supermajority voting provisions.    Midland's articles provide for certain heightened voting thresholds needed to consummate a change in control transaction, such as a merger, the sale of substantially all of its assets or other similar transaction. Accordingly, Midland will not be able to consummate a change in control transaction or sell all or substantially all of its assets without obtaining the affirmative vote of the holders of shares of its capital stock having at least 70% of the voting power of all outstanding capital stock entitled to vote thereon. Notwithstanding the foregoing, if at least 66 2/3% of Midland's directors approve any such transaction, then the supermajority voting provisions set forth in Midland's articles will not apply and only a majority vote of Midland's shareholders will be required to approve such transaction.

        Illinois law.    Midland's articles expressly provide that Section 7.85 of the IBCA, which applies to interested shareholder transactions, will apply to Midland. Section 7.85 requires that, except in limited circumstances, a "business combination" with an "interested shareholder" be approved by (i) the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors; and (ii) the affirmative vote of a majority of the voting shares of stock held by "disinterested shareholders." A "disinterested shareholder" is a shareholder who is not an "interested shareholder" or an affiliate or an associate of an interested shareholder. An "interested shareholder" means: (i) a person that is the owner of 15% or more of the outstanding voting shares of Midland or is an affiliate or associate of Midland and was the owner of 15% or more of the outstanding voting shares of Midland at any time within the three year period immediately before the date on which it is sought to be determined whether the person is an interested shareholder; and (ii) the affiliates and associates of that person. This provision may have the effect of inhibiting a non-negotiated merger or other business combination involving Midland, even if such event would be beneficial to its shareholders.

        Notwithstanding the foregoing, the higher vote requirement set forth in Section 7.85 of the IBCA will not be applicable to any transaction if either: (i) the transaction has been approved by 66 2/3% of the disinterested directors; or (ii) the transaction satisfies certain fair price and procedure requirements.

        Consideration of non-shareholder interests.    Section 8.85 of the IBCA provides that, in discharging their duties, the board of directors, committees of the board, individual directors and individual officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors. Midland's articles incorporate the concept in Section 8.85 of the IBCA and permit Midland's board to consider, in connection with the exercise of its judgment in determining what is in the best interests of Midland and its shareholders when evaluating a potential change in control transaction, a variety of interests beyond the direct financial interests of its shareholders, including the social and economic effects of the transaction on the Company and the other elements of the communities in which it operates.

Limitation on liability and indemnification of officers and directors

        Midland's articles of incorporation provide that, to the fullest extent permitted by Illinois law, Midland's directors will not be liable to Midland or its shareholders for monetary damages for breach of fiduciary duty in such director's capacity as a director.

        Midland's articles of incorporation also provide that, subject to the limits of applicable federal and state banking laws and regulations, Midland must indemnify each of its directors and officers in accordance with and to the fullest extent permitted by law.

Transfer agent and registrar

        The transfer agent and registrar for Midland common stock is Computershare, Inc.

SHAREHOLDER PROPOSALS

        Midland.    Midland's 2016 annual meeting of shareholders was held on May 2, 2016. Midland generally holds its annual meeting of the shareholders in May of each year and will hold its 2017 annual meeting of shareholders on May 1, 2017. To be eligible for inclusion in Midland's proxy materials for the 2017 annual meeting of shareholders, any shareholder proposal to take action at such meeting must have been received at Midland's main office at 1201 Network Centre Drive, Effingham, Illinois 62401, no later than December 9, 2016. For proposals to be otherwise brought by a Midland shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal to Midland's secretary not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days' notice of the date of the annual meeting is given to shareholders, then written notice of the proposal must be delivered to Midland's secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed to shareholders. The shareholder's notice to the secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on Midland's books, of the shareholder proposing such business; (c) the number of shares of Midland's common stock beneficially owned by such shareholder on the date of such shareholder's notice; and (iv) any financial or other interest of such shareholder in the proposal.

        Any shareholder wishing to nominate an individual for election as a director at the 2017 annual meeting must comply with certain provisions in Midland's bylaws. Midland's bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of Midland's board of directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the annual meeting. Generally, a shareholder may nominate a director for election at an annual meeting of shareholders by delivering written notice of the nomination to Midland's secretary, at the above address, not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given to shareholders, then written notice of the nomination must be delivered to our secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder's notice to the secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of Midland entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of Midland if so elected.

        Midland anticipates holding its 2018 annual meeting of shareholders on May 7, 2018. As a result, notice of nominations for directors to be elected at the 2018 annual meeting of shareholders must be delivered to Midland's secretary no earlier than January 7, 2018, and no later than February 6, 2018.

        Centrue.    If the merger occurs, there will be no Centrue annual meeting of shareholders for 2017. In that case, holders of Centrue common stock who become holders of Midland common stock must submit any shareholder proposals to Midland in accordance with the procedures described above. Centrue will hold its 2017 annual meeting of shareholders only if the merger is not completed.

        Centrue's bylaws provide that any new business to be conducted at the annual meeting of the shareholders shall be stated in writing and filed with the secretary of Centrue on or before thirty (30)

days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and all business so stated, proposed and filed shall, unless prior action thereon is required by the board, be considered at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary of the corporation on or before thirty (30) days in advance of the first anniversary date (month or day) of the previous year's annual meeting, such proposal may only be voted upon at a meeting held at least thirty (30) days after the annual meeting at which it is presented. No other proposal may be acted upon at the annual meeting.

        Centrue's bylaws provide that nominations for director may only be made pursuant to timely notice in writing to the secretary of Centrue. To be timely, a shareholder's notice shall be delivered to, or mailed and received by the secretary of Centrue, for an annual meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the first anniversary date (month and day) of the previous year's annual meeting, and for a special meeting, not less than sixty (60) days nor more than ninety (90) days in advance of the date (month and day) of the special meeting, regardless of any postponement or adjournments of that meeting to a later date. Such shareholder notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation's stock which are beneficially owned by such person on the date of such shareholder notice; and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Exchange Act in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A of Regulation 14A with the SEC; and (b) as to the shareholder giving the notice: (a) the name and address, as they appear on Midland's books, of such shareholder and the name and principal business or residential address of any other beneficial shareholders known by such shareholder to support such nominees; and (b) the class and number of shares of Centrue's stock which are beneficially owned by such shareholder on the date of such shareholder notice and the number of shares owned beneficially by any other record or beneficial shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice. At the request of the corporate governance and nominating committee or the board of Centrue, any person nominated by, or at the request of, the corporate governance and nominating committee or the board of Centrue for election as a director shall furnish to the secretary of Centrue that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.

LEGAL MATTERS

        The validity of the Midland common stock to be issued in connection with the merger will be passed upon for Midland by Barack Ferrazzano Kirschbaum & Nagelberg LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Midland by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for Centrue by RSM US LLP.

EXPERTS

        The consolidated financial statements of Midland as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Centrue appearing in its Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Midland and Centrue file reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Centrue's and Midland's filings, which can be accessed on the website free of charge. The internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Centrue and Midland at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Midland's internet address is www.midlandsb.com. Centrue's internet address is www.centrue.com. The information on Midland's and Centrue's websites is not part of this joint proxy statement/prospectus. You may obtain copies of the information that Midland files with the SEC, free of charge, by accessing Midland's website at www.midland.com under the tab "Investors" and then under "SEC Filings". You may obtain copies of the information that Centrue files with the SEC, free of charge, by accessing Centrue's website at www.centrue.com under the link "Investor Relations" and then under "SEC Filings". Alternatively, these documents, when available, can be obtained free of charge from Midland upon written request to Midland States Bancorp, Inc., Assistant Secretary, 1201 Network Centre Drive, Effingham, Illinois 62401 or by calling (217) 342-7321, or from Centrue, upon written request to Centrue Financial Corporation, Daniel Kadolph, Chief Financial Officer, 122 West Madison Street, Ottawa, Illinois 61350 or by calling (815) 431-8400.

        If you would like to request documents, please do so by [    •    ], 2017 to receive them before the Midland special meeting, or by [    •    ], 2017 to receive them before the Centrue special meeting.

        Midland has supplied all of the information contained in this joint proxy statement/prospectus relating to Midland and its subsidiary bank. Centrue has supplied all of the information contained in, or incorporated by reference in, this joint proxy statement/prospectus relating to Centrue and its subsidiary bank.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals to Midland and Centrue shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    •    ]. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this joint proxy statement/prospectus nor the issuance by Midland of shares of Midland common stock, Series G Preferred Stock or Series H Preferred Stock in connection with the merger will create any implication to the contrary.

 INCORPORATION OF CERTAIN CENTRUE DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that Centrue files with the SEC, which means that we can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and certain information that Centrue files later with the SEC will automatically update and supersede the information in this joint proxy statement/prospectus.

        We incorporate by reference the following documents Centrue has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

  •
  Centrue's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 2, 2017 and its amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, filed with the SEC on March 24, 2017;

  •
  The description of Centrue's common stock contained in Centrue's registration statement on Form 8-A, filed on September 25, 2015, and any amendment or report filed for the purpose of updating such description; and

  •
  Centrue's Current Report on Form 8-K filed with the SEC on January 26, 2017 (except for the information under Item 7.01 thereof).

        In addition, we are incorporating by reference any documents Centrue may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Centrue special meeting, provided, however, that we are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

MIDLAND FINANCIAL STATEMENTS

        Audited Consolidated Financial Statements of Midland States Bancorp, Inc.—December 31, 2016, 2015 and 2014:

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Midland States Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Midland States Bancorp, Inc. and its subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland States Bancorp, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

St. Louis, Missouri
March 10, 2017

MIDLAND STATES BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

	December 31,
	2016	2015
Assets
Cash and due from banks	$189,543	$211,976
Federal funds sold	1,173	499

Cash and cash equivalents	190,716	212,475
Investment securities available for sale, at fair value ($0 and $75,979 covered by FDIC loss-share at December 31, 2016 and 2015, respectively)	246,339	236,627
Investment securities held to maturity, at amortized cost (fair value of $81,952 and $92,816 at December 31, 2016 and 2015, respectively)	78,672	87,521
Loans	2,319,976	1,995,589
Allowance for loan losses	(14,862)	(15,988)

Total loans, net	2,305,114	1,979,601
Loans held for sale, at fair value	70,565	54,413
Premises and equipment, net	66,692	73,133
Other real estate owned	3,560	5,472
Nonmarketable equity securities	19,485	15,472
Accrued interest receivable	8,202	7,697
Mortgage servicing rights, at lower of cost or market	68,008	66,651
Intangible assets	7,187	7,004
Goodwill	48,836	46,519
Cash surrender value of life insurance policies	74,226	52,729
Accrued income taxes receivable	5,862	8,754
Deferred tax assets, net	—	1,496
Other assets	40,259	29,260

Total assets	$3,233,723	$2,884,824

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$562,333	$543,401
Interest-bearing	1,842,033	1,824,247

Total deposits	2,404,366	2,367,648
Short-term borrowings	131,557	107,538
FHLB advances and other borrowings	237,518	40,178
Subordinated debt	54,508	61,859
Trust preferred debentures	37,405	37,057
Accrued interest payable	1,045	979
Deferred tax liabilities, net	8,598	—
Other liabilities	36,918	36,509

Total liabilities	2,911,915	2,651,768

Shareholders' Equity:
Common stock, $0.01 par value; 40,000,000 shares authorized; 15,483,499 and 11,797,404 shares issued and outstanding at December 31, 2016 and 2015, respectively	155	118
Capital surplus	209,712	135,822
Retained earnings	112,513	90,911
Accumulated other comprehensive (loss) income	(610)	6,029

Total Midland States Bancorp, Inc. shareholders' equity	321,770	232,880
Noncontrolling interest in subsidiaries	38	176

Total shareholders' equity	321,808	233,056

Total liabilities and shareholders' equity	$3,233,723	$2,884,824

The accompanying notes are an integral part of the consolidated financial statements.

MIDLAND STATES BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Year Ended December 31,
	2016	2015	2014
Interest income:
Loans:
Taxable	$105,531	$100,814	$55,514
Tax exempt	1,155	1,175	782
Investment securities:
Taxable	9,981	11,502	12,063
Tax exempt	3,634	3,916	4,604
Federal funds sold and cash investments	948	389	178

Total interest income	121,249	117,796	73,141

Interest expense:
Deposits	8,936	7,511	5,198
Short-term borrowings	303	237	179
FHLB advances and other borrowings	1,057	741	1,682
Subordinated debt	3,858	2,731	728
Trust preferred debentures	1,841	1,669	756

Total interest expense	15,995	12,889	8,543

Net interest income	105,254	104,907	64,598
Provision for loan losses	5,591	11,127	92

Net interest income after provision for loan losses	99,663	93,780	64,506

Noninterest income:
Commercial FHA revenue	22,064	20,175	—
Residential mortgage banking revenue	13,389	17,634	3,000
Wealth management revenue	8,091	7,292	7,098
Merchant services revenue	1,697	1,529	1,083
Service charges on deposit accounts	3,904	3,969	3,036
Interchange revenue	3,750	3,562	2,613
FDIC loss-sharing expense	(1,661)	(566)	(3,491)
Gain on sales of investment securities, net	14,702	193	77
Other-than-temporary impairment on investment securities	(824)	(461)	(190)
Gain on sales of other real estate owned	113	600	761
Gain on sales of other assets	—	—	3,224
Other income	6,832	5,555	3,230

Total noninterest income	72,057	59,482	20,441

Noninterest expense:
Salaries and employee benefits	66,293	63,313	32,503
Occupancy and equipment	13,080	13,151	7,587
Data processing	10,658	10,197	6,402
FDIC insurance	1,707	2,051	1,328
Professional	8,049	8,687	5,677
Marketing	2,733	2,891	2,530
Communications	2,150	2,354	1,541
Loan expense	1,957	2,960	1,204
Other real estate owned	935	945	2,189
Amortization of intangible assets	2,147	2,460	2,115
FHLB advances prepayment fee	—	—	1,746
Other expense	11,589	8,755	4,658

Total noninterest expense	121,298	117,764	69,480

Income before income taxes	50,422	35,498	15,467
Income taxes	18,889	11,091	4,651

Net income	31,533	24,407	10,816
Less: net (loss) income attributable to noncontrolling interest in subsidiaries	(9)	83	—

Net income attributable to Midland States Bancorp, Inc.	31,542	24,324	10,816
Preferred stock dividends	—	—	7,601

Net income available to common shareholders	$31,542	$24,324	$3,215

Per common share data:
Basic earnings per common share	$2.22	$2.03	$0.53
Diluted earnings per common share	$2.17	$2.00	$0.53
Weighted average common shares outstanding	14,130,552	11,902,455	5,945,615
Weighted average diluted common shares outstanding	14,428,839	12,112,403	6,025,454

The accompanying notes are an integral part of the consolidated financial statements.

MIDLAND STATES BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

	Year Ended December 31,
	2016	2015	2014
Net income	$31,533	$24,407	$10,816
Other comprehensive (loss) income:
Investment securities available for sale:
Unrealized gains (losses) that occurred during the period	3,556	(7,278)	7,517
Reclassification adjustment for realized net gains on sales of investment securities included in net income	(14,702)	(193)	(77)
Income tax effect	4,469	3,007	(3,519)

Change in investment securities available for sale, net of tax	(6,677)	(4,464)	3,921

Investment securities held to maturity:
Amortization of unrealized gain on investment securities transferred from available-for-sale	(66)	(356)	(537)
Income tax effect	29	143	156

Change in investment securities held to maturity, net of tax	(37)	(213)	(381)

Cash flow hedges:
Change in fair value of interest rate swap	126	115	112
Income tax effect	(51)	(46)	(27)

Change in cash flow hedges, net of tax	75	69	85

Other comprehensive (loss) income, net of tax	(6,639)	(4,608)	3,625

Total comprehensive income	24,894	19,799	14,441
Less: net (loss) income attributable to noncontrolling interest in subsidiaries	(9)	83	—

Total comprehensive income attributable to Midland States Bancorp, Inc.	$24,903	$19,716	$14,441

The accompanying notes are an integral part of the consolidated financial statements.

MIDLAND STATES BANCORP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

(dollars in thousands, except per share data)

	Preferred stock	Common stock	Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Midland States Bancorp, Inc.'s Shareholders' Equity	Noncontrolling interests in subsidiaries	Total
Balances, December 31, 2013	$57,370	$50	$14,797	$74,576	$7,012	$(4,365)	$149,440	$—	$149,440
Net income	—	—	—	10,816	—	—	10,816	—	10,816
Compensation expense for stock option grants	—	—	240	—	—	—	240	—	240
Amortization of restricted stock awards	—	—	468	—	—	—	468	—	468
Common dividends declared ($0.59 per share)	—	—	—	(3,512)	—	—	(3,512)	—	(3,512)
Preferred dividends declared	—	—	—	(4,698)	—	—	(4,698)	—	(4,698)
Conversion of Series C preferred stock into 2,008,543 shares of common stock	(23,600)	17	19,259	—	—	4,324	—	—	—
Conversion of Series D preferred stock into 1,039,823 shares of common stock	(22,470)	10	22,460	—	—	—	—	—	—
Conversion of Series E preferred stock into 536,171 shares of common stock	(6,300)	5	6,295	—	—	—	—	—	—
Conversion of Series F preferred stock into 231,375 shares of common stock	(5,000)	2	4,998	—	—	—	—	—	—
Issuance of 138,239 shares of common stock for preferred dividends	—	1	2,902	(2,903)	—	—	—	—	—
Private placement issuance of 887,562 shares of common stock	—	9	16,147	—	—	—	16,156	—	16,156
Issuance of 2,224,091 shares of common stock for an acquisition	—	22	46,684	—	—	—	46,706	—	46,706
Fair value of noncontrolling interest recognized from business combination	—	—	—	—	—	—	—	473	473
Issuance of common stock under employee benefit plans	—	1	173	—	—	41	215	—	215
Other comprehensive income	—	—	—	—	3,625	—	3,625	—	3,625

Balances, December 31, 2014	$—	$117	$134,423	$74,279	$10,637	$—	$219,456	$473	$219,929
Net income	—	—	—	24,324	—	—	24,324	83	24,407
Cash distributions to noncontrolling interests	—	—	—	—	—	—	—	(380)	(380)
Compensation expense for stock option grants	—	—	413	—	—	—	413	—	413
Amortization of restricted stock awards	—	—	517	—	—	—	517	—	517
Common dividends declared ($0.65 per share)	—	—	—	(7,692)	—	—	(7,692)	—	(7,692)
Issuance of common stock under employee benefit plans	—	1	469	—	—	—	470	—	470
Other comprehensive loss	—	—	—	—	(4,608)	—	(4,608)	—	(4,608)

Balances, December 31, 2015	$—	$118	$135,822	$90,911	$6,029	$—	$232,880	$176	$233,056
Cumulative effect of change in accounting principle	—	—	87	(87)	—	—	—	—	—

Balances, January 1, 2016	$—	$118	$135,909	$90,824	$6,029	$—	$232,880	$176	$233,056
Net income	—	—	—	31,542	—	—	31,542	(9)	31,533
Cash distributions to noncontrolling interests	—	—	—	—	—	—	—	(129)	(129)
Compensation expense for stock option grants	—	—	492	—	—	—	492	—	492
Amortization of restricted stock awards	—	—	555	—	—	—	555	—	555
Common dividends declared ($0.72 per share)	—	—	—	(9,853)	—	—	(9,853)	—	(9,853)
Initial public offering of 3,590,065 shares of common stock, net of issuance costs	—	36	71,439	—	—	—	71,475	—	71,475
Issuance of common stock under employee benefit plans	—	1	1,317	—	—	—	1,318	—	1,318
Other comprehensive loss	—	—	—	—	(6,639)	—	(6,639)	—	(6,639)

Balances, December 31, 2016	$—	$155	$209,712	$112,513	$(610)	$—	$321,770	$38	$321,808

The accompanying notes are an integral part of the consolidated financial statements.

MIDLAND STATES BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$31,533	$24,407	$10,816
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,591	11,127	92
Depreciation on premises and equipment	5,080	5,139	3,464
Amortization of intangible assets	2,147	2,460	2,115
FDIC loss-sharing expense	1,661	566	3,491
Amortization of restricted stock awards	555	517	468
Compensation expense for stock option grants	492	413	240
Increase in cash surrender value of life insurance	(1,497)	(1,474)	(1,065)
Provision for deferred income taxes	14,541	6,474	4,064
Investment securities amortization, net	1,133	1,202	857
Other-than-temporary impairment on investment securities	824	461	190
Gain on sales of investment securities, net	(14,702)	(193)	(77)
Gain on sales of other real estate owned	(113)	(600)	(761)
Write-down of other real estate owned	247	114	1,530
Origination of loans held for sale	(1,176,716)	(943,844)	(88,444)
Proceeds from sales of loans held for sale	1,184,739	1,002,770	88,562
Gain on loans sold and held for sale	(35,127)	(34,017)	(1,994)
Amortization of mortgage servicing rights	6,141	5,015	421
Impairment (recapture) of mortgage servicing rights	3,135	448	(83)
Gain on sale of other assets	—	—	(3,224)
Net change in operating assets and liabilities:
Accrued interest receivable	(505)	945	646
Accrued interest payable	66	(88)	50
Accrued income taxes receivable / payable	2,892	(4,775)	(3,048)
Other assets	(6,399)	(2,774)	1,797
Other liabilities	(175)	(648)	1,391

Net cash provided by operating activities	25,543	73,645	21,498

Cash flows from investing activities:
Investment securities available for sale:
Purchases	(198,680)	(83,668)	(30,405)
Sales	115,999	62,751	24,958
Maturities and payments	74,948	29,989	30,594
Investment securities held to maturity:
Purchases	(2,617)	(809)	(8,509)
Maturities	11,019	14,225	15,283
Net increase in loans	(335,943)	(209,109)	(94,858)
Purchases of premises and equipment	(2,071)	(6,008)	(2,920)
Purchase of bank-owned life insurance	(20,000)	(20,000)	—
Purchases of nonmarketable equity securities	(4,103)	(5,311)	—
Sales of nonmarketable equity securities	90	1,918	—
Proceeds from sales of other real estate owned	6,199	6,617	10,928
Net cash (paid) acquired in acquisitions	(5,191)	(20,053)	85,021

Net cash (used in) provided by investing activities	(360,350)	(229,458)	30,092

Cash flows from financing activities:
Net increase in deposits	36,718	217,015	2,674
Net increase (decrease) in short-term borrowings	24,019	(22,176)	25,324
Proceeds from FHLB borrowings	1,015,000	47,500	112,500
Payments made on FHLB borrowings	(817,500)	(67,500)	(117,500)
Proceeds from other borrowings	—	—	14,000
Payments made on other borrowings	—	(14,177)	(7,857)
Proceeds from issuance of subordinated debt, net of issuance costs	—	55,325	—
Payments made on subordinated debt	(8,000)	—	—
Cash dividends paid on preferred stock	—	—	(4,254)
Cash dividends paid on common stock	(9,853)	(7,692)	(3,512)
Proceeds from issuance of common stock in initial public offering, net of issuance costs	71,475	—	—
Proceeds from issuance of common stock under employee benefit plans	1,318	470	215
Cash distributions to noncontrolling interests	(129)	(380)	—

Net cash provided by financing activities	313,048	208,385	21,590

Net (decrease) increase in cash and cash equivalents	(21,759)	52,572	73,180

Cash and cash equivalents:
Beginning of year	$212,475	$159,903	$86,723

End of year	$190,716	$212,475	$159,903

Supplemental disclosures of cash flow information:
Cash payments for:
Interest paid on deposits and borrowed funds	$15,929	$12,977	$8,493
Income tax paid	1,073	8,541	4,684
Supplemental disclosures of noncash investing and financing activities:
Transfer of loans to other real estate owned	$4,839	$3,533	$6,509
Conversion of Series C preferred stock into common stock	—	—	23,600
Conversion of Series D preferred stock into common stock	—	—	22,470
Conversion of Series E preferred stock into common stock	—	—	6,300
Conversion of Series F preferred stock into common stock	—	—	5,000
Issuance of common stock for preferred dividends	—	—	2,903
Cash portion of merger consideration accrued for at year-end	—	—	20,053
Issuance of common stock for private placement	—	—	16,156

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

        Midland States Bancorp, Inc. ("the Company," "we," "our," or "us") is a diversified financial holding company headquartered in Effingham, Illinois. Our 135-year old banking subsidiary, Midland States Bank (the "Bank"), has branches across Illinois and in Missouri and Colorado, and provides traditional community banking and other complementary financial services, including lending, residential mortgage origination, wealth management, merchant services and prime consumer lending. We also originate and service government sponsored mortgages for multifamily and healthcare facilities and operate a commercial equipment leasing business on a nationwide basis.

        Our principal business activity has been lending to and accepting deposits from individuals, businesses, municipalities and other entities. We have derived income principally from interest charged on loans and, to a lesser extent, from interest and dividends earned on investment securities. We have also derived income from noninterest sources, such as: fees received in connection with various lending and deposit services; wealth management services; residential mortgage loan originations, sales and servicing; merchant services; and, from time to time, gains on sales of assets. With the acquisition of Love Savings Holding Company ("LSHC") in December 2014, we expanded our income sources to include a greater emphasis on residential mortgage loan origination and servicing, Love Funding Corporation's ("Love Funding") commercial Federal Housing Administration ("FHA") loan origination and servicing, and Heartland Business Credit Corporation's ("Business Credit") interest income on indirect financing leases. Our principal expenses include interest expense on deposits and borrowings, operating expenses, such as salaries and employee benefits, occupancy and equipment expenses, data processing costs, professional fees and other noninterest expenses, provisions for loan losses and income tax expense.

Initial public offering

        On May 24, 2016, we completed our initial public offering and received gross proceeds of $67.0 million for the 3,044,252 shares of common stock sold by us in the offering. On June 6, 2016, we received additional gross proceeds of $12.0 million for the 545,813 shares of common stock sold when the underwriters fully exercised their option to purchase additional shares of common stock. After deducting underwriting discounts and offering expenses, we received total net proceeds of $71.5 million from the initial public offering.

Basis of presentation

        The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and conform to predominant practices within the banking industry. Such principles require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. These estimates are based on information available to management at the time the estimates are made. Significant estimates that are particularly susceptible to change include the fair value of investment securities, the determination of the allowance for loan losses, estimated fair values of purchased loans, valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans, and the carrying value of mortgage servicing rights. Current economic and market conditions significantly affect the judgments. While the consolidated financial statements reflect management's best estimates and judgments, actual results could differ from those estimates. Certain amounts for prior years have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or total assets.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of consolidation

        The consolidated financial statements include the accounts of the parent company and its subsidiaries, giving effect to the noncontrolling interest in subsidiaries, as more fully described below. All significant intercompany accounts and transactions have been eliminated. Assets held for customers in a fiduciary or agency capacity, other than trust cash on deposit with the Bank, are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements.

        The Company operates through its principal wholly owned subsidiary bank, Midland States Bank, headquartered in Effingham, Illinois. The Bank operates through its branch banking offices and principal subsidiaries: Love Funding and Business Credit.

Business combinations

        The Company accounts for business combinations under the acquisition method of accounting. Under the acquisition method, tangible and intangible identifiable assets acquired, liabilities assumed and any noncontrolling interests in the acquiree are recorded at fair value as of the acquisition date. The Company includes the results of operations of the acquired companies in the consolidated statements of income from the date of acquisition. Transaction costs and costs to restructure the acquired company are expensed as incurred. Goodwill is recognized as the excess of the acquisition price over the estimated fair value of the net assets acquired. If the fair value of the net assets acquired is greater than the acquisition price, a bargain purchase gain is recognized and recorded in noninterest income.

Cash and cash equivalents

        Cash and cash equivalents include cash on hand, amounts due from banks, which includes amounts on deposit with the Federal Reserve, interest-bearing deposits with banks or other financial institutions and federal funds sold. Generally federal funds are sold for one-day periods, but not longer than 30 days.

Investment securities

        Investment securities consist of debt securities of the U.S. Treasury, government sponsored entities, states, counties, municipalities, corporations, agency mortgage-backed securities, non-agency mortgage-backed securities and covered non-agency mortgage-backed securities. Securities transactions are recorded on a trade date basis. The Company classifies its securities as trading, available for sale, or held to maturity at the time of purchase. Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. Unrealized gains and losses on trading securities are included in earnings. Held-to-maturity securities are those debt instruments which the Company has the positive intent and ability to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums or accretion of discounts. All other securities are classified as available for sale. Available-for-sale securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are included in other comprehensive income and the related accumulated unrealized holding gains and losses are reported as a separate component of shareholders' equity until realized.

        On a quarterly basis, the Company makes an assessment to determine whether there have been any events or circumstances to indicate that a security for which there is an unrealized loss is impaired on an other than temporary basis. This determination requires significant judgment. A decline in the

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. In estimating other-than-temporary impairment ("OTTI") losses, we consider the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; projected cash flows on covered non-agency mortgage-backed securities; and the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value.

        Purchase premiums are amortized and purchase discounts are accreted over the estimated life of the related investment security as an adjustment to yield using the effective interest method. Unamortized premiums, unaccreted discounts, and early payment premiums are recognized in interest income upon disposition of the related security. Interest and dividend income are recognized when earned. Realized gains and losses from the sale of available-for-sale securities are determined using the specific identification method and are included in other noninterest income. Also, when applicable, realized gains and losses are reported as a reclassification adjustment, net of tax, in other comprehensive income.

        Covered investment securities.    Covered investment securities included non-agency mortgage-backed securities acquired from the Federal Deposit Insurance Corporation ("FDIC") as receiver of Strategic Capital Bank ("Strategic"). Investment securities covered under the loss-sharing agreements with the FDIC were reported exclusive of the expected reimbursement cash flows from the FDIC. Reimbursements could be claimed for realized losses including losses realized on the sale of the securities and losses due to OTTI. The securities were initially recorded at fair value at the acquisition date and continued to be carried at fair value. Declines in the fair value of available-for-sale securities below their cost that were deemed to be other than temporary were reflected in earnings as realized losses in other-than-temporary impairment of investment securities in the consolidated statements of income. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements, as more fully described in the section titled "Indemnification Asset Due from FDIC."

Nonmarketable equity securities

        Nonmarketable equity securities include the Bank's required investments in the stock of the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank ("FRB"), and other nonmarketable equity securities. The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

        The Bank is also a member of its regional FRB. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans

        Covered loans.    We refer to "covered loans" as those loans that we acquired in the Strategic and Westbridge Bank and Trust Company ("Westbridge") acquisitions for which we would be reimbursed for a substantial portion of any future losses under the terms of the FDIC loss-sharing agreements. Loans covered under loss-sharing or similar credit protection agreements with the FDIC were reported in loans exclusive of the expected reimbursement cash flows from the FDIC. Covered loans were

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

initially recorded at fair value at the acquisition date. Subsequent decreases in the amount expected to be collected resulted in a provision for loan losses and a corresponding increase was recorded to the indemnification asset due from FDIC on the consolidated balance sheet. Covered loans were accounted for as either non-Purchased Credit Impaired loans or Purchased Credit Impaired ("PCI") loans, as discussed below. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements, as more fully described in the section titled "Indemnification Asset Due from FDIC."

        Non-purchased credit impaired loans.    Non-PCI loans for which the Company has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified as loans in the consolidated balance sheets. Non-PCI loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of any unearned discount or unamortized premium. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans are considered delinquent when principal or interest payments are past due 30 days or more; delinquent loans may remain on accrual status between 30 days and 89 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectability in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured and management believes full collectability of principal and interest is probable. Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using the interest method or taken into income when the related loans are paid off or sold. The amortization of loan fees or costs is discontinued when a loan is placed on nonaccrual status.

        Lease financing.    The Company provides indirect financing leases to small businesses for purchases of business equipment. Under the direct financing method of accounting, the minimum lease payments to be received under the lease contract, together with the estimated unguaranteed residual values (approximately 3% to 15% of the cost of the related equipment), are recorded as lease receivables when the lease is signed and the lease property is delivered to the customer. The excess of the minimum lease payments and residual values over the cost of the equipment is recorded as unearned lease income. Unearned lease income is recognized over the term of the lease on a basis that results in an approximate level rate of return on the unrecovered lease investment. Lease income is recognized on the interest method. Residual value is the estimated fair market value of the equipment on lease at lease termination. In estimating the equipment's fair value at lease termination, we rely on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. Our estimates are reviewed continuously to ensure reasonableness; however, the amounts we will ultimately realize could differ from the estimated amounts. If the review results in a lower estimate than had been previously established, a determination is made as to whether the decline in estimated residual value is other-than-temporary. If the decline in estimated unguaranteed residual value is judged to be other-than-temporary, the accounting for the transaction is revised using the changed estimate. The resulting reduction in the investment is recognized as a loss in the period in which the estimate is changed. An upward adjustment of the estimated residual value is not recorded.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Purchased credit impaired loans.    We account for loans under Accounting Standards Codification ("ASC") 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("acquired impaired loan accounting") when we acquire loans deemed to be impaired or when there is evidence of credit deterioration since their origination and it is probable at the date of acquisition that we would be unable to collect all contractually required payments. Revolving credit agreements, such as commercial lines of credit and home equity lines, and lease financings are excluded from PCI loans.

        For PCI loans, we (i) determine the contractual amount and timing of undiscounted principal and interest payments (the "undiscounted contractual cash flows") and (ii) estimate the amount and timing of undiscounted expected principal and interest payments including expected prepayments (the "undiscounted expected cash flows"). Under acquired impaired loan accounting, the difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the loss exposure of principal and interest related to the PCI loans and such amount is subject to change over time based on the performance of such loans. The carrying value of PCI loans is initially determined by discounting expected cash flows. The carrying value of PCI loans is reduced by payments received, both principal and interest, and increased by the portion of the accretable yield recognized as interest income on a level-yield basis over the estimated life of the acquired loans.

        The excess of expected cash flows at acquisition over the initial fair value of the PCI loans is referred to as the "accretable yield" and is recorded as interest income over the estimated life of the loans using the effective yield method if the timing and amount of the future cash flows is reasonably estimable. Subsequent to acquisition, the Company aggregates loans into pools of loans with common credit risk characteristics such as loan type and risk rating. Increases in expected cash flows compared to those previously estimated increase the accretable yield and are recognized as interest income prospectively. Decreases in expected cash flows compared to those previously estimated usually result in a provision for loan losses and the establishment of an allowance for loan losses. As the accretable yield increases or decreases from changes in cash flow expectations, the offset is a decrease or increase to the nonaccretable difference or an addition to accretable yield. The accretable yield is measured at each financial reporting date based on information then currently available and represents the difference between the remaining undiscounted expected cash flows and the current carrying value of the loans.

        Under acquired impaired loan accounting, PCI loans are generally considered accruing and performing loans as the loans accrete interest income over the estimated life of the loan when expected cash flows are reasonably estimable. Accordingly, PCI loans that are contractually past due are still considered to be accruing and performing loans as long as there is an expectation that the estimated cash flows will be received. If the timing and amount of cash flows is not reasonably estimable, the loans may be classified as nonaccrual loans.

        Impaired loans.    A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include loans on nonaccrual status, any loan past due 90 days or more and still accruing interest, and performing troubled debt restructured loans. Income from loans on nonaccrual status is recognized to the extent cash is received and when the loan's principal balance is deemed collectible. Depending on a particular loan's circumstances, we measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. A loan is considered collateral dependent when repayment of the loan is based solely on the liquidation of the collateral. Fair value, where possible, is determined by independent appraisals,

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

typically on an annual basis. Between appraisal periods, the fair value may be adjusted based on specific events, such as if deterioration of quality of the collateral comes to our attention as part of our problem loan monitoring process, or if discussions with the borrower lead us to believe the last appraised value no longer reflects the actual market for the collateral. The impairment amount on a collateral-dependent loan is charged-off to the allowance if deemed not collectible and the impairment amount on a loan that is not collateral-dependent is set up as a specific reserve.

        Troubled debt restructurings.    A loan is classified as a troubled debt restructuring when we grant a concession to a borrower experiencing financial difficulties. These concessions may include a reduction of the interest rate, principal or accrued interest, extension of the maturity date or other actions intended to minimize potential losses. Loans restructured at a market rate of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. A loan that has been placed on nonaccrual that is subsequently restructured will usually remain on nonaccrual status until the borrower is able to demonstrate repayment performance in compliance with the restructured terms for a sustained period, typically for six months. A loan that has not been placed on nonaccrual may be restructured and such loan may remain on accrual status after such restructuring. In these circumstances, the borrower has made payments before and after the restructuring. Generally, this restructuring involves a reduction in the loan interest rate and/or a change to interest-only payments for a period of time. A restructured loan is considered impaired despite its accrual status and a specific reserve is calculated based on the present value of expected cash flows discounted at the loan's effective interest rate or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent.

        Allowance for loan losses.    The allowance for loan losses ("allowance") provides for probable losses in the loan portfolio that have been identified with specific customer relationships and for probable losses believed to be inherent in the remainder of the loan portfolio but that have not been specifically identified. The allowance is comprised of specific allowances (assessed for loans that have known credit weaknesses), general allowances based on historical loan loss experience for each loan type and other factors for imprecision in the subjective nature of the general allowance methodology and an allowance for PCI loans. Management evaluates the allowance on a quarterly basis in an effort to ensure the level is appropriate to absorb probable losses inherent in the loan portfolio. Our federal and state banking regulators, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Our regulators may require the Company to recognize additions to the allowance based on their judgments related to information available to them at the time of their examinations.

        Acquired non-PCI and PCI loans are recorded at their estimated fair value at the date of acquisition, with the estimated fair value including a component for estimated credit losses. These loans, however, may require an allowance subsequent to their acquisition. An allowance may be set aside in the future for acquired non-PCI loans based on our allowance methodology for non-PCI loans. An allowance may be set aside in the future for PCI loans if the PCI loan pools experience a decrease in expected cash flows as compared to those projected at the acquisition date. An allowance related to PCI loans was required at December 31, 2016 and 2015 due to changes in expected cash flows since the date of acquisition.

        In determining the allowance and the related provision for loan losses, the Company considers three principal elements: (i) valuation allowances based upon probable losses identified during the review of impaired commercial, commercial real estate, construction and land development loans, (ii) allocations, by loan classes, on loan portfolios based on historical loan loss experience and on other

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

factors for the imprecision in the overall allowance methodology and (iii) valuation allowances on PCI loan pools based on decreases in expected cash flows.

        The first element reflects the Company's establishment of valuation allowances based upon probable losses identified during the systematic review of impaired commercial, commercial real estate, construction and land development loans in the non-purchased credit impaired loan portfolios. These estimates are based upon a number of objective factors, such as payment history, financial condition of the borrower, expected future cash flows and discounted collateral exposure. The Company measures the investment in an impaired loan based on one of three methods: the loan's observable market price; the fair value of the collateral; or the present value of expected future cash flows discounted at the loan's effective interest rate. At December 31, 2016 and 2015, generally, loans in the commercial loan portfolio that were in nonaccrual status were valued based on the fair value of the collateral securing the loan, while certain of the impaired loans in the commercial loan portfolio that were modified under troubled debt restructurings and in an accrual status were valued based on the present value of expected future cash flows discounted at the loan's effective interest rate. It is the Company's general policy to, at least annually, obtain new appraisals on impaired loans that are primarily secured by real estate. When the Company determines that the net realizable value of the collateral is less than the carrying value of an impaired loan on nonaccrual status and a portion is deemed not collectible, the portion of the impairment that is deemed not collectible is charged off and deducted from the allowance. The remaining carrying value of the impaired loan is classified as a nonperforming loan. When the Company determines that the net realizable value of the collateral is less than the carrying value of an impaired loan but believes it is probable it will recover this impairment, the Company establishes a valuation allowance for such impairment.

        The second element relates to allocations, by loan classes, on loan portfolios based on historical loan loss experience and on other factors for the imprecision in the overall allowance methodology. All loans are not evaluated individually for impairment and any individually evaluated loans determined not to be impaired are segmented into groups based on similar risk characteristics, as described above. Historical loss rates for each risk group, which are updated quarterly, are quantified using all recorded loan charge-offs and recoveries and changes in specific allowances on loans. These historical loss rates for each risk group are used as the starting point to determine the level of the allowance. The Company's methodology incorporates an estimated loss emergence period for each loan category. The loss emergence period is the period of time from when a borrower experiences a loss event and when the actual loss is recognized in the financial statements, generally at the time of initial charge-off of the loan balance. The Company's methodology also includes qualitative risk factors that allow management to adjust its estimate of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect actual changes and anticipated changes in national and local economic conditions and developments, the volume and severity of delinquent and internally classified loans, loan concentrations, assessment of trends in collateral values, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.

        The third element relates to PCI loans. PCI loans are aggregated into pools based on common risk characteristics. On a quarterly basis, the expected future cash flow of each pool is estimated based on various factors including changes in property values of collateral dependent loans, default rates and loss severities. Decreases in estimates of expected cash flows within a pool generally result in a charge to the provision for loan losses and a corresponding increase in the allowance allocated to PCI loans for the particular pool. Increases in estimates of expected cash flows within a pool generally result in, first, a reduction in the allowance allocated to PCI loans for the particular pool to the extent an allowance

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

has been previously recorded, and then as an adjustment to the accretable yield for the pool, which will increase amounts recognized in interest income in current and subsequent periods.

        Covered loans included PCI and non-PCI loans and were subject to our internal and external credit review. If and when credit deterioration occurred subsequent to the acquisition dates, a provision for loan losses for covered loans was charged to earnings for the full amount without regard to the FDIC loss-sharing agreements. The portion of the loss on covered loans reimbursable from the FDIC was recorded in noninterest income as "FDIC loss-sharing income, net" and increased the FDIC indemnification asset. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements, as more fully described in the section titled "Indemnification Asset Due from FDIC".

Loans held for sale

        Loans held for sale consist of residential and commercial mortgage loans that management intends to sell. Loans held for sale are carried at fair value, determined individually, as of the balance sheet date. The Company believes the fair value method better reflects the economic risks associated with these loans. Fair value measurements on loans held for sale are based on quoted market prices for similar loans in the secondary market, market quotes from anticipated sales contracts and commitments, or contract prices from firm sales commitments. The changes in the fair value of loans held for sale are reflected in mortgage banking revenue.

Mortgage repurchase reserve

        The Company sells residential mortgage loans to investors in the normal course of business. Residential mortgage loans sold to investors are predominantly conventional residential first lien mortgages originated under our usual underwriting procedures, and are sold on a nonrecourse basis. The Company's agreements to sell residential mortgage loans usually require general representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently untrue or breached, could require the Company to indemnify or repurchase certain loans affected. The balance in the repurchase reserve at the balance sheet date reflects the estimated amount of potential loss the Company could incur from repurchasing a loan, as well as loss reimbursements, indemnification, and other "make whole" settlement resolutions. Refer to Note 23 in the consolidated financial statements for additional information on the mortgage repurchase reserve.

Premises and equipment

        Premises, furniture and equipment, and leasehold improvements are stated at cost less accumulated depreciation. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the asset or the lease term. Estimated useful lives of premises and equipment range from 10 to 40 years and from 3 to 10 years, respectively. Maintenance and repairs are charged to operating expenses as incurred, while improvements that extend the useful life of assets are capitalized and depreciated over the estimated remaining life.

        We periodically review the carrying value of our long-lived assets to determine if impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life. In making such determination, we evaluate the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other real estate owned

        Other real estate owned ("OREO") represents properties acquired through foreclosure or other proceedings and is initially recorded at fair value at the date of foreclosure less estimated costs of disposal, which establishes a new cost basis. After foreclosure, OREO is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Fair value for OREO is based on an appraisal performed upon foreclosure. Property is evaluated regularly to ensure the recorded amount is supported by its fair value less estimated costs to dispose. After the initial foreclosure appraisal, fair value is generally determined by an annual appraisal unless known events warrant adjustments to the recorded value. Revenue from the operations of OREO is included in other income in the consolidated statements of income and expense from the operations of OREO and decreases in valuations are included in OREO expense in the consolidated statements of income.

Goodwill and intangible assets

        Goodwill resulting from a business combination is generally determined as the excess of the fair value of consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected September 30th as of the date to perform the annual impairment test. Refer to Note 9 in the consolidated financial statements for additional information on the annual impairment test results.

        Other intangible assets, which consist of core deposit and acquired customer relationship intangible assets, are amortized over a period ranging from 1 to 20 years using an accelerated method of amortization. On a periodic basis, we evaluate events and circumstances that may indicate a change in the recoverability of the carrying value.

Mortgage servicing rights

        The Company sells residential and commercial mortgage loans in the secondary market and typically retains the right to service the loans sold. Upon sale, a mortgage servicing rights asset is capitalized, which represents the then current fair value of future net cash flows expected to be realized for performing servicing activities. Mortgage servicing rights, when purchased, are initially recorded at fair value. As the Company has not elected to subsequently measure either of its classes of servicing assets, residential or commercial, under the fair value measurement method, the Company follows the amortization method. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income, and assessed for impairment at each reporting date. Mortgage servicing rights are carried at the lower of the initial capitalized amount, net of accumulated amortization, or estimated fair value.

        The Company periodically evaluates its mortgage servicing rights asset for impairment. Impairment is assessed based on the fair value of net servicing cash flows at each reporting date using estimated prepayment speeds of the underlying mortgage loans serviced and stratifications based on the risk characteristics of the underlying loans. The fair value of our servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration expected mortgage loan prepayment rates, discount rates, servicing costs, replacement reserves and other economic factors which are determined based on current market

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

conditions. A valuation allowance is established, through a charge to earnings, to the extent the amortized cost of the mortgage servicing rights exceeds the estimated fair value by stratification. If it is later determined that all or a portion of the temporary impairment no longer exists for a stratification, the valuation is reduced through a recovery to earnings. An other-than-temporary impairment (i.e., recoverability is considered remote when considering interest rates and loan pay off activity) is recognized as a write-down of the mortgage servicing rights asset and the related valuation allowance (to the extent a valuation allowance is available) and then against earnings. A direct write-down permanently reduces the carrying value of the mortgage servicing rights asset and valuation allowance, precluding subsequent recoveries.

        We recognize revenue from servicing residential and commercial mortgages as earned based on the specific contractual terms. This revenue, along with changes in impairment on servicing rights, is reported in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income.

Cash surrender value of life insurance policies

        We have purchased life insurance policies on the lives of certain officers and key employees and are the owner and beneficiary of the policies. These policies provide an efficient form of funding for long-term retirement and other employee benefits costs. These policies are recorded as cash surrender value of life insurance policies in the consolidated balance sheets at each policy's respective cash surrender value, with changes in value recorded in noninterest income in the consolidated statements of income.

Indemnification asset due from FDIC

        As part of the Strategic and WestBridge transactions, the Company entered into loss-share agreements with the FDIC. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss-share agreements. Under the terms of this agreement, the Company paid the FDIC $565,000 as consideration for early termination. This charge was partially offset by the reversal of $214,000 of accrued loss-share liabilities that will not be paid, resulting in a one-time after tax charge of $225,000. All future gains, recoveries, charge-offs, losses and expenses related to the formerly covered assets will now be recognized by the Company with no offset due to or from the FDIC.

Derivative financial instruments

        All derivatives are recognized on the consolidated balance sheet as a component of other assets or other liabilities at their fair value. On the date the derivative contract is entered into, the derivative is designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability "cash flow" hedge. Changes in the fair value of a derivative that is highly effective as—and that is designated and qualifies as—a cash flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

        We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedged transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific assets and liabilities on the balance sheet or forecasted transactions. We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not highly effective as a hedge or that it has ceased to be a highly effective hedge, hedge accounting is prospectively discontinued, as discussed below.

        Hedge accounting is prospectively discontinued when (a) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including forecasted transactions); (b) the derivative expires or is sold, terminated, or exercised; (c) the derivative is no longer designated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; or (d) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

        When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the consolidated balance sheet at its fair value, and gains and losses that were in accumulated other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the consolidated balance sheet, with subsequent changes in its fair value recognized in current-period earnings.

        The Company also enters into interest rate lock commitments, which are agreements to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. Interest rate lock commitments for mortgage loans that will be held for resale are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. The Company also has forward loan sales commitments related to its interest rate lock commitments and its loans held for sale. Forward loan sales commitments that meet the definition of a derivative are recorded at fair value in the consolidated balance sheet with changes in fair value reflected in mortgage banking income.

Credit-Related financial instruments

        In the ordinary course of business, the Company has entered into credit-related financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. The notional amount of these commitments is not reflected in the consolidated financial statements until they are funded.

        A liability for losses related to unfunded commitments is maintained by the Company at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities and is included in other liabilities in the consolidated balance sheets. The determination of the adequacy of the liability is based on an evaluation of the unfunded credit facilities, including an assessment of historical commitment utilization experience, credit risk grading and historical loss rates. This process takes into consideration the same risk elements that are analyzed in the determination of the adequacy of the Company's allowance for loan losses, as discussed above. Net adjustments to the liability for unfunded commitments are included in other noninterest expense in the consolidated statements of income. The liability for unfunded commitments totaled $302,000 and $220,000 at December 31, 2016 and 2015, respectively.

Income taxes

        We file consolidated federal and state income tax returns, with each organization computing its taxes on a separate return basis. The provision for income taxes is based on income as reported in the consolidated financial statements.

        Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts in the future. The deferred tax assets and liabilities are computed based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        When tax returns are filed, it is highly certain that some positions taken will be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. Interest and penalties associated with unrecognized tax benefits are to be classified as additional income taxes in the consolidated statements of income. The Company evaluated its tax positions and concluded that it had taken no uncertain tax positions that require adjustment in the consolidated financial statements. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, states or local tax authorities for the years before 2011.

Stock compensation plans

        Compensation cost for share-based payment awards is based on the fair value of the award at the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model. The fair value of restricted stock is determined based on the Company's current market price on the date of grant. Compensation cost is recognized in the consolidated financial statements on a straight-line basis over the requisite service period, which is generally defined as the vesting period. Additionally, the Company accounts for forfeitures as they occur.

Comprehensive income

        Comprehensive income is defined as net income plus transactions and other occurrences that are the result of non-owner changes in equity. Non-owner equity changes include unrealized gains and losses on available for sale securities and changes in the fair value of cash flow hedges. These are components of comprehensive income and do not have an impact on the Company's net income.

Earnings per share

        Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of common stock awards and common stock warrants using the treasury stock method and convertible preferred stock and convertible debentures using the if-converted method.

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impact of Recently Issued Accounting Standards

            FASB Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers (Topic 606)"; FASB ASU 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date"; FASB ASU 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)"; FASB ASU 2016-10, "Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing"; FASB ASU 2016-12, "Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients"—In May 2014, the Financial Accounting Standards Board (the "FASB") amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies the accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. Entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. The Company's revenue is comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and noninterest income. The Company expects that ASU 2014-09 will require a change in how the Company recognizes certain recurring revenue streams within wealth management and merchant services; however, these changes are not expected to have a significant impact on the Company's consolidated financial statements. The Company continues to evaluate the impact of ASU 2014-09 on other components of noninterest income and expects to adopt the standard in the first quarter of 2018 with a cumulative effective adjustment to opening retained earnings, if such adjustment is deemed to be significant.

        FASB ASU 2016-02, "Leases (Topic 842)"—In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)." This update revises the model to assess how a lease should be classified and provides guidance for lessees and lessors, when presenting right-of-use assets and lease liabilities on the balance sheet. This update is effective for us on January 1, 2019, with early adoption permitted. We have not yet decided whether we will early adopt the new standard. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. The Company has developed a project plan for evaluating the provisions of the new lease standard, but has not yet determined the overall impact of the new guidance on the Company's consolidated financial statements. The Company is continuing to evaluate the pending adoption of ASU 2016-02 and its impact on the Company's consolidated financial statements.

        FASB ASU 2016-09, "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting"—In March 2016, the FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting." This update includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, earnings per share, and the statement of cash flows. Implementation and administration may present challenges for companies with significant share-based payment activities. For public companies, the amendments in this update are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early application is permitted for any organization in any interim

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period or fiscal year. The Company elected to early adopt the new guidance in the fourth quarter of 2016. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements. In connection with the adoption, the Company has elected to account for forfeitures as they occur.

        FASB ASU 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments"—In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The objective of this update is to improve financial reporting by providing timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better understand their credit loss estimates. For public companies that are SEC filers, this update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early application is permitted for any organization for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. While the Company generally expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, the Company cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company's consolidated financial statements. The Company is continuing to evaluate the potential impact on the Company's consolidated financial statements.

        FASB ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments"—In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments," which amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. For public business entities, this update is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early application is permitted for any organization in any interim period or fiscal year. The Company plans to adopt this new guidance in the first quarter of fiscal year 2017 and does not expect the adoption to have a material impact on its consolidated financial statements.

NOTE 2—ACQUISITIONS

        On November 10, 2016, the Bank completed its acquisition of approximately $400.0 million in wealth management assets from Sterling National Bank of Yonkers, New York ("Sterling") for approximately $5.2 million in cash. Intangible assets recognized as a result of the transaction consisted of approximately $2.3 million in goodwill and $2.3 million in trust relationship intangible. The trust relationship intangible is being amortized on a straight-line basis over 20 years.

        On December 31, 2014, the Company completed its acquisition of LSHC. At closing, LSHC primarily consisted of Heartland Bank, its wholly owned subsidiaries Love Funding and Business Credit, and $40.0 million of trust preferred debentures. Heartland Bank provided commercial and retail banking services in the St. Louis metropolitan area, its primary market, through the operation of 10 full-service banking offices, a full-service cyber office, three limited service loan production offices, and a retirement center office in Missouri, and one branch office in Colorado. Love Funding is an approved FHA insured lender and Government National Mortgage Association issuer engaged in commercial mortgage origination and servicing, and Business Credit provides custom leasing and financing programs to equipment and software vendors.

NOTE 2—ACQUISITIONS (Continued)

        The Company acquired LSHC for $67.3 million, which consisted of 2,224,091 shares of common stock, $20.1 million in cash and an accrual in other liabilities of $530,000 for the fair value of additional consideration based on the earnings of Love Funding over a two year period after acquisition date. The additional consideration was defined as the amount, if any, by which 50% of Love Funding's adjusted net income (for the two-year period ended December 31, 2016) exceeded $9.1 million, multiplied by an earn-out multiple. The payment of any contingent consideration was not required as a result of Love Funding not reaching the certain level of net income for the two-year period ending December 31, 2016 and as a result, the remaining contingent consideration liability of $350,000 was reversed in 2016. The Company had reversed $180,000 of the contingent consideration liability in 2015 based on its assessment of the liability at that time. The reversals of this liability were recognized in other income in the consolidated statements of income.

        The acquired identifiable assets included the establishment of a $3.4 million core deposit intangible, which is being amortized on an accelerated basis over 10 years. The Company also recognized $0.5 million for the fair value of noncontrolling interests associated with two mortgage origination joint ventures owned 51% by Heartland Bank.

NOTE 3—CASH AND DUE FROM BANKS

        The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by funds on deposit with the FRB and cash on hand. The required balance at December 31, 2016 and 2015 was $22.6 million and $20.3 million, respectively.

        The Bank maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts. The Bank believes it is not exposed to any significant credit risk from cash and cash equivalents.

NOTE 4—INVESTMENT SECURITIES AVAILABLE FOR SALE

        Investment securities classified as available for sale as of December 31, 2016 and 2015 are as follows (in thousands):

	2016
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$75,973	$—	$72	$75,901
Government sponsored entity debt securities	7,653	57	22	7,688
Agency mortgage-backed securities	90,629	373	932	90,070
Non-agency mortgage-backed securities	1	—	—	1
State and municipal securities	25,826	15	567	25,274
Corporate securities	47,443	403	441	47,405

Total	$247,525	$848	$2,034	$246,339

NOTE 4—INVESTMENT SECURITIES AVAILABLE FOR SALE (Continued)

	2015
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury securities	$48,483	$1	$182	$48,302
Government sponsored entity debt securities	9,404	58	8	9,454
Agency mortgage-backed securities	66,902	835	210	67,527
Non-agency mortgage-backed securities	2	—	—	2
Covered non-agency mortgage-backed securities(1)	66,397	10,886	1,304	75,979
State and municipal securities	15,441	77	24	15,494
Corporate securities	20,036	28	195	19,869

Total	$226,665	$11,885	$1,923	$236,627

(1)
All covered non-agency mortgage-backed securities were covered under the loss-sharing agreement we entered into with the FDIC in connection with a 2009 acquisition. This agreement had a seven year term that expired on July 1, 2016 with respect to losses. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements as more fully described in Note 1 to the consolidated financial statements.

        Market valuations for our investment securities classified as available for sale are provided by independent third parties. The fair values are determined using several sources for valuing fixed income securities. Their techniques include pricing models that vary based on the type of asset being valued and incorporate available trade, bid and other market information. The market valuation sources include observable market inputs for the majority of our securities and are therefore considered Level 2 inputs for the purpose of determining fair values. The fair values for U.S. Treasury securities are determined using quoted market prices and are considered Level 1 inputs.

        Unrealized losses and fair values for investment securities available for sale as of December 31, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are summarized as follows (in thousands):

	2016
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasury securities	$75,901	$72	$—	$—	$75,901	$72
Government sponsored entity debt securities	4,107	22	—	—	4,107	22
Agency mortgage-backed securities	57,882	930	402	2	58,284	932
State and municipal securities	20,215	567	—	—	20,215	567
Corporate securities	11,111	334	8,312	107	19,423	441

Total	$169,216	$1,925	$8,714	$109	$177,930	$2,034

NOTE 4—INVESTMENT SECURITIES AVAILABLE FOR SALE (Continued)

	2015
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
U.S. Treasury securities	$42,301	$182	$—	$—	$42,301	$182
Government sponsored entity debt securities	4,229	8	—	—	4,229	8
Agency mortgage-backed securities	19,404	167	1,932	43	21,336	210
Covered non-agency mortgage-backed securities	14,149	1,114	1,431	190	15,580	1,304
State and municipal securities	4,959	20	812	4	5,771	24
Corporate securities	11,245	172	813	23	12,058	195

Total	$96,287	$1,663	$4,988	$260	$101,275	$1,923

        For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and continued financial market stress, and unrealized losses are considered to be temporary.

        We evaluate securities for OTTI on a quarterly basis, at a minimum, and more frequently when economic or market concerns warrant such evaluation. In estimating OTTI losses, we consider the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; projected cash flows on non-agency mortgage-backed securities; and the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value.

        At December 31, 2016 and 2015, 107 and 54 investment securities available for sale, respectively, had unrealized losses with aggregate depreciation of 1.13% and 1.86%, respectively, from their amortized cost basis. The unrealized losses relate principally to the fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, we consider whether the securities are issued by the federal government or its agencies and whether downgrades by bond rating agencies have occurred. As we have the intent and ability to hold debt securities for a period of time sufficient for a recovery in value, no declines are deemed to be other-than-temporary.

        During 2016, the Company determined that three covered non-agency mortgage-backed securities had OTTI of $824,000, primarily resulting from changes in expected cash flows. These amounts were recognized as losses in the consolidated statements of income.

        During 2015, the Company determined that three covered non-agency mortgage-backed securities had OTTI of $461,000, primarily resulting from changes in expected cash flows. These amounts were recognized as losses in the consolidated statements of income.

        During 2014, the Company determined that one non-agency mortgage-backed security had OTTI of $20,000 and one covered non-agency mortgage-backed security had OTTI of $170,000, both primarily resulting from changes in expected cash flows. These amounts were recognized as losses in the consolidated statements of income.

        The following is a summary of the amortized cost and fair value of investment securities available for sale, by maturity, at December 31, 2016 (in thousands). The maturities of agency mortgage-backed securities are based on expected maturities. Expected maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be prepaid without

NOTE 4—INVESTMENT SECURITIES AVAILABLE FOR SALE (Continued)

any penalties. The maturities of all other investment securities available for sale are based on final contractual maturity.

	Amortized cost	Fair value
Within one year	$75,030	$75,008
After one year through five years	105,597	105,344
After five years through ten years	52,866	52,625
After ten years	14,032	13,362

Subtotal	$247,525	$246,339

        Gross realized gains from the sale of securities available for sale were $15.5 million, $368,000 and $173,000 for the years ended December 31, 2016, 2015 and 2014, respectively. On October 4, 2016, the Company sold its previously covered non-agency mortgage-backed securities which had a carrying value of $72.1 million. As a result of the sale, the Company realized a gain totaling $14.3 million.

        Gross realized losses were $837,000, $175,000 and $96,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 5—INVESTMENT SECURITIES HELD TO MATURITY

        Investment securities classified as held to maturity as of December 31, 2016 and 2015 are as follows (in thousands):

	2016
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
State and municipal securities	$78,672	$3,517	$237	$81,952

	2015
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
State and municipal securities	$87,521	$5,364	$69	$92,816

        Market valuations for our investment securities held to maturity are provided by independent third parties. The fair values are determined using several sources for valuing fixed income securities. Their techniques include pricing models that vary based on the type of asset being valued and incorporate available trade, bid and other market information. The market valuation sources provide the significant observable market inputs for these securities and are therefore considered Level 2 inputs for the purpose of determining fair values.

NOTE 5—INVESTMENT SECURITIES HELD TO MATURITY (Continued)

        Unrealized losses and fair value for investment securities held to maturity as of December 31, 2016 and 2015, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are summarized as follows (in thousands):

	2016
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
State and municipal securities	$13,991	$140	$2,699	$97	$16,690	$237

	2015
	Less than 12 Months		12 Months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
State and municipal securities	$3,573	$24	$2,743	$45	$6,316	$69

        For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and continued financial market stress and unrealized losses are considered to be temporary.

        We evaluate securities for OTTI on a quarterly basis, at a minimum, and more frequently when economic or market concerns warrant such evaluation. In estimating OTTI losses, we consider the severity and duration of the impairment; the financial condition and near-term prospects of the issuer, which for debt securities considers external credit ratings and recent downgrades; and the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value.

        At December 31, 2016 and 2015, 47 and 25 investment securities held to maturity, respectively, had unrealized losses with aggregate depreciation of 1.40% and 1.08%, respectively, from their amortized cost basis. The unrealized losses relate principally to the fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, we consider who issued the securities and whether downgrades by bond rating agencies have occurred. As we have the intent and ability to hold debt securities for the foreseeable future, no declines are deemed to be other-than-temporary.

        The amortized cost and fair value of investment securities held to maturity as of December 31, 2016, by contractual maturity, are as follows (in thousands):

	Amortized cost	Fair value
Within one year	$861	$865
After one year through five years	22,915	23,537
After five years through ten years	42,080	44,547
After ten years	12,816	13,003

Total	$78,672	$81,952

NOTE 6—LOANS

        The following table presents total loans outstanding by portfolio, which includes PCI loans, as of December 31, 2016 and 2015 (in thousands):

	2016	2015
Loans:
Commercial	$457,827	$499,573
Commercial real estate	969,615	876,784
Construction and land development	177,325	150,266

Total commercial loans	1,604,767	1,526,623
Residential real estate	253,713	163,224
Consumer	270,017	161,512
Lease financing	191,479	144,230

Total loans	$2,319,976	$1,995,589

        Total loans include net deferred loan fees of $3.1 million and $5.8 million at December 31, 2016 and 2015, respectively, and unearned discounts of $20.7 million and $15.7 million within the lease financing portfolio at December 31, 2016 and 2015, respectively.

        At December 31, 2016 and 2015, the Company had commercial and residential loans held for sale totaling $70.6 million and $54.4 million, respectively. During the years ended December 31, 2016 and 2015, the Company sold commercial and residential real estate loans with proceeds totaling $1.18 billion and $1.00 billion, respectively.

        The Company monitors and assesses the credit risk of its loan portfolio using the classes set forth below. These classes also represent the segments by which the Company monitors the performance of its loan portfolio and estimates its allowance for loan losses.

        Commercial—Loans to varying types of businesses, including municipalities, school districts and nonprofit organizations, for the purpose of supporting working capital, operational needs and term financing of equipment. Repayment of such loans is generally provided through operating cash flows of the business. Commercial loans are predominately secured by equipment, inventory, accounts receivable, and other sources of repayment.

        Commercial real estate—Loans secured by real estate occupied by the borrower for ongoing operations, including loans to borrowers engaged in agricultural production, and non-owner occupied real estate leased to one or more tenants, including commercial office, industrial, special purpose, retail and multi-family residential real estate loans.

        Construction and land development—Secured loans for the construction of business and residential properties. Real estate construction loans often convert to a real estate commercial loan at the completion of the construction period. Secured development loans are made to borrowers for the purpose of infrastructure improvements to vacant land to create finished marketable residential and commercial lots/land. Most land development loans are originated with the intention that the loans will be paid through the sale of developed lots/land by the developers within twelve months of the completion date. Interest reserves may be established on real estate construction loans.

        Residential real estate—Loans secured by residential properties that generally do not qualify for secondary market sale; however, the risk to return and/or overall relationship are considered acceptable to the Company. This category also includes loans whereby consumers utilize equity in their personal residence, generally through a second mortgage, as collateral to secure the loan.

NOTE 6—LOANS (Continued)

        Consumer—Loans to consumers primarily for the purpose of home improvements, acquiring automobiles, recreational vehicles and boats. Consumer loans consist of relatively small amounts that are spread across many individual borrowers.

        Lease financing—Indirect financing leases to small businesses for purchases of business equipment. All indirect financing leases require monthly payments, and the weighted average maturity of our leases is less than four years.

        Commercial, commercial real estate, and construction and land development loans are collectively referred to as the Company's commercial loan portfolio, while residential real estate and consumer loans and lease financing receivables are collectively referred to as the Company's other loan portfolio.

        We have extended loans to certain of our directors, executive officers, principal shareholders and their affiliates. These loans were made in the ordinary course of business upon normal terms, including collateralization and interest rates prevailing at the time, and did not involve more than the normal risk of repayment by the borrower. The aggregate loans outstanding to the directors, executive officers, principal shareholders and their affiliates totaled $26.5 million and $39.2 million at December 31, 2016 and 2015, respectively. During 2016 and 2015, there were $16.1 million and $36.2 million, respectively, of new loans and other additions, while repayments and other reductions totaled $28.8 million and $15.0 million, respectively.

Credit quality monitoring

        The Company maintains loan policies and credit underwriting standards as part of the process of managing credit risk. These standards include making loans generally within the Company's four main regions, which include eastern, northern and southern Illinois and the St. Louis metropolitan area. Our equipment leasing business, based in Denver, provides financing to business customers across the country.

        The Company has a loan approval process involving underwriting and individual and group loan approval authorities to consider credit quality and loss exposure at loan origination. The loans in the Company's commercial loan portfolio are risk rated at origination based on the grading system set forth below. All loan authority is based on the aggregate credit to a borrower and its related entities.

        The Company's consumer loan portfolio is primarily comprised of both secured and unsecured loans that are relatively small and are evaluated at origination on a centralized basis against standardized underwriting criteria. The ongoing measurement of credit quality of the consumer loan portfolio is largely done on an exception basis. If payments are made on schedule, as agreed, then no further monitoring is performed. However, if delinquency occurs, the delinquent loans are turned over to the Company's Consumer Collections Group for resolution. Credit quality for the entire consumer loan portfolio is measured by the periodic delinquency rate, nonaccrual amounts and actual losses incurred.

        Loans in the commercial loan portfolio tend to be larger and more complex than those in the other loan portfolio, and therefore, are subject to more intensive monitoring. All loans in the commercial loan portfolio have an assigned relationship manager, and most borrowers provide periodic financial and operating information that allows the relationship managers to stay abreast of credit quality during the life of the loans. The risk ratings of loans in the commercial loan portfolio are reassessed at least annually, with loans below an acceptable risk rating reassessed more frequently and reviewed by various individuals within the Company at least quarterly.

NOTE 6—LOANS (Continued)

        The Company maintains a centralized independent loan review function that monitors the approval process and ongoing asset quality of the loan portfolio, including the accuracy of loan grades. The Company also maintains an independent appraisal review function that participates in the review of all appraisals obtained by the Company.

Credit quality indicators

        The Company uses a ten grade risk rating system to monitor the ongoing credit quality of its commercial loan portfolio. These loan grades rank the credit quality of a borrower by measuring liquidity, debt capacity, and coverage and payment behavior as shown in the borrower's financial statements. The risk grades also measure the quality of the borrower's management and the repayment support offered by any guarantors. A summary of the Company's loan grades (or, characteristics of the loans with each grade) is as follows:

        Risk Grades 1-6 (Acceptable Credit Quality)—All loans in Risk Grades 1 - 6 are considered to be acceptable credit risks by the Company and are grouped for purposes of financial reporting. The six grades essentially represent a ranking of loans that are all viewed to be of acceptable credit quality, taking into consideration the various factors mentioned above, but with varying degrees of financial strength, debt coverage, management and factors that could impact credit quality. Business credits within Risk Grades 1 - 6 range from Risk Grade 1: Excellent (factors include: excellent business credit; excellent debt capacity and coverage; outstanding management; strong guarantors; superior liquidity and net worth; favorable loan-to-value ratios; debt secured by cash or equivalents, or backed by the full faith and credit of the U.S. Government) to Risk Grade 6: Marginal (factors include: acceptable business credit, but with added risk due to specific industry or internal situations; uncertainty associated with performance or repayment ability).

        Risk Grade 7 (Special Mention)—A business credit that is not acceptable within the Company's loan origination criteria; cash flow may not be adequate or is continually inconsistent to service current debt; financial condition has deteriorated as company trends/management have become inconsistent; the company is slow in furnishing quality financial information; working capital needs of the company are reliant on short-term borrowings; personal guarantees are weak and/or with little or no liquidity; the net worth of the company has deteriorated after recent or continued losses; the loan has potential weaknesses that require the Company's close attention; payment delinquencies becoming more serious; if left uncorrected, these potential weaknesses may, at some future date, result in deterioration of repayment prospects.

        Risk Grade 8 (Substandard)—A business credit that is inadequately protected by the current financial net worth and paying capacity of the obligor or of the collateral pledged, if any; management has deteriorated or has become non-existent; quality financial information is unattainable; a high level of maintenance is required by the Company; cash flow can no longer support debt requirements; loan payments are continually and/or severely delinquent; negative net worth; personal guaranty has become insignificant; a credit that has a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. The Company still expects a full recovery of all contractual principal and interest payments; however, a possibility exists that the Company will sustain some loss if deficiencies are not corrected.

        Risk Grade 9 (Substandard-Nonaccrual)—A business credit accounted for on a nonaccrual basis that has all the weaknesses inherent in a loan classified as Risk Grade 8 with the added characteristic that the weaknesses are so pronounced that, on the basis of current financial information, conditions, and values, collection in full is highly questionable; a partial loss is possible and interest is no longer

NOTE 6—LOANS (Continued)

being accrued. This loan meets the definition of an impaired loan. The risk of loss requires analysis to determine whether a valuation allowance needs to be established.

        Risk Grade 10 (Doubtful)—A business credit that has all the weaknesses inherent in a loan classified as Risk Grade 8 and interest is no longer being accrued, but additional deficiencies make it highly probable that liquidation will not satisfy the majority of the obligation; the primary source of repayment is nonexistent and there is doubt as to the value of the secondary source of repayment; the possibility of loss is likely, but current pending factors could strengthen the credit. This loan meets the definition of an impaired loan. A loan charge-off is recorded when management deems an amount uncollectible; however, the Company will establish a valuation allowance for probable losses, if required.

        The Company considers all loans with Risk Grades of 1 - 6 as acceptable credit risks and structures and manages such relationships accordingly. Periodic financial and operating data combined with regular loan officer interactions are deemed adequate to monitor borrower performance. Loans with Risk Grades of 7 are considered "watch credits" and the frequency of loan officer contact and receipt of financial data is increased to stay abreast of borrower performance. Loans with Risk Grades of 8 - 10 are considered problematic and require special care. Further, loans with Risk Grades of 7 - 10 are managed and monitored regularly through a number of processes, procedures and committees, including oversight by a loan administration committee comprised of executive and senior management of the Company, which includes highly structured reporting of financial and operating data, intensive loan officer intervention and strategies to exit, as well as potential management by the Company's special assets group. Loans not graded are small loans that are monitored by aging status and payment activity.

        The following table presents the recorded investment of commercial loans (excluding PCI loans) by risk category as of December 31, 2016 (in thousands):

	Commercial	Commercial Real Estate	Construction and Land Development	Total
Acceptable credit quality	$426,560	$925,244	$159,702	$1,511,506
Special mention	10,930	8,735	—	19,665
Substandard	12,649	21,178	450	34,277
Substandard—nonaccrual	3,559	7,145	21	10,725
Doubtful	—	—	—	—
Not graded	612	1,593	5,002	7,207

Total (excluding PCI)	$454,310	$963,895	$165,175	$1,583,380

        The Company evaluates the credit quality of its other loans based primarily on the aging status of the loan and payment activity. Accordingly, loans on nonaccrual status, any loan past due 90 days or more and still accruing interest, and loans modified under troubled debt restructurings are considered to be impaired for purposes of credit quality evaluation. The following table presents the recorded

NOTE 6—LOANS (Continued)

investment of our other loans (excluding PCI loans) based on the credit risk profile of loans that are performing and loans that are impaired as of December 31, 2016 (in thousands):

	Residential Real Estate	Consumer	Lease Financing	Total
Performing	$242,127	$269,492	$190,148	$701,767
Impaired	5,029	213	1,331	6,573

Total (excluding PCI)	$247,156	$269,705	$191,479	$708,340

        The following table presents the recorded investment of commercial loans (excluding PCI loans) by risk category as of December 31, 2015 (in thousands):

	Commercial	Commercial Real Estate	Construction and Land Development	Total
Acceptable credit quality	$467,355	$821,314	$136,288	$1,424,957
Special mention	16,589	23,737	540	40,866
Substandard	3,448	8,103	—	11,551
Substandard-nonaccrual	5,702	8,844	—	14,546
Doubtful	—	—	—	—
Not graded	351	746	3,379	4,476

Total (excluding PCI)	$493,445	$862,744	$140,207	$1,496,396

        The following table presents the recorded investment of our other loans (excluding PCI loans) based on the credit risk profile of loans that are performing and loans that are impaired as of December 31, 2015 (in thousands):

	Residential Real Estate	Consumer	Lease Financing	Total
Performing	$151,111	$161,169	$143,832	$456,112
Impaired	4,155	51	398	4,604

Total (excluding PCI)	$155,266	$161,220	$144,230	$460,716

Impaired loans

        Impaired loans include loans on nonaccrual status, any loan past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings. Impaired loans at December 31, 2016 and 2015 do not include $28.3 million and $38.5 million, respectively, of PCI loans. The risk of credit loss on acquired loans was recognized as part of the fair value adjustment at the acquisition date.

NOTE 6—LOANS (Continued)

        A summary of impaired loans (excluding PCI loans) as of December 31, 2016 and 2015 is as follows (in thousands):

	2016	2015
Nonaccrual loans:
Commercial	$3,559	$5,702
Commercial real estate	7,145	8,844
Construction and land development	21	—
Residential real estate	4,629	3,516
Consumer	187	2
Lease financing	1,330	398

Total nonaccrual loans	16,871	18,462

Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	2,378	865
Commercial real estate	—	—
Construction and land development	—	—
Residential real estate	—	228
Consumer	26	49
Lease financing	1	—

Total accruing loans contractually past due 90 days or more as to interest or principal payments	2,405	1,142

Loans modified under troubled debt restructurings:
Commercial	611	3
Commercial real estate	11,253	4,873
Construction and land development	63	—
Residential real estate	400	411
Consumer	—	—
Lease financing	—	—

Total loans modified under troubled debt restructurings	12,327	5,287

Total impaired loans (excluding PCI)	$31,603	$24,891

        There was no interest income recognized on nonaccrual loans during 2016, 2015 and 2014 while the loans were in nonaccrual status. Additional interest income that would have been recorded on nonaccrual loans had they been current in accordance with their original terms was $718,000, $992,000 and $615,000 in 2016, 2015 and 2014, respectively. The Company recognized interest income on commercial and commercial real estate loans modified under troubled debt restructurings of $339,000, $267,000 and $222,000 in 2016, 2015 and 2014, respectively.

NOTE 6—LOANS (Continued)

        The following table presents impaired loans (excluding PCI loans) by portfolio, which are individually evaluated, as of December 31, 2016 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Valuation Allowance	Average Annual Recorded Investment	Interest Income Recognized While on Impaired Status
Impaired loans with a valuation allowance:
Commercial	$3,877	$3,888	$882	$3,974	$15
Commercial real estate	2,142	2,331	309	2,379	306
Construction and land development	84	84	8	87	7
Residential real estate	3,735	4,404	604	3,782	30
Consumer	213	190	23	221	—
Lease financing	1,331	1,331	356	1,331	—

Total impaired loans with a valuation allowance	11,382	12,228	2,182	11,774	358

Impaired loans with no related valuation allowance:
Commercial	2,671	7,567	—	5,604	1
Commercial real estate	16,256	17,058	—	16,847	17
Construction and land development	—	—	—	—	—
Residential real estate	1,294	1,462	—	1,179	2
Consumer	—	26	—	26	—
Lease financing	—	—	—	—	—

Total impaired loans with no related valuation allowance	20,221	26,113	—	23,656	20

Total impaired loans:
Commercial	6,548	11,455	882	9,578	16
Commercial real estate	18,398	19,389	309	19,226	323
Construction and land development	84	84	8	87	7
Residential real estate	5,029	5,866	604	4,961	32
Consumer	213	216	23	247	—
Lease financing	1,331	1,331	356	1,331	—

Total impaired loans (excluding PCI)	$31,603	$38,341	$2,182	$35,430	$378

NOTE 6—LOANS (Continued)

        The following table presents impaired loans (excluding PCI loans) by portfolio, which are individually evaluated, as of December 31, 2015 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Valuation Allowance	Average Annual Recorded Investment	Interest Income Recognized While on Impaired Status
Impaired loans with a valuation allowance:
Commercial	$5,789	$8,760	$1,797	$7,088	$—
Commercial real estate	9,197	9,489	514	9,225	267
Construction and land development	—	26	—	—	—
Residential real estate	3,206	3,798	626	3,231	16
Consumer	51	52	7	52	—
Lease financing	398	398	50	398	—

Total impaired loans with a valuation allowance	18,641	22,523	2,994	19,994	283

Impaired loans with no related valuation allowance:
Commercial	781	781	—	781	—
Commercial real estate	4,520	5,840	—	4,599	—
Construction and land development	—	—	—	—	—
Residential real estate	949	989	—	954	2
Consumer	—	—	—	—	—
Lease financing	—	—	—	—	—

Total impaired loans with no related valuation allowance	6,250	7,610	—	6,334	2

Total impaired loans:
Commercial	6,570	9,541	1,797	7,869	—
Commercial real estate	13,717	15,329	514	13,824	267
Construction and land development	—	26	—	—	—
Residential real estate	4,155	4,787	626	4,185	18
Consumer	51	52	7	52	—
Lease financing	398	398	50	398	—

Total impaired loans (excluding PCI)	$24,891	$30,133	$2,994	$26,328	$285

        The difference between a loan's recorded investment and the unpaid principal balance represents: (1) a partial charge-off resulting from a confirmed loss due to the value of the collateral securing the loan being below the loan's principal balance and management's assessment that the full collection of the loan balance is not likely and/or (2) payments received on nonaccrual loans that are fully applied to principal on the loan's recorded investment as compared to being applied to principal and interest on the unpaid customer principal and interest balance. The difference between the recorded investment and the unpaid principal balance was $6.7 million and $5.2 million at December 31, 2016 and 2015, respectively.

NOTE 6—LOANS (Continued)

        The following table presents the aging status of the recorded investment in loans by portfolio (excluding PCI loans) as of December 31, 2016 (in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Accruing Loans Past Due 90 Days or More	Nonaccrual Loans	Total Past Due	Current	Total Loans
Commercial	$3,326	$138	$2,378	$3,559	$9,401	$444,909	$454,310
Commercial real estate	648	787	—	7,145	8,580	955,315	963,895
Construction and land development	—	—	—	21	21	165,154	165,175
Residential real estate	3,472	13	—	4,629	8,114	239,042	247,156
Consumer	1,701	588	26	187	2,502	267,203	269,705
Lease financing	94	—	1	1,330	1,425	190,054	191,479

Total (excluding PCI)	$9,241	$1,526	$2,405	$16,871	$30,043	$2,261,677	$2,291,720

        The following table presents the aging status of the recorded investment in loans by portfolio (excluding PCI loans) as of December 31, 2015 (in thousands):

	30 - 59 Days Past Due	60 - 89 Days Past Due	Accruing Loans Past Due 90 Days or More	Nonaccrual Loans	Total Past Due	Current	Total Loans
Commercial	$1,911	$2,296	$865	$5,702	$10,774	$482,671	$493,445
Commercial real estate	288	1,989	—	8,844	11,121	851,623	862,744
Construction and land development	340	—	—	—	340	139,867	140,207
Residential real estate	1,983	438	228	3,516	6,165	149,101	155,266
Consumer	565	273	49	2	889	160,331	161,220
Lease financing	37	—	—	398	435	143,795	144,230

Total (excluding PCI)	$5,124	$4,996	$1,142	$18,462	$29,724	$1,927,388	$1,957,112

Troubled debt restructurings

        A loan is categorized as a troubled debt restructuring ("TDR") if a concession is granted to provide for a reduction of either interest or principal due to deterioration in the financial condition of the borrower. TDRs can take the form of a reduction of the stated interest rate, splitting a loan into separate loans with market terms on one loan and concessionary terms on the other loans, receipts of assets from a debtor in partial or full satisfaction of a loan, the extension of the maturity date or dates at a stated interest rate lower than the current market rate for new debt with similar risk, the reduction of the face amount or maturity of the debt as stated in the instrument or other agreement, the reduction of accrued interest, the release of a personal guarantee in a bankruptcy situation or any other concessionary type of renegotiated debt. Loans are not classified as TDRs when the modification is short-term or results in only an insignificant delay or shortfall in the payments to be received.

        Loans modified as TDRs for commercial and commercial real estate loans generally consist of allowing commercial borrowers to defer scheduled principal payments and make interest only payments for a specified period of time at the stated interest rate of the original loan agreement or lower payments due to a modification of the loans' contractual terms. TDRs that continue to accrue interest

NOTE 6—LOANS (Continued)

and are greater than $50,000 are individually evaluated for impairment, on a quarterly basis, and transferred to nonaccrual status when it is probable that any remaining principal and interest payments due on the loan will not be collected in accordance with the contractual terms of the loan. TDRs that subsequently default are individually evaluated for impairment at the time of default. The allowance for loan losses on TDRs totaled $203,000 and $109,000 as of December 31, 2016 and 2015, respectively. The Company had no unfunded commitments in connection with TDRs at December 31, 2016 and 2015.

        The Company's TDRs are identified on a case-by-case basis in connection with the ongoing loan collection processes. The following table presents TDRs by loan portfolio (excluding PCI loans) as of December 31, 2016 and 2015 (in thousands):

	2016			2015
	Accruing(1)	Non-accrual(2)	Total	Accruing(1)	Non-accrual(2)	Total
Commercial	$611	$—	$611	$3	$40	$43
Commercial real estate	11,253	5,098	16,351	4,873	5,332	10,205
Construction and land development	63	—	63	—	—	—
Residential real estate	400	527	927	411	383	794
Consumer	—	—	—	—	—	—
Lease financing	—	—	—	—	—	—

Total loans (excluding PCI)	$12,327	$5,625	$17,952	$5,287	$5,755	$11,042

(1)
These loans are still accruing interest.

(2)
These loans are included in non-accrual loans in the preceding tables.

        The following table presents a summary of loans by portfolio that were restructured during the year ended December 31, 2016 and the loans by portfolio that were modified as TDRs within the previous twelve months that subsequently defaulted during the year ended December 31, 2016 (dollars in thousands):

	Commercial Loan Portfolio			Other Loan Portfolio
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Lease Financing	Total
Troubled debt restructurings:
Number of loans	3	2	—	3	—	—	8
Pre-modification outstanding balance	$685	$10,207	$—	$206	$—	$—	$11,098
Post-modification outstanding balance	611	10,139	—	206	—	—	10,956
Troubled debt restructurings that subsequently defaulted
Number of loans	—	1	—	—	—	—	1
Recorded balance	$—	$28	$—	$—	$—	$—	$28

        The following table presents a summary of loans by portfolio that were restructured during the year ended December 31, 2015 and the loans by portfolio that were modified as TDRs within the

NOTE 6—LOANS (Continued)

previous twelve months that subsequently defaulted during the year ended December 31, 2015 (dollars in thousands):

	Commercial Loan Portfolio			Other Loan Portfolio
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Lease Financing	Total
Troubled debt restructurings:
Number of loans	—	1	—	—	—	—	1
Pre-modification outstanding balance	$—	$58	$—	$—	$—	$—	$58
Post-modification outstanding balance	—	58	—	—	—	—	58
Troubled debt restructurings that subsequently defaulted
Number of loans	—	1	—	—	—	—	1
Recorded balance	$—	$54	$—	$—	$—	$—	$54

Allowance for loan losses

        The Company's loan portfolio is principally comprised of commercial, commercial real estate, construction and land development, residential real estate and consumer loans and lease financing receivables. The principal risks to each category of loans are as follows:

        Commercial—The principal risk of commercial loans is that these loans are primarily made based on the identified cash flow of the borrower and secondarily on the collateral underlying the loans. Most often, this collateral consists of accounts receivable, inventory and equipment. Inventory and equipment may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. As such, repayment of such loans is often more sensitive than other types of loans to adverse conditions in the general economy.

        Commercial real estate—As with commercial loans, repayment of commercial real estate loans is often dependent on the borrower's ability to make repayment from the cash flow of the commercial venture. While commercial real estate loans are collateralized by the borrower's underlying real estate, foreclosure on such assets may be more difficult than with other types of collateralized loans because of the possible effect the foreclosure would have on the borrower's business, and property values may tend to be partially based upon the value of the business situated on the property.

        Construction and land development—Construction and land development lending involves additional risks not generally present in other types of lending because funds are advanced upon the estimated future value of the project, which is uncertain prior to its completion and at the time the loan is made, and costs may exceed realizable values in declining real estate markets. Moreover, if the estimate of the value of the completed project proves to be overstated or market values or rental rates decline, the collateral may prove to be inadequate security for the repayment of the loan. Additional funds may also be required to complete the project, and the project may have to be held for an unspecified period of time before a disposition can occur.

        Residential real estate—The principal risk to residential real estate lending is associated with residential loans not sold into the secondary market. In such cases, the value of the underlying property may have deteriorated as a result of a change in the residential real estate market, and the borrower

NOTE 6—LOANS (Continued)

may have little incentive to repay the loan or continue living in the property. Additionally, in areas with high vacancy rates, reselling the property without substantial loss may be difficult.

        Consumer—The repayment of consumer loans is typically dependent on the borrower remaining employed through the life of the loan, as well as the possibility that the collateral underlying the loan may not be adequately maintained by the borrower.

        Lease financing—Our indirect financing leases are primarily for business equipment leased to varying types of small businesses. If the cash flow from business operations is reduced, the business's ability to repay may become impaired.

        Changes in the allowance for loan losses for the years ended December 31, 2016, 2015 and 2014 are as follows (in thousands):

	2016			2015			2014
	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total
Balance at beginning of period	$14,093	$1,895	$15,988	$10,503	$1,797	$12,300	$11,985	$11,687	$23,672
Provision for loan losses	6,425	(834)	5,591	11,061	66	11,127	300	(208)	92
Loan charge-offs	(7,668)	(68)	(7,736)	(9,565)	(92)	(9,657)	(2,271)	(9,825)	(12,096)
Loan recoveries	894	125	1,019	2,094	124	2,218	489	143	632

Net loan charge-offs	(6,774)	57	(6,717)	(7,471)	32	(7,439)	(1,782)	(9,682)	(11,464)

Balance at end of period	$13,744	$1,118	$14,862	$14,093	$1,895	$15,988	$10,503	$1,797	$12,300

        In 2016, the Company recorded $7.7 million of non-PCI loan charge-offs, which included a $1.6 million charge-off on a nonperforming commercial loan to one borrower, a $1.4 million charge-off on a nonperforming commercial loan to one borrower and a $530,000 charge-off on nonperforming commercial loans related to a single credit relationship as a result of the deterioration in the borrower's collateral position on the respective loans. In 2015, the Company recorded $9.6 million of non-PCI loan charge-offs, which included a $7.5 million charge-off on a group of nonperforming loans to one borrower due to deterioration in the borrower's collateral position on these loans. In 2014, the Company recorded $9.8 million of PCI loan charge-offs primarily due to a PCI loan pool of commercial real estate loans from a previous acquisition being closed out in 2014 due to no more active loans remaining in the pool.

        The following table represents, by loan portfolio, a summary of changes in the allowance for loan losses for the year ended December 31, 2016 and provides details regarding the balance in the

NOTE 6—LOANS (Continued)

allowance for loan losses and the recorded investment in loans as of December 31, 2016 by impairment evaluation method (in thousands):

	Commercial Loan Portfolio			Other Loan Portfolio
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Lease Financing	Total
Changes in allowance for loan losses in 2016:
Beginning balance	$6,917	$5,179	$435	$2,120	$749	$588	$15,988
Provision for loan losses	2,992	(1,041)	(183)	1,601	382	1,840	5,591
Charge-offs	(4,252)	(1,177)	(1)	(966)	(301)	(1,039)	(7,736)
Recoveries	263	264	94	174	100	124	1,019

Ending balance	$5,920	$3,225	$345	$2,929	$930	$1,513	$14,862

Allowance for loan losses at December 31, 2016 attributable to:
Loans individually evaluated for impairment	878	296	6	379	—	285	1,844
Loans collectively evaluated for impairment	4	13	2	225	23	71	338
Non-impaired loans collectively evaluated for impairment	4,539	2,684	337	1,968	877	1,157	11,562
Loans acquired with deteriorated credit quality(1)	499	232	—	357	30	—	1,118

Total allowance for loan losses	$5,920	$3,225	$345	$2,929	$930	$1,513	$14,862

Recorded investment (loan balance) at December 31, 2016:
Impaired loans individually evaluated for impairment	6,504	18,275	63	2,920	—	670	28,432
Impaired loans collectively evaluated for impairment	44	123	21	2,109	213	661	3,171
Non-impaired loans collectively evaluated for impairment	447,762	945,497	165,091	242,127	269,492	190,148	2,260,117
Loans acquired with deteriorated credit quality(1)	3,517	5,720	12,150	6,557	312	—	28,256

Total recorded investment (loan balance)	$457,827	$969,615	$177,325	$253,713	$270,017	$191,479	$2,319,976

(1)
Loans acquired with deteriorated credit quality were originally recorded at fair value at the acquisition date and the risk of credit loss was recognized at that date based on estimates of expected cash flows.

NOTE 6—LOANS (Continued)

        The following table represents, by loan portfolio, a summary of changes in the allowance for loan losses for the year ended December 31, 2015 and provides details regarding the balance in the allowance for loan losses and the recorded investment in loans as of December 31, 2015 by impairment evaluation method (in thousands):

	Commercial Loan Portfolio			Other Loan Portfolio
	Commercial	Commercial Real Estate	Construction and Land Development	Residential Real Estate	Consumer	Lease Financing	Total
Changes in allowance for loan losses in 2015:
Beginning balance	$2,284	$6,925	$486	$2,038	$567	$—	$12,300
Provision for loan losses	11,154	(2,001)	86	663	405	820	11,127
Charge-offs	(7,742)	(379)	(171)	(742)	(334)	(289)	(9,657)
Recoveries	1,221	634	34	161	111	57	2,218

Ending balance	$6,917	$5,179	$435	$2,120	$749	$588	$15,988

Allowance for loan losses at December 31, 2015 attributable to:
Loans individually evaluated for impairment	1,765	479	—	452	—	—	2,696
Loans collectively evaluated for impairment	32	35	—	174	7	50	298
Non-impaired loans collectively evaluated for impairment	4,745	3,662	419	1,000	735	538	11,099
Loans acquired with deteriorated credit quality(1)	375	1,003	16	494	7	—	1,895

Total allowance for loan losses	$6,917	$5,179	$435	$2,120	$749	$588	$15,988

Recorded investment (loan balance) at December 31, 2015:
Impaired loans individually evaluated for impairment	6,316	13,434	—	2,778	—	—	22,528
Impaired loans collectively evaluated for impairment	254	283	—	1,377	51	398	2,363
Non-impaired loans collectively evaluated for impairment	486,875	849,027	140,207	151,111	161,169	143,832	1,932,221
Loans acquired with deteriorated credit quality(1)	6,128	14,040	10,059	7,958	292	—	38,477

Total recorded investment (loan balance)	$499,573	$876,784	$150,266	$163,224	$161,512	$144,230	$1,995,589

(1)
Loans acquired with deteriorated credit quality were originally recorded at fair value at the acquisition date and the risk of credit loss was recognized at that date based on estimates of expected cash flows.

NOTE 6—LOANS (Continued)

Purchased credit impaired loans

        Purchased loans acquired in a business combination, including loans purchased in our FDIC-assisted transactions, are recorded at estimated fair value on their purchase date without a carryover of the related allowance for loan losses. PCI loans are purchased loans that have evidence of credit deterioration since origination, and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the purchase date may include factors such as past due and nonaccrual status. The difference between contractually required principal and interest at acquisition and the cash flows expected to be collected at acquisition is referred to as the non-accretable difference. Subsequent decreases to the expected cash flows will generally result in impairment, which is recorded as provision for loan losses in the consolidated statements of income. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Further, any excess cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

        Changes in the accretable yield for PCI loans were as follows for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	2016	2015	2014
Balance at beginning of period	$10,526	$16,198	$5,480
New loans purchased—Heartland acquisition	—	—	11,242
Accretion	(8,579)	(5,676)	(1,393)
Disposals related to foreclosures	—	—	(3)
Other adjustments (including maturities, charge-offs and impact of changes in timing of expected cash flows)	915	—	608
Reclassification from non-accretable	6,173	4	264

Balance at end of period	$9,035	$10,526	$16,198

        The fair value of PCI loans, on the acquisition date, was determined based on assigned risk ratings, expected cash flows and the fair value of loan collateral.

NOTE 6—LOANS (Continued)

        The carrying amount of covered loans and non-covered loans as of December 31, 2016 and 2015 consisted of PCI loans and non-PCI loans as shown in the following table (in thousands):

	2016			2015
	Non-PCI Loans	PCI Loans	Total	Non-PCI Loans	PCI Loans	Total
Covered loans:(1)
Commercial	$—	$—	$—	$378	$1,067	$1,445
Commercial real estate	—	—	—	876	318	1,194
Construction and land development	—	—	—	—	—	—
Residential real estate	—	—	—	715	275	990
Consumer	—	—	—	—	—	—
Lease financing	—	—	—	—	—	—

Total covered loans	—	—	—	1,969	1,660	3,629

Non-covered loans:
Commercial	454,310	3,517	457,827	493,067	5,061	498,128
Commercial real estate	963,895	5,720	969,615	861,868	13,722	875,590
Construction and land development	165,175	12,150	177,325	140,207	10,059	150,266
Residential real estate	247,156	6,557	253,713	154,551	7,683	162,234
Consumer	269,705	312	270,017	161,220	292	161,512
Lease financing	191,479	—	191,479	144,230	—	144,230

Total non-covered loans	2,291,720	28,256	2,319,976	1,955,143	36,817	1,991,960

Total loans	$2,291,720	$28,256	$2,319,976	$1,957,112	$38,477	$1,995,589

(1)
Covered loans include loans from our 2010 acquisition. On October 3, 2016, the Company entered into an agreement with the FDIC to terminate its existing loss share agreements as more fully described in Note 1 to the consolidated financial statements.

        The outstanding customer balance for PCI loans totaled $34.6 million and $44.5 million as of December 31, 2016 and 2015, respectively.

NOTE 7—PREMISES AND EQUIPMENT, NET

        A summary of premises and equipment as of December 31, 2016 and 2015 is as follows (in thousands):

	2016	2015
Land	$14,314	$14,942
Buildings and improvements	56,766	58,922
Furniture and equipment	21,419	21,803

Total	92,499	95,667
Accumulated depreciation	(25,807)	(22,534)

Premises and equipment, net	$66,692	$73,133

NOTE 7—PREMISES AND EQUIPMENT, NET (Continued)

        Depreciation expense for the years ended December 31, 2016, 2015 and 2014 was $5.1 million, $5.1 million, and $3.5 million, respectively.

        In November 2016, the Company announced a branch network optimization plan which will reduce the number of banking offices from 46 to 39 by March 2017. As a result of this plan, the Company recorded $1.9 million of asset impairment on existing banking facilities, which was recognized in other expense in the consolidated statements of income, and reclassified $1.6 million of branch related assets as held for sale from premises and equipment, net to other assets on the consolidated balance sheet as of December 31, 2016.

NOTE 8—MORTGAGE SERVICING RIGHTS

        At December 31, 2016 and 2015, the Company serviced mortgage loans for others totaling $5.64 billion and $5.48 billion, respectively. A summary of mortgage loans serviced for others as of December 31, 2016 and 2015 is as follows (in thousands):

	2016	2015
Commercial FHA mortgage loans	$3,811,066	$3,649,524
Residential mortgage loans	1,833,443	1,826,280

Total loans serviced for others	$5,644,509	$5,475,804

        Changes in our mortgage servicing rights were as follows for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	2016	2015	2014
Mortgage servicing rights:
Balance at beginning of period	$67,218	$62,900	$2,522
Servicing rights acquired—commercial FHA mortgage loans	—	—	45,544
Servicing rights acquired—residential mortgage loans	—	—	14,791
Servicing rights capitalized—commercial FHA mortgage loans	6,805	4,318	—
Servicing rights capitalized—residential mortgage loans	3,828	5,015	464
Amortization—commercial FHA mortgage loans	(2,388)	(2,272)	—
Amortization—residential mortgage loans	(3,753)	(2,743)	(421)

Balance at end of period	71,710	67,218	62,900

Valuation allowances:
Balance at beginning of period	567	119	202
Additions	6,962	1,630	92
Reductions	(3,827)	(1,182)	(175)

Balance at end of period	3,702	567	119

Mortgage servicing rights, net	$68,008	$66,651	$62,781

Fair value:
At beginning of period	$66,700	$62,781	$2,320

At end of period	$68,008	$66,700	$62,781

NOTE 8—MORTGAGE SERVICING RIGHTS (Continued)

        The following table is a summary of key assumptions, representing both general economic and other published information and the weighted average characteristics of the commercial and residential portfolios, used in the valuation of servicing rights at December 31, 2016 and 2015. Assumptions used in the prepayment rate consider many factors as appropriate, including lockouts, balloons, prepayment penalties, interest rate ranges, delinquencies and geographic location. The discount rate is based on an average pre-tax internal rate of return utilized by market participants in pricing the servicing portfolios. Significant increases or decreases in any one of these assumptions would result in a significantly lower or higher fair value measurement.

	Servicing Fee	Interest Rate	Remaining Years to Maturity	Prepayment Rate	Servicing Cost	Discount Rate
December 31, 2016:
Commercial FHA mortgage loans	0.13%	3.72%	30.2	8.31%	$1,000	10 - 13%
Residential mortgage loans	0.26%	3.89%	24.2	9.72%	$60.27	9 - 11%
December 31, 2015:
Commercial FHA mortgage loans	0.12%	3.85%	30.6	8.53%	$1,000	10 - 13%
Residential mortgage loans	0.27%	3.96%	24.4	11.22%	$73.66	9 - 11%

        We recognize revenue from servicing commercial FHA and residential mortgages as earned based on the specific contractual terms. This revenue, along with amortization of and changes in impairment on servicing rights, is reported in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income. Mortgage servicing rights do not trade in an active market with readily observable prices. The fair value of mortgage servicing rights and their sensitivity to changes in interest rates is influenced by the mix of the servicing portfolio and characteristics of each segment of the portfolio. The Company's servicing portfolio consists of the distinct portfolios of government-insured residential and commercial mortgages and conventional residential mortgages. The fair value of our servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration expected mortgage loan prepayment rates, discount rates, cost to service, contractual servicing fee income, ancillary income, late fees, replacement reserves and other economic factors that are determined based on current market conditions.

NOTE 9—GOODWILL AND INTANGIBLE ASSETS

        At December 31, 2016 and 2015, goodwill totaled $48.8 million and $46.5 million, respectively, reflecting an increase of approximately $2.3 million as a result of the Sterling acquisition, as further discussed in Note 2 to the consolidated financial statements. Goodwill represents the amount by which the cost of an acquisition exceeded fair value of net assets acquired in connection with the purchase of another financial institution. Goodwill is tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company performed its most recent annual goodwill impairment test as of September 30, 2016 and concluded that no impairment existed as of that date.

NOTE 9—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table summarizes the carrying amount of goodwill by segment at December 31, 2016 and 2015 (in thousands).

	2016	2015
Banking	$35,627	$35,627
Commercial FHA Origination and Servicing	10,892	10,892
Other	2,317	—

Total goodwill	$48,836	$46,519

        The Company's intangible assets, consisting of core deposit and trust relationship intangibles, as of December 31, 2016 and 2015 are summarized as follows (in thousands):

	2016			2015
	Gross Carrying Amount	Accumulated Amortization	Total	Gross Carrying Amount	Accumulated Amortization	Total
Core deposit intangibles	$20,542	$(16,181)	$4,361	$20,542	$(14,471)	$6,071
Trust relationship intangibles	5,471	(2,645)	2,826	3,141	(2,208)	933

Total intangible assets	$26,013	$(18,826)	$7,187	$23,683	$(16,679)	$7,004

        In conjunction with the acquisition of wealth management assets from Sterling on November 10, 2016, we recorded $2.3 million of trust relationship intangibles, which are being amortized on a straight line basis over 20 years, as further discussed in Note 2 to the consolidated financial statements.

        Amortization of intangible assets was $2.1 million, $2.5 million and $2.1 million for the years ended December 31, 2016, 2015 and 2014, respectively.

        Estimated amortization expense for future years is as follows (in thousands):

Amount
Year ending December 31,
2017	$1,827
2018	1,247
2019	913
2020	597
2021	446
Thereafter	2,157

Total	$7,187

NOTE 10—DERIVATIVE INSTRUMENTS

        As part of the Company's overall management of interest rate sensitivity, the Company utilizes derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility, including interest rate lock commitments, forward commitments to sell mortgage-backed securities and interest rate swap agreements.

Interest rate lock commitments / forward commitments to sell mortgage-backed securities

        Derivative instruments issued by the Company consist of interest rate lock commitments to originate fixed-rate loans to be sold. Commitments to originate fixed-rate loans consist of commercial and residential real estate loans. The interest rate lock commitments and loans held for sale are hedged with forward contracts to sell mortgage-backed securities. The fair value of the interest rate lock commitments and forward contracts to sell mortgage-backed securities are included in other assets or other liabilities in the consolidated balance sheets. Changes in the fair value of derivative financial instruments are recognized in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income.

        The following table summarizes the interest rate lock commitments and forward commitments to sell mortgage-backed securities held by the Company, their notional amount, estimated fair values and the location in which the derivative instruments are reported in the consolidated balances sheets at December 31, 2016 and 2015 (in thousands):

	Notional Amount		Fair Value Gain
	2016	2015	2016	2015
Derivative Instruments (included in Other Assets):
Interest rate lock commitments	$264,359	$257,023	$6,253	$6,029
Forward commitments to sell mortgage-backed securities	301,788	—	125	—

Total	$566,147	$257,023	$6,378	$6,029

	Notional Amount		Fair Value Loss
	2016	2015	2016	2015
Derivative Instruments (included in Other Liabilities):
Forward commitments to sell mortgage-backed securities	$—	$278,313	$—	$2

        Net gains recognized on derivative instruments were $351,000, $6.0 million and $97,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Net gains on derivative instruments were recognized in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income.

Interest rate swap agreements

        In August 2011, the Company entered into an interest rate swap agreement to convert its variable rate trust preferred debentures to a fixed rate. The agreement commenced on August 15, 2012 at a notional amount of $10.0 million and matured on October 15, 2016. Under the terms of the agreement, the Company received interest at a variable rate equal to 2.75% over the three-month LIBOR and paid interest at a fixed rate of 4.66%. As of December 31, 2015, the fair value of the agreement reflected losses of $126,000, which were included in other liabilities in the consolidated balance sheets.

NOTE 11—DEPOSITS

        The following table summarizes the classification of deposits as of December 31, 2016 and 2015 (in thousands):

	2016	2015
Noninterest-bearing demand	$562,333	$543,401
Interest-bearing:
Checking	656,248	621,925
Money market	399,851	377,654
Savings	166,910	155,778
Time	619,024	668,890

Total deposits	$2,404,366	$2,367,648

        Included in time deposits are time certificates of $250,000 or more and brokered certificates of deposits of $52.9 million and $218.7 million as of December 31, 2016, respectively, and $52.2 million and $222.3 million as of December 31, 2015, respectively.

        Investment securities with a carrying amount of $75.3 million and $120.2 million were pledged for public deposits at December 31, 2016 and 2015, respectively. Standby letters of credit issued by the FHLB on our behalf of $68.0 million and $8.0 million were pledged for public deposits at December 31, 2016 and 2015, respectively.

        As of December 31, 2016, the scheduled maturities of time deposits are as follows (in thousands):

Amount
Year ending December 31,
2017	$334,631
2018	213,568
2019	55,837
2020	6,288
2021	8,698
Thereafter	2

Total	$619,024

NOTE 12—SHORT-TERM BORROWINGS

        The following table presents the distribution of short-term borrowings and related weighted average interest rates for each of the years ended December 31, 2016 and 2015 (in thousands):

	Repurchase Agreements
	2016	2015
Outstanding at period-end	$131,557	$107,538
Average amount outstanding	130,228	123,447
Maximum amount outstanding at any month end	168,369	147,542
Weighted average interest rate:
During period	0.23%	0.19%
End of period	0.21%	0.21%

        At December 31, 2016, the Bank had federal funds lines of credit totaling $30.0 million. These lines of credit were unused at December 31, 2016.

NOTE 12—SHORT-TERM BORROWINGS (Continued)

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction, which represents the amount of the Bank's obligation. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. Investment securities with a carrying amount of $140.0 million and $135.4 million at December 31, 2016 and 2015, respectively, were pledged for securities sold under agreements to repurchase.

        The Bank had lines of credit of $35.1 million and $62.1 million at December 31, 2016 and 2015, respectively, from the Federal Reserve Discount Window. The lines are collateralized by a collateral agreement with respect to a pool of commercial real estate loans totaling $43.3 million and $76.7 million at December 31, 2016 and 2015, respectively. There were no outstanding borrowings at December 31, 2016 and 2015.

NOTE 13—FHLB ADVANCES AND OTHER BORROWINGS

        The following table summarizes our FHLB advances and other borrowings as of December 31, 2016 and 2015 (in thousands):

	2016	2015
FHLB advances—fixed rate, fixed term, at rates averaging 0.89% and 0.93%, respectively, at December 31, 2016 and 2015, respectively—maturing through August 2023	$237,500	$40,000
Obligations under capital leases—implicit interest rate of 1.70%—maturing through July 2018	18	178

Total FHLB advances and other borrowings	$237,518	$40,178

        On December 18, 2014, the Company entered into a $14.0 million term loan agreement with another bank. The interest rate was fixed at 4.85% for the term of the loan. This loan was paid off in June 2015.

        On December 31, 2014, the Company repaid $40.0 million of FHLB advances with a weighted average interest rate of 2.86% and maturity dates ranging from 2016 to 2017. As a result, the Company paid a prepayment fee of $1.7 million that was recorded as noninterest expense in the consolidated statements of income.

        The Company's advances from the FHLB are collateralized by a blanket collateral agreement of qualifying mortgage and home equity line of credit loans and certain commercial loans totaling approximately $1.18 billion and $987.4 million at December 31, 2016 and 2015, respectively.

NOTE 13—FHLB ADVANCES AND OTHER BORROWINGS (Continued)

        Payments over the next five years for FHLB advances and other borrowings are as follows (in thousands):

Amount
2017	$62,514
2018	50,004
2019	—
2020	—
2021	50,000
Thereafter	75,000

Total	$237,518

NOTE 14—SUBORDINATED DEBT

        The following table summarizes the Company's subordinated debt as of December 31, 2016 and 2015 (in thousands):

	2016	2015
Subordinated debt issued June 2013—fixed interest rate of 8.25%, $8,000 maturing June 28, 2021	$—	$7,448
Subordinated debt issued June 2015—fixed interest rate of 6.00% for the first five years through June 2020 and a variable interest rate equivalent to three month LIBOR plus 4.35% thereafter, $40,325 maturing June 18, 2025	39,729	39,659
Subordinated debt issued June 2015—fixed interest rate of 6.50%, $15,000 maturing June 18, 2025	14,779	14,752

Total subordinated debt	$54,508	$61,859

        In June 2015, the Company issued $55.3 million of subordinated debt in a private placement. The transaction was structured in two tranches: (1) $40.3 million, maturing on June 18, 2025 with a redemption option on or after June 18, 2020, with a fixed rate of interest of 6.00% for the first five years, payable semiannually in arrears beginning December 18, 2015, and a floating rate of interest equivalent to the three-month LIBOR plus 435 basis points thereafter, payable quarterly beginning on September 18, 2020; and (2) $15.0 million, maturing on June 18, 2025, with a fixed rate of interest of 6.50%, payable semiannually in arrears beginning December 18, 2015. The value of the subordinated debentures was reduced by $0.9 million with the recording of debt issuance costs associated with the issuance of the subordinated debentures, which are being amortized on a straight line basis through maturity of the subordinated notes.

        On January 2, 2013, a third party committed to invest a total of $10.0 million in the Company in the form of $8.0 million of subordinated notes and $2.0 million of common stock. On March 26, 2013, we issued 125,000 shares of common stock pursuant to the terms of the commitment. In addition, 8.25% subordinated notes totaling $8.0 million were issued on June 28, 2013 with a maturity date of June 28, 2021. An 8-year detachable warrant for the purchase of 125,000 shares at $16.00 per share of common stock of the Company was issued concurrently with the funding of the notes. The detachable warrants became exercisable one year after issuance. The detachable warrants were valued at $0.6 million and recorded on a relative value basis separately in shareholders' equity. Correspondingly, the value of the subordinated notes was reduced by $0.6 million with the recording of a discount that the Company was amortizing using the interest method over the life of the subordinated notes. On

NOTE 14—SUBORDINATED DEBT (Continued)

June 28, 2016, the Company repaid the $8.0 million subordinated debt issued in June 2013 and recognized the remaining discount of $0.5 million in other noninterest expense in the consolidated statements of income.

        The subordinated debentures may be included in Tier 1 capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

NOTE 15—TRUST PREFERRED DEBENTURES

        The following table summarizes the Company's trust preferred debentures as of December 31, 2016 and 2015 (in thousands):

	2016	2015
Grant Park Statutory Trust I—variable interest rate equal to LIBOR plus 2.85%, which was 3.74% and 3.17%, at December 31, 2016 and 2015, respectively—$3,000 maturing January 23, 2034	$1,996	$1,932
Midland States Preferred Securities Trust—variable interest rate equal to LIBOR plus 2.75%, which was 3.63% and 3.07% at December 31, 2016 and 2015, respectively—$10,000 maturing April 23, 2034	9,957	9,954
LSHC Capital Trust III—variable interest rate equal to LIBOR plus 1.75%, which was 2.71% and 2.26% at December 31, 2016 and 2015, respectively—$20,000 maturing December 31, 2036	13,141	13,001
LSHC Capital Trust IV—variable interest rate equal to LIBOR plus 1.47%, which was 2.42% and 1.92% at December 31, 2016 and 2015, respectively—$20,000 maturing September 6, 2037	12,311	12,170

Total trust preferred debentures	$37,405	$37,057

        On March 26, 2004, Midland States Preferred Securities Trust ("Midland Trust"), a statutory trust under the Delaware Statutory Trust Act, was formed by the Company. The Midland Trust issued a pool of $10.0 million of floating rate Cumulative Trust Preferred Debentures with a liquidation amount of $1,000 per security. The Company issued $10.0 million of subordinated debentures to the Midland Trust in exchange for ownership of all the common securities of the Midland Trust. The Company is not considered the primary beneficiary of this trust; therefore, the trust is not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of the trust was $310,000 and is included in other assets.

        In conjunction with the acquisition of Grant Park Bancshares, Inc. on June 5, 2013, the Company assumed $3.0 million of subordinated debentures that were recorded at a fair value of $1.8 million at the time of acquisition. On December 19, 2003, the Grant Park Statutory Trust I ("Grant Park Trust") issued 3,000 shares of preferred securities with a liquidation amount of $1,000 per security. Grant Park issued $3.0 million of subordinated debentures to the Grant Park Trust in exchange for ownership of all the common securities of the trust. The Company is not considered the primary beneficiary of the Grant Park Trust, therefore the trust is not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of the trust was $93,000 and is included in other assets.

        In conjunction with the acquisition of LSHC, the Company assumed $40.0 million of subordinated debentures that were recorded at a fair value of $26.1 million at the time of acquisition. On November 30, 2006, the Love Savings/Heartland Capital Trust III ("LSHC Trust III") issued 20,000 shares of capital securities with a liquidation amount of $1,000 per security. LSHC issued $20.0 million

NOTE 15—TRUST PREFERRED DEBENTURES (Continued)

of subordinated debentures to LSHC Trust III in exchange for ownership of all the common securities of the trust. On June 6, 2007, the Love Savings/Heartland Capital Trust IV ("LSHC Trust IV") issued 20,000 shares of capital securities with a liquidation amount of $1,000 per security. LSHC issued $20.0 million of subordinated debentures to LSHC Trust IV in exchange for ownership of all the common securities of the trust. The Company is not considered the primary beneficiary of LSHC Trust III or LSHC Trust IV, therefore the trusts are not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of the trusts was $1.2 million and is included in other assets.

        For all of the debentures mentioned above, interest is payable quarterly. The debentures and the common securities issued by each of the trusts are redeemable in whole or in part on dates each quarter at the redemption price plus interest accrued to the redemption date, as specified in the trust indenture document. The debentures are also redeemable in whole or in part from time to time upon the occurrence of "special events" defined within the indenture document. Subject to certain exceptions and limitations, the Company may, from time to time, defer subordinated debenture interest payments, which would result in a deferral of distribution payments on the related debentures, and with certain exceptions, prevent the Company from declaring or paying cash distributions on common stock or debt securities that rank pari passu or junior to the subordinated debenture.

NOTE 16—INCOME TAXES

        The components of income taxes for the years ended December 31, 2016, 2015 and 2014 are as follows (in thousands):

	2016	2015	2014
Federal:
Current	$1,718	$3,500	$217
Deferred	11,381	5,604	2,970
State:
Current	2,630	1,117	370
Deferred	3,160	870	1,094

Total income tax expense	$18,889	$11,091	$4,651

        The Company's income tax expense differed from the statutory federal rate of 35% for the years ended December 31, 2016, 2015 and 2014 as follows (in thousands):

	2016	2015	2014
Expected income taxes	$17,648	$12,424	$5,414
Less income tax effect of:
Tax exempt interest	(1,670)	(1,934)	(1,809)
Interest expense disallowance	33	29	38
State tax, net of federal benefit	3,132	1,292	1,540
Increase in cash surrender value of life insurance policies	(1,007)	(516)	(373)
Indemnification income	—	(311)	—
Valuation allowance	631	—	—
Other	122	107	(159)

Actual income tax expense	$18,889	$11,091	$4,651

NOTE 16—INCOME TAXES (Continued)

        Deferred tax (liabilities) assets, net in the accompanying consolidated balance sheets as of December 31, 2016 and 2015 include the following amounts of deferred tax assets and liabilities (in thousands):

	2016	2015
Assets:
Allowance for loan losses	$5,766	$6,435
Deferred compensation	2,136	2,029
Loans acquired in FDIC assisted transactions	—	3,878
Investments acquired in FDIC assisted transactions	—	3,504
Loans	1,972	2,889
Write-down of other real estate owned	70	1,758
Tax credits	3,106	3,076
Nonaccrual interest	1,007	727
Unrealized loss on securities	387	—
Intangible assets	292	—
Stock compensation	689	268
Other, net	777	2,160

Deferred tax assets	16,202	26,724
Valuation allowance	(631)	—

Deferred tax assets, net of valuation allowance	15,571	26,724

Liabilities:
Premises and equipment	1,268	2,414
Unrealized gain on securities	—	4,061
Mortgage servicing rights	15,092	12,084
Fair value adjustment on trust preferred debentures	6,023	6,387
Federal Home Loan Bank stock dividends	227	235
Indemnification asset due from FDIC	—	(82)
Deferred loan fees, net of costs	136	103
Intangible assets	—	26
Accounting method changes	1,156	—
Other, net	267	—

Deferred tax liabilities	24,169	25,228

Deferred tax (liabilities) assets, net	$(8,598)	$1,496

        At December 31, 2016 and 2015, the accumulation of prior year's earnings representing tax bad debt deductions was approximately $3.1 million for both years. If these tax bad debt reserves were charged for losses other than bad debt losses, the Company would be required to recognize taxable income in the amount of the charge. It is not expected that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

        The Company had no material federal or state net operating loss carryforwards at December 31, 2016.

        The Company has a federal alternative minimum tax credit carryforward of $1.5 million that can be carried forward indefinitely.

NOTE 16—INCOME TAXES (Continued)

        The Company has state tax credit carryforwards of $920,000 with a five year carryforward period and expiring between 2016 and 2021. Any amounts that are expected to expire before being fully utilized have been accounted for through a valuation allowance as discussed below.

        We had no unrecognized tax benefits as of December 31, 2016 and 2015, and did not recognize any increase of unrecognized benefits during 2016 relative to any tax positions taken during the year.

        Should the accrual of any interest or penalties relative to unrecognized tax benefits be necessary, it is our policy to record such accruals in other income or expense; no such accruals existed as of December 31, 2016 and 2015.

        Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward period available under the tax law. All available evidence, both positive and negative, should be considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. The Company has concluded, based on all available evidence, a valuation allowance is needed for the Company's deferred tax asset related to state tax credit carryforwards. A valuation allowance of $631,000 was established for the state tax credit carryforwards. For the Company's remaining deferred tax assets, based on our taxpaying history and estimates of taxable income over the years in which the items giving rise to the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences.

        The Company is subject to U.S. federal income tax as well as income tax of various states. Years that remain open for potential review by the Internal Revenue Service are 2013 through 2015 and for state taxing authorities are 2012 through 2015.

        A company that was purchased in a recent acquisition is under examination by the state of Missouri for tax years 2012, 2013, and 2014.

NOTE 17—RETIREMENT PLANS

        We sponsor the Midland States Bank 401(k) Profit Sharing Plan which provides retirement benefits to substantially all of our employees. There were no employer discretionary profit sharing contributions made to the 401(k) plan in 2016, 2015 and 2014. The 401(k) component of the plan allows participants to defer a portion of their compensation ranging from 1% to 100%. Such deferrals accumulate on a tax deferred basis until the employee withdraws the funds. The Company matches 50% of employee contributions up to 6% of their compensation. Total expense recorded for the Company match was $1.2 million, $1.1 million and $484,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

        Certain directors and executive officers participate in a deferred compensation arrangement. We match 25% of the amount deferred by directors who defer all of their director fees into a Company stock unit account. The directors vest in the Company match at a rate of 25% per year. Distributions of amounts vested under the plan are made to participants upon their separation from service. At December 31, 2016 and 2015, the accrued liability for these arrangements totaled $3.1 million and $2.7 million, respectively, and was reflected in other liabilities in the consolidated balance sheets. Expense associated with these arrangements was $605,000, $596,000 and $519,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Distributions of $126,000, $56,000 and $115,000 were made to directors who resigned during the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 17—RETIREMENT PLANS (Continued)

        In November 2015, the Company entered into a supplemental retirement agreement with its Chief Executive Officer (CEO). The CEO is eligible to receive supplemental retirement payments in each of 2019, 2020 and 2021 equal to 50%, 40% and 30%, respectively, of his final salary on December 31, 2018 (retirement date). A liability for these benefit payments is being accrued on a present value basis up to his retirement date using applicable risk-free interest rates. At December 31, 2016 and 2015, the accrued liability for this arrangement totaled $219,000 and $24,000, respectively, and was reflected in other liabilities in the consolidated balance sheets.

        Midland participates in the Pentegra Defined Benefit Plan for Financial Institutions, a noncontributory defined benefit pension plan for certain former employees of Heartland who have met prescribed eligibility requirements. The multiple-employer plan operates as a single plan under Internal Revenue code 413(c) and, as a result, all of the amounts contributed by the participating institutions are maintained in the aggregate. The plan is funded based on an annual valuation performed by the plan administrator. Benefits under the plan were frozen in 2004. The funded status of the plan (market value of assets divided by funding target) was 119.53% as of July 1, 2016, the latest actuarial valuation date. Future costs for administration, shortfalls in funds to maintain the frozen level of benefit coverage and differences of actuarial assumptions related to the frozen benefits will be expensed as incurred. The minimum required contribution for these costs in 2016 and 2015 was $134,000 and $132,000, respectively.

NOTE 18—STOCK BASED COMPENSATION

        On October 18, 2010, the board of directors approved the Midland States Bancorp, Inc. 2010 Long-Term Incentive Plan ("2010 Incentive Plan"). The 2010 Incentive Plan was amended and restated effective February 2, 2016, which made available 2,000,000 shares (the initial 1,000,000 of which may be granted as incentive stock options) to be issued to selected employees and directors of, and service providers to, the Company or its subsidiaries. The granting of awards under this plan can be in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other awards. The awards are granted by the compensation committee, which is comprised of members of the board of directors. The 2010 Incentive Plan replaced all prior equity incentive plans including the Third Amendment and Restatement of the 1999 Stock Option Plan and the Omnibus Stock Ownership and Long Term Incentive Plan.

        The fair value of each grant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2016	2015	2014
Dividend yield	3.00%	3.14%	3.36%
Expected volatility	16.98	16.94	21.80
Risk free interest rate	1.64	1.93	1.90
Expected life	6.25 years	6.25 years	6.25 years

NOTE 18—STOCK BASED COMPENSATION (Continued)

        The summary of our stock option activity during the years ended December 31, 2016 and 2015 is as follows:

	2016			2015
	Shares	Weighted average exercise price	Weighted average remaining contractual life	Shares	Weighted average exercise price	Weighted average remaining contractual life
Options outstanding, beginning of year	1,233,606	$17.52		1,115,841	$16.57
Options granted	182,118	26.15		176,093	22.81
Options exercised	(66,024)	16.01		(39,448)	14.15
Options forfeited	(30,441)	20.15		(18,880)	18.00

Options outstanding, end of year	1,319,259	$18.73	6.3 years	1,233,606	$17.52	6.8 years

Options exercisable	729,483	$16.37	4.6 years	667,808	$15.68	5.0 years
Options vested and expected to vest	1,245,713	$18.56	6.2 years	1,158,706	$17.37	6.6 years

        The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2016 was $23.0 million and $14.5 million, respectively. As of December 31, 2016, there was $1.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under our stock option plans. This cost is expected to be recognized over a period of 2.5 years. The weighted average fair value of options granted during the years ended December 31, 2016, 2015 and 2014 was $2.94, $2.55 and $2.75, respectively.

        The total intrinsic value and cash received from options exercised under all share-based payment arrangements was $971,000 and $890,000, respectively, for the year ended December 31, 2016, $299,000 and $558,000, respectively, for the year ended December 31, 2015, and $32,000 and $74,000, respectively for the year ended December 31, 2014.

        The following table summarizes information about the Company's nonvested stock option activity for 2016:

Stock Options	Shares	Weighted average grant date fair value
Nonvested at December 31, 2015	565,798	$2.61
Granted	182,118	2.94
Vested	(132,184)	2.41
Forfeited	(25,956)	2.18

Nonvested at December 31, 2016	589,776	$2.73

        In 2016 and 2015, the Company granted 63,728 and 21,789 shares of restricted stock awards, respectively. These awards have a vesting period of four years. Compensation expense is recognized over the vesting period of the award based on the fair value of the stock at the date of issue. Also, in 2016 and 2015, the Company granted 7,048 and 7,596 restricted stock unit awards, respectively, that may be settled in cash or stock, at the election of the recipient. These awards have a vesting period of two years and three years, respectively. They are classified as a liability and measured at each financial reporting date until settlement of the award.

NOTE 18—STOCK BASED COMPENSATION (Continued)

        A summary of the activity for restricted stock awards and restricted stock unit awards for the year follows:

	Number outstanding	Weighted average grant date fair value
Nonvested at December 31, 2015	73,147	$20.21
Granted during the year	70,776	27.38
Vested during the year	(29,849)	19.14
Forfeited during the year	(5,427)	20.36

Nonvested at December 31, 2016	108,647	$25.16

        As of December 31, 2016, there was $2.8 million of total unrecognized compensation cost related to the nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 3.4 years.

        The weighted average grant date fair value for restricted stock awards was $27.38, $22.95 and $20.87 during the years ended December 31, 2016, 2015 and 2014, respectively.

        Compensation cost that has been charged against income for these plans was $1.1 million, $940,000 and $708,000 for 2016, 2015 and 2014, respectively.

NOTE 19—PREFERRED STOCK

        In 2009, the Company issued $23.6 million of Series C preferred stock through a private placement to qualified accredited investors. The stock paid noncumulative dividends semiannually at a rate of 9% per year. On June 26, 2014, the Company exercised its right and converted all of the 2,360 shares of Series C preferred stock into 2,008,543 shares of common stock.

        In 2010, the Company issued $23.8 million of Series D preferred stock through a private placement to qualified accredited investors. The stock paid noncumulative dividends semiannually at a rate of 9% per year. In 2011, the Company initiated the repurchase of its Series D preferred stock pursuant to an optional repurchase offer which ended on June 20, 2011. Out of an aggregate 2,377 shares of Series D preferred stock that were originally issued, holders of 130 shares accepted the offer. The repurchase transaction, which was fulfilled on August 31, 2011, totaled $1.3 million based on the original redemption amount of $10,000 per share.

        In 2011, the Company issued $6.3 million of Series E preferred stock through the exchange of the corresponding principal amount of the May 2009 convertible subordinated debt. The stock paid noncumulative dividends semiannually at a rate of 9% per year.

        In 2011, the Company issued $5.0 million of Series F preferred stock through the exchange of the corresponding principal amount of the March 2010 convertible subordinated debt. The stock paid noncumulative dividends semiannually at a rate of 9% per year.

        To further facilitate the acquisition of LSHC, as previously discussed in Note 2 to the consolidated financial statements, all holders of the Company's outstanding Series D, E, and F preferred stock voluntarily agreed during the fourth quarter of 2013 to convert their preferred holdings into shares of the Company's common stock at the stated conversion rates, as adjusted, for each series. Preferred shareholders concurrently made an election to receive the amount of any unpaid dividends that would have been payable through the applicable call dates with respect to their preferred shares, at the

NOTE 19—PREFERRED STOCK (Continued)

holders' option, in the form of either cash or additional common stock. In conjunction with the acquisition of LSHC on December 31, 2014, all of the 3,377 shares of Series D, E and F preferred stock were converted into 1,807,369 shares of common stock. An additional 138,239 shares of common stock were issued to preferred shareholders who elected to receive some or all of their unpaid dividends in the form of additional common stock, while $0.4 million was accrued for those who elected to receive some or all of their unpaid dividends in cash.

NOTE 20—EARNINGS PER SHARE

        Earnings per share are calculated utilizing the two-class method. Basic earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share are calculated by dividing the sum of distributed earnings to common shareholders and undistributed earnings allocated to common shareholders by the weighted average number of shares adjusted for the dilutive effect of common stock awards using the treasury stock method (outstanding stock options and unvested restricted stock), convertible preferred stock and convertible subordinated debt. Presented below are the calculations for basic and diluted earnings per common share for the years ended December 31, 2016, 2015 and 2014 (in thousands, except for share and per share data):

	2016	2015	2014
Net income	$31,542	$24,324	$10,816
Preferred stock dividends	—	—	(7,601)

Net income available to common equity	31,542	24,324	3,215
Common shareholder dividends	(9,797)	(7,642)	(3,465)
Unvested restricted stock award dividends	(56)	(50)	(47)
Undistributed earnings to unvested restricted stock awards	(110)	(108)	—

Undistributed earnings to common shareholders	$21,579	$16,524	$(297)

Basic
Distributed earnings to common shareholders	$9,797	$7,642	$3,465
Undistributed earnings to common shareholders	21,579	16,524	(297)

Total common shareholders earnings, basic	$31,376	$24,166	$3,168

Diluted
Distributed earnings to common shareholders	$9,797	$7,642	$3,465
Undistributed earnings to common shareholders	21,579	16,524	(297)

Total common shareholders earnings	31,376	24,166	3,168
Add back:
Undistributed earnings reallocated from unvested restricted stock awards	2	2	—

Total common shareholders earnings, diluted	$31,378	$24,168	$3,168

Weighted average common shares outstanding, basic	14,130,552	11,902,455	5,945,615
Options and warrants	298,287	209,948	79,839

Weighted average common shares outstanding, diluted	14,428,839	12,112,403	6,025,454

Basic earnings per common share	$2.22	$2.03	$0.53
Diluted earnings per common share	2.17	2.00	0.53

NOTE 21—CAPITAL REQUIREMENTS

        Our primary source of cash is dividends received from the Bank. The Bank is restricted by Illinois law and regulations of the Illinois Department of Financial and Professional Regulation and the FDIC as to the maximum amount of dividends the Bank can pay to us. As a practical matter, the Bank restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

        We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. The regulators require the Company to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total capital, Tier 1 capital and Common equity tier 1 capital to risk-weighted assets (as defined in the regulations), and of Tier 1 capital to average assets (as defined in the regulations).

        In July 2013, the federal bank regulators approved final rules implementing the Basel Committee on Banking Supervision's capital adequacy guidelines (the "Basel III Rule"), as well as certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), which were effective January 1, 2015. Under the Basel III Rule, minimum requirements increased for both the quantity and quality of capital held by the Company. The rules included a new Common equity tier 1 capital to risk-weighted assets minimum ratio of 4.5%, raised the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0%, require a minimum ratio of Total capital to risk-weighted assets of 8.0%, and require a minimum Tier 1 leverage ratio of 4.0%. The Basel III Rule also established a new capital conservation buffer, comprised of common equity Tier 1 capital, which is 0.625% beginning January 1, 2016 and increases by 0.625% each subsequent year until it reaches its final level of 2.5% on January 1, 2019.

        The minimum required ratios under the Basel III Rule for well-capitalized banks (under prompt corrective action provisions) are 6.5% for Common equity tier 1 capital, 8.0% for Tier 1 capital, 10.0% for Total capital and 5.0% for Tier 1 leverage capital. These thresholds were effective January 1, 2015.

        As of December 31, 2016, the Company and the Bank met all capital adequacy requirements to which they are subject, and the Bank's capital position exceeded the regulatory definition of well-capitalized.

NOTE 21—CAPITAL REQUIREMENTS (Continued)

        At December 31, 2016 and 2015, the Company's and the Bank's actual and required capital ratios were as follows (dollars in thousands):

	2016
	Actual		Minimum Required For Capital Adequacy Purposes		Required to be Well Capitalized Under Prompt Corrective Action Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Midland States Bancorp, Inc.	$374,955	13.85%	$216,612	8.00%	N/A	N/A
Midland States Bank	329,759	12.17	216,773	8.00	$270,966	10.00%
Tier 1 capital (to risk-weighted assets):
Midland States Bancorp, Inc.	305,283	11.27%	162,459	6.00%	N/A	N/A
Midland States Bank	314,595	11.61	162,580	6.00	216,773	8.00%
Common equity tier 1 capital (to risk-weighted assets):
Midland States Bancorp, Inc.	253,273	9.35%	121,844	4.50%	N/A	N/A
Midland States Bank	314,595	11.61	121,935	4.50	176,128	6.50%
Tier 1 leverage (to average assets):
Midland States Bancorp, Inc.	305,283	9.76%	125,076	4.00%	N/A	N/A
Midland States Bank	314,595	10.05	125,271	4.00	156,589	5.00%

	2015
	Actual		Minimum Required For Capital Adequacy Purposes		Required to be Well Capitalized Under Prompt Corrective Action Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Midland States Bancorp, Inc.	$288,958	11.82%	$195,550	8.00%	N/A	N/A
Midland States Bank	270,436	11.06	195,702	8.00	$244,628	10.00%
Tier 1 capital (to risk-weighted assets):
Midland States Bancorp, Inc.	210,614	8.62%	146,662	6.00%	N/A	N/A
Midland States Bank	254,228	10.39	146,777	6.00	195,702	8.00%
Common equity tier 1 capital (to risk-weighted assets):
Midland States Bancorp, Inc.	158,969	6.50%	109,997	4.50%	N/A	N/A
Midland States Bank	254,228	10.39	110,082	4.50	159,008	6.50%
Tier 1 leverage (to average assets):
Midland States Bancorp, Inc.	210,614	7.49%	112,500	4.00%	N/A	N/A
Midland States Bank	254,228	9.01	112,827	4.00	141,034	5.00%

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS

        ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value including a three-level valuation hierarchy, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. The hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

  •
  Level 1: Unadjusted quoted prices for identical assets or liabilities traded in active markets.

  •
  Level 2: Observable inputs other than Level 1, including quoted prices for similar assets and liabilities in active markets, quoted prices in less active markets, or other observable inputs that can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the financial instrument.

  •
  Level 3: Inputs to a valuation methodology that are unobservable, supported by little or no market activity, and significant to the fair value measurement. These valuation methodologies generally include pricing models, discounted cash flow models, or a determination of fair value that requires significant management judgment or estimation. This category also includes observable inputs from a pricing service not corroborated by observable market data, such as pricing non-agency mortgage backed securities.

        Fair value is used on a recurring basis to account for securities available for sale and derivative instruments, and for financial assets for which the Company has elected the fair value option. For assets and liabilities measured at the lower of cost or fair value, the fair value measurement criteria may or may not be met during a reporting period and such measurements are therefore considered "nonrecurring" for purposes of disclosing our fair value measurements. Fair value is used on a nonrecurring basis to adjust carrying values for impaired loans and other real estate owned and also to record impairment on certain assets, such as goodwill, core deposit intangibles and other long-lived assets.

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

        Assets and liabilities measured and recorded at fair value, including financial assets for which the Company has elected the fair value option, on a recurring and nonrecurring basis as of December 31, 2016 and 2015, are summarized below (in thousands):

	2016
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets
Securities available for sale:
U.S. Treasury securities	$75,901	$75,901	$—	$—
Government sponsored entity debt securities	7,688	—	7,688	—
Agency mortgage-backed securities	90,070	—	90,070	—
Non-agency mortgage-backed securities	1	—	—	1
State and municipal securities	25,274	—	25,274	—
Corporate securities	47,405	—	39,925	7,480
Loans held for sale	70,565	—	70,565	—
Interest rate lock commitments	6,253	—	6,253	—
Forward commitments to sell mortgage-backed securities	125	—	125	—

Total	$323,282	$75,901	$239,900	$7,481

Liabilities
None
Assets measured at fair value on a non-recurring basis:
Impaired loans	$10,202	$—	$6,635	$3,567
Other real estate owned	165	—	165	—
Assets held for sale	1,550	—	1,550	—

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

	2015
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level) 3
Assets and liabilities measured at fair value on a recurring basis:
Assets
Securities available for sale:
U.S. Treasury securities	$48,302	$48,302	$—	$—
Government sponsored entity debt securities	9,454	—	9,454	—
Agency mortgage-backed securities	67,527	—	67,527	—
Non-agency mortgage-backed securities	2	—	2	—
Covered non-agency mortgage-backed securities	75,979	—	75,979	—
State and municipal securities	15,494	—	15,494	—
Corporate securities	19,869	—	19,869	—
Loans held for sale	54,413	—	54,413	—
Interest rate lock commitments	6,029	—	6,029	—

Total	$297,069	$48,302	$248,767	$—

Liabilities
Interest rate swap agreement	$126	$—	$126	$—
Forward commitments to sell mortgage-backed securities	2	—	2	—
Contingent consideration	350	—	—	350

Total	$478	$—	$128	$350

Assets measured at fair value on a non-recurring basis:
Impaired loans	$16,667	$—	$8,821	$7,846
Other real estate owned	535	—	535	—

        The following table presents losses recognized on assets measured on a non-recurring basis for the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Impaired loans	$2,459	$1,589
Other real estate owned	247	114
Assets held for sale	1,646	—

Total loss on assets measured on a nonrecurring basis	$4,352	$1,703

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

        The following table presents activity for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2016 (in thousands):

	Corporate Securities	Non-Agency Mortgage- Backed Securities
Balance, beginning of period	$—	$—
Transferred from Level 2	6,749	2
Transferred to Level 2	(2,000)	—
Purchases of investment securities recognized as Level 3	3,000	—
Total realized in earnings(1)	343	—
Total unrealized in other comprehensive income	(305)	—
Net settlements (principal and interest)	(307)	(1)

Balance, end of period	$7,480	$1

(1)
Amounts included in interest income from investment securities taxable in the consolidated statements of income.

        The following table presents activity for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2015 (in thousands).

Covered Non-Agency Mortgage-Backed Securities
Balance, beginning of period	$56,437
Total realized in earnings(1)	1,487
Transferred to Level 2	(55,910)
Net settlements (principal and interest)	(2,014)

Balance, end of period	$—

(1)
Amounts included in interest income from investment securities taxable in the consolidated statements of income.

        ASC Topic 825, Financial Instruments, requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate such fair values. Additionally, certain financial instruments and all nonfinancial instruments are excluded from the applicable disclosure requirements.

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

        The following tables are a summary of the carrying values and fair value estimates of certain financial instruments as of December 31, 2016 and 2015 (in thousands):

	2016
	Carrying Amount	Fair Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and due from banks	$189,543	$189,543	$189,543	$—	$—
Federal funds sold	1,173	1,173	1,173	—	—
Investment securities available for sale	246,339	246,339	75,901	162,957	7,481
Investment securities held to maturity	78,672	81,952	—	81,952	—
Nonmarketable equity securities	19,485	19,485	—	19,485	—
Loans, net	2,305,114	2,305,206	—	—	2,305,206
Loans held for sale	70,565	70,565	—	70,565	—
Accrued interest receivable	8,202	8,202	—	8,202	—
Interest rate lock commitments	6,253	6,253	—	6,253	—
Forward commitments to sell mortgage-backed securities	125	125	—	125	—
Liabilities
Deposits	$2,404,366	$2,404,231	$—	$2,404,231	$—
Short-term borrowings	131,557	131,557	—	131,557	—
FHLB and other borrowings	237,518	236,736	—	236,736	—
Subordinated debt	54,508	49,692	—	49,692	—
Trust preferred debentures	37,405	33,054	—	33,054	—
Accrued interest payable	1,045	1,045	—	1,045	—

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

	2015
	Carrying Amount	Fair Value	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets
Cash and due from banks	$211,976	$211,976	$211,976	$—	$—
Federal funds sold	499	499	499	—	—
Investment securities available for sale	236,627	236,627	48,302	188,325	—
Investment securities held to maturity	87,521	92,816	—	92,816	—
Nonmarketable equity securities	15,472	15,472	—	15,472	—
Loans, net	1,979,601	1,992,745	—	—	1,992,745
Loans held for sale	54,413	54,413	—	54,413	—
Accrued interest receivable	7,697	7,697	—	7,697	—
Interest rate lock commitments	6,029	6,029	—	6,029	—
Liabilities
Deposits	$2,367,648	$2,371,397	$—	$2,371,397	$—
Short-term borrowings	107,538	107,538	—	107,538	—
FHLB and other borrowings	40,178	40,054	—	40,054	—
Subordinated debt	61,859	58,198	—	58,198	—
Trust preferred debentures	37,057	33,537	—	33,537	—
Accrued interest payable	979	979	—	979	—
Forward commitments to sell mortgage-backed securities	2	2	—	2	—
Interest rate swap agreement	126	126	—	126	—

        The following is a description of the valuation methodologies used to measure our assets recorded at fair value (under ASC Topic 820) and for estimating fair value for financial instruments not recorded at fair value (under ASC Topic 825):

        Cash and due from banks and federal funds sold.    The carrying amounts are assumed to be the fair value because of the liquidity of these instruments.

        Investment securities available for sale.    Investment securities available for sale are measured and carried at fair value on a recurring basis. Unrealized gains and losses on investment securities available for sale are reported as a component of accumulated other comprehensive income in the consolidated balance sheets.

        For investment securities available for sale where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). In determining the fair value of investment securities available for sale categorized as Level 2, we obtain a report from a nationally recognized broker-dealer detailing the fair value of each investment security we hold as of each reporting date. The broker-dealer uses observable market information to value our fixed income securities, with the primary source being a nationally recognized pricing service. The fair value of the municipal securities is based on a proprietary model maintained by the broker-dealer. We review all of the broker-dealer supplied quotes on the securities we own as of the reporting date for reasonableness based on our understanding of the marketplace and we consider any credit issues related to the bonds. As we have not made any adjustments to the market quotes provided to us and they are based on observable market data, they have been categorized as Level 2 within the fair value hierarchy.

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

        For investment securities available for sale where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). During the year ended December 31, 2016, $6.7 million of corporate securities and $2,000 of non-agency mortgage backed securities were transferred from Level 2 to Level 3 because observable market inputs were not available and the securities were not actively traded; therefore, the fair value was determined utilizing third-party valuation services through consensus pricing.

        Corporate securities classified as Level 3 are not actively traded, and as a result, fair value is determined utilizing third-party valuation services through consensus pricing. The significant unobservable input used in the fair value measurement of Level 3 corporate securities is net market price (range of –2.5% to 2.5%; weighted average of 1.5%). Significant changes in any of the inputs in isolation would result in a significant change to the fair value measurement. Net market price generally increases when market interest rates decline and declines when market interest rates increase.

        During the year ended December 31, 2016, $2.0 million of corporate securities were transferred from Level 3 to Level 2 because a more liquid market for these securities had developed and prices supported by observable market inputs had become available.

        Non-agency mortgage backed securities classified as Level 3 are not actively traded, and as a result, fair value is determined utilizing third-party valuation services through consensus pricing. The significant unobservable input used in the fair value measurement of Level 3 non-agency mortgage-backed securities is net market price (range of –5.0% to 5.0%; weighted average was not available.) Significant changes in any of the inputs in isolation would result in a significant change to the fair value measurement. Net market price generally increases when market interest rates decline and declines when market interest rates increase.

        During the year ended December 31, 2015, $55.9 million of covered non-agency mortgage-backed securities were transferred from Level 3 to Level 2 because a more liquid market for these securities had developed and prices supported by observable market inputs had become available.

        During the years ended December 31, 2016 and 2015, we recorded $824,000 and $461,000, respectively, of OTTI, net of applicable loss-share reimbursements, on non-agency mortgage-backed securities previously covered by FDIC loss-sharing agreements.

        Investment securities held to maturity.    Investment securities held to maturity are those debt instruments which the Company has the positive intent and ability to hold until maturity. Securities held to maturity are recorded at cost, adjusted for the amortization of premiums or accretion of discounts.

        For investment securities held to maturity where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). In determining the fair value of investment securities held to maturity categorized as Level 2, we obtain a report from a nationally recognized broker-dealer detailing the fair value of each investment security we hold as of each reporting date. The fair value of the municipal securities is based on a proprietary model maintained by the broker-dealer. We review all of the broker-dealer supplied quotes on the securities we own as of the reporting date for reasonableness based on our understanding of the marketplace, and we consider any credit issues related to the bonds. As we have not made any adjustments to the market quotes provided to us and they are based on observable market data, they have been categorized as Level 2 within the fair value hierarchy.

        Nonmarketable equity securities.    The carrying amounts approximate their fair values.

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

        Loans.    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair value estimates do not take into consideration the value of the loan portfolio in the event the loans have to be sold outside the parameters of normal operating activities. The fair value of performing fixed rate loans is estimated by discounting scheduled cash flows through the estimated maturity using estimated market prepayment speeds and estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The estimated market discount rates used for performing fixed rate loans are the Company's current offering rates for comparable instruments with similar terms. The fair value of performing adjustable rate loans is estimated by discounting scheduled cash flows through the next repricing date. As these loans reprice frequently at market rates and the credit risk is not considered to be greater than normal, the market value is typically close to the carrying amount of these loans. The method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.

        Impaired loans.    Impaired loans are measured and recorded at fair value on a non-recurring basis. All of our nonaccrual loans and restructured loans are considered impaired and are reviewed individually for the amount of impairment, if any. Most of our loans are collateral dependent and, accordingly, we measure impaired loans based on the estimated fair value of such collateral. The fair value of each loan's collateral is generally based on estimated market prices from an independently prepared appraisal, which is then adjusted for the cost related to liquidating such collateral; such valuation inputs result in a nonrecurring fair value measurement that is categorized as a Level 2 measurement. When adjustments are made to an appraised value to reflect various factors such as the age of the appraisal or known changes in the market or the collateral, such valuation inputs are considered unobservable and the fair value measurement is categorized as a Level 3 measurement. The impaired loans categorized as Level 3 also include unsecured loans and other secured loans whose fair values are based significantly on unobservable inputs such as the strength of a guarantor, cash flows discounted at the effective loan rate, and management's judgment. The loan balances shown in the above tables represent nonaccrual and restructured loans for which impairment was recognized during the years ended December 31, 2016 and 2015. The amounts shown as losses represent, for the loan balances shown, the impairment recognized during those same years.

        Loans held for sale.    Loans held for sale are carried at fair value, determined individually, as of the balance sheet date. Fair value measurements on loans held for sale are based on quoted market prices for similar loans in the secondary market.

        Other real estate owned.    The fair value of foreclosed real estate is generally based on estimated market prices from independently prepared current appraisals or negotiated sales prices with potential buyers; such valuation inputs result in a fair value measurement that is categorized as a Level 2 measurement on a nonrecurring basis. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value as a result of known changes in the market or the collateral and there is no observable market price, such valuation inputs result in a fair value measurement that is categorized as a Level 3 measurement. To the extent a negotiated sales price or reduced listing price represents a significant discount to an observable market price, such valuation input would result in a fair value measurement that is also considered a Level 3 measurement.

        Assets held for sale.    Assets held for sale represent the fair value of the banking facilities that are expected to be sold as a result of the branch network optimization plan that was announced in November 2016, as further discussed in Note 7 to the consolidated financial statements. The fair value of the assets held for sale was based on estimated market prices from independently prepared current

NOTE 22—FAIR VALUE OF FINANCIAL NSTRUMENTS (Continued)

appraisals. Such valuation inputs result in a fair value measurement that is categorized as a Level 2 measurement on a nonrecurring basis.

        Accrued interest receivable.    The carrying amounts approximate their fair values.

        Deposits.    Deposits are carried at historical cost. The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, money market, savings and checking accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Short-term borrowings.    Short-term borrowings consist of repurchase agreements. These borrowings typically have terms of less than 30 days, and therefore, their carrying amounts are a reasonable estimate of fair value.

        FHLB advances and other borrowings and subordinated debt.    Borrowings are carried at amortized cost. The fair value of fixed rate borrowings is calculated by discounting scheduled cash flows through the estimated maturity or call dates using estimated market discount rates that reflect rates offered at that time for borrowings with similar remaining maturities and other characteristics.

        Trust preferred debentures.    Debentures are carried at amortized cost. The fair value of variable rate debentures is calculated by discounting scheduled cash flows through the estimated maturity or call dates using estimated market discount rates that reflect spreads offered at that time for borrowings with similar remaining maturities and other characteristics.

        Accrued interest payable.    The carrying amounts approximate their fair values.

        Derivative financial instruments.    The Company enters into interest rate lock commitments which are agreements to originate mortgage loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. These commitments are carried at fair value in other assets on the consolidated balance sheet with changes in fair value reflected in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income. The Company also has forward loan sales commitments related to its interest rate lock commitments and its loans held for sale. These commitments are carried at fair value in other assets or other liabilities on the consolidated balance sheets with changes in fair value reflected in commercial FHA revenue and residential mortgage banking revenue in the consolidated statements of income. The interest rate swap agreement, which matured in October 2016 as discussed in Note 10 to the consolidated financial statements, was carried at fair value on a recurring basis based upon the amounts required to settle the contracts.

NOTE 23—COMMITMENTS, CONTINGENCIES AND CREDIT RISK

        In the normal course of business, there are outstanding various contingent liabilities such as claims and legal actions, which are not reflected in the consolidated financial statements. No material losses are anticipated as a result of these actions or claims.

        We are obligated under noncancelable operating leases for office space and other commitments. Certain leases contain escalation clauses providing for increased rental payments based primarily on increases in real estate taxes or in the average consumer price index. Net rent expense under operating leases included in occupancy and equipment expense was approximately $2.4 million, $2.4 million and $460,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 23—COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

        The projected minimum rental payments under the terms of the leases as of December 31, 2016 are as follows (in thousands):

Amount
Year ending December 31:
2017	$2,415
2018	2,248
2019	2,023
2020	1,919
2021	1,832
Thereafter	5,122

Total estimated lease payments	$15,559

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

        Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank used the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The commitments are principally tied to variable rates. Loan commitments as of December 31, 2016 and 2015 are as follows (in thousands):

	2016	2015
Commitments to extend credit	$483,345	$495,506
Financial guarantees—standby letters of credit	89,233	31,029

        The Company sells residential mortgage loans to investors in the normal course of business. Residential mortgage loans sold to others are predominantly conventional residential first lien mortgages originated under our usual underwriting procedures, and are sold on a nonrecourse basis, primarily to government-sponsored enterprises ("GSEs"). The Company's agreements to sell residential mortgage loans in the normal course of business usually require certain representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability. Subsequent to being sold, if a material underwriting deficiency or documentation defect is discovered, the Company may be obligated to repurchase the loan or reimburse the GSEs for losses incurred. The make-whole requests and any related risk of loss under the representations and warranties are largely driven by borrower performance. The Company establishes a mortgage repurchase liability related to these events that reflect management's estimate of losses on loans for which the Company could have a repurchase obligation based on a combination of factors. Such factors incorporate the volume of loans sold in 2016 and years prior, borrower default expectations, historical investor repurchase demand and appeals success rates, and estimated loss severity. Loans repurchased from investors are initially recorded at fair value, which becomes the Company's new accounting basis. Any difference between the loan's fair value and the outstanding principal amount is charged or credited to the mortgage repurchase liability, as appropriate. Subsequent to repurchase, such loans are carried in loans receivable. As a result of make-whole requests and loan repurchases, the Company incurred losses totaling $83,000, $63,000 and $86,000 for the years ended December 31, 2016, 2015 and

NOTE 23—COMMITMENTS, CONTINGENCIES AND CREDIT RISK (Continued)

2014, respectively. The liability for unresolved repurchase demands totaled $329,000 and $378,000 at December 31, 2016 and 2015, respectively.

        In 2015, the Company recorded a loss contingency liability related to a Love Funding legal dispute with a former employee. The claim was expressly covered by the indemnities received by the Company pursuant to the terms of certain agreements associated with the acquisition of LSHC and as a result, a corresponding indemnification asset was recorded. As of December 31, 2015, the loss contingency liability was $1.2 million and the corresponding indemnification asset, net of the loss contingency tax benefit, was $890,000, which were included in other liabilities and other assets, respectively, in the 2015 consolidated balance sheet. In the first quarter of 2016, the legal dispute with the former employee was resolved, and there are no outstanding loss contingency liabilities or indemnification assets related to this matter.

NOTE 24—SEGMENT INFORMATION

        Our business segments are defined as Banking, Commercial FHA Origination and Servicing, and Other. The reportable business segments are consistent with the internal reporting and evaluation of the principle lines of business of the Company. The banking segment provides a wide range of financial products and services to consumers and businesses, including commercial, commercial real estate, mortgage and other consumer loan products; commercial equipment leasing; mortgage loan sales and servicing; letters of credit; various types of deposit products, including checking, savings and time deposit accounts; merchant services; and corporate treasury management services. The commercial FHA origination and servicing segment provides for the origination and servicing of government sponsored mortgages for multifamily and healthcare facilities. The other segment includes the operating results of the parent company, our wealth management business unit, our captive insurance business unit, and the elimination of intercompany transactions. Wealth management activities consist of trust and fiduciary services, brokerage and retirement planning services.

NOTE 24—SEGMENT INFORMATION (Continued)

        Selected business segment financial information as of and for the years ended December 31, 2016, 2015 and 2014 were as follows (in thousands):

	Banking	Commercial FHA Origination and Servicing	Other	Total
December 31, 2016
Net interest income (expense)	$109,950	$1,003	$(5,699)	$105,254
Provision for loan losses	5,591	—	—	5,591
Noninterest income	47,646	22,979	1,432	72,057
Noninterest expense	100,062	15,104	6,132	121,298

Income (loss) before income taxes (benefit)	51,943	8,878	(10,399)	50,422
Income taxes (benefit)	17,129	3,332	(1,572)	18,889

Net income (loss)	$34,814	$5,546	$(8,827)	$31,533

Total assets	$3,225,765	$129,943	$(121,985)	$3,233,723

December 31, 2015
Net interest income (expense)	$107,825	$1,762	$(4,680)	$104,907
Provision for loan losses	11,127	—	—	11,127
Noninterest income	34,751	20,148	4,583	59,482
Noninterest expense	95,712	16,232	5,820	117,764

Income (loss) before income taxes (benefit)	35,737	5,678	(5,917)	35,498
Income taxes (benefit)	10,626	2,271	(1,806)	11,091

Net income (loss)	$25,111	$3,407	$(4,111)	$24,407

Total assets	$2,886,539	$89,242	$(90,957)	$2,884,824

December 31, 2014
Net interest income (expense)	$66,449	$—	$(1,851)	$64,598
Provision for loan losses	92	—	—	92
Noninterest income	13,343	—	7,098	20,441
Noninterest expense	63,351	—	6,129	69,480

Income (loss) before income taxes (benefit)	16,349	—	(882)	15,467
Income taxes (benefit)	5,181	—	(530)	4,651

Net income (loss)	$11,168	$—	$(352)	$10,816

Total assets	$2,710,476	$119,649	$(153,511)	$2,676,614

NOTE 25—RELATED PARTY TRANSACTIONS

        The Company utilizes the services of a company to act as a general manager for the construction of new branch facilities. A member of our board of directors is a substantial shareholder of this company and currently serves as its Chairman. During the years ended December 31, 2016, 2015 and 2014, the Company paid $161,000, $1.8 million and $306,000, respectively, for work on various projects.

        A member of our board of directors has an ownership interest in the office building located in Clayton, Missouri and three of the Bank's full-service branch facilities. During the years ended December 31, 2016 and 2015, the Company paid rent on these properties of $706,000 and $693,000, respectively.

NOTE 26—PARENT COMPANY ONLY FINANCIAL INFORMATION

        The following tables present condensed financial information for Midland States Bancorp, Inc.

Condensed Balance Sheets
(dollars in thousands)

	December 31,
	2016	2015
Assets:
Cash	$38,803	$8,318
Investment in common stock of subsidiaries	380,474	325,682
Accrued income taxes receivable	17	2,657
Other assets	2,047	3,644

Total assets	$421,341	$340,301

Liabilities:
Subordinated debt	$54,508	$61,859
Trust preferred debentures	37,405	37,057
Deferred tax liabilities, net	5,037	5,087
Other liabilities	2,621	3,418

Total liabilities	99,571	107,421
Shareholders' equity	321,770	232,880

Total liabilities and shareholders' equity	$421,341	$340,301

Condensed Statements of Income
(dollars in thousands)

	Years ended December 31,
	2016	2015	2014
Dividends from subsidiaries	$—	$14,500	$13,600
Other income	428	1,070	—
Interest expense	(5,699)	(4,680)	(1,851)
Other expense	(1,130)	(132)	(60)

(Loss) income before income taxes and equity in undistributed income (loss) of subsidiaries	(6,401)	10,758	11,689
Equity in undistributed income (loss) of subsidiaries	36,256	11,760	(1,403)

Income before income taxes	29,855	22,518	10,286
Income tax benefit	1,687	1,806	530

Net income	$31,542	$24,324	$10,816

NOTE 26—PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows
(dollars in thousands)

	Years ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$31,542	$24,324	$10,816
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(36,256)	(11,760)	1,403
Amortization of restricted stock awards	555	517	468
Compensation expense for stock option grants	492	413	240
Change in other assets	4,237	(3,559)	576
Change in other liabilities	225	(8,426)	(1,065)

Net cash provided by operating activities	795	1,509	12,438

Cash flows from investing activities:
Net cash acquired in acquisition	—	(20,053)	1,500
Capital injection to subsidiaries	(25,250)	(30,000)	—

Net cash (used in) provided by investing activities	(25,250)	(50,053)	1,500

Cash flows from financing activities:
Payment made on subordinated debt	(8,000)	—	—
Proceeds from issuance of subordinated debt, net of issuance costs	—	55,325	—
Proceeds from other borrowings	—	—	14,000
Payments made on other borrowings	—	(14,000)	(15,938)
Cash dividends paid on common stock	(9,853)	(7,692)	(3,512)
Cash dividends paid on preferred stock	—	—	(4,254)
Proceeds from issuance of common stock in initial public offering, net of issuance costs	71,475	—	—
Proceeds from issuance of common stock under employee benefit plans	1,318	470	215

Net cash provided by (used in) financing activities	54,940	34,103	(9,489)

Net increase (decrease) in cash	30,485	(14,441)	4,449
Cash:
Beginning of year	8,318	22,759	18,310

End of year	$38,803	$8,318	$22,759

Supplemental disclosures of noncash investing and financing activities:
Conversion of Series C preferred stock into common stock	$—	$—	$23,600
Conversion of Series D preferred stock into common stock	—	—	22,470
Conversion of Series E preferred stock into common stock	—	—	6,300
Conversion of Series F preferred stock into common stock	—	—	5,000
Issuance of common stock for preferred dividends	—	—	2,903
Cash portion of merger consideration accrued for at year-end	—	—	20,053
Issuance of common stock for private placement	—	—	16,156

NOTE 27—QUARTERLY CONDENSED FINANCIAL INFORMATION (UNAUDITED)

        The following tables present the unaudited quarterly condensed financial information for the years ended December 31, 2016 and 2015 (in thousands, except for per share data):

	2016 Quarter Ended
	March 31	June 30	September 30	December 31
Interest income	$27,967	$32,115	$31,186	$29,981
Interest expense	3,926	4,126	3,921	4,022

Net interest income	24,041	27,989	27,265	25,959
Provision for loan losses	1,125	629	1,392	2,445

Net interest income after provision for loan losses	22,916	27,360	25,873	23,514
Noninterest income	12,618	14,016	14,937	30,486
Noninterest expense	27,639	30,903	28,663	34,093

Income before income taxes	7,895	10,473	12,147	19,907
Income taxes	2,777	3,683	4,102	8,327

Net income	5,118	6,790	8,045	11,580
Less: net (loss) income attributable to noncontrolling interest in subsidiaries	(1)	1	(6)	(3)

Net income attributable to Midland States Bancorp, Inc.	$5,119	$6,789	$8,051	$11,583

Per common share data:
Basic earnings per common share	$0.43	$0.51	$0.51	$0.74
Diluted earnings per common share	0.42	0.50	0.51	0.72

	2015 Quarter Ended
	March 31	June 30	September 30	December 31
Interest income	$27,305	$31,242	$28,949	$30,300
Interest expense	2,604	2,925	3,512	3,848

Net interest income	24,701	28,317	25,437	26,452
Provision for loan losses	997	2,379	6,699	1,052

Net interest income after provision for loan losses	23,704	25,938	18,738	25,400
Noninterest income	18,022	14,197	14,464	12,799
Noninterest expense	31,546	30,703	27,823	27,692

Income before income taxes	10,180	9,432	5,379	10,507
Income taxes	3,590	2,762	1,928	2,811

Net income	6,590	6,670	3,451	7,696
Less: net income attributable to noncontrolling interest in subsidiaries	59	17	6	1

Net income attributable to Midland States Bancorp, Inc.	$6,531	$6,653	$3,445	$7,695

Per common share data:
Basic earnings per common share	$0.55	$0.56	$0.29	$0.64
Diluted earnings per common share	0.54	0.55	0.28	0.63

NOTE 28—SUBSEQUENT EVENTS

        On January 26, 2017, the Company announced that it had entered into a definitive agreement to acquire Centrue Financial Corporation ("Centrue") for estimated total consideration of $175.1 million, or $26.75 per share of Centrue common stock. Centrue, the parent company of Centrue Bank, is headquartered in Ottawa, Illinois, and operates 20 full-service banking centers located principally in northern Illinois. As of December 31, 2016, Centrue had total assets of $977.8 million, net loans of $676.9 million and total deposits of $740.0 million. Under the terms of the definitive agreement, upon consummation of the transaction, holders of Centrue common stock will have the right to receive a fixed exchange ratio of 0.7604 shares of the Company's common stock, $26.75 in cash, or a combination of cash and stock for each share of Centrue common stock they own, subject to proration so that, in the aggregate, 65% of Centrue's common stock is exchanged for Company common stock and 35% of Centrue's common stock is exchanged for cash, and subject to potential adjustment based on Centrue's adjusted stockholders' equity at closing. Based on an assumed value of $35.18 per share of Midland common stock, the Company estimates the value of the total consideration will be $175.1 million, although the actual value of the total consideration will be higher or lower to the extent the trading price of Company common stock at closing differs from $35.18 per share. For purposes of determining the exchange ratio, the transaction utilizes the Company's 10-day volume-weighted average stock price through January 13, 2017, or $35.18 per share. In addition, holders of Centrue preferred stock will have the right to receive newly issued shares of the Company's preferred stock having similar terms. The transaction is expected to close in mid-2017, subject to regulatory approvals, the approval of Centrue's and the Company's shareholders, and the satisfaction of customary closing conditions.

Annex A
Merger Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MIDLAND STATES BANCORP, INC.,

SENTINEL ACQUISITION, LLC

AND

CENTRUE FINANCIAL CORPORATION

DATED AS OF JANUARY 26, 2017

A-iii

A-iv

INDEX OF DEFINED TERMS

Acquiror	A-1
Acquiror Articles of Incorporation	A-59
Acquiror Bank	A-3
Acquiror Benefit Plan	A-59
Acquiror Board	A-59
Acquiror Bylaws	A-60
Acquiror Capital Stock	A-60
Acquiror Capitalization Date	A-28
Acquiror Common Stock	A-60
Acquiror Disclosure Schedules	A-66
Acquiror Equity Award	A-60
Acquiror ERISA Affiliate	A-60
Acquiror Evaluation Date	A-30
Acquiror Financial Statements	A-30
Acquiror Preferred Stock	A-28
Acquiror SEC Reports	A-60
Acquiror Series G Preferred Stock	A-5
Acquiror Series H Preferred Stock	A-5
Acquiror Share Trading Price	A-60
Acquiror Shareholder Approval	A-60
Acquiror Shareholders' Meeting	A-42
Acquiror Stock Issuance	A-60
Acquiror Stock Plans	A-60
Acquisition Proposal	A-61
Adjusted Equity	A-6
Affiliate	A-61
Agreement	A-1
Available Cash	A-3
Available Shares	A-4
Bank Merger	A-3
Bank Merger Agreement	A-3
Borrowing Affiliate	A-36
Business Day	A-61
Cash Electing Company Share	A-3
Cash Election	A-3
Cash Election Amount	A-3
Certificate of Merger	A-2
CIC Payment	A-48
Closing	A-2
Closing Date	A-2
Code	A-1
Common Stock Merger Consideration	A-61
Company	A-1
Company Adverse Recommendation	A-39
Company Bank	A-3
Company Benefit Plan	A-61
Company Board	A-61
Company Bylaws	A-61
Company Capital Stock	A-61

A-v

Company Capitalization Date	A-12
Company Certificate of Incorporation	A-61
Company Common Stock	A-1
Company Disclosure Schedules	A-66
Company Employees	A-37
Company Equity Award	A-61
Company ERISA Affiliate	A-62
Company Evaluation Date	A-14
Company Financial Statements	A-14
Company Investment Securities	A-25
Company Loans	A-16
Company Material Contract	A-21
Company Permitted Exceptions	A-16
Company Preferred Stock	A-1
Company Restricted Shares	A-10
Company SEC Reports	A-62
Company Stock Certificates	A-7
Company Stock Option	A-10
Company Stock Plans	A-62
Company Stockholder Agreements	A-22
Company Stockholder Approval	A-23
Company Stockholders' Meeting	A-39
Confidentiality Agreement	A-35
Contemplated Transactions	A-62
Contract	A-62
Control, Controlling or Controlled	A-62
Covered Employees	A-47
CRA	A-62
Deposit Insurance Fund	A-62
Derivative Transactions	A-62
Determination Date	A-54
DGCL	A-63
Dissenting Shares	A-5
Dissenting Stockholder	A-5
DLLCA	A-63
DOL	A-63
Effective Time	A-2
Election Deadline	A-9
Election Form Record Date	A-8
Environment	A-63
Environmental Laws	A-63
ERISA	A-63
Exchange Act	A-63
Exchange Agent	A-7
Exchange Fund	A-7
Exchange Ratio	A-4
Excluded Shares	A-63
FDIC	A-63
Federal Reserve	A-63
Final Acquiror Market Value	A-54
Final Index Price	A-54

A-vi

Form of Election	A-8
GAAP	A-63
Hazardous Materials	A-63
Indemnified Party	A-42
Index	A-54
Index Ratio	A-54
Initial Acquiror Market Value	A-54
Initial Index Price	A-54
Intangible Assets	A-63
Internal Control Over Financial Reporting	A-14
IRS	A-63
IRS Guidelines	A-46
Joint Proxy Statement	A-63
Knowledge	A-64
Legal Requirement	A-64
Letter of Transmittal	A-7
made available	A-67
Mailing Date	A-8
Material Adverse Effect	A-64
Measurement Date	A-6
Merger	A-1
Merger Sub	A-1
Minimum Equity	A-6
Mixed Consideration Electing Company Share	A-4
Mixed Election	A-4
Mixed Election Cash Consideration	A-4
Mixed Election Share Consideration	A-4
NASDAQ Rules	A-64
New Plans	A-47
Non-Electing Company Share	A-4
Old Plans	A-48
Order	A-64
Ordinary Course of Business	A-64
OREO	A-64
PBGC	A-65
Per Share Value	A-3
Person	A-65
Premium Cap	A-43
Previously Disclosed	A-67
Proceeding	A-65
Pro-Rated Cash Amount	A-3
Pro-Rated Share Amount	A-4
Registration Statement	A-65
Regulatory Authority	A-65
Remaining Cash Amount	A-4
Remaining Share Amount	A-4
Representative	A-65
Requisite Regulatory Approvals	A-65
Schedules	A-66
SEC	A-65
Securities Act	A-65
A-vii

Series B Exchange Ratio	A-5
Series B Merger Consideration	A-5
Series B Preferred Stock	A-1
Series D Exchange Ratio	A-5
Series D Merger Consideration	A-5
Series D Preferred Stock	A-1
Share Electing Company Share	A-4
Share Election	A-3
Share Election Amount	A-4
Subsidiary	A-65
Superior Proposal	A-65
Surviving Company	A-2
Tax	A-66
Tax Return	A-66
Termination Date	A-53
Termination Fee	A-55
Total Payments	A-48
Transition Date	A-66
Voting Agreement	A-1

A-viii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 26, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation ("Acquiror"), Sentinel Acquisition, LLC, a Delaware limited liability company ("Merger Sub"), and Centrue Financial Corporation, a Delaware corporation (the "Company").

RECITALS

        A.    The boards of directors of Acquiror and the Company and the sole member of Merger Sub have each approved, and the board of directors of the Company has declared advisable, this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby: (i) each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than any Excluded Shares, will be converted into the right to receive the Common Stock Merger Consideration; (ii) each issued and outstanding share of Preferred Stock, no par value per share, of the Company (the "Company Preferred Stock") designated as Series B Preferred Stock (the "Series B Preferred Stock"), other than any Excluded Shares, will be converted into the right to receive the Series B Merger Consideration, and (iii) each issued and outstanding share of Company Preferred Stock designated as Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D (the "Series D Preferred Stock"), other than any Excluded Shares, will be converted into the right to receive the Series D Merger Consideration.

        B.    The parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and that this Agreement be, and hereby is adopted as, a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        C.    Contemporaneously with the execution and delivery of this Agreement, and as a material inducement to Acquiror to enter into this Agreement, certain stockholders of the Company are entering into an agreement with Acquiror, pursuant to which such stockholders will agree to take certain actions in furtherance of the Merger (the "Voting Agreement").

        D.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe certain conditions to the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual representations, covenants and agreements of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

THE MERGER; BANK MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving limited liability company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with the DGCL and the DLLCA.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall occur at 10:00 a.m., Chicago, Illinois time, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois, on the later to occur of (i) May 31, 2017 and (ii) the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the "Closing Date"). Subject to Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

        Section 1.3    Effective Time.     The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed by Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, is duly filed with the Secretary of State of the State of Delaware, or at such later time as Merger Sub and the Company shall agree and is specified in the Certificate of Merger (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9.

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5    Organizational Documents; Officers.

          (a)   At the Effective Time, the certificate of formation of Merger Sub shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or permitted by applicable law.

          (b)   The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

          (c)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 1.6    Bank Merger.     Immediately following the Merger, or at such later time as Acquiror may determine in its sole discretion, Centrue Bank (the "Company Bank"), an Illinois state chartered bank and wholly owned Subsidiary of the Company, will merge with and into Midland States Bank ("Acquiror Bank"), an Illinois state chartered bank and wholly owned Subsidiary of Acquiror (the "Bank Merger"). Acquiror Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. In connection with the execution and delivery of this Agreement, Acquiror Bank and the Company Bank intend to enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit A (such agreement, the "Bank Merger Agreement"). Prior to the Effective Time, Acquiror shall cause Acquiror Bank, and the Company shall cause the Company Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger.

 Article 2

CONVERSION OF SECURITIES IN THE MERGER

        Section 2.1    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any shares of capital stock of Acquiror, Merger Sub or the Company:

          (a)    Conversion of Company Common Stock.

              (i)  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, with respect to which an election to receive only cash (a "Cash Election") has been effectively made and not revoked or lost pursuant to Section 2.4 (each, a "Cash Electing Company Share") shall be converted into the right to receive Twenty-Six Dollars and Seventy-Five Cents ($26.75), subject to adjustment pursuant to Section 2.1(g) (the "Per Share Value"), without interest; provided, however, that if: (x) the sum of (A) the product of the number of Cash Electing Company Shares and the Per Share Value and (B) the product of the number of Mixed Consideration Electing Company Shares and the Mixed Election Cash Consideration (such sum being the "Cash Election Amount") exceeds (y) an amount equal to the Per Share Value, multiplied by 0.35, multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares (the "Available Cash"), then each Cash Electing Company Share shall instead be converted into the right to receive (I) an amount in cash, without interest, equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (X) an amount equal to the Available Cash minus the product of the Mixed Election Cash Consideration and the number of Mixed Consideration Electing Company Shares, by (Y) the number of Cash Electing Company Shares (such fraction being the "Pro-Rated Cash Amount") and (II) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the product (rounded to the nearest ten-thousandth of a share) of (X) the Exchange Ratio and (Y) one (1) minus the quotient obtained by dividing the Pro-Rated Cash Amount by the Per Share Value;

             (ii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, with respect to which an election to receive only Acquiror Common Stock (a "Share Election") has been effectively made and not revoked or lost pursuant to Section 2.4 (each, a "Share Electing Company Share") shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to: (x) the Per Share Value; divided by (y) Thirty-Five Dollars and Eighteen Cents ($35.18), rounded to the nearest ten-thousandth of a share (the "Exchange Ratio"); provided, however, that if: (A) the sum of (I) the product of the number of Share Electing Company Shares and the Exchange Ratio and (II) the product of the number of Mixed Consideration Electing Company Shares and the Mixed Election Share Consideration (such sum being the "Share Election Amount") exceeds (B) an amount equal to the Exchange Ratio, multiplied by 0.65, multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Excluded Shares (the "Available Shares"), then each Share Electing Company Share shall instead be converted into the right to receive (X) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (p) an amount equal to the number of Available Shares minus the product of the Mixed Election Share Consideration and the number of Mixed Consideration Electing Company Shares, by (q) the number of Share Electing Company Shares (such fraction being the "Pro-Rated Share Amount"), and (Y) an amount in cash, without interest, equal to the product (rounded to the nearest hundredth of a cent) of (p) the Per Share Value and (q) one (1) minus the quotient obtained by dividing the Pro-Rated Share Amount by the Exchange Ratio;

            (iii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, with respect to which an election to receive Acquiror Common Stock and cash (a "Mixed Election") has been effectively made and not revoked or lost pursuant to Section 2.4 (each, a "Mixed Consideration Electing Company Share") shall be converted into the right to receive: (x) an amount in cash equal to (A) the Per Share Value, multiplied by (B) 0.35, rounded to the nearest hundredth of a cent, without interest (the "Mixed Election Cash Consideration") and (y) a number of validly issued, fully paid and nonassessable shares of Acquiror Common Stock equal to (A) the Exchange Ratio, multiplied by (B) 0.65, rounded to the nearest ten-thousandth of a share (the "Mixed Election Share Consideration"); and

            (iv)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, with respect to which no Cash Election, Share Election or Mixed Election has been properly made and not revoked or lost pursuant to Section 2.4 (each, a "Non-Electing Company Share") shall be converted into the right to receive (x) an amount in cash, without interest, equal to the quotient (rounded to the nearest hundredth of a cent) determined by dividing (A) the amount, if any, by which (I) the Available Cash exceeds (II) the aggregate amount of cash (excluding cash payable in lieu of fractional shares) payable in respect of Cash Electing Company Shares, Share Electing Company Shares and Mixed Consideration Electing Company Shares (the amount of such excess, if any, the "Remaining Cash Amount"), by (B) the number of Non-Electing Company Shares, and (y) a number of validly issued, fully paid and non-assessable shares of Acquiror Common Stock equal to the quotient (rounded to the nearest ten-thousandth of a share) determined by dividing (A) the amount, if any, by which (I) the number of Available Shares exceeds (II) the aggregate number of shares (including fractional shares that would otherwise be payable in cash) deliverable in respect of Cash Electing Company Shares, Share Electing Company Shares and Mixed Consideration Electing Company Shares (the amount of such excess, if any, the "Remaining Share Amount"), by (B) the number of Non-Electing Company Shares;

  provided, in each case, that no fractional shares of Acquiror Common Stock shall be issued in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Section 2.1(a) shall instead be entitled to receive an amount in cash, without interest, rounded to the nearest whole cent, determined by multiplying the Acquiror Share Trading Price by the fractional share (rounded to the nearest ten-thousandth of a share) of Acquiror Common Stock to which such former holder would otherwise be entitled. For the avoidance of doubt, the Exchange Ratio shall be 0.7604, except to the extent an adjustment thereto is required pursuant to Section 2.1(h) or as a result of an adjustment to the Per Share Value pursuant to Section 2.1(g).

          (b)    Conversion of Series B Preferred Stock.    Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive one (1) (the "Series B Exchange Ratio") validly issued, fully paid and nonassessable share (the "Series B Merger Consideration") of a newly created series of Acquiror Preferred Stock having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders of Series B Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series B Preferred Stock immediately prior to the Effective Time, taken as a whole (the "Acquiror Series G Preferred Stock").

          (c)    Conversion of Series D Preferred Stock.    Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares, shall be converted into the right to receive one (1) (the "Series D Exchange Ratio") validly issued, fully paid and nonassessable share (the "Series D Merger Consideration") of a newly created series of Acquiror Preferred Stock having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders of Series D Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series D Preferred Stock immediately prior to the Effective Time, taken as a whole (the "Acquiror Series H Preferred Stock").

          (d)    Cancellation of Excluded Shares.    Each Excluded Share, including any shares of Company Common Stock or Company Preferred Stock held in the Company's treasury, shall be cancelled and no consideration will be issued or paid in exchange therefor.

          (e)    No Effect on Limited Liability Company Interests of Merger Sub.    The Merger shall have no effect on the issued and outstanding limited liability company interests of Merger Sub, which shall remain outstanding as limited liability company interests of the Surviving Company.

          (f)    Shares of Dissenting Stockholders.    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock or Company Preferred Stock held by a Person (a "Dissenting Stockholder") who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of such shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted into the right to receive the Common Stock Merger Consideration, Series B Merger Consideration or Series D Merger Consideration, as applicable, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, its shares of Company Common Stock or Company Preferred Stock shall be deemed to be converted as of the Effective Time into the right to receive the Common Stock Merger Consideration, Series B Merger Consideration or Series D Merger Consideration, as applicable for each such share, without interest, subject to the terms of this Article 2. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Acquiror prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, and shall give Acquiror the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

          (g)    Adjustment of Per Share Value.    If the Adjusted Equity of the Company as of the close of business on the Business Day immediately preceding the Closing Date, or such other date as mutually agreeable to Acquiror and the Company (such date, the "Measurement Date"), is less than $125.9 million (the "Minimum Equity"), then the Per Share Value shall be reduced by an amount equal to (i) Twenty-Six Dollars and Seventy-Five Cents ($26.75), multiplied by (ii) the amount of such shortfall, divided by (iii) the Minimum Equity, rounded to the nearest hundredth of a cent. For purposes of this Agreement, "Adjusted Equity" means, as of any date, the total stockholders' equity of the Company as of such date, calculated on a consolidated basis and in accordance with GAAP and adjusted to exclude: (i) any transaction expenses required to be incurred or accrued by the Company as a result of the Contemplated Transactions, including any fees payable to financial advisors, legal counsel and accountants, (ii) any accounting charges, solely to the extent taken at the written request of Acquiror subsequent to the date of this Agreement and not otherwise required to be incurred or taken pursuant to applicable Legal Requirements, GAAP or the terms of this Agreement; and (iii) any change in the value of the deferred tax assets, net, of the Company from the value of the deferred tax assets, net reflected in the Company's audited financial statements for the year ended December 31, 2016, in each case calculated on a consolidated basis and in accordance with GAAP, but solely to the extent such change results from any change in federal corporate income tax rates subsequent to December 31, 2016. On the Measurement Date, the Company shall deliver to Acquiror a certificate, signed by the chief financial officer of the Company, dated the Closing Date, setting forth a copy of the Company's balance sheet as of the Measurement Date and a calculation of the Adjusted Equity, which certificate and calculation shall be subject to review and approval by Acquiror.

          (h)    Adjustment of Exchange Ratios.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Capital Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio, the Series B Exchange Ratio or the Series D Exchange Ratio, as applicable, shall be adjusted appropriately to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 2.2    Cancellation of Shares.     At the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any certificates (it being understood that any reference herein to a "certificate" shall be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock or Company Preferred Stock) that represented Company Common Stock or Company Preferred Stock immediately prior to the Effective Time shall be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Common Stock Merger Consideration, Series B Merger Consideration or Series D Merger Consideration, as applicable, the subject to the terms of this Agreement.

        Section 2.3    Exchange of Certificates.

          (a)   Acquiror shall designate a Person, reasonable acceptable to the Company, to serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the "Exchange Agent") and Acquiror shall execute and deliver an exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent. At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock and Company Preferred Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1, (ii) the aggregate cash consideration payable pursuant to Section 2.1, including the amount of cash payable in lieu of fractional shares; (iii) sufficient cash for payment of any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.3(c); (iv) a number of shares of Acquiror Series G Preferred Stock and Acquiror Series H Preferred Stock equal to the aggregate Series B Merger Consideration and Series D Merger Consideration deliverable pursuant to Section 2.1; and (v) sufficient cash for the payment of the Company equity awards as required to pursuant to Section 2.5. Such amount of cash and shares of Acquiror Common Stock, Acquiror Series G Preferred Stock and Acquiror Series H Preferred Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the "Exchange Fund"."

          (b)   As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock, Series B Preferred Stock or Series D Preferred Stock ("Company Stock Certificates") a letter of transmittal ("Letter of Transmittal"), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

          (c)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company. No dividends or other distributions declared with respect to Acquiror Common Stock, Acquiror Series G Preferred Stock or Acquiror Series H Preferred Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock or Company Preferred Stock until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock, Acquiror Series G Preferred Stock or Acquiror Series H Preferred Stock into which the shares of Company Common Stock or Company Preferred Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate that previously represented shares of Company Common Stock or Company Preferred Stock shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock or Acquiror Preferred Stock into which such holder's Company Common Stock shall have been converted.

          (d)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company one (1) year after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company, or its successors in interest, for issuance and payment of the Common Stock Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock), Series B Merger Consideration or Series D Merger Consideration, as applicable. Notwithstanding the foregoing, none of the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e)   If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such amount as Acquiror or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Acquiror shall, or shall cause the Exchange Agent to, deliver to such person the Common Stock Merger Consideration (including cash in lieu of fractional shares deliverable in respect of such stockholders' shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock), Series B Merger Consideration or Series D Merger Consideration, as applicable, into which the shares represented by such lost Company Stock Certificate shall have been converted, subject to the terms of and in accordance with this Article 2.

        Section 2.4    Election Procedures.

          (a)   Each person who, on or prior to the Election Deadline, is a record holder of shares of Company Common Stock other than Excluded Shares shall be entitled to specify the number of such holder's shares of Company Common Stock with respect to which such holder makes a Cash Election, a Share Election or a Mixed Election.

          (b)   Acquiror shall prepare a form of election (the "Form of Election") in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Company Stock Certificates shall pass, only upon proper delivery of the Form of Election and any Company Stock Certificates in accordance with Section 2.3. The Company shall mail the Form of Election on a date to be mutually agreed by Acquiror and the Company that is not more than forty-five (45), nor less than thirty (30) days, prior to the anticipated Closing Date or such other date as Acquiror and the Company shall mutually agree (the "Mailing Date") to all persons who are record holders of shares of Company Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the "Election Form Record Date"). The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Share Election or a Mixed Election. The Company shall use its reasonable best efforts to make the Form of Election available as may be reasonably requested from time to time by all persons who become record holders of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for Acquiror and the Exchange Agent to perform as specified herein.

          (c)   Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., local time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Acquiror and the Company may agree) (the "Election Deadline"), a Form of Election properly completed and signed and accompanied by: (i) Company Stock Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Company Certificates as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Company Stock Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery);or (ii) in the case of book-entry shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election, a Share Election or a Mixed Election is properly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares of Company Common Stock shall be made on the stock transfer books of the Company, unless and until such Cash Election, Share Election or Mixed Election is properly revoked.

          (d)   Acquiror and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline may, upon mutual agreement of Acquiror and the Company, be similarly delayed to a subsequent date, and Acquiror and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

          (e)   Any Cash Election, Share Election or Mixed Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Cash Elections, Share Elections and Mixed Elections

  shall automatically be revoked if this Agreement is terminated in accordance with its terms. If a Cash Election, Share Election or Mixed Election is revoked, the shares as to which such election previously applied shall be treated as Non-Electing Company Shares unless a contrary election is properly made by the holder within the period during which elections are permitted to be made pursuant to Section 2.4(c). Company Stock Certificates will not be returned to holders in the event an election is revoked unless the holder so requests.

          (f)    Subject to the terms of this Agreement and the Form of Election, the reasonable, good-faith determination of the Exchange Agent (or the joint determination of Acquiror and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Mixed Elections and Share Elections shall have been properly made or revoked pursuant to this Section 2.4 (and to disregard any immaterial defects in the Forms of Election) and as to when Cash Elections, Mixed Elections, Share Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Acquiror and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 2.1(a), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Acquiror (subject to the consent of the Company, not to be unreasonably withheld), make any rules as are consistent with this Section 2.4 for the implementation of the Cash Elections, Mixed Elections and Share Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Mixed Elections and Share Elections. None of Acquiror, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election.

        Section 2.5    Company Equity Awards.

          (a)    Company Stock Options.    The Company shall take all necessary actions so that, at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a "Company Stock Option"), whether vested or unvested, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time a cash payment in respect of such cancellation from the Company in an amount, without interest, equal to: (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the Per Share Value over the exercise price per share of Company Common Stock subject to such Company Stock Option; minus (ii) all applicable federal, state and local Taxes required to be withheld by the Surviving Company. In connection with the cash out of the Company Stock Option, the Company shall require the holder of such options to execute a stock option cancellation agreement prior to payment of such consideration.

          (b)    Restricted Shares.    The Company shall take all necessary actions so that all shares of Company Common Stock that are subject to vesting or other risks of forfeiture pursuant to awards granted under the Company Stock Plans ("Company Restricted Shares") vest on the date on which the Effective Time occurs, immediately prior to the Effective Time. Such shares shall be considered outstanding for all purposes of this Agreement, including, if applicable, the right to receive the Common Stock Merger Consideration in accordance with this Article 2.

          (c)    Restricted Stock Units.    The Company shall take all necessary actions so that all restricted stock units granted under the Company Stock Plans will vest on the date on which the Effective Time occurs, immediately prior to the Effective Time, and shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time a cash payment for each such restricted stock unit equal to the Per Share Value.

 Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

        Section 3.1    Company Organization.     The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto set forth in the Company SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. The Company has no subsidiary other than the subsidiaries listed on Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

        Section 3.2    Company Subsidiary Organizations.     The Company Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the state of Illinois and is a member of the Federal Reserve System. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has made available to Acquiror true, complete and correct copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are in full force and effect as of the date of this Agreement.

        Section 3.3    Authorization; Enforceability.     The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed this Agreement be submitted to the Company's stockholders for adoption at a duly held meeting of such stockholders and has resolved to recommend that the Company's stockholders vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 3.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Schedule 3.4, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under, any Company Material Contract, except (in case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications; (iv) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock and Acquiror Preferred Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 3.5    Company Capitalization.

          (a)   The authorized capital stock of the Company consists exclusively of: (i) 215,000,000 shares of Company Common Stock, of which 6,513,694 shares (none of which are Company Restricted Shares) were issued and outstanding as of January 25, 2017 (the "Company Capitalization Date"); and (ii) 200,000 shares of Company Preferred Stock, (x) 1,092 of which are designated as Series B Preferred Stock, 209 of which are issued and outstanding as of the date hereof, and (y) 2,636 of which are designated as Series D Preferred Stock, 2,635.5462 of which are issued and outstanding as of the date hereof. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

          (b)   As of the Company Capitalization Date, no shares of Company Capital Stock were reserved for issuance except for: (i) 332 shares of Company Common Stock reserved for issuance in connection with Company Stock Options; (ii) 1,945.6434 shares of Company Common Stock reserved for issuance in connection with certain deferred compensation benefits payable pursuant to the Director Deferred Plan and the Executive Deferred Plan (each as defined in Section 5.7 below); and (iii) 33,321.1543 shares of Company Common Stock reserved for issuance pursuant to outstanding restricted stock units granted under the Company Stock Plans. The Company has, with respect to each Dividend Period (as defined in the Certificate of Designations for the Series D Preferred Stock), declared and paid in full the full amount of the dividend payments contemplated by the Certificate of Designations for the Series D Preferred Stock, in each case within 5 Business Days after the applicable Dividend Payment Date (as defined in the Certificate of Designations for the Series D Preferred Stock). As of the date of this Agreement, except as set forth in Section 3.5(a) and this Section 3.5(b), no shares of Company Capital Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Company Capital Stock are issued, reserved for issuance or outstanding (other than shares of Company Common Stock issuable upon exercise of Company Stock Options outstanding as of the Company Capitalization Date).

          (c)   Schedule 3.5(c) sets forth a list of each equity-based award outstanding as of the Company Capitalization Date, including the exercise price of each Company Stock Options. Since the Company Capitalization Date, the Company has not: (i) issued or repurchased any shares of Company Common Stock or Company Preferred Stock or other equity securities of the Company, other than in connection with the exercise of Company Equity Awards that were outstanding on the Company Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Company Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or Company Preferred Stock, or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Stock Plan.

          (d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Company Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the date hereof, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.6    Company Subsidiary Capitalization.     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the

Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        Section 3.7    Company SEC Reports; Financial Statements and Reports; Regulatory Filings.

          (a)   The Company has timely filed all Company SEC Reports since January 1, 2015, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder that are applicable to the Company. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements presented (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Company SEC Reports (collectively, the "Company Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Crowe Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.

          (c)   The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. The Company maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by the Company in reports that the Company is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Company's management to allow timely decisions regarding required disclosures. As of December 31, 2016, to the Knowledge of the Company, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

          (d)   The Company and its consolidated Subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 and Rule 15d-15 under the Exchange Act) ("Internal Control Over Financial Reporting"). The Company's certifying officers have evaluated the effectiveness of the Company's Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of the Company under the Exchange Act (the "Company Evaluation Date"). The Company presented in such quarterly report the conclusions of the certifying officers about the effectiveness of the Company's Internal Control Over Financial Reporting based on their evaluations as of the Company Evaluation Date. Since the Company Evaluation Date, there have been no changes in the Company's Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, the Company's Internal Control Over Financial Reporting. The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since October 23, 2015, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (f)    To the Knowledge of the Company, there has not been any event or occurrence since April 15, 2015 that would result in a determination that the Company Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

        Section 3.8    Books and Records.     The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company's business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 3.9    Properties.

          (a)   Schedule 3.9 lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

          (b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, Previously Disclosed interbank credit facilities or any transaction by the Company Bank acting in a fiduciary capacity, or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker's compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic's and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the Ordinary Course of Business of the Company or the Company Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company's Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the "Company Permitted Exceptions"). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        Section 3.10    Loans; Loan Loss Reserve.

          (a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Company Bank, any participation therein, and any guaranty, renewal or extension thereof (the "Company Loans") reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally or equitable principles or doctrines.

          (b)   All Company Loans originated or purchased by the Company Bank were made or purchased in accordance with the policies of the board of directors of the Company Bank and in the Ordinary Course of Business of the Company Bank. The Company Bank's interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Company Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

          (c)   Schedule 3.10(c) lists, as of December 31, 2016, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Company Bank has discontinued the accrual of interest; (ii) that has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company Bank; (iii) that has been listed on any "watch list" or similar internal report of the Company Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Company Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Company Bank or an entity controlled by an executive officer or director.

          (d)   The Company Bank's allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Company Bank's continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Company Bank's internal policies, and, in the reasonable judgment of the Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.

          (e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Company Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 3.11    Taxes.

          (a)   The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company's or its Subsidiaries' assets. Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

          (c)   The Company and each of its Subsidiaries have made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material Taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

          (d)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "reportable transaction" or a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the United States Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

        Section 3.12    Employee Benefits.

          (a)   Schedule 3.12(a) includes a complete and correct list of each Company Benefit Plan. The Company has made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company's current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years' annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:

              (i)  all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

             (ii)  all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;

            (iii)  all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and

            (iv)  with respect to any equity-based compensation plan or arrangement (including the Company Stock Plans or any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

          (b)   Except as set forth on Schedule 3.12(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

          (c)   Except as set forth in Schedule 3.12(c), neither the Company nor any of Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to: (i) any "multiemployer plan" (as defined in Section 3(37) of ERISA); (ii) any "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a "multiple employer plan" (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

          (d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company's Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

          (e)   Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

          (f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company's Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

          (g)   No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company's Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

          (h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan: (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements; and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

          (i)    There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

          (j)    No condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.

          (k)   Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

        Section 3.13    Compliance with Legal Requirements.     The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since April 15, 2015, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 3.14    Legal Proceedings; Orders.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Contemplated Transactions, would apply to the Surviving Company or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

          (b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since April 15, 2015, none of the foregoing has been threatened by any Regulatory Authority.

        Section 3.15    Absence of Certain Changes and Events.     Except as listed in Schedule 3.15, since December 31, 2015, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.16    Material Contracts.     Except for Contracts evidencing Company Loans made by the Company Bank in the Ordinary Course of Business, Schedule 3.16 lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a "Company Material Contract") as of the date of this Agreement, true, complete and correct copies of each of which have been made available to Acquiror:

          (a)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of One Million Dollars ($1,000,000), exclusive of deposit agreements with customers of the Company Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank advances;

          (b)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of Two Hundred Fifty Thousand Dollars ($250,000) (other than Contracts for the sale of loans);

          (c)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of Two Hundred Fifty Thousand Dollars ($250,000);

          (d)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

          (e)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than Two Hundred Fifty Thousand Dollars ($250,000));

          (f)    each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

          (g)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (h)   each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

          (i)    each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;

          (j)    each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000);

          (k)   each current employment, consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

          (l)    each Contract and Company Benefit Plan pursuant to which any Person is or would be entitled to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment;

          (m)  each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of One Hundred Thousand Dollars ($100,000);

          (n)   each Company Benefit Plan;

          (o)   each stockholder, stock purchase, voting trust or other similar Contract or arrangement, including any such Contract or arrangement granting voting, dividend, ownership, director appointment or designation, or indemnification rights to any holder of securities of the Company or any of its Subsidiaries, other than the Company Certificate of Incorporation and Company Bylaws (collectively, the "Company Stockholder Agreements"), and

          (p)   each amendment, supplement and modification in respect of any of the foregoing.

        Section 3.17    No Defaults.     Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company's Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Schedule 3.10(c). Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since April 15, 2015, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

        Section 3.18    Insurance.     Schedule 3.18 lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers' blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material known claims thereunder have been filed in due and timely fashion. Schedule 3.18 lists and describes all claims that have been filed under such insurance policies and bonds within the past one (1) year prior to the date of this Agreement that individually or in the aggregate exceed One Hundred Thousand Dollars ($100,000) and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past one (1) year.

        Section 3.19    Compliance with Environmental Laws.     There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 3.20    Transactions with Affiliates.     Since January 1, 2014, all transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act have been disclosed in the Company SEC Reports. Neither the Company nor any of its Subsidiaries is party to any transaction, and no transaction, or series of related transactions, is currently proposed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person, to which the Company or any of its Subsidiaries would be a participant, in each case in which any related person had or will have a direct or indirect interest.

        Section 3.21    Voting Requirements.     The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders' Meeting or any adjournment or postponement thereof to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.

        Section 3.22    State Takeover Statutes.     The Company Board has taken all actions such that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) shall not apply to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions. No other state takeover statute or similar statute or regulation applies to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions.

        Section 3.23    Opinion of Financial Advisor.     The Company has received the opinion of Sandler O'Neill + Partners, L.P. to the effect that, as of the date of such opinion, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than any Excluded Shares and Dissenting Shares. The Company shall deliver an executed copy of such opinion to Acquiror promptly following receipt of such opinion in written form.

        Section 3.24    Brokerage Commissions.     Except for fees payable to Sandler O'Neill + Partners, L.P. pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 3.25    Approval Delays.     To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Company Bank's most recent CRA rating was "satisfactory" or better.

        Section 3.26    Labor Matters.

          (a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work, overtime and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

          (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

        Section 3.27    Intellectual Property.     Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Company and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

        Section 3.28    Investments.

          (a)   Schedule 3.28(a) includes a complete and correct list and description as of December 31, 2016, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Company Bank, in a fiduciary or agency capacity (the "Company Investment Securities"); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Company Bank. The Company Investment Securities are valued on the books of the Company and the Company Bank in accordance with GAAP.

          (b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as "held to maturity," none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

          (c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

          (d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, have been made available to Acquiror and were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.29    No Other Representations or Warranties

          (a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

 Article 4

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

        Except as Previously Disclosed, Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Organization.     Each of Acquiror and Merger Sub: (a) is a corporation or limited liability company duly organized or formed, as applicable, and validly existing and in good standing under the laws of its state of organization of formation, and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; and (b) has full corporate and limited liability company power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Acquiror is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended, and has full corporate or limited liability company power and authority to operate as a bank holding company. The copies of the Acquiror Articles of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no subsidiary other than Merger Sub and the subsidiaries listed on Exhibit 21 to Acquiror's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

        Section 4.2    Acquiror Subsidiary Organizations.     Acquiror Bank is an Illinois state chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois and is a member of the Federal Reserve System. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full corporate or similar power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

        Section 4.3    Authorization; Enforceability.     Each of Acquiror and Merger Sub has the requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board and the board of directors of Merger Sub. The Acquiror Board and the board of directors of Merger Sub have each determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of its respective shareholders, and that this Agreement and transactions contemplated hereby are in the best interests of its respective shareholders. To the extent required by NASDAQ Rules, the Acquiror Board has directed the Acquiror Stock Issuance be submitted to Acquiror's shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Acquiror's shareholders vote in favor of the Acquiror Stock Issuance. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Acquiror Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors' rights generally and subject to general principles of equity.

        Section 4.4    No Conflict.     Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Acquiror Shareholder Approval, as necessary, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois State Department of Financial and Professional Regulation, Division of Banking and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; (iv) the filing with the SEC of the Joint Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of certificates of designation for the Acquiror Series G Preferred Stock and Acquiror Series H Preferred Stock with the Secretary of State of the State of Illinois, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Acquiror Common Stock and Acquiror Preferred Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        Section 4.5    Acquiror Capitalization.

          (a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 35,000,000 shares of Acquiror Common Stock, of which 15,517,769 shares were issued and outstanding as of January 25, 2017 (the "Acquiror Capitalization Date"); and (ii) 4,000,000 shares of Acquiror's preferred stock, par value $2.00 per share (the "Acquiror Preferred Stock"), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

          (b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 1,403,831 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; (ii) 831,518 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans; and (iii) 125,000 shares of Acquiror Common Stock reserved for issuance pursuant to an outstanding warrant. As of the date of this Agreement, except as set forth in Section 4.5(a) and this Section 4.5(b), no shares of Acquiror Capital Stock or options, warrants or other securities convertible into or exercisable or exchangeable for shares of Acquiror Capital Stock are issued, reserved for issuance or outstanding (other than shares of Acquiror Common Stock issuable upon exercise or vesting of Acquiror Equity Awards outstanding as of the Acquiror Capitalization Date).

          (c)   Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date through the date hereof, Acquiror has not: (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards. From the Acquiror Capitalization Date through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of Acquiror or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Acquiror Stock Plan.

          (d)   None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Acquiror Equity Awards, as Previously Disclosed and as disclosed herein, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries. Except as permitted by this Agreement, since the Acquiror Capitalization Date, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of Acquiror or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of Acquiror.

        Section 4.6    Acquiror Subsidiary Capitalization.     Except as disclosed in the Acquiror SEC Reports, as of the date hereof all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        Section 4.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.

          (a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the "Acquiror Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. The Acquiror Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, KPMG LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

          (c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to Acquiror's management to allow timely decisions regarding required disclosures. As of December 31, 2016, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.

          (d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of Internal Control Over Financial Reporting. Acquiror's certifying officers have evaluated the effectiveness of Acquiror's Internal Control Over Financial Reporting as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange

  Act (the "Acquiror Evaluation Date"). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror's Internal Control Over Financial Reporting based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror's Internal Control Over Financial Reporting that have materially affected, or are reasonably likely to materially affect, Acquiror's Internal Control Over Financial Reporting. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2015, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

          (f)    To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2015 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. §303.2(r).

          (g)   Acquiror's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ Global Select Market. Acquiror satisfies all of the quantitative maintenance criteria of the NASDAQ Global Select Market.

        Section 4.8    Books and Records.     The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror's business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.

        Section 4.9    Loans; Loan Loss Reserve.

          (a)   Acquiror Bank's allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank's continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank's internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.

          (b)   To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        Section 4.10    Taxes.

          (a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

          (b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror's or its Subsidiaries' assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

          (c)   Acquiror and each of its Subsidiaries have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

          (d)   To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a "reportable transaction" or a "listed transaction" or (ii) a "significant purpose of which is the avoidance or evasion of United States federal income tax" within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the United States Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

          (e)   Neither Acquiror nor any of its controlled Affiliates has any current plan or intention to make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub.

        Section 4.11    Compliance with Legal Requirements.     Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2015, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2015, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

        Section 4.12    Legal Proceedings; Orders.

          (a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.

          (b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, none of the foregoing has been threatened by any Regulatory Authority.

        Section 4.13    Absence of Certain Changes and Events.     Since December 31, 2015, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

        Section 4.14    Compliance with Environmental Laws.     There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of Acquiror, threatened, nor to the Knowledge of Acquiror, is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of Acquiror, neither Acquiror nor any of its Subsidiaries is the owner of any interest in real estate on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on Acquiror. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror, Acquiror and each Subsidiary of Acquiror has complied in all material respects with all Environmental Laws applicable to it and its business operations.

        Section 4.15    Brokerage Commissions.     Except for fees payable to Stephens Inc. by Acquiror pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

        Section 4.16    Approval Delays.     To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank's most recent CRA rating was "satisfactory" or better.

        Section 4.17    Financial Capability.     Acquiror has, and will have prior to the Effective Time, sufficient funds to pay the aggregate cash consideration payable pursuant to Section 2.1 and Section 2.5, and to perform its other obligations contemplated by this Agreement.

        Section 4.18    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Acquiror and Merger Sub in this Article 4, neither Acquiror, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly set forth herein neither Acquiror, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror and Merger Sub in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5

COVENANTS OF THE COMPANY

        Section 5.1    Access and Investigation.

          (a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company's continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys' responses to auditors' requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company's reasonable judgment: (i) would be prohibited by any applicable Legal Requirement;

  (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

          (b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not generally available on the SEC's EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

          (c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company's outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).

          (d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Non-Disclosure Agreement dated as of November 14, 2016, between Acquiror and the Company (the "Confidentiality Agreement").

        Section 5.2    Operation of the Company and Company Subsidiaries.

          (a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this

  Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

              (i)  (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock (other than issuances of shares of Company Capital Stock upon the exercise of any Company Stock Option granted pursuant to the Company Benefit Plans prior to the date of this Agreement); (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Capital Stock;

             (ii)  (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, and dividends required to be paid on the Series B Preferred Stock and, to the extent consistent with past practice, dividends payable on the Series D Preferred Stock, in each case with respect to completed dividend periods ending on or after the date hereof); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Capital Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

            (iii)  amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

            (iv)  enter into loan transactions not in accordance with, or consistent with, past practices of the Company Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

             (v)  (A) enter into any new credit or new lending relationships that would require an exception to the Company Bank's formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (B) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a "Borrowing Affiliate") if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

            (vi)  maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

           (vii)  fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;

          (viii)  sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business (B) of financial assets or investments for fair value, or (C) of obsolete or unused equipment, fixtures or assets, and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

            (ix)  acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

             (x)  amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

            (xi)  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

           (xii)  except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the "Company Employees"), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount, and that have been disclosed to Acquiror; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

          (xiii)  incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;

          (xiv)  enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

           (xv)  settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of One Hundred Thousand Dollars ($100,000) and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

          (xvi)  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

         (xvii)  make or change any material Tax elections, change or consent to any change in it or its Subsidiaries' method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

        (xviii)  hire any employee with an annual salary in excess of One Hundred Thousand Dollars ($100,000); or

          (xix)  agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

          (c)   For purposes of Section 5.2(b)(v), Aquiror's consent shall be deemed to have been given if the Company has made a written request to Leon J. Holschbach for permission to take any action otherwise prohibited by Section 5.2(b)(v) and has provided Acquiror with information sufficient, in Acquiror's sole discretion, for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within ten (10) Business Days after Aquiror's receipt of such request.

        Section 5.3    Notice of Changes.    The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company's representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

        Section 5.4    Stockholders' Meeting.    Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable, and in any event within thirty (30) days, after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote to adopt this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) Company Board's recommendation to the Company's stockholders that the Company's stockholders vote in favor of the adoption of this Agreement (a "Company Adverse Recommendation"). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable

Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

        Section 5.5    Information Provided to Acquiror.     The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror in connection with the preparation of, or that is included in, the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 5.6    Operating Functions.     The Company and the Company Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

        Section 5.7    Company Benefit Plans.

          (a)   Prior to the Effective Time, the Company will take all appropriate action in accordance with Treasury regulations Section 1.409A-3(j)(4)(ix)(B) to terminate and liquidate, in cash only, the Centrue Financial Corporation Non-Employee Directors' Deferred Compensation Plan ("Director Deferred Plan"), the Centrue Financial Corporation Executive Deferred Compensation Plan ("Executive Deferred Plan") and any other deferred compensation plan that would be aggregated with either such plan pursuant to Treasury regulations Section 1.409A-1(c)(2); provided, however, that no action taken by the Company with respect to the termination of the Director Deferred Plan or the Executive Deferred Plan shall be required to be irrevocable until one day prior to the Closing Date.

          (b)   At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan; provided, however, that no action taken by the Company with respect to the termination of any Company Benefit Plan shall be required to be irrevocable until one day prior to the Closing Date.

          (c)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including any severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

        Section 5.8    Acquisition Proposals.

          (a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within forty-eight (48) hours advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

          (b)   The Company agrees that it will not, and will cause its respective Subsidiaries and Affiliates, and its and their respective officers, directors, agents and advisors not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement and prior to receipt of the Company Stockholder Approval, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors' fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, Acquiror and the Company cooperate with one another with the intent of enabling them to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

          (c)   Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        Section 5.9    Termination of Company Stockholder Agreements.     The Company shall, within ten (10) Business Days after the date hereof, terminate each Company Stockholder Agreement pursuant to one or more written agreements in form and substance satisfactory to Acquiror in its sole discretion, copies of which shall be promptly delivered to Acquiror.

Article 6

COVENANTS OF ACQUIROR AND MERGER SUB

        Section 6.1    Operation of Acquiror and Acquiror Subsidiaries.

          (a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; and (ii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

          (b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirement, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror will not, and will cause each of its Subsidiaries not to:

              (i)  (A) enter into any agreement with respect to, or consummate, any merger or business combination, or any acquisition of any other Person or (B) make any loan, advance or capital contribution to, or investment in, any Person, in each case that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger;

             (ii)  amend the Acquiror Articles of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; or

            (iii)  agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.2.

        Section 6.2    Acquiror Shareholders' Meeting.     Subject to the other provisions of this Agreement, Acquiror shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with NASDAQ Rule 5635(a), the Acquiror Articles of Incorporation and the Acquiror Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Shareholders' Meeting") for the purpose of obtaining the Acquiror Shareholder Approval. Acquiror and the Acquiror Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the Acquiror Stock Issuance if required by NASDAQ Rule 5635(a), including by recommending that its stockholders vote in favor of the Acquiror Stock Issuance, and Acquiror and the Acquiror Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) such recommendation to Acquiror's shareholders.

        Section 6.3    Information Provided to the Company.     Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is included in the Registration Statement or Joint Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Joint Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Acquiror Shareholders' Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Joint Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Joint Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        Section 6.4    Operating Functions.     Acquiror and Acquiror Bank shall cooperate with the Company and the Company Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Company Bank and Acquiror Bank, and in preparing for the consolidation of the banks' appropriate operating functions to be effective on the Effective Date or such later date as the parties may mutually agree.

        Section 6.5    Indemnification.

          (a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an "Indemnified Party"), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time, in each case to the extent such indemnification is required by the Company's or such Subsidiary's certificate of incorporation, bylaws or similar organizational documents, in each case as made available to Acquiror. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

          (b)   For a period of six (6) years after the Effective Time or, if such term coverage is not available, such other lesser maximum period of coverage available, Acquiror shall maintain in effect the Company's current directors' and officers' liability insurance covering each Person currently covered by the Company's primary directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time; provided, that in no event shall Acquiror be required to expend in the aggregate an amount in excess of two hundred percent (200%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy (the "Premium Cap") and, if Acquiror is unable to maintain such policy (or substitute policy) as a result of this proviso, Acquiror shall obtain as much comparable insurance as is available and for as long a period of time as is available following the Effective Time by payment of such amount; provided further, that: (i) Acquiror may substitute therefor "tail" policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than such existing primary policy as of the date hereof, or, if such policies are not available for an amount less than or equal to the Premium Cap, "tail" policies containing as favorable terms to such directors and officers, including coverage and amount, as are available and for as long a period of time as is available by payment of such amount; or (ii) the Company may substitute therefor such extended reporting period coverage under the Company's existing primary policy (to be effective as of the Effective Time), provided that, in the case of this clause (ii), the aggregate premium for such extended reporting period does not exceed the Premium Cap.

          (c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.6.

          (d)   The provisions of this Section 6.6 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 6.6    Authorization and Reservation of Acquiror Common Stock and Acquiror Preferred Stock.     The Acquiror Board shall authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement, and shall authorize, create and reserve the maximum number of shares of Acquiror Series G Preferred Stock and Acquiror Series H Preferred Stock to be issued pursuant to this Agreement.

        Section 6.7    Stock Exchange Listing.     Acquiror shall use its reasonable best efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.

        Section 6.8    Assumption of Debt Instruments.     Acquiror agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company's outstanding debt, subordinated debentures, guarantees, securities, and other agreements to the extent required by the terms of such debt, subordinated debentures, guarantees, securities, and other agreements.

Article 7

COVENANTS OF ALL PARTIES

        Section 7.1    Regulatory Approvals.     Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible prepare, but in no event later than forty-five (45) days following the date hereof, file, effect and obtain all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.

        Section 7.2    SEC Registration.     As soon as practicable following the date of this Agreement, but in no event more than thirty (30) days after the later of the filing of Acquiror's and the Company's respective Annual Report on Form 10-K for the year ended December 31, 2016, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Joint Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to

Acquiror's shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC to amend the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Joint Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company's stockholders and to Acquiror's shareholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any application foreign or state securities or "blue sky" Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock and Acquiror Preferred Stock as consideration hereunder.

        Section 7.3    Publicity.     Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

        Section 7.4    Reasonable Best Efforts; Cooperation.     Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable

Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

        Section 7.5    Tax Free Reorganization.

          (a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Prior to the earlier of (i) forty-five (45) days following the Effective Time and (ii) January 15 of the calendar year following the Effective Time, the Surviving Company shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code. Neither Acquiror nor any of its Affiliates will make an election pursuant to Section 301.7701-3 of the Treasury Regulations with respect to Merger Sub effective on or prior to the Effective Time.

          (b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.8 and Section 9.7, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the "IRS Guidelines), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.8 and Section 9.7, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.7. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.

          (c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.8 and Section 9.7, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.8 and Section 9.7, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

        Section 7.6    Transaction Structure.     Acquiror may at any time change the method of effecting the Merger or the Bank Merger if and to the extent requested by Acquiror, and the Company agrees to enter into such amendments to this Agreement as Acquiror may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment: (a) alters or changes the amount or kind of the Common Stock Merger Consideration, Series B Merger Consideration or Series D Merger Consideration; (b) adversely affects the Tax treatment of the Merger with respect to the Company's stockholders; (c) is reasonably likely to cause the Closing to be delayed or the receipt of the Requisite Regulatory Approvals to be prevented or delayed, in each case beyond the Termination Date; or (d) requires submission to or approval of the Company's stockholders after the Merger has been approved by the Company's stockholders.

        Section 7.7    Takeover Statutes.     No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Bank Merger Agreement, the Voting Agreement or any of the Contemplated Transactions, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger, the Bank Merger and the other Contemplated Transactions from any applicable Takeover Statute now or hereafter in effect. If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

        Section 7.8    Employees and Employee Benefits.

          (a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing ("Covered Employees") shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee's continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

          (b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the "New Plans"), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

          (c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the "Old

  Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company's severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.8, following the Effective Time, Acquiror or Acquiror's Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.8(d). Notwithstanding the foregoing, no Company employee eligible to receive severance benefits under an employment, change in control, severance or other agreement shall be entitled to participate in the severance policy described in this Section 7.8(d) or to otherwise receive severance benefits. Any Company employee who waives and relinquishes his or her right to a change in control payment will be eligible for a severance payment as provided in this Section 7.8(d).

          (e)   Any Company employee who is eligible to receive severance benefits or other payment triggered by any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement (a "CIC Payment") shall not receive any severance benefits as provided in Section 7.8(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company shall, with Acquiror's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate "Total Payments"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

        Section 7.9    Section 16 Matters.     Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause (a) any disposition of shares of Company Capital Stock or conversion of any derivative securities in respect of shares of Company Capital Stock in connection with the consummation of the Contemplated Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Acquiror Common Stock from Acquiror by virtue of the Merger and the other transactions contemplated by this Agreement, by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.10    Stockholder Litigation.     Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

        The obligations of Acquiror and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

        Section 8.1    Accuracy of Representations and Warranties.     Each of the representations and warranties of the Company: (i) set forth in Section 3.3, Section 3.5(a) and Section 3.5(b) shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect; (ii) set forth in Section 3.21, Section 3.22 and Section 3.24 shall be true and correct in all material respects; and (iii) set forth in this Agreement (other than those referred to in clauses (i) and (ii)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i), (ii) and (iii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date. Acquiror shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, to the foregoing effect.

        Section 8.2    Performance by the Company.     The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date. Acquiror shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, dated the Closing Date, to the foregoing effect.

        Section 8.3    Shareholder Approvals.     Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained. As of the Closing Date: no Persons shall have demanded appraisal for shares of Company Capital Stock in accordance with the DGCL and not subsequently withdrawn or otherwise lost the ability to become a Dissenting Stockholder, other than Persons holding not more than three percent (3.0%) individually (together with their Affiliates), or five percent (5.0%) in the aggregate, of the shares of Company Common Stock issued and outstanding as of the Closing Date.

        Section 8.4    No Proceedings, Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on Acquiror and its Subsidiaries on a consolidated basis. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 8.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden Acquiror or its Subsidiaries measured on a consolidated basis.

        Section 8.6    Registration Statement.     The Registration Statement shall have been declared effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 8.7    Legal Opinion.     Acquiror shall have received a written opinion of Howard & Howard Attorneys PLLC, counsel to the Company, in the form set forth in Schedule 8.7, dated as of the Closing Date.

        Section 8.8    Tax Opinion.     Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

        Section 8.9    Stock Exchange Listing.     Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 8.10    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Article 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

        The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        Section 9.1    Accuracy of Representations and Warranties.     Each of the representations and warranties of Acquiror and Merger Sub: (i) set forth in Section 4.3, Section 4.5(a) and Section 4.5(b) shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect; and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed by the chief executive officer and chief financial officer of Acquiror, dated the Closing Date, to the foregoing effect.

        Section 9.2    Performance by Acquiror.     Acquiror and Merger Sub shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date. The Company shall have received a certificate signed by the chief executive officer and chief financial officer of Acquiror, dated the Closing Date, to the foregoing effect.

        Section 9.3    Shareholder Approvals.     Each of the Company Stockholder Approval and, if required, the Acquiror Shareholder Approval shall have been obtained.

        Section 9.4    No Injunctions or Restraints; Illegality.     Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

        Section 9.5    Regulatory Approvals.     All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Company.

        Section 9.6    Registration Statement.     The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

        Section 9.7    Tax Opinion.     The Company shall have received a written opinion of RSM US LLP, tax accountants to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock.

        Section 9.8    Stock Exchange Listing.     Acquiror shall have filed with the NASDAQ Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.

        Section 9.9    No Material Adverse Effect.     From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.

Article 10

TERMINATION

        Section 10.1    Termination of Agreement.     This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:

          (a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;

          (b)   by either Acquiror or the Company (provided, that the terminating party is not then in material breach of any of its representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company (except for breaches of Section 5.4 or 5.8, which are separately addressed in Section 10.1(f)), in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.1, Section 8.2, Section 9.1 or Section 9.2, as the case may be, and which is not cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the Company, in the case of a termination by Acquiror, or Acquiror, in the case of a termination by the Company, or by its nature or timing cannot be cured prior to such earlier date;

          (c)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and with the consent of Acquiror and the Company; (iii) if the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting; or (iv) if the Acquiror Shareholder Approval is not obtained at the Acquiror Shareholders' Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

          (d)   by Acquiror or the Company if the Effective Time shall not have occurred on or prior to October 31, 2017 or, if the Required Regulatory Approvals have not been obtained and all related waiting periods not expired or been terminated at least ten (10) Business Days prior to such date, December 31, 2017 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party to this Agreement whose failure to fulfill any of its covenants or agreements under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or prior to such date;

          (e)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

          (f)    by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;

          (g)   by the Company, prior to receipt of the Company Stockholder Approval, pursuant to Section 5.8;

          (h)   by Acquiror if the Company makes a Company Adverse Recommendation; or

          (i)    by the Company, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date: (i) the Final Acquiror Market Value is less than Twenty-Nine Dollars and Two Cents ($29.02) and (ii) the number obtained by dividing the Final Acquiror Market Value by the Initial Acquiror Market Value shall be less than the number obtained by (A) dividing (x) the Final Index Price by

  (y) the Initial Index Price and (B) subtracting 0.175; subject, however, to the remainder of this Section 10.1(i). If the Company elects to exercise its termination right pursuant to this Section 10.1(i), it shall give written notice thereof to Acquiror within one (1) Business Day after the Determination Date. Acquiror shall then have the option, exercisable by notice to the Company on or prior to the fifth (5th) Business Day after Acquiror's receipt of such notice, to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of (A) the Initial Acquiror Market Value, (B) the Exchange Ratio (as then in effect), and (C) the Index Ratio minus 0.175, and the denominator of which is equal to the Final Acquiror Market Value; or (y) the quotient determined by dividing the Initial Acquiror Market Value by the Final Acquiror Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.825. If within such five (5) Business Day period, Acquiror delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

        For purposes of this Agreement, the following terms shall have the following meanings:

          "Determination Date" means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

          "Final Acquiror Market Value" means the volume-weighted average closing price of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on (and including) the Determination Date, using volume and closing price information as reported by Bloomberg Financial Markets, or any successor thereto (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company).

          "Final Index Price" means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

          "Index" means the SNL Small Cap United States Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap United States Bank Index.

          "Index Ratio" means the Final Index Price divided by the Initial Index Price.

          "Initial Index Price" means 655.37.

          "Initial Acquiror Market Value" means Thirty-Five Dollars and Eighteen Cents ($35.18), adjusted as indicated in the last sentence of Section 10.1(i).

        Section 10.2    Effect of Termination or Abandonment.     Upon the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (i) the Confidentiality Agreement, Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (ii) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

        Section 10.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys' fees, accountants' fees and related expenses), shall be shared equally by Acquiror and the Company.

          (b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (c)   If this Agreement is terminated by the Company pursuant to Section 10.1(b), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds to such account as the Company shall designate.

          (d)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(f) or Section 10.1(h), or by the Company pursuant to Section 10.1(g), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Termination Fee") by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (e)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to any stockholder party to the Voting Agreement or any Person shall have publicly announced (and not withdrawn at least ten (10) Business Days prior to the Company Stockholders' Meeting) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) or by either party pursuant to Section 10.1(c)(iii); and (B) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to an Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(n), except that references in that Section to "fifteen percent (15%)" shall be replaced by "fifty percent (50%)."

          (f)    If this Agreement is terminated by either party pursuant to Section 10.1(c)(iii) and any party to the Voting Agreement has materially breached the provisions thereof, then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate.

          (g)   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(ii) in the case of fraud or willful and material breach of this Agreement, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.

 Article 11

MISCELLANEOUS

        Section 11.1    Survival.     Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

        Section 11.2    Governing Law; Venue; Waiver of Jury Trial.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 11.3    Assignments, Successors and No Third Party Rights.     Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.4    Modification.     This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained; provided, however, that after the Company Stockholder Approval and/or the Acquiror Shareholder Approval is obtained, there may not be, without further approval of the Company's stockholders and/or Acquiror's shareholders, respectively, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

        Section 11.5    Extension of Time; Waiver.     At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (x) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (y) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (z) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        Section 11.6    Notices.     All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service or sent by facsimile (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Acquiror or Merger Sub, to:

  Midland States Bancorp, Inc.
  1201 Network Centre Drive
  Effingham, IL 62401
  Facsimile: (217) 342-9462
  Attention: Jeffrey G. Ludwig
                     Executive Vice President

  with copies, which shall not constitute notice, to:

  Barack Ferrazzano Kirschbaum & Nagelberg LLP
  200 W. Madison Street, Suite 3900
  Chicago, Illinois 60606
  Facsimile: (312) 984-3150
  Attention: Dennis R. Wendte

  If to the Company, to:

  Centrue Financial Corporation
  122 West Madison Street
  Ottawa, IL 61350
  Facsimile: (815) 431-2820
  Attention: Kurt R. Stevenson

  with copies, which shall not constitute notice, to:

  Howard & Howard Attorneys PLLC
  200 S. Michigan Ave. #1100
  Chicago, Illinois 60604
  Facsimile: (312) 939-5617
  Attention: Mark Ryerson

Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; and (c) if by facsimile, on the next Business Day.

        Section 11.7    Entire Agreement.     This Agreement, the Bank Merger Agreement and the Schedules and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

        Section 11.8    Severability.     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

        Section 11.9    Further Assurances.     The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        Section 11.10    Counterparts.     This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile, PDF or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Article 12

DEFINITIONS

        Section 12.1    Definitions.     In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (a)   "Acquiror Articles of Incorporation" means the Articles of Incorporation of Acquiror.

          (b)   "Acquiror Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

          (c)   "Acquiror Board" means the board of directors of Acquiror.

          (d)   "Acquiror Bylaws" means the Bylaws of Acquiror.

          (e)   "Acquiror Capital Stock" means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.

          (f)    "Acquiror Common Stock" means the common stock, par value $0.01 per share, of Acquiror.

          (g)   "Acquiror Equity Award" means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.

          (h)   "Acquiror ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

          (i)    "Acquiror SEC Reports" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since May 23, 2016.

          (j)    "Acquiror Share Trading Price" means the average of the volume-weighted average prices, rounded to four decimal points, of a share of Acquiror Common Stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the fifth (5th) full trading day prior to the Effective Time, in each case as reported by Bloomberg Financial Markets, or any successor thereto, through its "Volume Weighted Average Price" function (or, if not reported therein, in another authoritative source mutually selected by Acquiror and the Company), subject to appropriate adjustments for any stock dividend, stock split or other similar transactions that occur during such period. If the volume-weighted average price cannot be calculated for Acquiror Common Stock on any such date, the volume-weighted average price for such date shall be the fair market value as mutually agreed upon by Acquiror and the Company.

          (k)   "Acquiror Shareholder Approval" means the approval of the Acquiror Stock Issuance, if required by applicable Legal Requirements or NASDAQ Rules, by the affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock at the Acquiror Shareholders' Meeting or any adjournment or postponement thereof.

          (l)    "Acquiror Stock Issuance" means the issuance of the Acquiror Common Stock pursuant to this Agreement.

          (m)  "Acquiror Stock Plans" means collectively the following:

              (i)  Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan;

             (ii)  Midland States Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan;

            (iii)  Third Amendment and Restatement Midland States Bancorp, Inc. 1999 Stock Option Plan; and

            (iv)  Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan.

          (n)   "Acquisition Proposal" means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

          (o)   "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

          (p)   "Business Day" means any day except Saturday, Sunday and any day on which banks in Effingham, Illinois, are authorized or required by law or other government action to close.

          (q)   "Common Stock Merger Consideration" means, with respect to any share of Company Common Stock, the applicable consideration payable in respect of such share pursuant to Section 2.1(a).

          (r)   "Company Certificate of Incorporation" means the Certificate of Incorporation of the Company.

          (s)   "Company Benefit Plan" means any: (i) qualified or nonqualified "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) "employee benefit plan" (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

          (t)    "Company Board" means the board of directors of the Company.

          (u)   "Company Bylaws" means the Amended and Restated Bylaws of the Company.

          (v)   "Company Capital Stock" means the Company Common Stock and the Company Preferred Stock, collectively.

          (w)  "Company Equity Award" means any outstanding Company Stock Option, restricted stock unit, performance unit, stock appreciation right, restricted stock award, or other equity award granted under a Company Stock Plan.

          (x)   "Company ERISA Affiliate" means each "person" (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

          (y)   "Company SEC Reports" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC under the Securities Act, the Exchange Act, or the rules and regulations of the SEC thereunder, since April 15, 2015.

          (z)   "Company Stock Plans" means collectively the following:

              (i)  Centrue Financial Corporation 2015 Stock Compensation Plan; and

             (ii)  Centrue Financial Corporation Amended and Restated 2003 Stock Option Plan.

          (aa) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, the Bank Merger Agreement and the Voting Agreement, including: (i) the Merger, (ii) the Bank Merger and (iii) the performance by all parties of their respective covenants and obligations under this Agreement, the Bank Merger Agreement and the Voting Agreement.

          (bb) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (cc)  "Control," "Controlling" or "Controlled" when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

          (dd) "CRA" means the Community Reinvestment Act.

          (ee) "Deposit Insurance Fund" means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution's assets.

          (ff)  "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

          (gg) "DGCL" means the General Corporation Law of the State of Delaware.

          (hh) "DLLCA" means the Limited Liability Company Act of the State of Delaware.

          (ii)   "DOL" means the United States Department of Labor.

          (jj)   "Environment" means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.

          (kk) "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

          (ll)   "ERISA" means the Employee Retirement Income Security Act of 1974.

          (mm)  "Exchange Act" means the Securities Exchange Act of 1934.

          (nn) "Excluded Shares" means any shares of Company Common Stock, Series B Preferred Stock or Series D Preferred Stock owned by the Company, Acquiror or Merger Sub, in each case other than shares held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted.

          (oo) "FDIC" means the Federal Deposit Insurance Corporation.

          (pp) "Federal Reserve" means the Board of Governors of the Federal Reserve System.

          (qq) "GAAP" means generally accepted accounting principles in the United States, consistently applied.

          (rr)  "Hazardous Materials" means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

          (ss)  "Intangible Assets" means any asset that is considered an intangible asset under GAAP, including any goodwill and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.

          (tt)  "IRS" means the United States Internal Revenue Service.

          (uu) "Joint Proxy Statement" means a Joint Proxy Statement prepared by Acquiror and the Company for use in connection with the Company Stockholders' Meeting and the Acquiror Shareholders' Meeting.

          (vv) "Knowledge" means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.

          (ww)  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (xx) "Material Adverse Effect" as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence, individually or in the aggregate: (i) is or would reasonably be expected to be materially adverse to the business, prospects, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in the case of clause (i), in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; and (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

          (yy) "NASDAQ Rules" means the listing rules of the NASDAQ Global Select Market.

          (zz)  "Order" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (aaa)  "Ordinary Course of Business" shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

          (bbb)  "OREO" means real estate owned by a Person and designated as "other real estate owned."

          (ccc)  "PBGC" means the United States Pension Benefit Guaranty Corporation.

          (ddd)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (eee)  "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (fff) "Registration Statement" means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock and Acquiror Preferred Stock to be issued pursuant to this Agreement, which shall include the Joint Proxy Statement.

          (ggg)  "Regulatory Authority" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

          (hhh)  "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (iii)  "Requisite Regulatory Approvals" means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

          (jjj)  "SEC" means the Securities and Exchange Commission.

          (kkk)  "Securities Act" means the Securities Act of 1933.

          (lll)  "Subsidiary" with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

          (mmm)  "Superior Proposal" means a bona fide written Acquisition Proposal (with all references to "fifteen percent (15%)" in the definition of Acquisition Proposal being treated as references to "fifty percent (50%)" for these purposes) which Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be Sandler O'Neill + Partners, L.P. or any other nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.

          (nnn)  "Tax" means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (ooo)  "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (ppp)  "Transition Date" means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

        Section 12.2    Principles of Construction.

          (a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b)   The schedules of the Company and Acquiror referred to in this Agreement (the "Company Disclosure Schedules" and the "Acquiror Disclosure Schedules", respectively, and collectively the "Schedules) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (A) such section, (B) any other section of this Agreement specifically referenced or cross-referenced and (C) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the text of such disclosure within the Disclosure Schedules that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement: (x) "Previously Disclosed" means, with respect to any representation, warranty or covenant of the Company, information disclosed by the Company as of the date hereof in the Company Disclosure Schedules (subject to the limitations set forth in clause (iii), above) and, with respect to any representation, warranty or covenant of Acquiror, information disclosed by Acquiror as of the date hereof in the Acquiror Disclosure Schedules (subject to the limitations set forth in clause (iii), above); and (y) "made available" means, with respect to any document of the Company, that (A) a true, complete and correct copy of such document is either filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2016, or (B) such document is referenced in the corresponding section of the Company Disclosure Schedule and accompanied by a reference to the location and name of such document in the Company's electronic data room, and that such referenced file included, as of two (2) Business Days prior to the date of this Agreement, a true, complete and correct of such document.

          (c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

MIDLAND STATES BANCORP, INC.			CENTRUE FINANCIAL CORPORATION
By:	/s/ LEON J. HOLSCHBACH		By:	/s/ KURT R. STEVENSON
	Name:	Leon J. Holschbach		Name:	Kurt R. Stevenson
	Title:	Chief Executive Officer and President		Title:	President and Chief Executive Officer
SENTINEL ACQUISITION, LLC
By:	/s/ LEON J. HOLSCHBACH
	Name:	Leon J. Holschbach
	Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

        THIS BANK MERGER AGREEMENT (this "Agreement") is made as of [                        ], 2017, between MIDLAND STATES BANK, an Illinois chartered member bank with its main office located at 1201 Network Centre Drive, Effingham, County of Effingham, in the State of Illinois ("Midland," or where appropriate, the "Continuing Bank"), and CENTRUE BANK, an Illinois chartered member bank with its main office located at 201 East Main Street, Streator, County of La Salle, in the State of Illinois (the "Centrue").

RECITALS

        A.    As of September 30, 2016, Midland had capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, surplus of approximately $275.6 million, retained earnings of approximately $91.4 million and accumulated other comprehensive income (including a market value adjustment for available-for-sale securities) of approximately $9.3 million.

        B.    As of September 30, 2016, Centrue had capital stock outstanding of $1.27 million, divided into 12,700 shares of issued and outstanding common stock, $100 par value per share, surplus of approximately $173.8 million, negative retained earnings of approximately $40.0 million and accumulated other comprehensive loss (including a market value adjustment for available-for-sale securities) of approximately $2.1 million.

        C.    Midland States Bancorp, Inc., an Illinois corporation with its main office in Effingham, Illinois ("Acquiror"), is the sole stockholder of Midland, and at the time of the merger of Centrue with and into, and under the charter of, Midland (the "Bank Merger"), will be the sole shareholder of Centrue.

        D.    Pursuant to that certain Agreement and Plan of Merger, dated as of January 26, 2017 (the "Holding Company Agreement"), by and between Acquiror, its wholly owned Delaware limited liability company subsidiary ("Merger Sub"), and Centrue Financial Corporation, a Delaware corporation with its main office in Streator, Illinois, and the sole stockholder of Centrue (the "Company"), the Company will be merged with and into Merger Sub (the "Holding Company Merger").

        E.    Following the effectiveness of the Holding Company Merger, Centrue is to be merged with and into Midland, with Midland as the surviving bank and a wholly owned subsidiary of Acquiror.

        F.     The Continuing Bank will have capital stock outstanding of $400,000, divided into 200,000 shares of issued and outstanding common stock, $2.00 par value per share, and the assets, liabilities, surplus and retained earnings set forth on the pro forma financial statement attached as SCHEDULE A.

        G.    Each of the boards of directors of Midland and Centrue has approved this Agreement and authorized its execution.

AGREEMENTS

        IN CONSIDERATION OF THE FOREGOING PREMISES, and the mutual covenants herein contained and for the purpose of prescribing the terms and conditions of the Bank Merger, the manner of carrying the same into effect, the treatment of Centrue's common stock and such other details and provisions as are deemed necessary or desirable, the parties hereby agree as follows:

Article 1
GENERAL

        Section 1.1    The Bank Merger.     Pursuant to the terms and conditions of this Agreement and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. §1828(c)), and Section 5/22 of Chapter 205 of the Illinois Compiled Statutes, Centrue shall be merged into, and under the charter of, Midland, and Midland shall be the Continuing Bank.

        Section 1.2    Effective Time.     The Bank Merger shall become effective at such time upon satisfaction of all requirements of law and the terms and conditions specified in this Agreement, including, among other conditions, receipt of the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Illinois Department of Financial and Professional Regulation (the "DFPR") and, if appropriate, approvals of other bank regulatory agencies. The time of such effectiveness is referred to in this Agreement as the "Effective Time."

        Section 1.3    Name, Offices, Charter and Bylaws of the Continuing Bank.

          (a)   The name of the Continuing Bank shall be "Midland States Bank" as a result of the Bank Merger;

          (b)   The principal office and place of business of Midland at 1201 Network Centre Drive, Effingham, Illinois 62401, shall be the established and authorized principal office and place of business of the Continuing Bank. The branch offices of Midland shall be operated as branches of the Continuing Bank, and the main and branch offices of Centrue shall be established and authorized as branch offices of the Continuing Bank; and

          (c)   The charter and bylaws, respectively, of Midland as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Continuing Bank from and after the Effective Time, until amended in accordance with applicable law.

        Section 1.4    Board of Directors.     The Board of Directors of the Continuing Bank shall consist of those persons as set forth in EXHIBIT A attached hereto. Each director shall hold office from and after the time of his or her qualification as a director of the Continuing Bank and until his or her successor is elected and has qualified.

        Section 1.5    Senior Executive Officers.     The senior executive officers of the Continuing Bank shall consist of those persons as set forth in EXHIBIT B attached hereto, each to hold office in accordance with the bylaws of the Continuing Bank as in effect at and after the Effective Time.

Article 2
TREATMENT OF COMMON STOCK
AND CAPITALIZATION OF THE CONTINUING BANK

        Section 2.1    Treatment of Common Stock.     The treatment of the shares of common stock of each of Midland and Centrue shall be as follows:

          (a)   Each of the 12,600 shares of Centrue common stock, par value $100 per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled as of the Effective Time.

          (b)   Each of the 200,000 shares of Midland common stock, par value $2.00 per share, outstanding immediately prior to the Effective Time shall remain outstanding and shall not be changed or affected in any way by the Bank Merger. After the Effective Time, each certificate representing such shares shall remain outstanding and shall represent the same number of shares of common stock of the Continuing Bank as it represented of Midland immediately prior to the Effective Time.

        Section 2.2    Capitalization of the Continuing Bank.     The Continuing Bank will have capital stock of $400,000, divided into 200,000 shares of common stock, par value of $2.00 per share. Accordingly, as of September 30, 2016, the capital accounts of the Continuing Bank would have been as set forth on the pro forma financial statement attached asSCHEDULE A.

ARTICLE 3
EFFECT OF THE BANK MERGER UPON CENTRUE AND MIDLAND

        Section 3.1    General.     Except as specifically set forth herein, at the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Midland shall continue unaffected and unimpaired by the Bank Merger and the corporate franchise, existence and rights of Centrue shall be merged with and into the Continuing Bank. The separate existence and corporate organization of Centrue and Midland, except insofar as either may be continued by statute, shall cease at the Effective Time. The Continuing Bank shall at and after the Effective Time possess all of the rights, privileges, immunities, powers and franchises, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held or enjoyed by Centrue and Midland at the Effective Time.

        Section 3.2    Properties of the Continuing Bank.     At the Effective Time, all property, real, personal and mixed, and all debts due on whatever account and all other choses in action and all and every other interest, of or belonging to, or due to, Centrue and Midland, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, and the title to all real estate, or any interest therein, under the laws of Illinois or of any other state or of the United States, vested in Centrue and Midland shall vest in the Continuing Bank and shall not revert or be in any way impaired by reason of the Bank Merger. Centrue and Midland shall execute all such instruments of transfer, if any, as shall be necessary under the laws of the State of Illinois or of any other state or of the United States to vest all the right, title and interest of Centrue and Midland in and to its assets in the Continuing Bank.

        Section 3.3    Liabilities of the Continuing Bank.     The Continuing Bank at and after the Effective Time shall be responsible and liable for and assume all of the liabilities, deposits, contracts and obligations of Centrue and Midland in the same manner and to the same extent as if the Continuing Bank had itself incurred the same or contracted therefor, and any claim existing or action or proceeding pending by or against Centrue and Midland may be prosecuted to judgment as if the Bank Merger had not taken place, or the Continuing Bank may be substituted in place of Centrue and Midland. Neither the rights of creditors nor any liens upon the property of Centrue and Midland shall be impaired by reason of the Bank Merger, but such liens shall be limited to the property upon which they were liens immediately prior to the Effective Time.

Article 4
CONDITIONS

        Section 4.1    Conditions to Consummation.     This Agreement is subject to, and consummation of the Bank Merger herein provided for, is conditioned upon the fulfillment prior to the Effective Time of each of the following conditions:

          (a)   approval of this Agreement by the affirmative vote of all the holders of the outstanding shares of common stock of Midland and Centrue;

          (b)   consummation of the transactions contemplated by the Holding Company Agreement, including without limitation, the Holding Company Merger; and

          (c)   procurement of all other actions, consents, approvals or rulings, governmental or otherwise, and satisfaction of all other requirements of law (including, without limitation, the approval of the Federal Reserve and the DFPR) which are, or in the opinion of counsel for Midland or Centrue may be, necessary to permit or enable the Continuing Bank, upon and after the Bank Merger, to conduct all or any part of the business and activities of Midland or Centrue in the manner in which such business and activities were conducted by each of them prior to the Bank Merger.

Article 5
TERMINATION

        Notwithstanding anything herein to the contrary, this Agreement may be terminated by agreement of the parties and shall automatically terminate, without any action by either party hereto, immediately upon the termination of the Holding Company Agreement.

Article 6
MISCELLANEOUS

        Section 6.1    Expenses.     Whether or not the Bank Merger is approved, the parties to this Agreement shall pay expenses incurred by each of them, respectively, in connection with the transactions contemplated herein, and each of the parties shall pay their proportionate share of all examination expenses as may be incurred by the DFPR in connection with the Bank Merger.

        Section 6.2    Counterparts; Captions.     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

        Section 6.3    Amendment.     At any time before or after approval and adoption hereof by the respective shareholders of Midland and Centrue, this Agreement may be amended by agreement between Midland and Centrue.

        Section 6.4    Governing Law.     This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, except as otherwise required.

        IN WITNESS WHEREOF, Midland and Centrue have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MIDLAND STATES BANK		CENTRUE BANK
By:		By:
	Name: Title:		Name: Title:

[SIGNATURE PAGE TO BANK M ERGER AGREEMENT]

SCHEDULE A

PRO FORMA FINANCIAL STATEMENT

MIDLAND STATES BANK

(dollars in thousands)

September 30, 2016
Total assets	$	[ ]
Total liabilities	$	[ ]
Equity capital:
Common stock	$	[ ]
Surplus		[ ]
Retained earnings		[ ]
Other comprehensive income		[ ]

Total equity capital	$	[ ]

EXHIBIT A

BOARD OF DIRECTORS OF CONTINUING BANK

John Schultz

Leon Holschbach

Jerry McDaniel

Dwight Miller

Richard Ramos

Robert Schultz

Thomas Shaw

Jeffrey Smith

EXHIBIT B

SENIOR EXECUTIVE OFFICERS OF CONTINUING BANK

NAME	TITLE
Leon Holschbach	Chief Executive Officer
Jeffrey Ludwig	President
Douglas Tucker	Senior Vice President and Corporate Counsel
Kevin Thompson	Chief Financial Officer
Jeff Mefford	Executive Vice President
Sharon Schaubert	Senior Vice President
James Stewart	Chief Risk Officer

Annex B
Voting Agreement

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

        THIS VOTING AND SUPPORT AGREEMENT (this "Agreement") is entered into as of January 26, 2017, by and among Midland States Bancorp, Inc., an Illinois corporation ("Acquiror"), Sentinel Acquisition, LLC, a Delaware limited liability company ("Merger Sub"), and those stockholders of the Company whose names appear on the signature page of this Agreement (such stockholders collectively referred to in this Agreement as the "Principal Stockholders," and individually as a "Principal Stockholder").

RECITALS

        A.    As of the date hereof, each Principal Stockholder is the owner and controls voting power of the number of shares of the Company's common stock, $0.01 par value per share ("Company Common Stock"), as is set forth opposite such Principal Stockholder's name on the signature page attached hereto.

        B.    Acquiror is contemplating the acquisition of Centrue Financial Corporation, a Delaware corporation (the "Company"), by means of a merger (the "Merger") of the Company with and into Merger Sub, all pursuant to an Agreement and Plan of Merger to be dated as of January 26, 2017 (the "Merger Agreement"), among Acquiror, Merger Sub and the Company.

        C.    Acquiror and Merger Sub are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.

        D.    Each Principal Stockholder believes it is in his, her or its best interest as well as the best interest of the Company for Acquiror, Merger Sub and the Company to consummate the Merger.

AGREEMENTS

        In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and Merger Sub to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.    Representations and Warranties.     Each Principal Stockholder represents and warrants that as of the date hereof, he, she or it: (a) owns beneficially and of record the number of shares of Company Common Stock as is set forth opposite such Principal Stockholder's name on the signature page attached hereto; (b) has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Common Stock; and (c) has all necessary power and authority to enter into this Agreement, and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

        Section 2.    Voting Agreement.     Each Principal Stockholder hereby agrees that at any meeting of the Company's stockholders however called, and any adjournment or postponement thereof, and in any action by written consent of the Company's stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Common Stock owned or controlled by him, her or it at the time of such meeting of the Company's stockholders: (a) in favor of adoption of the Merger

Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement; (b) against any tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries, or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, in each case involving any party other than Acquiror or an affiliate of Acquiror (an "Acquisition Proposal"); and (c) against any action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or in any manner prevent or materially impede, interfere with or delay the Merger, the adoption of the Merger Agreement or the consummation of any of the transactions involving Acquiror and Merger Sub contemplated by the Merger Agreement.

        Section 3.    Additional Covenants.     Except as required by law, each Principal Stockholder agrees that he, she or it will:

        (a)   not engage in any activities, discussions or negotiations with any persons or entities other than Acquiror with respect to any Acquisition Proposal;

        (b)   not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the transactions contemplated thereby;

        (c)   use his, her or its best efforts to cause any necessary meeting of the Company's stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the transactions contemplated thereby;

        (d)   cause each of his, her or its affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the transactions contemplated thereby; and

        (e)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his, her or its respective obligations under this Agreement.

        Section 4.    No Dissent.     Each Principal Stockholder hereby waives, and agrees that he, she or it will not exercise, any rights of dissent or appraisal provided under the Merger Agreement, any applicable laws (including the General Corporation Law of the State of Delaware (the "DGCL")) or otherwise in connection with the approval of the Merger or any of the other transactions contemplated by the Merger Agreement.

        Section 5.    Termination.     Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the second anniversary of the date hereof, (b) the date of termination of the Merger Agreement in accordance with its terms; and (c) the date, if any, on which the Company publicly discloses that the board of directors of the Company (the "Company Board") has withdrawn, qualified or adversely modified its recommendation to the stockholders of the Company that the Company's stockholders vote in favor of the adoption of the Merger Agreement, in each case because the Company Board has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company's stockholders would result in a violation of its fiduciary duties under applicable law. In addition, each Principal Stockholder's obligations under Section 2 and Sections 3(a) - (c) of this Agreement shall terminate upon the adoption of the Merger Agreement by the Company's stockholders in accordance with the requirements of the DGCL; provided such Principal Stockholder has complied in all respects with its obligations under Sections 2 and 3.

        Section 6.    Amendment and Modification.     This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Acquiror, Merger Sub and all of the Principal Stockholders.

        Section 7.    Entire Agreement.     This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Principal Stockholders and Acquiror or Merger Sub concerning the acquisition, disposition or control of any shares of Company Common Stock or shares of Preferred Stock, no par value per share, of the Company (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock").

        Section 8.    No Economic Benefit; Absence of Control.     Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Capital Stock. All rights, ownership and economic benefits of and relating to the Company Capital Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Capital Stock or the performance by any stockholder of his, her or its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor Merger Sub, by reason of this Agreement, shall be deemed (until consummation of the transactions contemplated by the Merger Agreement) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company. For the avoidance of doubt, this Agreement is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Common Stock subject to this Agreement.

        Section 9.    Informed Action.     Each Principal Stockholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.

        Section 10.    Severability.     The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

        Section 11.    Notices.     All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a portable data file (pdf) of the document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses

(or at such other address for a party as shall be specified in a notice given in accordance with this Section 11):

    If to Acquiror or Merger Sub, to:

    Midland States Bancorp, Inc.
    1201 Network Centre Drive
    Effingham, IL 62401
    Facsimile:    (217) 342-9462
    Attention:    Jeffrey G. Ludwig
                         Executive Vice President

    with copies, which shall not constitute notice, to:

    Barack Ferrazzano Kirschbaum & Nagelberg LLP
    200 W. Madison Street, Suite 3900
    Chicago, Illinois 60606
    Electronic Mail: dennis.wendte@bfkn.com
    Facsimile:    (312) 984-3150
    Attention:    Dennis R. Wendte

    If to a Principal Stockholder, to the mailing address, e-mail address or facsimile number set forth for such Principal Stockholder on the signature page hereof with copies, which shall not constitute notice, to:

    Howard & Howard Attorneys PLLC
    200 S. Michigan Ave. #1100
    Chicago, Illinois 60604
    Electronic Mail: mbr@h2law.com
    Facsimile:    (312) 939-5617
    Attention:    Mark Ryerson

        Section 12.    Counterparts; Facsimile/PDF Signatures.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

        Section 13.    Governing Law; Venue; Waiver of Jury Trial.     All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, ANDTHEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

        Section 14.    Successors; Assignment.     This Agreement shall be binding upon and inure to the benefit of Merger Sub and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective directors and officers, successors and assigns, spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.

        Section 15.    Interpretation.     In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) references to a statute shall refer to the statute, as amended from time to time, and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iii) "including" means "including, but not limited to"; (iv) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (v) the captions and headings of articles and sections of Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (vi) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

        Section 16.    Directors and Officers.     The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his, her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or Centrue Bank, as applicable, to act or fail to act in accordance with his, her or its fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his, her or its capacity as a director and/or officer of the Company and/or Centrue Bank.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

MIDLAND STATES BANCORP, INC.
By:	/s/ DOUGLAS J. TUCKER Douglas J. Tucker Senior Vice President & Corporate Counsel
SENTINEL ACQUISITION, LLC
By:	/s/ DOUGLAS J. TUCKER Douglas J. Tucker Secretary

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ KURT STEVENSON	30,007
Signature
Common
Kurt Stevenson
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ DENNIS BATTLES	6,250
Signature
Common
Dennis Battles
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ DAVID BUTLER	4,166
Signature
Common
David Butler
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ RANDALL GANIM	8,895
Signature
Common
Randall Ganim
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ RICHARD PETERSON	8,333
Signature
Common
Richard Peterson
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ SCOTT SULLIVAN	6,518
Signature
Common
Scott Sullivan
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ BRADLEY COOPER	0
Signature
Common
Bradley Cooper
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS	NUMBER & CLASS OF SHARES OWNED

/s/ DEREK FERBER	0
Signature
Common
Derek Ferber
Printed Name

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS		NUMBER & CLASS OF SHARES OWNED

CAPITAL Z PARTNERS CENTRUE AIV, L.P.		1,533,333
Common
By:	Capital Z Partners III, Ltd., its ultimate general partner
By:	/s/ CRAIG FISHER
Signature
Craig Fisher
Printed Name
General Counsel
Title

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

PRINCIPAL STOCKHOLDERS		NUMBER & CLASS OF SHARES OWNED

FINANCIAL OPPORTUNITY FUND LLC		125,000
By:	FJ Capital Management LLC its Managing Member	Common
By:	/s/ MARTIN FRIEDMAN
Signature
Martin Friedman
Printed Name
Managing Member
Title
BRIDGE EQUITIES III, LLC		511,911 Common
By:	/s/ MARTIN FRIEDMAN
Signature
Martin Friedman
Printed Name
Managing Member of FJ Capital Management LLC
Title

[SIGNATURE PAGE OF VOTING AND SUPPORT AGREEMENT CONTINUED]

Annex C
Opinion of Sandler O'Neill & Partners, L.P.

[Letterhead of Sandler O'Neill & Partners, L.P.]

January 26, 2017

Board of Directors
Centrue Financial Corporation
122 West Madison Street
Ottawa, IL 61350

Ladies and Gentlemen:

        Centrue Financial Corporation (the "Company"), Midland States Bancorp, Inc. ("Acquiror") and Sentinel Acquisition LLC ("Merger Sub"), a wholly-owned subsidiary of Acquiror, are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (subject to adjustment as described below): (i) $26.75 in cash (the "Per Share Value" and such consideration, the "Per Share Cash Consideration"), (ii) a number of shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Common Stock") equal to (a) the Per Share Value, divided by (b) $35.18, rounded to the nearest ten-thousandth of a share (the "Per Share Stock Consideration"), or (iii) a combination of the Per Share Cash Consideration and the Per Share Stock Consideration (the "Per Share Mixed Consideration"); provided, however, that the Agreement provides, generally, that shareholder elections will be adjusted as necessary to result in an overall ratio of 35% of Company Common Stock being converted into the right to receive the Per Share Cash Consideration and 65% of Company Common Stock being converted into the right to receive the Per Share Stock Consideration. In addition, the Agreement provides that if the Adjusted Equity of the Company as of the close of business on the Measurement Date is less than the Minimum Equity, then the Per Share Value shall be reduced by an amount equal to (i) $26.75, multiplied by (ii) the amount of such shortfall, divided by (iii) the Minimum Equity, rounded to the nearest hundredth of a cent. The Per Share Cash Consideration, the Per Share Stock Consideration and the Per Share Mixed Consideration are collectively referred to herein as the "Merger Consideration." Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement, dated as of January 26, 2017; (ii) certain financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Acquiror that we deemed relevant; (iv) internal financial projections for the Company for the years ending December 31, 2017 through December 31, 2021, as provided by and discussed with the senior management of the Company; (v) publicly available consensus median analyst earnings per share estimates for Acquiror for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Acquirer for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Acquiror and its representatives; (vi) the pro forma financial impact of the Merger on Acquiror based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Acquiror and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Acquiror Common Stock, including a comparison of certain stock market information for Company Common Stock and Acquiror Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for the Company and Acquiror with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of the senior management of Acquiror and its representatives regarding the business, financial condition, results of operations and prospects of Acquiror.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or Acquiror or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of the Company and Acquiror that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Acquiror or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of the Company or Acquiror. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Acquiror, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to the Company or Acquiror. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Acquiror are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for the Company for the years ending December 31, 2017 through December 31, 2021, as provided by and discussed with the senior management of the Company. In addition, Sandler O'Neill used publicly available consensus median analyst earnings per share estimates for Acquiror for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate for Acquirer for the years thereafter based upon publicly available consensus analyst estimates, as directed by the senior management of Acquiror and its representatives. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Acquiror and its representatives. With respect to the foregoing information, the respective senior managements of the Company and Acquiror confirmed to us that such information reflected (or, in the case of the publicly available consensus median analyst earnings per share estimates and long-term growth rate referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of the Company and Acquiror, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Acquiror since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and Acquiror will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Acquiror or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Acquiror Common Stock at any time or what the value of Acquiror Common Stock will be once it is actually received by the holders of Company Common Stock.

        We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. The Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Sandler O'Neill provided certain other investment banking services to the Company. Most recently, Sandler O'Neill acted as placement agent in connection with the Company's offer and sale of common stock for which Sandler O'Neill received customary fees and expense reimbursement. In addition, as we have previously advised you, in the two years preceding the date hereof, Sandler O'Neill provided certain investment banking services to Acquiror. Most recently, Sandler O'Neill acted as book running manager in connection with Acquiror's initial public offering of common stock in May 2016 and as placement agent in connection with Acquiror's offer and sale of subordinated debt in June 2015 for which Sandler O'Neill received customary fees and expense reimbursement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company, Acquiror and their respective affiliates. We may also actively trade the equity and debt securities of the Company, Acquiror and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of the Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger or what election to make regarding the Per Share Stock Consideration, the Per Share Cash Consideration or any combination thereof. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the allocation of the Merger Consideration between cash and Acquiror Common Stock or the relative fairness of the Per Share Stock Consideration and the Per Share Cash Consideration. Our opinion does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of the Company or Acquiror, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Company Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

Annex D
Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

        Under Section 8.75 of the Illinois Business Corporation Act of 1983, or the IBCA, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        In addition, an Illinois corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Section 8.75 of the IBCA also provides that, to the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in either of the foregoing paragraphs, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        The registrant's articles of incorporation and bylaws provide that, subject to the limits of applicable federal and state banking laws and regulations, the registrant must indemnify each person who is or was a director or officer of the registrant and each person who serves or served at the request of the registrant as a director, officer or partner of another enterprise in accordance with, and to the fullest extent authorized by, the IBCA, as the same now exists or may be amended in the future.

        The registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 8.75 of the IBCA provides that an Illinois corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the IBCA.

Item 21.    Exhibits and Financial Statement Schedules.

        (a)   See Exhibit Index.

        (b)   All schedules are omitted because they are not applicable, not required or because the required information is included in the consolidated financial statements or notes thereto.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Effingham, State of Illinois, on this 11th day of April, 2017.

MIDLAND STATES BANCORP, INC.
By:	/s/ LEON J. HOLSCHBACH
Leon J. Holschbach
Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ LEON J. HOLSCHBACH Leon J. Holschbach	Director (Vice Chairman); Chief Executive Officer and President (principal executive officer)	April 11, 2017
/s/ KEVIN L. THOMPSON Kevin L. Thompson	Chief Financial Officer (principal financial and accounting officer)	April 11, 2017
* John M. Schultz	Director (Chairman)	April 11, 2017
* Deborah A. Golden	Director	April 11, 2017
* Jerry L. McDaniel	Director	April 11, 2017
* Jeffrey M. McDonnell	Director	April 11, 2017
* Dwight A. Miller	Director	April 11, 2017

Name	Title	Date

* Richard T. Ramos	Director	April 11, 2017
* Laurence A. Schiffer	Director	April 11, 2017
* Robert F. Schultz	Director	April 11, 2017
* Thomas D. Shaw	Director	April 11, 2017
* Jeffrey C. Smith	Director	April 11, 2017

*
Pursuant to the power of attorney previously included in the registrant's registration statement on Form S-4 filed on March 15, 2017

By:	/s/ LEON J. HOLSCHBACH Leon J. Holschbach Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit
2.1†		Agreement and Plan of Merger by and among Midland States Bancorp, Inc., Sentinel Acquisition, LLC and Centrue Financial Corporation, dated as of January 26, 2017 (included as Annex A to the joint proxy statement/prospectus contained in this registration statement).
2.2†
Agreement and Plan of Merger, dated April 7, 2014, among Midland States Bancorp, Inc., HB Acquisition LLC and Love Savings Holding Company (incorporated by reference to Exhibit 2.1 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683), filed with the SEC on April 11, 2016).
2.3†
Amendment to Agreement and Plan of Merger, dated November 6, 2014, among Midland States Bancorp, Inc., HB Acquisition LLC and Love Savings Holding Company (incorporated by reference to Exhibit 2.2 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683), filed with the SEC on April 11, 2016).
3.1
Articles of Incorporation of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
3.2		By-laws of Midland States Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
4.1
Stock Purchase Warrant of Midland States Bancorp, Inc., issued March 25, 2013 (incorporated by reference to Exhibit 4.2 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
4.2	*	Form of Statement of Resolution Establishing Series of Series G Preferred Stock of Midland States Bancorp, Inc.
4.3	*	Form of Statement of Resolution Establishing Series of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H of Midland States Bancorp, Inc.

The other instruments defining the rights of holders of the long-term debt securities of Midland States Bancorp, Inc. and its subsidiaries are omitted pursuant to Section (b)(4)(iii)(A) of Item 601 of Regulation S-K. Midland States Bancorp, Inc. hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
8.1		Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
8.2		Tax Opinion of RSM US LLP.
10.1
Registration Rights Agreement, dated January 18, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (as amended by the Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.2, and by Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust, included as Exhibit 10.3) (incorporated by reference to Exhibit 10.1 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.2
Amendment Agreement, dated May 11, 2011, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (incorporated by reference to Exhibit 10.2 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).

Exhibit Number	Description of Exhibit
10.3	Amendment No. 2 to Registration Rights Agreement, dated December 10, 2013, between Midland States Bancorp, Inc. and Richard E. Workman 2001 Trust (incorporated by reference to Exhibit 10.3 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.4
Transitional Employment Agreement, dated November 16, 2015, between Midland States Bancorp, Inc., Midland States Bank and Leon J. Holschbach (incorporated by reference to Exhibit 10.4 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.5
Employment Agreement, dated as of December 1, 2010, between Midland States Bancorp, Inc., Midland States Bank and Jeffrey G. Ludwig (incorporated by reference to Exhibit10.5 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.6
Amendment No. 1 to Employment Agreement, dated as of February 2, 2016, between Midland States Bancorp, Inc., Midland States Bank and Jeffrey G. Ludwig (incorporated by reference to Exhibit 10.6 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.7
Employment Agreement, dated as of December 1, 2010, between Midland States Bancorp, Inc., Midland States Bank and Douglas J. Tucker (incorporated by reference to Exhibit 10.7 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.8
Midland States Bancorp, Inc. Omnibus Stock Ownership and Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.9
Third Amendment and Restatement of Midland States Bancorp, Inc. 1999 Stock Option Plan (incorporated by reference to Exhibit 10.9 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.10
Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 to Amendment No. 2 to Midland States Bancorp, Inc.'s registration statement on Form S-1/A (File No. 333-210683) filed on May 11, 2016).
10.11
Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. (as amended and restated effective December 31, 2015) (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to Midland States Bancorp, Inc.'s registration statement on Form S-1/A (File No. 333-210683) filed on May 11, 2016).
10.12
Form of Incentive Stock Option Award Terms under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.13
Form of Non-Qualified Stock Option Award Terms under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.14
Form of Restricted Stock Unit Award Terms under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).

Exhibit Number	Description of Exhibit
10.15	Form of Restricted Stock Award Terms under the Midland States Bancorp, Inc. Second Amended and Restated 2010 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.15 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.16
Midland States Bancorp, Inc. Management Incentive Program (incorporated by reference to Exhibit 10.16 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.17
Amended and Restated Midland States Bancorp, Inc. Employee Stock Purchase Plan (amended May 3, 2016) (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to Midland States Bancorp, Inc.'s registration statement on Form S-1/A (File No. 333-210683) filed on May 11, 2016).
10.18
Registration Rights Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., Love Group, LLC, Love Real Estate Company, Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Love Investment Company, Andrew Sproule Love, Jr., as Trustee of The Love Family Charitable Trust, Andrew S. Love, Jr., Laurence A. Schiffer, James S. McDonnell III, and John F. McDonnell (incorporated by reference to Exhibit 10.18 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.19
Employment Agreement, dated as of November 7, 2016, between Midland States Bancorp, Inc., Midland States Bank and Kevin L. Thompson (incorporated by reference to Exhibit 10.19 to Midland States Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 10, 2017).
10.20
Noncompetition Agreement, dated April 7, 2014, between Midland States Bancorp, Inc. and Andrew S. Love, Jr. (incorporated by reference to Exhibit 10.20 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.21
Noncompetition Agreement, dated April 7, 2014, between Midland States Bancorp, Inc. and Laurence A. Schiffer (incorporated by reference to Exhibit 10.21 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.22
Shareholders' Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., Love Group, LLC, Love Real Estate Company, Bank of America and Andrew S. Love, Jr., as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr., Love Investment Company, Andrew Sproule Love, Jr., as Trustee of The Love Family Charitable Trust and Andrew S. Love, Jr. (incorporated by reference to Exhibit 10.22 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.23
Shareholders' Agreement, dated April 7, 2014, among Midland States Bancorp, Inc., James S. McDonnell III, and John F. McDonnell (incorporated by reference to Exhibit 10.23 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).
10.24
Supplemental Retirement Benefit Agreement, effective November 16, 2015, by and between Midland States Bancorp, Inc. and Leon J. Holschbach (incorporated by reference to Exhibit 10.24 to Midland States Bancorp, Inc.'s registration statement on Form S-1 (File No. 333-210683) filed on April 11, 2016).

Exhibit Number		Description of Exhibit
10.25		Voting and Support Agreement, dated as of January 26, 2017, by and among Midland States Bancorp, Inc., Sentinel Acquisition, LLC and the Principal Stockholders named therein (included as Annex B to the joint proxy statement/prospectus contained in this registration statement).
10.26
First Amendment to the Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. (as amended and restated effective December 31, 2015) dated August 15, 2016 (incorporated by reference to Exhibit 10.26 to Midland States Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 10, 2017).
16.1		Letter to the Securities and Exchange Commission from KPMG LLP (incorporated by reference to Exhibit 16.1 to Midland States Bancorp, Inc.'s Current Report on Form 8-K filed on March 31, 2017).
21.1		List of Subsidiaries of Midland States Bancorp, Inc.
23.1		Consent of KPMG LLP.
23.2		Consent of Crowe Horwath LLP.
23.3	*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
23.4		Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).
23.5		Consent of RSM US LLP (included in Exhibit 8.2).
24.1	*	Powers of Attorney.
99.1		Consent of Sandler O'Neill & Partners, L.P.
99.2		Form of proxy card of Midland States Bancorp, Inc.
99.3		Form of proxy card of Centrue Financial Corporation
99.4		Form of Election Form and Letter of Transmittal to be mailed to shareholders of Centrue Financial Corporation
101
Financial information from Midland States Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, formatted in XBRL interactive data files pursuant to Rule 405 of Regulation S-T: (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Income; (iii) Consolidated Statements of Comprehensive Income; (iv) Consolidated Statements of Shareholders' Equity; (v) Consolidated Statements of Cash Flows; and (vi) Notes to Consolidated Financial Statements (incorporated by reference to Exhibit 101 to Midland States Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 10, 2017).

*
Previously filed.

†
Schedules and/or exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.